As filed with the Securities and Exchange Commission on April 28, 2006

REGISTRATION NO. 333-132669

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

X-RITE, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Michigan	3861	38-1737300
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3100 44th Street, S.W.

Grandville, Michigan 49418

(616) 534-7663

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary E. Chowning

Vice President and Chief Financial Officer

X-Rite, Incorporated

3100 44th Street, S.W.

Grandville, Michigan 49418

(616) 534-7663

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Helen R. Friedli, P.C.

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

(312) 372-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 28, 2006

Offer to Exchange

Each Publicly Held Registered Share

of

AMAZYS HOLDING AG

for

Shares of Common Stock of X-Rite, Incorporated and Cash

(in each case subject to the procedures and adjustments described in this offer)

By

X-RITE, INCORPORATED

Our offer and the withdrawal rights will expire at 4:00 p.m., Central European time, 10:00 a.m., New York City time, on May 23, 2006, unless extended. Amazys Holding AG shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration of our offer.

The registration statement of which this prospectus forms a part has not been declared effective by the Securities and Exchange Commission. X-Rite, Incorporated (“X-Rite”) instructs the shareholders of Amazys Holding AG (“Amazys”) not to tender shares in the offer at this time. Once the registration statement becomes effective with the Securities and Exchange Commission, the shareholders of Amazys will have an additional period of      trading days to tender their shares in the offer and such additional offer period will be announced upon the effectiveness of the registration statement.

We have extended the offer period so that it will expire at 4:00 p.m., Central European time, 10:00 a.m., New York City time, on May 23, 2006, unless further extended. In connection with the extension of the offer period, we have added withdrawal rights so that all Amazys shareholders have the right to withdraw previously tendered shares at any time prior to the expiration of the offer period. There will be an additional acceptance period of ten Swiss trading days following the expiration of the offer during which holders of Amazys shares who do not accept our offer prior to its expiration will have an opportunity to accept our offer on the same terms and under the same conditions. Subject to any extension of the offer period, the additional acceptance period is currently anticipated to run from May 30, 2006 until 4:00 p.m., Central European time, 10:00 a.m., New York City time, on June 13, 2006.

On January 30, 2006, we entered into an agreement with Amazys called the Transaction Agreement, under which we have agreed to combine our businesses by a public tender offer with a cash and a share component by X-Rite to shareholders of Amazys.

Our offer is made for all publicly held registered shares of Amazys with a nominal value of 2.40 Swiss francs (“CHF”) each (“Amazys shares”), including all Amazys shares issuable upon exercise of options granted under Amazys’ employee stock option plans and outstanding as of January 30, 2006. We are offering to exchange for each Amazys share validly tendered and not properly withdrawn in the offer the following consideration:

•	CHF 77 in cash, without interest; plus

•	2.11 fully paid shares of common stock, par value $0.10 per share, of X-Rite, registered with the SEC and listed on the Nasdaq Stock Market and the SWX Swiss Exchange, to be delivered at the settlement date, free and clear from any encumbrance.

(Continued on following page)

For a discussion of certain factors that you should consider in connection with our offer, please carefully read the section captioned “ RISK FACTORS” beginning on page 34.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The tender agent for our offer is:

LOMBARD ODIER DARIER HENTSCH & CIE

The date of this prospectus is April 28, 2006

(Continued from previous page)

Based on the closing price of the X-Rite shares on the Nasdaq Stock Market on January 30, 2006 (the day before the date of the pre-announcement of the offer), this offer consideration values each Amazys share at CHF 108.80, and implies a premium of 41% to the average closing price over the last 30 trading days of the Amazys shares on the SWX Swiss Exchange up to and including January 30, 2006 or 33% to the closing price as of January 30, 2006, respectively. For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on January 30, 2006): USD 1 = CHF 1.2883. Based on the closing price of the X-Rite shares on the Nasdaq Stock Market on April 24, 2006 (the most recent practicable date), this offer consideration values each Amazys share at CHF 111.41, and implies a premium of 3.2% to the closing price of the Amazys shares on the SWX Swiss Exchange on April 24, 2006. For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on April 24, 2006): USD 1 = CHF 1.2701. You should be aware that the value in Swiss francs of our offer will fluctuate based on changes in the market price of X-Rite’s common stock as well as the US$:CHF exchange rate.

Assuming that all Amazys shares are tendered and all outstanding Amazys employee stock options are exercised and tendered, Amazys shareholders will hold approximately 25.3% of the outstanding common stock of X-Rite.

The purpose of this offer is for X-Rite to acquire control of, and ultimately the entire interest in, Amazys. X-Rite intends to delist the Amazys shares from the SWX Swiss Exchange following completion of the offer. If X-Rite acquires 98% or more of the Amazys shares, X-Rite intends to request the cancellation of each remaining Amazys share in accordance with Swiss law in exchange for the offer consideration. If such request for cancellation is granted, Amazys would reissue the remaining Amazys shares to X-Rite in exchange for X-Rite’s payment of the consideration which Amazys would then distribute to the holders of the canceled shares. Should X-Rite acquire less than 98% but 90% or more of the voting rights of Amazys, X-Rite reserves the right to merge Amazys with a company controlled by X-Rite whereby the remaining Amazys minority shareholders could, at the option of X-Rite, receive cash consideration rather than cash and shares of X-Rite Common Stock. If such merger occurs within six months of the settlement date, in accordance with Swiss law, the value of the consideration offered for Amazys shares in the merger would be less than or equal to the value of the offer consideration. Should X-Rite acquire less than 90% of the voting rights of Amazys, it reserves the right to purchase the remaining minority Amazys shares by other means such as by way of a private or public offer. If such purchase occurs within six months of the settlement date, in accordance with Swiss law, the value of the consideration offered for Amazys shares in the purchase would be less than or equal to the value of the offer consideration.

In the Transaction Agreement, Amazys confirmed that its board of directors has (i) determined that the Transaction Agreement and the transactions thereby contemplated are fair to, and in the best interest of, Amazys and its shareholders, (ii) approved the Transaction Agreement and (iii) unanimously resolved to recommend acceptance of the offer in accordance with article 29(1) of the Stock Exchange and Securities Trading Act of March 24, 1995, as amended (“SESTA”).

Our common stock trades on the Nasdaq Stock Market under the symbol “XRIT” and Amazys shares trade on the SWX Swiss Exchange under the symbol “AMSN.” X-Rite intends to apply for the listing of its outstanding shares and the shares to be issued in the offer on the SWX Swiss Exchange. On April 24, 2006, the most recent practicable date, the per share closing price of our common stock was US$ 12.84 per share and the per share closing price of Amazys shares was CHF 108.00 per share.

Our offer is subject to a number of conditions which are more fully described in the section captioned “OUR OFFER—Conditions of Our Offer,” including among others, a condition that X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options, and the approval of X-Rite’s shareholders of the issuance of X-Rite shares in the offer. Based on 3,433,066 Amazys shares outstanding on a fully diluted basis as of April 24, 2006, consisting of 3,231,891 shares outstanding and options to purchase 201,175 Amazys shares, the above condition would be satisfied if 2,403,147 Amazys shares were validly tendered in the offer, which represents 74% of the 3,231,891 outstanding Amazys shares and 70% of the 3,433,066 Amazys shares outstanding on a fully diluted basis. Some of the conditions to the offer may be satisfied after the expiration of the offer in accordance with Swiss law, which may delay the settlement date of the offer.

For a detailed summary of the material dates and time periods of our offer, please see the section captioned “QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.”

We have not authorized any person to provide any information or to make any representation in connection with our offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by us.

We are not asking you for a proxy and you are requested not to send us a proxy.

REGULATORY STATEMENT

Our offer is subject to the applicable laws of Switzerland, including the Federal Act on Stock Exchanges and Securities Trading of Switzerland, and the United States, including the applicable securities laws under the Securities Exchange Act of 1934, as amended, or the Exchange Act. This offer document constitutes a prospectus under Section 5 of the Securities Act of 1933, as amended, with respect to shares of common stock to be issued under our offer.

We have filed with the SEC a registration statement on Form S-4, of which this prospectus is a part. The registration statement on Form S-4 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Sales Restrictions in Certain Countries and Jurisdictions

General

Receipt of this prospectus and/or a Form of Declaration of Acceptance and Assignment will not constitute an invitation to accept our offer in those jurisdictions in which it would be illegal to make such an invitation or any related offer and/or acceptance and, in those circumstances, this prospectus and/or a Form of Declaration of Acceptance and Assignment will be sent for information only and should not be copied or redistributed. No person receiving a copy of this prospectus and/or a Form of Declaration of Acceptance and Assignment in any territory other than Switzerland or the United States may treat the same as constituting an invitation or offer to him or her, nor should he or she in any event use such Form of Declaration of Acceptance and Assignment unless, in the relevant territory, such an invitation or offer could lawfully be made to him or her and such Form of Declaration of Acceptance and Assignment could lawfully be used or dealt with, and any transaction flowing from such use or dealing could be effected, without compliance with any registration or other legal or regulatory requirements other than any which may have been fulfilled.

Subject to certain exceptions, this prospectus and the Form of Declaration of Acceptance and Assignment are not being sent to Amazys shareholders with registered addresses in Australia, Canada or Japan and, subject to certain exceptions, may not be treated as an invitation to accept our offer by any such shareholder.

Accordingly, persons receiving a copy of this prospectus and/or a Form of Declaration of Acceptance and Assignment should not, in connection with our offer or otherwise, distribute or send the same to any person in, or citizen or resident of, or into any jurisdiction where to do so would or might contravene local securities laws or regulations. If a copy of this prospectus and/or a Form of Declaration of Acceptance and Assignment is received by any person in any such territory, or by their agent or nominee in any such territory, he or she must not seek to accept our offer. Any person who does forward this prospectus and/or a Form of Declaration of Acceptance and Assignment into any such territories (whether under a contractual or legal obligation or otherwise) should draw the recipient’s attention to the contents of this section captioned “REGULATORY STATEMENT—Sales Restrictions in Certain Countries and Jurisdictions.”

Subject to the paragraph entitled “Restricted Jurisdictions” below, any person (including, without limitation, nominees and trustees) outside Switzerland or the United States wishing to accept our offer must satisfy himself or herself as to full observance of the applicable law of any relevant territory including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due in such territories. The comments set out in this section captioned “REGULATORY STATEMENT—Sales Restrictions in Certain Countries and Jurisdictions” are intended as a general guide only and any Amazys shareholder who is in doubt as to his or her position should consult his or her professional adviser without delay.

We reserve the right to treat as invalid any acceptance or purported acceptance of our offer which appears to us or our agents to have been executed, effected or dispatched in a manner which may involve a breach of the law or regulations of any jurisdiction or if we believe or our agents believe that the same may violate applicable legal or regulatory requirements if it provides an address for delivery of share certificates for X-Rite shares or, in the case of a credit of X-Rite shares in SIS SegaInterSettle AG (“SIS”) to an SIS member or SIS sponsored member whose registered address would be in any Restricted Jurisdiction (as discussed below) or any other jurisdiction outside Switzerland or the United States in which it would be unlawful to deliver such share certificates. The attention of Amazys shareholders with registered addresses in or persons who are citizens of or who are resident or otherwise located in such jurisdictions and persons holding Amazys shares on behalf of such persons is drawn to the paragraph headed “Restricted Jurisdictions” below.

Notwithstanding any other provision of this prospectus or the Form of Declaration of Acceptance and Assignment, we reserve the right to permit any Amazys shareholder to apply for X-Rite shares under our offer if we in our sole and absolute discretion are satisfied that the transaction in question is exempt from, or not subject to, the legislation or regulations giving rise to the restrictions in question.

Specific restrictions relating to certain jurisdictions are set out below.

Restricted Jurisdictions

Due to restrictions under the securities laws of Australia, Canada and Japan, neither this prospectus nor the Form of Declaration of Acceptance and Assignment will be sent to, and no X-Rite shares issued pursuant to our offer will be credited to a stock account in SIS of, shareholders with registered addresses in, and the X-Rite shares issued pursuant to our offer may not be transferred or sold to or into or delivered in, any of those countries. Accordingly, no offer of or invitation to subscribe for X-Rite shares is being made by virtue of this prospectus or the Form of Declaration of Acceptance and Assignment into Australia, Canada or Japan.

Shareholders in jurisdictions other than those specified above may, subject to the laws of their relevant jurisdiction, accept X-Rite shares. Such shareholders who have registered addresses in, or who are resident in, or who are citizens of, countries other than Switzerland or the United States should, however, consult their professional advisers as to whether they require any governmental or other consents or need to observe any other formalities to enable them to accept our offer.

If you are in any doubt as to your eligibility to take up the X-Rite shares, you should contact your professional adviser immediately.

No person has been authorized to give any information or make any representation on behalf of us not contained in this Prospectus or in the Form of Declaration of Acceptance and Assignment and, if given or made, such information or representation must not be relied upon as having been authorized.

This offer is made for the securities of a Swiss company. As of February 21, 2006, U.S. security holders owned 128,907 shares of Amazys, which represented 4.4% of the outstanding shares of Amazys, excluding approximately 328,315 shares held by Amazys shareholders that owned 10% or more of the outstanding shares of Amazys on that date. Because U.S. security holders own less than 10% of the outstanding shares of Amazys, the offer is not subject to most of the tender offer provisions under the Securities Exchange Act of 1934 and the rules promulgated thereunder. These tender offer provisions contain disclosure, filing, dissemination, minimum offering period, withdrawal rights and proration requirements that are intended to provide security holders with equal treatment and adequate time and information to make a decision whether to tender into the offer. This exemptive relief is referred to as the “Tier I” exemption.

Instead of complying with most of the U.S. tender offer rules, X-Rite will comply with any applicable rules of Switzerland, which is the home jurisdiction of Amazys. Therefore, the offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

You should be aware that X-Rite may purchase securities otherwise than under the offer, such as in open market or privately negotiated purchases.

In connection with our offer, we or our agents may make purchases of, or arrangements to purchase, Amazys shares outside the U.S. other than pursuant to the offer. We expressly draw attention to the fact that we or our affiliates or nominees or brokers (acting as agents) have the ability to make certain purchases of, or arrangements to purchase, Amazys shares outside the U.S., other than pursuant to the offer, before or during the period in which the offer remains open for acceptance. These purchases could occur either in the open market at prevailing prices or in private transactions at negotiated prices. In the event they were made, these purchases or arrangements to purchase would comply with applicable rules in Switzerland, including the best price rule and applicable U.S. securities laws.

As used throughout this prospectus, “we” or “us” refers to X-Rite or, after the consummation of our offer as described in this prospectus, X-Rite and Amazys, as the context requires.

All references to the “expiration date” or the “expiration of the offer” mean 4:00 p.m., Central European time, 10:00 a.m., New York City time, on May 23, 2006, or such other time we publicly announce in the event we elect to extend the offer period.

All references to the “additional acceptance period” mean the ten Swiss trading day period following the expiration of the offer period during which holders of Amazys shares who do not accept our offer prior to its expiration will have an opportunity to accept our offer on the same terms and under the same conditions. Subject to any extension of the offer period, the additional acceptance period is currently anticipated to run from May 30, 2006 until 4:00 p.m., Central European time, 10:00 a.m., New York City time, on June 13, 2006. The beginning of the additional acceptance period coincides with the trading date on which the definitive interim results of the offer are published which, under Swiss law, must occur within four Swiss trading days following the expiration of the offer. If we extend the offer period, the start of the additional acceptance period will be postponed accordingly.

All references to the “settlement date” mean the date on which the exchange of shares of X-Rite common stock and payment of the cash portion of the offer consideration and cash instead of fractional shares for the Amazys shares tendered in our offer will occur. The settlement date will occur no later than ten Swiss trading days after the expiration of the additional acceptance period and, subject to any extension of the offer period, is currently anticipated to be June 23, 2006. The settlement date could also be extended in accordance with Swiss law in the event that certain conditions of the offer are not satisfied on or prior to the expiration of the offer.

All references to “dollars,” “US$,” “USD” or “$” in this prospectus are to United States dollars, and all references to “CHF” are to Swiss francs. The Federal Reserve Bank of New York noon buying rate for buying Swiss Francs with U.S. dollars on April 24, 2006, was US$1 = CHF1.2701. All references to “U.S.” in this prospectus are to the United States of America.

Where a time is stated in this prospectus, it is generally given in Central European time and the local time in New York City. At the date of this prospectus, New York City time is 6 hours behind Central European time.

All references to “Swiss trading day” mean a day on which the SWX Swiss Exchange is open for trading. For purposes of our offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

This prospectus incorporates important business and financial information about X-Rite from documents filed with the Securities and Exchange Commission, or SEC, that have not been included in or delivered with this prospectus. This information is available at the internet website the SEC maintains at http://www.sec.gov, as well as from other sources. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

You also may request copies of these documents from us, without charge, upon written or facsimile request to our tender agent at its address and fax number set forth on the back cover of this prospectus or via e-mail at cofi.zh.prospectus@lodh.com. In order to receive timely delivery of the documents, you must make your request no later than May 9, 2006.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some of the questions that you as an Amazys shareholder or option holder may have regarding our offer and answers to those questions. The information in this summary is not complete and we urge you to read carefully the remainder of this prospectus and the accompanying Form of Declaration of Acceptance and Assignment, which we are sending to Amazys shareholders.

What is X-Rite’s proposed transaction?

On January 30, 2006, we entered into an agreement with Amazys called the Transaction Agreement, under which we have agreed to combine our businesses by a public tender offer.

Pursuant to the filing of the registration statement on Form S-4, of which this prospectus is a part, with the SEC, we are offering to acquire all publicly held registered shares of Amazys with a nominal value of CHF 2.40 per share (“Amazys shares”), including all Amazys shares issuable upon exercise of options granted under Amazys’ employee stock option plans and outstanding as of January 30, 2006, in exchange for shares of X-Rite common stock and cash. As of April 24, 2006, there were 3,231,891 Amazys shares (excluding treasury shares) and options in respect of 201,175 Amazys shares outstanding.

The registration statement of which this prospectus forms a part has not been declared effective by the SEC. X-Rite instructs the shareholders of Amazys not to tender shares in the offer at this time. Once the registration statement becomes effective with the SEC, the shareholders of Amazys will have an additional period of          trading days to tender their shares in the offer and such additional offer period will be announced upon the effectiveness of the registration statement. We have extended the offer period so that it will expire at 4:00 p.m., Central European time, 10:00 a.m., New York City time, on May 23, 2006, unless further extended. In connection with the extension of the offer period, we have added withdrawal rights so that all Amazys shareholders have the right to withdraw previously tendered shares at any time prior to the expiration of the offer period.

What will I receive in exchange for my Amazys shares?

In exchange for each Amazys share you validly tender and do not withdraw before the expiration of our offer, you will receive:

•	CHF 77 in cash, without interest; plus

•	2.11 fully paid shares of common stock, par value $0.10 per share, of X-Rite, registered with the SEC and listed on the Nasdaq Stock Market and the SWX Swiss Exchange, to be delivered at the settlement date, free and clear from any encumbrance.

Based on the closing price of the X-Rite shares on the Nasdaq Stock Market on January 30, 2006 (the day before the date of the pre-announcement), this offer consideration values each Amazys share at CHF 108.80, and implies a premium of 41% to the average closing price over the last 30 trading days of the Amazys shares on the SWX Swiss Exchange up to and including January 30, 2006 or 33% to the closing price as of January 30, 2006, respectively. For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on January 30, 2006): USD 1 = CHF 1.2883. Based on the closing price of the X-Rite shares on the Nasdaq Stock Market on April 24, 2006 (the most recent practicable date), this offer consideration values each Amazys share at CHF 111.41, and implies a premium of 3.2% to the closing price of the Amazys shares on the SWX Swiss Exchange on April 24, 2006. For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on April 24, 2006): USD 1 = CHF 1.2701.

Will the value of the offer consideration change?

The number of shares of X-Rite common stock to be issued in exchange for each Amazys share, known as the “exchange ratio”, is fixed and will not change between now and the time our offer is consummated. The exchange ratio is based on CHF 29.50, translated into US$22.90 based on the Federal Reserve Bank of New York noon buying rate on January 30, 2006 of USD 1 = CHF 1.2883, divided by US$10.87, which is the average closing price of the X-Rite common stock on the Nasdaq Stock Market during the ten consecutive trading days up to and including the second day immediately preceding the pre-announcement. The value in Swiss francs of the shares of X-Rite common stock you will receive will fluctuate based on changes in the market price of X-Rite common stock as well as the US$:CHF exchange rate. Therefore, the Swiss franc value of the shares of X-Rite common stock that you will receive could be higher or lower than the price on which the exchange ratio was based. On April 24, 2006, the most recent practicable date, the per share closing price of our common stock was US$ 12.84 per share and the per share closing price of Amazys shares was CHF 108.00 per share.

Can you increase the consideration being offered in your offer for Amazys shares?

There is a possibility that other bidders will choose to commence offers for Amazys shares. If this were to occur, we, in our sole and absolute discretion, may choose to increase the amount of shares of X-Rite common stock and cash to be exchanged for each Amazys share in our offer, and, in that case, and subject to the Swiss Takeover Board’s approval, we would extend our offer in compliance with applicable U.S. and Swiss securities laws so that you would receive the increased amount of shares of X-Rite common stock and cash in exchange for your Amazys shares.

Will I be taxed on the X-Rite common stock and cash I receive?

U.S. Federal Income Tax. The receipt of X-Rite common stock and cash by a U.S. holder in exchange for its Amazys shares pursuant to our offer will be a taxable transaction for U.S. federal income tax purposes. The receipt of X-Rite common stock and cash by a non-U.S. holder in exchange for its Amazys shares pursuant to our offer generally will not be subject to U.S. federal income tax.

Swiss Income Tax. In general, the tax consequences resulting for shareholders who are exclusively subject to taxation in Switzerland are anticipated as follows: Pursuant to the general principles of Swiss income taxes, shareholders who hold their shares as part of their private assets (Privatvermögen) and tender these shares pursuant to the terms of the offer realize a non-taxable, private capital gain, or if applicable, a non-deductible capital loss. It should be noted, however, that the tax free capital gain could, in application of recent precedents and the practice in respect of the indirect partial liquidation, be re-qualified as taxable income. Pursuant to the general principles of Swiss corporate taxes, shareholders who hold their shares as part of the business assets (Geschäftsvermögen) and tender these shares pursuant to the terms of the offer realize a taxable capital gain or a tax-deductible capital loss, respectively, if the new shares are not entered into the shareholders books at the same book value as the formerly held shares. The receipt of X-Rite common stock and cash by a non-Swiss holder in exchange for its Amazys shares pursuant to our offer generally will not be subject to Swiss income tax. All shareholders and beneficial owners are expressly advised to consult an own tax adviser about Swiss tax consequences (in particular in respect of the practice regarding indirect partial liquidation) and, if applicable, the non-Swiss tax consequences of this offer.

For a more detailed discussion of material U.S. federal income and Swiss tax consequences of our offer, see the section captioned “OUR OFFER—TAXATION.”

Because tax matters are complicated, we urge you to contact your own tax advisor to determine the particular tax consequences to you of our offer.

What are the conditions to your offer?

Our offer is subject to a number of conditions, including, among others, a condition that X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options, and the approval of X-Rite’s shareholders of the issuance of X-Rite shares in the offer. Based on 3,433,066 Amazys shares outstanding on a fully diluted basis as of April 24, 2006, consisting of 3,231,891 shares outstanding and options to purchase 201,175 Amazys shares, the above condition would be satisfied if 2,403,147 Amazys shares were validly tendered in the offer, which represents 74% of the 3,231,891 outstanding Amazys shares and 70% of the 3,433,066 Amazys shares outstanding on a fully diluted basis. Some of the conditions to the offer may be satisfied after the expiration of the offer in accordance with Swiss law, which may delay the settlement date for the offer. For a complete discussion of the conditions of our offer, see the section captioned “OUR OFFER—Conditions of Our Offer.”

Is X-Rite’s financial condition relevant to my decision to tender in your offer?

Yes. Amazys shares accepted in our offer will be exchanged for shares of X-Rite common stock and cash. You should consider X-Rite’s financial condition before you decide to become a shareholder in X-Rite through our offer.

What percentage of your shares will Amazys shareholders own after your offer?

Assuming that all Amazys shares are tendered and all outstanding Amazys employee stock options are exercised and tendered, Amazys shareholders will hold approximately 25.3% of the outstanding common stock of X-Rite.

Has your offer been approved by Amazys’ Board of Directors?

In the Transaction Agreement, Amazys confirmed that its board of directors has (i) determined that the Transaction Agreement and the transactions thereby contemplated are fair to, and in the best interest of, Amazys and its shareholders, (ii) approved the Transaction Agreement and (iii) unanimously resolved to recommend acceptance of the offer in accordance with article 29(1) SESTA.

Have any competing offers to acquire Amazys’ shares been made?

No. On March 6, 2006, X-Rite was informed by the Board of Directors of Amazys that it had received a letter from Eichhof Holding AG (“Eichhof”) indicating an intent to make a competing public tender offer for all of Amazys’ shares, subject to successful due diligence. The Amazys Board determined to allow Eichhof to perform due diligence after execution of an acceptable confidentiality and stand-still agreement. However, on April 8, 2006, X-Rite was informed by Amazys that Eichhof had abandoned its intent to make a competing public tender offer for Amazys’ shares.

How will the Board of Directors of Amazys change after the completion of the offer?

Amazys has agreed, subject to the satisfaction or waiver by X-Rite of all conditions of the offer, to either (i) cause all members of Amazys’ board of directors to resign from office effective as of the settlement date, hold a shareholders’ meeting prior to the expiration of the offer for the election of the persons nominated by X-Rite to Amazys’ board of directors with such election to be effective as of the settlement date and use its reasonable best efforts to support the election of the persons nominated by X-Rite to Amazys’ board of directors or (ii) cause all members of the board of directors of Amazys (except for members resigning from office) to enter into mandate agreements with X-Rite to be in effect during the period from the settlement date until the persons nominated by X-Rite become directors of Amazys, under which mandate agreements these members would undertake, subject to the company interest and mandatory provisions of law, to use their reasonable best efforts to ensure that the business of Amazys would be conducted in the ordinary course. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.”

Will management of X-Rite change after the completion of the offer?

Subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Offer, X-Rite has agreed to cause its board of directors to take all actions necessary such that, effective immediately following the settlement date, each of Messrs. Mario Fontana, Massimo Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders with terms of office of not less than one, two, and three years, respectively. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.”

In addition, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Offer, Thomas J. Vacchiano, the current Chief Executive Officer of Amazys, will become President and Chief Operating Officer of X-Rite, effective as of the settlement date. X-Rite intends to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite within a period of not more than 18 months from the settlement date, all subject to the final approval of X-Rite’s board of directors and subject to the terms of the employment agreement that has been entered into by X-Rite and Mr. Vacchiano. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for President and Chief Operating Officer.” Further, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, Francis Lamy, the current Chief Technology Officer of Amazys, will become Vice President and Chief Technology Officer of X-Rite, effective as of the settlement date. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for Vice President and Chief Technology Officer.”

How long do I have to decide whether to tender in your offer?

You will have at least until 4:00 p.m., Central European time, 10:00 a.m., New York City time, on May 23, 2006, to decide whether to tender your Amazys shares pursuant to our offer, unless we shall have extended the period of time during which our offer is open. When we make reference to the “expiration of our offer” anywhere in this prospectus, this is the time we are referring to, including, when applicable, any extension period that may apply.

The following table summarizes the material dates and time periods of our offer.

End of the offer period and end of withdrawal rights:	May 23, 2006, 4:00 p.m., Central European time, 10:00 a.m., New York City time

Publication of the preliminary interim result:	May 24, 2006

Publication of the definitive interim result:	May 30, 2006

Start of the additional acceptance period:	May 30, 2006

End of the additional acceptance period:	June 13, 2006, 4:00 p.m., Central European time, 10:00 a.m., New York City time

Publication of preliminary end result:	June 14, 2006

Publication of definitive end result:	June 16, 2006

Settlement date:	June 23, 2006

The dates set forth above are subject to adjustment in the event X-Rite elects to extend the offer period or certain conditions to the offer are not satisfied on or prior to the expiration of the offer.

Under what circumstances can your offer be extended?

X-Rite reserves the right to extend the offer period so that the offer period is a total of 40 Swiss trading days. In case of an extension of the offer period, the start of the additional acceptance period and the settlement date will be postponed accordingly. An extension of the offer period beyond 40 Swiss trading days may occur with the consent of the Swiss Takeover Board.

How will I be notified if your offer is extended?

If we extend our offer, we will inform Lombard Odier Darier Hentsch & Cie, the tender agent, of that fact and, in accordance with Swiss law, will make a public announcement of the extension no later than the fourth Swiss trading day following the day on which our offer was previously scheduled to expire.

How do I participate in your offer?

You have to instruct the bank, broker or custodian through which you hold your Amazys shares to arrange, before the expiration of our offer, for the book-entry transfer of your Amazys shares into the tender agent’s account at SIS SegaInterSettle AG (“SIS”). The bank, broker or custodian through which you hold your Amazys shares will provide you with a form which can be used to instruct them to tender your Amazys shares.

Amazys shares which have been tendered may be traded on a second trading line on the SWX Swiss Exchange. If shares are tendered, the depositary banks will assign them a new security number (ISIN CH0024378959). These securities only exist in book-entry form; a physical delivery is not possible. When trading tendered Amazys shares on the second trading line, the usual exchange fees and commissions become due, which are to be borne by the parties selling, respectively, buying Amazys shares. The trading on the second trading line will probably be discontinued after the expiration of the additional acceptance period.

Until what time can I withdraw previously tendered Amazys shares?

On April 24, 2006, we announced the addition of withdrawal rights in the offer. You can withdraw previously tendered Amazys shares at any time during the offer period and the period during which our offer is extended.

How do I withdraw Amazys shares previously tendered to X-Rite?

To withdraw Amazys shares from the offer you must deliver a written or facsimile notice of withdrawal with the required information to your bank, broker or custodian while you still have the right to withdraw your Amazys shares.

Can I tender my Amazys shares after your offer expires?

If we accept for exchange Amazys shares tendered pursuant to our offer, holders of Amazys shares who do not accept our offer prior to the expiration date will have an opportunity to accept our offer on the same terms and under the same conditions during the additional acceptance period. There will be no withdrawal rights during the additional acceptance period.

Will Amazys continue as a public company?

To the extent permitted by applicable laws and rules of the SWX Swiss Exchange, we intend to seek to delist Amazys shares from the SWX Swiss Exchange following completion of the offer.

If I decide not to tender, how will your offer affect my Amazys shares?

The exchange of Amazys shares pursuant to our offer will substantially reduce the number of Amazys shares that might otherwise trade and will reduce the number of Amazys shareholders. The reduction in publicly traded Amazys shares will adversely affect liquidity and may adversely affect market values of Amazys shares. X-Rite intends to delist the Amazys shares from the SWX Swiss Exchange following completion of the offer. If delisted, Amazys shares not tendered pursuant to our offer may become illiquid and may be of reduced value. Amazys shareholders do not have appraisal rights in connection with our offer.

Will I have to pay any fees or commissions?

X-Rite will pay or reimburse any applicable Swiss federal securities transfer tax payable with respect to the exchange of shares pursuant to our offer. However, you should consult with your bank, broker or custodian as to whether or not they charge any transaction fee or service charge.

What happens to my Amazys options and restricted shares?

Our offer is being made for all Amazys shares, including all Amazys shares issued prior to the end of the additional acceptance period based on options issued under Amazys’ employee stock option plans and outstanding as of January 30, 2006. In the Transaction Agreement, Amazys agreed to take the necessary actions to lift the transfer restrictions on restricted Amazys shares to allow the holders thereof to tender their restricted Amazys shares in the offer. We agreed, if the offer is successful, promptly after the settlement date, to offer to these option holders to purchase such options or any Amazys shares acquired upon exercise of these options, in both cases for consideration with a value equal to the value of the offer consideration. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.”

Whom can I talk to if I have questions about your offer?

You can submit your questions to Lombard Odier Darier Hentsch & Cie, the tender agent, either in writing at its address set forth on the back cover of this prospectus or via facsimile on +41 44 214 13 39. In the alternative, you can call your bank, broker or custodian. In addition, you can call X-Rite toll free at (800) 248-9748.

If the offer is consummated, when will I receive the offer consideration?

The exchange of the Amazys shares tendered during the offer period and during the additional acceptance period for shares of common stock of X-Rite and the cash portion of the offer consideration will be completed on the settlement date, which is expected to occur on June 23, 2006, subject to the offer becoming or being declared unconditional and the completion not being delayed due to conditions subsequent.

The cash consideration to be paid instead of fractional shares of X-Rite common stock will be paid on the settlement date.

Where can I find more information on X-Rite?

You can find more information about us from various sources described in the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Is the exchange offer subject to U.S. securities laws?

The X-Rite shares included in the offer consideration will be registered under the U.S. Securities Act of 1933. However, this offer is made for the securities of a Swiss company. As of February 21, 2006, U.S. security holders owned 128,907 shares of Amazys, which represented 4.4% of the outstanding shares of Amazys, excluding approximately 328,315 shares held by Amazys shareholders that owned 10% or more of the outstanding shares of Amazys on that date. Because U.S. security holders own less than 10% of the outstanding shares of Amazys, the offer is not subject to most of the tender offer provisions under the Securities Exchange Act of 1934 and the rules promulgated thereunder. These tender offer provisions contain disclosure, filing, dissemination, minimum offering period, withdrawal rights and proration requirements that are intended to provide security holders with equal treatment and adequate time and information to make a decision whether to tender into the offer. This exemptive relief is referred to as the “Tier I” exemption.

Instead of complying with most of the U.S. tender offer rules, X-Rite will comply with any applicable rules of Switzerland, which is the home jurisdiction of Amazys. Therefore, the offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

You should be aware that X-Rite may purchase securities otherwise than under the offer, such as in open market or privately negotiated purchases.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Amazys does not file reports with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. X-Rite’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the offering and sale of our shares of common stock to be issued to Amazys shareholders pursuant to our offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that X-Rite has previously filed with the SEC. These documents contain important information about X-Rite and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Form 10-K/A filed on April 28, 2006;

•	Current Reports on Form 8-K, filed with the SEC on April 24, 2006, February 10, 2006, February 3, 2006 and January 31, 2006;

•	The description of our common stock set forth in our Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description; and

•	The description of our preferred stock purchase rights set forth in our Registration Statement on Form 8-A filed on March 26, 2001, including all amendments and reports filed for the purpose of updating such description.

We hereby incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the expiration date of our offer (or the date that our offer is terminated). These include, but are not limited to, periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Amazys’ 2005 Annual Report is accessible at www.amazys.com and may be obtained free of charge from Amazys (e-mail: jeger@gretagmacbeth.com).

You may also obtain any of these documents upon request to the tender agent at its address set forth on the back cover of this prospectus or, with respect to documents of X-Rite, from the SEC at the SEC’s Internet website described above.

If you would like to request documents from us, please contact the tender agent no later than May 9, 2006 to receive them before the expiration date of our offer. If you request any incorporated documents, the tender agent will mail them to you by first-class mail, or other equally prompt means, within one U.S. business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this prospectus in making your decision whether to tender your Amazys shares in our offer. We have not authorized anyone to provide you with information that differs from that contained in this prospectus. This prospectus is dated April 28, 2006. You should not assume that the information contained in this prospectus is accurate as of any date other than that date, and neither the delivery nor the mailing of this prospectus to shareholders nor the issuance of shares of X-Rite common stock in our offer shall create any implication to the contrary.

SUMMARY

This summary highlights selected information from this prospectus, and may not contain all of the information that is important to you. To better understand our offer to Amazys shareholders, you should read this entire prospectus carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this prospectus by following the instructions in the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Our Offer

The registration statement of which this prospectus forms a part has not been declared effective by the SEC. X-Rite instructs the shareholders of Amazys not to tender shares in the offer at this time. Once the registration statement becomes effective with the SEC, the shareholders of Amazys will have an additional period of          trading days to tender their shares in the offer and such additional offer period will be announced upon the effectiveness of the registration statement. We have extended the offer period so that it will expire at 4:00 p.m., Central European time, 10:00 a.m., New York City time, on May 23, 2006, unless further extended. In connection with the extension of the offer period, we have added withdrawal rights so that all Amazys shareholders have the right to withdraw previously tendered shares at any time prior to the expiration of the offer period.

On January 30, 2006, X-Rite and Amazys entered into an agreement called the Transaction Agreement. A copy of the Transaction Agreement is attached to this prospectus as Annex A and is described in the section captioned “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.” Under the Transaction Agreement, we agreed to make a public tender offer for outstanding Amazys shares as described in this prospectus.

In exchange for each Amazys share that is validly tendered and not properly withdrawn before the expiration of our offer, we are offering the following consideration:

•	CHF 77 in cash, without interest; plus

•	2.11 fully paid shares of common stock, par value $0.10 per share, of X-Rite, registered with the SEC and listed on the Nasdaq Stock Market and the SWX Swiss Exchange, to be delivered at the settlement date, free and clear from any encumbrance.

Based on the closing price of the X-Rite shares on the Nasdaq Stock Market on January 30, 2006 (the day before the date of the pre-announcement), this offer consideration values each Amazys share at CHF 108.80, and implies a premium of 41% to the average closing price over the last 30 trading days of the Amazys shares on the SWX Swiss Exchange up to and including January 30, 2006 or 33% to the closing price as of January 30, 2006, respectively. For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on January 30, 2006): USD 1 = CHF 1.2883. Based on the closing price of the X-Rite shares on the Nasdaq Stock Market on April 24, 2006 (the most recent practicable date), this offer consideration values each Amazys share at CHF 111.41, and implies a premium of 3.2% to the closing price of the Amazys shares on the SWX Swiss Exchange on April 24, 2006. For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on April 24, 2006): USD 1 = CHF 1.2701.

The number of shares of X-Rite common stock to be issued in exchange for each Amazys share, known as the “exchange ratio”, is fixed and will not change between now and the time our offer is consummated. The exchange ratio is based on CHF 29.50, translated into US$22.90 based on the Federal Reserve Bank of New York noon buying rate on January 30, 2006 of USD 1 = CHF 1.2883, divided by US$10.87, which is the average closing price of the X-Rite common stock on the Nasdaq Stock Market during the ten consecutive trading days up to and including the second day immediately preceding the pre-announcement. The value in Swiss francs of the shares of X-Rite common stock you will receive will fluctuate based on changes in the market price of X-Rite common stock as well as the US$:CHF exchange rate. Therefore, the Swiss franc value of the shares of X-Rite common stock that you will receive could be higher or lower than the price on which the exchange ratio was based. For information on the range of trading prices of X-Rite common stock on the Nasdaq Stock Market, please refer to the section captioned “COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS.”

Our offer will expire at 4:00 p.m., Central European time, 10:00 a.m. New York City time, on May 23, 2006, unless we shall have extended the period of time for which our offer is open. When we make reference to the “expiration date” or the “expiration of the offer” anywhere in this prospectus, this is the time we are referring to, including, when applicable, any extension period that may apply.

The Parties

X-Rite is a technology company that develops a full range of color management systems. X-Rite’s technologies assist manufacturers, retailers and distributors in achieving the precise color they want throughout their global supply chain. X-Rite products also assist printing companies and professional photographers in achieving precise color reproduction of images across a wide range of devices and from the first to last print. Our products also provide retailers color harmony solutions at point of purchase. The key markets served include Graphic Arts, Retail, Home Décor and Industrial. X-Rite was organized in 1958 as a Michigan corporation. Its address is 3100 44th Street, S.W., Grandville, Michigan 49418 and its telephone number is (616) 534-7663. A more detailed discussion of X-Rite products and markets appears under the heading “X-RITE.”

Amazys is a color management solutions company that develops, markets and supports hardware, software and services to measure and communicate color for the graphic arts, photography, digital imaging, paints, plastics, apparel, textiles, automotive and other industries. Its address is Amazys Holding AG, Althardstrasse 70, CH-8105 Regensdorf, Switzerland and its telephone number is +41 44 842 24 00. A more detailed discussion of Amazys products and markets appears under the heading “AMAZYS.”

Reasons for the Offer

X-Rite

We believe that a combination of X-Rite and Amazys represents a compelling opportunity to maximize value for shareholders of both companies by creating a market leader in the color management industry and establishing a foundation for long-term growth. We believe that there are a number of potential benefits of the proposed acquisition of Amazys, including, among others:

•	The combined company will have a strong technical portfolio to leverage into traditional and emerging markets;

•	The combined company will have the scale and resources to better engage with new competitors;

•	The combination will enable us to leverage the strength of X-Rite’s manufacturing and the technology of Amazys;

•	The combined company is expected to realize cost synergies resulting from the combination, which, together with enhanced market position, we believe will allow the combined company to become more competitive in markets outside the Americas and Europe;

•	The combination will extend our market opportunity and geographic reach;

•	The combination will create a strong talent pool of technical and product development personnel in the color management industry that we believe will have the effect of accelerating technological innovation; and

•	The combined company will integrate existing and establish new technologies.

The strategic compatibility of the products and technologies of X-Rite and Amazys is expected to provide the combined company with significant earnings power and a strong platform from which it can actively pursue growth opportunities in the industry.

Amazys

In its negotiations with X-Rite and its evaluation of the offer, Amazys has examined, together with its management and outside advisers, the short and long-term prospects of Amazys as a stand-alone entity and the advantages of a combination with X-Rite by way of the offer. Based on this analysis, Amazys believes that a combination with X-Rite may offer considerable strategic, operational and financial benefits.

As a part of its strategic planning process, Amazys analyzed key trends in technology, markets and competition, and came to the conclusion that Amazys may not have the critical size to successfully meet future challenges on a stand-alone basis. Amazys also reviewed the possibilities of growth through acquisitions, and concluded that these possibilities are limited due to several factors. Amazys believes that the proposed combination with X-Rite should create a global market leader and build a strong talent pool of technical and product development personnel in the color management industry. With its strong technical portfolio, the combined entity should be able to leverage into traditional and emerging markets. Amazys believes that, due to its scale and resources, the combined company will be in a better position to engage with new competitors. The combined company is also expected to realize cost synergies resulting from the combination. Amazys believes that the cost synergies together with enhanced market position will allow the combined company to become more competitive in emerging markets.

Based upon these considerations and assessments performed by Amazys with the assistance of its outside advisors, Amazys has concluded that the offer is in the best interest of Amazys and its shareholders as well as its employees, customers and partners. This conclusion is subject to potential competing offers which may be submitted until the third trading day prior to expiration of X-Rite’s offer. For more information regarding Amazys’ reasons for supporting the offer, please read the section captioned “BACKGROUND AND REASONS FOR THE OFFER—Amazys’ Reasons for Acceptance of the Offer.”

Opinion of Amazys Financial Advisor Regarding the Offer

Amazys’ board of directors has received a written opinion, dated January 30, 2006, from Bank Sarasin & Co. Ltd. (“Bank Sarasin”), to the effect that, based on the underlying valuation analyses and considerations presented in the opinion, Bank Sarasin considers X-Rite’s offer a fair offer from the viewpoint of the board of directors and the shareholders of Amazys. The full text of Bank Sarasin’s opinion is attached to this prospectus as Annex C, and we urge you to read this opinion in its entirety. Bank Sarasin’s opinion is solely intended for Amazys’ board of directors and does not constitute a recommendation for the public shareholders of Amazys to accept or to reject the offer made by X-Rite. For a more detailed discussion of Bank Sarasin’s opinion, please read the section captioned “BACKGROUND AND REASONS FOR THE OFFER—Opinion of Amazys’ Financial Advisor.”

Conditions of Our Offer

The following is a summary of the conditions to our offer, all of which may be waived, if permitted by applicable law:

•	X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options;

•	Until the expiration of the offer, no matters or events shall have occurred, and no matters or events shall have become known, which have a material adverse effect (as defined in “OUR OFFER—Conditions of Our Offer”) on Amazys on a consolidated basis;

•	The issuance of the X-Rite shares pursuant to the offer shall have been approved at X-Rite’s shareholders’ meeting;

•	No court or governmental body shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the offer;

•	The board of directors of Amazys shall have resolved to register X-Rite as a shareholder with voting rights with respect to all Amazys shares that X-Rite may acquire as a result of the offer or otherwise, subject only to the offer becoming unconditional;

•	The shareholders’ meeting of Amazys shall not have approved a dividend, sale, purchase, merger or demerger in the amount of CHF 11.4 million or more, or an ordinary, authorized or conditional increase of the share capital of Amazys;

•	One of the following shall have occurred: (i) All members of Amazys’ board of directors shall, subject to the offer becoming unconditional, have resigned from office with effect from the settlement date and a shareholders’ meeting of Amazys shall have been held for the election of the persons nominated by X-Rite to Amazys’ board of directors with effect from the settlement date; or (ii) subject to the condition that X-Rite holds more than 50% of the Amazys shares, all Amazys directors shall, subject to the offer becoming unconditional, either (x) have resigned as of the settlement date (provided that at least one director shall not have resigned and shall have, subject to the offer becoming unconditional, entered into a mandate agreement with X-Rite prior to the settlement date with effect from the settlement date) or (y) entered into a mandate agreement with X-Rite for the period from the settlement date until the shareholders’ meeting of Amazys at which the persons nominated by X-Rite shall have been elected as members of Amazys’ board of directors;

•	The X-Rite shares to be issued at the settlement date shall have been approved for listing on the Nasdaq Stock Market and admitted for listing on SWX Swiss Exchange; and

•	The registration statement on Form S-4 to be filed by X-Rite with the SEC in connection with the offer, of which this prospectus is a part, shall have become effective in accordance with the provisions of the U.S. Securities Act of 1933, as amended; no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

These conditions shall be conditions precedent within the meaning of article 13 para. 1 of the Swiss Takeover Ordinance (“TOO”). After the end of the offer period, the conditions set out in the third, fourth, fifth, sixth, seventh, eighth and ninth bullets above shall be conditions subsequent within the meaning of article 13 para. 4 TOO, provided that:

•	the condition set forth in the third bullet above shall only constitute a condition subsequent until the end of the shareholders’ meeting of X-Rite convened to satisfy such condition;

•	the condition set forth in the fifth bullet above shall only constitute a condition subsequent until the board of directors of Amazys has taken the resolution to satisfy such condition.

X-Rite reserves the right to waive in whole or in part the conditions stated above. If the conditions are not fulfilled or waived by X-Rite on or by the expiration of the offer, X-Rite has the right:

•	to declare the offer as being successful; however, in such case, X-Rite shall be entitled to postpone the settlement of the offer by no more than four months (or such longer period as may be approved by the Swiss takeover board) following the end of the additional acceptance period, whereby the offer lapses without further effect if the conditions set forth in the third, fourth, fifth, sixth, seventh, eighth and ninth bullets above are neither fulfilled, nor waived by X-Rite, during these additional four months (or such longer period as may be approved by the Swiss takeover board); or

•	to declare the offer as having failed without further effect.

For a more detailed description of the conditions to our offer, please read the section captioned “OUR OFFER—Conditions of Our Offer.”

Extension, Termination And Amendment

Subject to applicable Swiss law, the SEC’s rules and regulations and the conditions of our offer, which, among other things, limit our ability to amend or terminate our offer, we also reserve the right, at any time or from time to time:

•	to extend, for any reason, the period of time during which our offer is open;

•	to delay acceptance for exchange of or, regardless of whether we previously accepted Amazys shares for exchange, exchange of any Amazys shares pursuant to our offer or to terminate our offer and not accept or exchange any Amazys shares not previously accepted or exchanged, upon the failure of any of the conditions of our offer to be satisfied; and

•	to waive any condition or otherwise amend our offer in any respect.

For a more detailed discussion, please read the section captioned “OUR OFFER—Extension, Termination and Amendment.”

Additional Acceptance Period

Amazys shareholders who do not accept our offer prior to its expiration will have an opportunity to accept our offer on the same terms and under the same conditions during the additional acceptance period. There will be no withdrawal rights during the additional acceptance period.

Exchange of Amazys shares; delivery of shares of X-Rite common stock and cash

Subject to the conditions of our offer, we will accept for exchange all Amazys shares validly tendered and not properly withdrawn pursuant to our offer. We shall be deemed to have accepted for exchange tendered Amazys shares when, as and if we shall give written notice to the tender agent of our acceptance of the tender of such Amazys shares. The amount of cash consideration to be paid instead of fractional shares of X-Rite common stock will be determined by and paid on the settlement date. The tender agent will act as an agent for the tendering holders for the purpose of receiving shares of X-Rite common stock and cash and cash to be paid instead of fractional shares of X-Rite common stock from us and transmitting those shares and cash to tendering Amazys shareholders.

Cash instead of fractional shares of X-Rite common stock

No fractional X-Rite shares shall be issued in the offer. All fractional shares that a holder of any Amazys shares who accepts the offer would otherwise be entitled to receive as a result of the offer shall be aggregated. If a fractional X-Rite share results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, for such fractional interest. For a more detailed description regarding the payment of cash instead of fractional shares of X-Rite common stock, please read the section captioned “OUR OFFER—Cash Instead of Fractional Shares of X-Rite Common Stock.”

Withdrawal Rights

Your tender of Amazys shares pursuant to our offer is irrevocable, except that Amazys shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration of our offer.

Procedures for Tendering Shares

You must comply with the instructions for acceptance of our offer and delivery of your tendered Amazys shares that you will receive from your bank, broker or custodian or directly from the financial institution or intermediary with which your securities are deposited. We urge you to read the section captioned “OUR OFFER—Procedures for Tendering Amazys Shares” as well as the transmittal materials.

Currency Translation

References in this prospectus to “dollars,” “$,” “USD” or “US$” are to the currency of the United States and references to Swiss francs or “CHF” are to the currency of Switzerland. Solely for your convenience, this prospectus contains translations of Swiss franc amounts into U.S. dollars at specified rates. These translations should not be taken as assurances that the Swiss franc amounts currently represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate at any time.

In this prospectus, unless otherwise stated, Swiss francs have been translated into U.S. dollars at a rate of CHF 1.2883 = US $1, which was based on the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on January 30, 2006, which we refer to in this prospectus as the “noon buying rate.” For historical information regarding rates of exchange between Swiss francs and U.S. dollars, see the section captioned “OUR OFFER—Currency Exchange Rates.”

Risk Factors

Our offer is, and upon the consummation of our offer, the combined company will be, subject to certain risks. In deciding whether to tender your Amazys shares pursuant to our offer, you should carefully read and consider the risk factors contained in the section captioned “RISK FACTORS.”

Indebtedness and the Financing of Our Offer

In connection with our offer, we have entered into credit agreements providing for the availability of senior secured credit facilities in an aggregate principal amount of up to approximately $220 million. We intend to borrow under these facilities to fund the offer. For further information relating to the terms of such financing, see the section captioned “OUR OFFER—Source and Amount of Funds.”

Comparison of Shareholder Rights

You will receive X-Rite common stock if you tender your Amazys shares in our offer. There are numerous differences between the rights of a shareholder of Amazys, a Swiss company, and the rights of a shareholder of

X-Rite, a Michigan corporation. We urge you to review the discussion in the section captioned “COMPARATIVE RIGHTS OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS IN GENERAL.”

Ownership of X-Rite After Our Offer

Based on the estimated per share consideration payable in connection with our offer, we estimate that we will issue approximately 7.2 million shares of X-Rite common stock and that, upon the consummation of our offer, assuming that all Amazys shares are tendered and all outstanding Amazys employee stock options are exercised and tendered, current holders of X-Rite common stock will own approximately 74.7%, and former Amazys shareholders will own approximately 25.3%, of the then outstanding shares of X-Rite common stock.

Required Regulatory Approvals

Under the Hart-Scott-Rodino Act, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, X-Rite has determined, based on information provided by Amazys, no notification is required to be filed with the FTC and the Antitrust Division of the Department of Justice. Based on information supplied by Amazys, in this case, no notification to, or approval by, the Swiss antitrust authorities is required. In addition, no notification to, or approval by, the European Commission is required in connection with our offer as the parties’ aggregate worldwide sales and European Union sales do not exceed the thresholds specified in EU Council Regulation 139/2004. For a more detailed discussion of legal and regulatory matters, please read the section captioned “OUR OFFER—Certain Legal Matters; Regulatory Approvals.”

Tax Consequences of the Offer

The receipt of X-Rite common stock and cash by a U.S. holder in exchange for its Amazys shares pursuant to our offer will be a taxable transaction for U.S. federal income tax purposes. The receipt of X-Rite common stock and cash by a non-U.S. holder in exchange for its Amazys shares pursuant to our offer generally will not be subject to U.S. federal income tax.

In general, the tax consequences resulting for shareholders who are exclusively subject to unlimited taxation in Switzerland are anticipated as follows: Pursuant to the general principles of Swiss income taxes, shareholders who are exclusively subject to unlimited taxation in Switzerland and who hold their shares as part of their private assets (Privatvermögen) and tender these shares pursuant to the terms of the offer may realize a non-taxable, private capital gain, or if applicable, a non-deductible capital loss. It should be noted, however, that the tax free capital gain could, in application of recent precedents and the practice in respect of the indirect partial liquidation, be re-qualified as taxable income. Pursuant to the general principles of Swiss corporate taxes, shareholders who hold their shares as part of the business assets (Geschäftsvermögen) and tender these shares pursuant to the terms of the offer may realize a taxable capital gain or a tax-deductible capital loss, respectively, if the new shares are not entered into the shareholders books at the same book value as the formerly held shares. The receipt of X-Rite common stock and cash by a non-Swiss holder in exchange for its Amazys shares pursuant to our offer generally will not be subject to Swiss income tax.

All shareholders and beneficial owners are expressly advised to consult their own tax advisers about Swiss tax consequences (in particular in respect of the practice regarding indirect partial liquidation) and, if applicable, the non-Swiss tax consequences of the offer.

For a more detailed discussion of material U.S. federal and Swiss tax consequences of our offer, see the section captioned “OUR OFFER—TAXATION.”

Accounting Treatment of the Offer

The acquisition of Amazys shares acquired in our offer will be accounted for under the purchase method of accounting under U.S. GAAP. For more information regarding the accounting treatment of our offer, please read the section captioned “OUR OFFER—Accounting Treatment.”

Appraisal Rights

Swiss law does not recognize the concept of appraisal or dissenters’ rights and, accordingly, Amazys shareholders have no appraisal rights for their shares under Swiss law in connection with our offer. For more information regarding appraisal rights, please read the section captioned “COMPARATIVE RIGHTS OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS IN GENERAL—Appraisal Rights.”

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts the earnings per common share, pro forma earnings per common share, book value per common share and cash dividends declared per common share for (i) each of X-Rite and Amazys on a historical basis and (ii) the combination of X-Rite and Amazys on a pro forma combined basis. The pro forma data of the combined company assumes that 100% of the issued Amazys shares and all of the Amazys shares that could be issued under Amazys’ employee stock option plans will be tendered and that 7,231,831 shares of X-Rite will be issued in exchange for the Amazys shares as part of the offer consideration. The pro forma data of the combined company was derived by combining the historical consolidated financial information of X-Rite and Amazys using the purchase method of accounting for business combinations as described elsewhere in this prospectus. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus, see the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.”

You should read the information presented in this table below together with the selected historical consolidated financial data, historical consolidated financial statements and the related notes of X-Rite incorporated herein by reference, the separate historical consolidated financial statements and related notes of Amazys appearing elsewhere in this prospectus, and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this prospectus. The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they been combined for the periods presented. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined for the periods illustrated or the future results that the combined company will achieve after the consummation of our offer.

	Year Ended December 31, 2005
X-Rite
Per Share Data:
Earnings per share
Basic		$0.52
Diluted		0.52
Book value of equity per share		6.01
Dividends declared per share		$0.10

Amazys
Per Share Data:
Earnings per share
Basic	CHF	3.52
Diluted		3.47
Book value of equity per share		29.48
Dividends declared per share	CHF	1.00

Pro Forma Combined
Per Share Data:
Loss per share
Basic		$(0.03)
Diluted		(0.03)
Book value of equity per share		7.24
Dividends declared per share		$0.10

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS

Shares of X-Rite common stock are listed and traded on the Nasdaq Stock Market under the symbol “XRIT.” Amazys shares are listed and traded on the SWX Swiss Exchange under the symbol “AMSN.”

As reported on their respective exchanges, the following table sets out historical high and low sales per share prices of X-Rite common stock, as reported on the Nasdaq Stock Market, and Amazys shares, as reported on the SWX Swiss Exchange, and the equivalent market value per share of Amazys shares on:

•	January 30, 2006, the last trading day before we announced our intention to commence our offer for all of the outstanding Amazys shares, and

•	April 24, 2006, the most recent practicable trading date.

The equivalent market value per Amazys share is determined by adding the per share cash portion of the offer consideration with the fluctuating value of the stock component of the offer consideration (determined by multiplying the exchange ratio with the per share price of X-Rite common stock on the dates indicated). In determining the equivalent basis market value per Amazys share, amounts in U.S. dollars have been translated into Swiss francs at the noon buying rate in New York City of CHF 1.2883 = US $1, and CHF 1.2701 = US $1 for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on January 30, 2006 and April 24, 2006, respectively. For more information about U.S. dollar and Swiss franc exchange rates, see the section captioned “OUR OFFER—Currency Exchange Rates.”

Date	X-Rite Common Stock (Nasdaq)				Amazys Shares (SWX)				Amazys Shares Equivalent Market Value
	High		Low		High		Low		High		Low
January 30, 2006	US$	11.80	US$	11.27	CHF	82.20	CHF	82.15	CHF	109.08	CHF	107.64
April 24, 2006	US$	12.85	US$	12.74	CHF	108.00	CHF	106.10	CHF	111.44	CHF	111.14

The following table sets forth, for the periods indicated, as reported by the Nasdaq Stock Market and SWX Swiss Exchange, the high and low sales prices per share of each company’s security as reported and the per share cash dividends declared for such securities.

	X-Rite Common Stock (Nasdaq)			Amazys Shares (SWX)
	High	Low	Dividends	High	Low	Dividends
	US$	US$	US$	CHF	CHF	CHF
Year Ended December 31, 2005:
First Quarter	$17.23	$13.89	$.025	85.50	62.00	—
Second Quarter	$16.24	$10.00	$.025	80.00	66.60	1.00
Third Quarter	$12.85	$11.36	$.025	84.90	73.40	—
Fourth Quarter	$13.20	$9.71	$.025	80.25	73.00	—

Year Ended January 1, 2005 (December 31, 2004 for Amazys):
First Quarter	$15.35	$11.18	$.025	47.00	39.70	—
Second Quarter	$16.98	$11.70	$.025	46.00	41.50	*
Third Quarter	$15.35	$12.40	$.025	61.00	41.05	—
Fourth Quarter	$16.73	$13.07	$.025	62.25	52.20	—

*	In lieu of a dividend, a par value reduction of CHF 0.60 was paid out to Amazys shareholders.

On January 30, 2006, which was the last trading day in the United States prior to our announcement of our intention to commence with our offer, the per share closing price of our common stock was US$11.70 per share and the per share closing price of Amazys shares was CHF 81.65 per share. On April 24, 2006, the most recent practicable date, the per share closing price of our common stock was US$ 12.84 per share and the per share closing price of Amazys shares was CHF 108.00 per share.

We encourage you to obtain current market quotations for X-Rite common stock and Amazys shares. For information about U.S. dollar-Swiss franc exchange rates, see the section captioned “OUR OFFER—Currency Exchange Rates.”

We intend to make applications as necessary to list the X-Rite shares (including shares issued in the offer) on the SWX Swiss Exchange and to list the X-Rite shares to be issued in the offer on the Nasdaq Stock Market.

Dividend Information

X-Rite

The X-Rite Board of Directors currently intends to continue paying dividends at the current quarterly rate of 2.5 cents (US) per share. The X-Rite Board of Directors re-evaluates X-Rite’s dividend policy periodically. Any determination relating to the X-Rite’s dividend policy will be at the sole discretion of the X-Rite Board of Directors and will be dependent upon a number of factors including X-Rite’s financial condition, results of operations, capital requirements, the terms of X-Rite’s financing arrangements and such other factors as the X-Rite Board of Directors deems relevant.

Amazys

The amount of dividends to be paid by Amazys to its shareholders depends on general business conditions, Amazys’ financial performance and other relevant factors. Under Swiss law, dividends are paid out only if approved by the shareholders. The Board may propose that a dividend be paid out. In practice, the shareholders usually approve the dividend proposal of the Board. At the Annual General Shareholders’ Meeting in May 2005, the shareholders of Amazys approved a dividend pay-out of CHF 1.00 per registered share. Dividend pay-outs since Amazys’ initial public offering in 1997 are set forth below:

Year	CHF
1997	0.60
1998	0.60
1999	0.60
2000	0.60
2001	—
2002	0.60
2003	*
2004	1.00

*	In lieu of a dividend, a par value reduction of CHF 0.60 was paid out to the shareholders.

As of April 26, 2006, there were approximately 325 holders of record of Amazys shares.

The market prices of X-Rite common stock and Amazys shares may fluctuate during the offer period and thereafter, and may be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of X-Rite common stock. You are encouraged to obtain current market quotations prior to making any decision with respect to our offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF X-RITE

The following table sets forth a summary of selected historical consolidated financial data of X-Rite for each of the fiscal years in the five year period ended December 31, 2005. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of X-Rite. Certain of these financial statements also are included elsewhere in this prospectus. See the section “WHERE YOU CAN FIND MORE INFORMATION.”

	Fiscal Years (Dollars in thousands, except per share data)
	2005	2004	2003	2002	2001
Net sales	$130,939	$126,241	$117,144	$98,468	$91,658
Operating income	15,703	15,818	8,729	6,431	2,099
Net income (loss)	11,052	12,424	5,481	(9,409)	1,933
Earnings (loss) per share:
Basic	.52	.60	.27	(.47)	.09
Diluted	.52	.59	.27	(.47)	.09
Dividends per share	.10	.10	.10	.10	.10
Total assets	$147,635	$134,293	$119,683	$102,884	$118,952
Long-term debt	—	—	—	—	—

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMAZYS

The following table sets forth a summary of selected historical consolidated financial data of Amazys for each of the fiscal years in the five year period ended December 31, 2005. Amazys routinely prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), its home country accounting convention. However for the purpose of this prospectus, Amazys has prepared its 2005 and 2004 consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The 2005 and 2004 US GAAP consolidated financial information presented below has been derived from Amazys’ US GAAP consolidated financial statements, audited in accordance with auditing standards generally accepted in the United States of America, and included elsewhere in this prospectus. The 2003, 2002 and 2001 consolidated financial information presented below has been derived from Amazys’ IFRS consolidated financial statements for those three years, audited in accordance with International Auditing Standards, but not included elsewhere in this prospectus. Amazys has not presented the below consolidated financial information for 2003, 2002 and 2001 in accordance with US GAAP as preparing such consolidated financial information in accordance with US GAAP would have involved unreasonable costs and efforts. US GAAP and IFRS consolidated financial information is not necessarily comparable.

The following summary of consolidated financial information should be read in conjunction with the section of this prospectus entitled “AMAZYS—Amazys’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited US GAAP consolidated financial statements of Amazys contained elsewhere in this prospectus. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

	Fiscal Years (Swiss Francs in thousands, except per share data)
	2005 US GAAP		2004 US GAAP		2003 IFRS		2002 IFRS		2001 IFRS
Net sales	CHF	143,050	CHF	135,379	CHF	117,049	CHF	111,801	CHF	113,080
Operating income (loss)		8,488		17,228		8,520		7,678		(4,697)
Net income (loss)		11,207		14,667		8,811		5,845		(4,776)
Earnings (loss) per share:
Basic		3.52		4.69		2.84		1.89		(1.54)
Diluted		3.47		4.61		2.79		1.89		(1.54)
Dividends per share		1.00		—		—		.60		—
Total assets	CHF	126,195	CHF	106,060	CHF	81,778	CHF	76,760	CHF	75,576
Long-term debt		—		—		—		—		—

ADDITIONAL INFORMATION RELATED TO THE FINANCIAL

STATEMENTS OF AMAZYS

The Amazys financial statements for 2005 and 2004 included certain items that management believes may be helpful to shareholders in understanding the Amazys results and assessing certain differences between the transaction structures utilized by Amazys and those historically used by X-Rite in similar situations. The table and descriptions below outline these items.

	Fiscal Years (in thousands)				Note
	2005		2004
	(CHF)	(USD)	(CHF)	(USD)
Acquisition earn-outs treated as compensation	4,729	3,801	519	418	1
Compensation expense for issuance of in-the-money stock options	2,028	1,630	1,909	1,538	2

The exchange rates used to convert amounts above were USD $1 = CHF 1.24404 for 2005, and USD $1 = CHF 1.24113 for 2004.

Notes:

1.	The 2004 acquisition of GIA by Amazys included earn-out payments to the two founders in the event certain performance targets were achieved over a certain time period. In 2005 and 2004, the performance targets were achieved and these payments were recorded as compensation expense as a result of certain clauses in the contracts that required the two founders to remain employed by Amazys. X-Rite, historically, has structured purchase contracts of this type so that any earn out payments are based on future performance criteria by the acquired entity that result in purchase consideration as opposed to compensation expense.

2.	Amazys issued stock options in 2005 and 2004 with exercise prices that were below the market price on the date of grant resulting in charges of CHF 2.2 million and CHF1.9 million, respectively. X-Rite does not issue stock options below the prevailing market price on the date of grant.

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table sets forth a summary of selected combined pro forma financial data of X-Rite and Amazys as of and for the fiscal year ended December 31, 2005. This information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements of X-Rite and Amazys which are included elsewhere in this prospectus. See the section “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.”

Fiscal Year Ended December 31, 2005 (Dollars in thousands, except per share data)
Net sales	$245,927
Operating income	12,663
Net loss	(944)
Loss per share:
Basic	(.03)
Diluted	(.03)
Dividends per share	.10
Total assets	445,095
Long-term debt	177,950

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we and Amazys operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•	the risk that X-Rite’s and Amazys’ businesses will not be integrated successfully;

•	the challenges of integration and restructuring associated with the combined companies or other acquisitions, and the challenges of achieving anticipated synergies;

•	costs related to the transaction;

•	the failure of the X-Rite shareholders to approve the issuance of common stock in connection with the offer;

•	the possibility that the market for the sale of certain products and services may not develop as expected;

•	X-Rite’s ability to manage its international operations;

•	the risk that the process of reconciling Amazys financial information to U.S. GAAP could result in changes to Amazys’ financial statements that adversely impact X-Rite’s pro forma estimates regarding the transaction;

•	the existence or enactment of adverse U.S. and foreign government regulation;

•	the risk that the development of products and services may not proceed as planned;

•	adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•	the difficulty of efficiently managing X-Rite’s and Amazys’ cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of X-Rite’s manufacturing processes;

•	the possibility that the transaction or other contemplated acquisitions may not close;

•	the impact of competitive products or technologies and competitive pricing pressures;

•	potential business disruptions;

•	the economic downturn in the U.S. economy; and

•	other risks that are described from time to time in X-Rite’s SEC reports.

Readers of this prospectus are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

In deciding whether to tender your Amazys shares pursuant to our offer, you should carefully consider the risks set forth below in addition to the other information contained in this prospectus. Please also refer to the additional risk factors identified in the periodic reports and other documents of X-Rite and Amazys incorporated by reference into this prospectus and listed in the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Risks Relating to Our Proposed Offer

If the early commencement of the offer or tenders under the offer prior to the effectiveness of the registration statement with the SEC were held to be in violation of the Securities Act of 1933, there could be claims against X-Rite. You should review the final prospectus before determining to tender any Amazys shares in the offer.

X-Rite commenced the offer prior to the effectiveness of the registration statement relating to offer. The SEC has informed X-Rite that a tender of Amazys shares prior to the effectiveness of the registration statement may be deemed to be a “sale” of X-Rite common stock before the registration statement is effective with the SEC. Under Section 5(a) of the Securities Act, it would be unlawful for X-Rite to sell X-Rite shares until the registration statement with respect to the shares is in effect (unless there is an exemption from registration). As a result of the SEC’s position, X-Rite has instructed Amazys shareholders not to tender in the offer prior to the effectiveness of the registration statement. In addition, X-Rite has extended withdrawal rights with respect to any tender of Amazys shares during the offer period. These measures are intended to minimize the risk that an Amazys shareholder would make an irrevocable investment decision with respect to the X-Rite shares to be issued pursuant to the offer.

We do not believe that the early commencement of the offer or tenders thereunder prior to the effectiveness of the registration statement constitute violations of Section 5 of the Securities Act. We also believe that no person will have purchased any X-Rite shares pursuant to the offer prior to the effectiveness of the registration statement. However, if the offer were held by a court to be in violation of the Securities Act, we could be required to return the consideration paid for the X-Rite shares with statutory interest thereon upon tender of the X-Rite shares, or to pay damages if the claimant no longer owns the X-Rite shares, for a period of one year following the date of violation. We would contest vigorously any claims that a violation of the Securities Act occurred with respect to X-Rite shares issued in the offer or that any damages were incurred with respect to any tenders under the offer.

Although we believe that the disclosures in the final prospectus contained within the registration statement when declared effective will not be materially different from the preliminary prospectus contained within the registration statement when filed with the SEC, we strongly encourage all Amazys shareholders to read the entire final prospectus contained with in the registration statement as declared effective carefully and to not tender any Amazys shares under the offer without carefully considering the risks and other information contained in the final prospectus.

The offer is not subject to many U.S. tender offer rules, such as prompt payment and withdrawal rights.

Because U.S. security holders own less than 10% of the outstanding shares of Amazys, the offer is not subject to most of the tender offer provisions under the Securities Exchange Act of 1934 and the rules promulgated thereunder. These tender offer provisions contain disclosure, filing, dissemination, minimum offering period, withdrawal rights and proration requirements that are intended to provide security holders with equal treatment and adequate time and information to make a decision whether to tender into the offer.

Instead of complying with most of the U.S. tender offer rules, X-Rite will comply with the applicable rules of Switzerland, which is the home jurisdiction of Amazys. Therefore, the offer is subject to disclosure requirements of a foreign country that are different from those of the United States. For example, in Switzerland, the payment of shares tendered in the offer does not occur immediately after the expiration of the offer. Instead, holders may continue to tender during an additional acceptance period which lasts for a ten trading day period after the expiration of the offer. In addition, certain conditions of the offer survive the expiration of the offer such as the approval by X-Rite shareholders of the X-Rite shares to be issued in the offer. The settlement date can be extended if these conditions subsequent are not satisfied at the expiration of the offer.

Market fluctuations may reduce the market value of the consideration we are offering to you because the exchange ratio contemplated by our offer is fixed.

The offer consideration consists in part of a specified number of shares, or a fraction of a share, of X-Rite common stock, and does not consist of a number of shares, or a fraction of a share, of X-Rite common stock with a specified value. The exchange ratio is based on CHF 29.50, translated into US$22.90 based on the Federal Reserve Bank of New York noon buying rate on January 30, 2006 of USD 1 = CHF 1.2883, divided by US$10.87, which is the average closing price of the X-Rite common stock on the Nasdaq Stock Market during the ten consecutive trading days up to and including the second day immediately preceding the pre-announcement. The Swiss franc value of the shares of X-Rite common stock you receive will fluctuate, based on changes in the market price for X-Rite common stock as well as on changes in the US$:CHF exchange rate. Any fluctuation in the market price of X-Rite common stock between now and the closing of our offer will change the Swiss franc value of the shares of X-Rite common stock that you will receive. Therefore, the value of the shares of X-Rite common stock that you will receive could be higher or lower than the price on which the exchange ratio was based. In addition, X-Rite’s common stock may not trade on a comparable basis to its trading performance prior the consummation of our offer. For information regarding the range of trading prices of X-Rite common stock on the Nasdaq Stock Market, please refer to the section captioned “COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS.” You should obtain recent market quotations for trading prices of X-Rite common stock and Amazys shares before you tender your Amazys shares in the offer.

This transaction may adversely affect the liquidity and value of non-tendered Amazys shares.

In the event that all of the Amazys shares are not tendered, the number of securityholders and the number of Amazys shares held by individual holders will be greatly reduced. As a result, the closing of our offer would adversely affect the liquidity and may adversely affect the market value of the remaining Amazys shares held by the public. X-Rite intends to delist the Amazys shares from the SWX Swiss Exchange following completion of the offer. As a result of the delisting, Amazys shares not tendered pursuant to our offer may become illiquid and may be of reduced value. In addition, if X-Rite acquires 98% or more of the Amazys shares, X-Rite intends to request the cancellation of each remaining Amazys share in accordance with Swiss law in exchange for the offer consideration. If such request for cancellation is granted, Amazys would reissue the remaining Amazys shares to X-Rite in exchange for X-Rite’s payment of the consideration which Amazys would then distribute to the holders of the canceled shares. Should X-Rite acquire less than 98% but 90% or more of the voting rights of Amazys, X-Rite reserves the right to merge Amazys with a company controlled by X-Rite whereby the remaining Amazys minority shareholders could, at the option of X-Rite, receive cash consideration rather than cash and shares of X-Rite common stock. In the event X-Rite elects to issue shares of its common stock to minority shareholders in connection with a merger, such shares would be registered under the Registration Statement of which this prospectus forms a part. If such merger occurs within six months of the settlement date, in accordance with Swiss law, the value of the consideration offered for Amazys shares in the merger would be less than or equal to the value of the offer consideration. Should X-Rite acquire less than 90% of the voting rights of Amazys, it reserves the right to purchase the remaining minority Amazys shares by other means such as by way of a private or public offer. If such purchase occurs within six months of the settlement date, in accordance with Swiss law, the value of the consideration offered for Amazys shares in the purchase would be less than or equal to the value of the offer consideration. Amazys shareholders are not entitled to appraisal rights. See the section captioned “OUR OFFER—Purpose of Our Offer; Plans for Amazys” and “—Effect of Our Offer on the Market For Amazys Shares.”

Upon your receipt of shares of X-Rite common stock in our offer, you will become a shareholder in a Michigan corporation, which may change certain shareholder rights and privileges you hold as a shareholder of a Swiss corporation.

X-Rite is governed by the laws of the United States, the State of Michigan and by its restated articles of incorporation and restated by-laws. Michigan law extends to shareholders certain rights and privileges that may not exist under Swiss law and, conversely, does not extend certain rights and privileges that you may have as a shareholder of a company governed by Swiss law. In addition to our existing rights agreement, or poison pill, the directors of a Michigan corporation may elect to adopt certain provisions that have the effect of discouraging a third party from acquiring control of the corporation. Such provisions could limit the price that some investors might be willing to pay in the future for shares of X-Rite common stock. These Michigan provisions may also have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change in control of X-Rite, including unsolicited takeover attempts, even though such a transaction may offer X-Rite shareholders the opportunity to sell their shares of X-Rite common stock at a price above the prevailing market price. For a detailed discussion of the rights of X-Rite shareholders versus the rights of Amazys shareholders, see the section captioned “COMPARATIVE RIGHTS OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS IN GENERAL.”

Our indebtedness following our offer will be higher than our existing indebtedness.

As of December 31, 2005, we had no consolidated indebtedness and cash and cash equivalents of approximately $6.5 million. However, we will incur substantial indebtedness to finance the offer. As of December 31, 2005, after giving pro forma effect to the offer as if X-Rite purchased all of the outstanding Amazys shares in the offer on that date, we would have had approximately $179 million of total debt. Although the credit agreements we have entered into to finance the offer contain limitations on the amount of additional indebtedness that we and our subsidiaries may incur, both we and our subsidiaries retain the ability to incur substantial additional indebtedness. Accordingly, we may incur additional indebtedness in the future, including indebtedness incurred or assumed in connection with acquisitions.

After the completion of the offer we will have a substantial amount of debt which will require significant interest and principal payments. Our level of debt and the limitations imposed on us by our credit agreements could adversely affect our operating flexibility and put us at a competitive disadvantage. Our substantial debt level may adversely affect our future performance, because, among other things:

•	we may be placed at a competitive disadvantage relative to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

•	our ability to complete future acquisitions may be limited;

•	we will have to use a portion of our cash flow for debt service rather than for investment in research and development and capital expenditures;

•	we may not be able to obtain further debt financing and/or we may have to pay more for such additional financing as we are able to obtain;

•	we may not be able to take advantage of business opportunities; and

•	we will be more vulnerable to adverse economic conditions.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness will depend upon our future operating performance, which may be affected by factors beyond our control. In addition, there can be no assurance that future borrowings or equity financing will be available to us on favorable terms or at all for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, our business, financial condition and results of operations would be materially adversely affected.

Moreover, if one or more rating agencies downgrades our credit rating, we may have difficulty obtaining additional financing and/or our cost of obtaining additional financing or refinancing existing debt may be increased significantly.

We may not be able to successfully complete the offer.

The offer may not be completed unless X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options. Based on 3,433,066 Amazys shares outstanding on a fully diluted basis as of April 24, 2006, consisting of 3,231,891 shares outstanding and options to purchase 201,175 Amazys shares, the above condition would be satisfied if 2,403,147 Amazys shares were validly tendered in the offer, which represents 74% of the 3,213,891 outstanding Amazys shares and 70% of the 3,433,066 Amazys shares outstanding on a fully diluted basis. It is possible that we may fail to complete the offer because an insufficient number of Amazys shares are tendered into the offer.

In addition to the requirement of sufficient X-Rite ownership of Amazys shares discussed above, there are other conditions that must be satisfied and/or waived in order for the offer to be completed. For example, it is a condition to completing the offer that the shareholders of X-Rite approve the issuance of X-Rite shares of common stock in the offer. This shareholder approval condition may not be waived by X-Rite. If any of these conditions are not satisfied, or waived by the relevant party, as applicable, then we may ultimately terminate the offer. In addition, we may terminate the offer for other reasons. If we terminate the offer, or if the offer is not otherwise completed, Amazys’ share price and its business could be adversely affected. Please see the sections entitled “OUR OFFER—Conditions of Our Offer” and “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement—Termination of the Transaction Agreement.”

The market price of X-Rite common stock may decline due to poor results from our acquisition of Amazys.

The market price of our common stock may decline if:

•	the integration of Amazys’ business is unsuccessful or takes longer than expected;

•	we do not achieve the expected benefits of our acquisition of Amazys as rapidly or to the extent anticipated by financial analysts or investors; or

•	the effect of our acquisition of Amazys on our financial results is not consistent with the expectations of financial analysts or investors.

In connection with our offer, we estimate that we will issue approximately 7.2 million shares of X-Rite common stock. The increase in the number of outstanding shares of our common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, our common stock.

Upon consummation of our offer, Amazys shareholders tendering in the offer will become X-Rite shareholders. Our results of operations, as well as the trading price of our common stock, may be affected by factors different from those historically affecting Amazys’ results of operations and the price of Amazys shares. See the section captioned “COMPARATIVE RIGHTS OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS IN GENERAL.”

Uncertainties exist in integrating the business operations of X-Rite and Amazys.

We intend, to the extent reasonably practicable, to integrate our operations with those of Amazys. Our goal in integrating these operations is to increase earnings and achieve cost savings by taking advantage of the anticipated synergies of consolidation and enhanced growth opportunities. There can be no assurance that we will not encounter difficulties integrating our operations with Amazys’ operations, resulting in a delay or the failure to achieve the anticipated synergies and, therefore, the expected increases in earnings and cost savings. The potential difficulties of combining the operations of the companies may include, among other things:

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between X-Rite and Amazys;

•	coordinating and consolidating ongoing and future research and development efforts;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining strategic partners and attracting new strategic partners;

•	retaining key employees;

•	retaining and integrating distributors and key sales representatives;

•	consolidating corporate and administrative infrastructures, including consolidating and integrating computer information and financial systems;

•	integrating and managing the technologies and products of the two companies;

•	identifying and eliminating redundant and underperforming operations and assets;

•	using capital assets efficiently to develop the business of the combined company;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations;

•	possible tax costs or inefficiencies associated with integrating the operations of the combined company;

•	possible modification of operating control standards in order to comply with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; and

•	retaining and attracting new engineers and research and development personnel to support new products and new technology development.

For these reasons, we may fail to complete successfully the anticipated integration of X-Rite and Amazys, or to realize any of the anticipated benefits of the integration of the two companies. Actual cost savings and synergies may be lower than we currently expect and may take a longer time to achieve than we currently anticipate.

Strategic partner, customer and supplier uncertainty related to the offer could harm the businesses of X-Rite and Amazys.

X-Rite and Amazys have numerous strategic relationships and business alliances with other companies to deliver and market their products to customers. As a result of the offer, some of these relationships may change in a manner adverse to X-Rite’s and/or Amazys’ businesses. In addition, customers of X-Rite and Amazys, in response to the announcement of the offer or due to ongoing uncertainty about the offer, may delay or defer purchasing decisions or elect to switch to other suppliers. Any delay, deferral or change in purchasing decisions by the customers of X-Rite and Amazys could seriously harm the businesses of X-Rite and/or Amazys.

Full integration of our operations with Amazys’ operations may not be achieved if we cannot compulsorily acquire all of the issued and outstanding Amazys shares.

The offer may not be completed unless X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options. In order to acquire a sufficient number of shares that would entitle us to guarantee our acquisition of the full equity interest in Amazys, under Swiss law, we are required to have a beneficial interest in at least 98% of all of the outstanding Amazys shares. It is possible that, at the end of our offer period, we will not hold a sufficient number of Amazys shares to effect a compulsory acquisition of the remaining outstanding Amazys shares. This could prevent or delay us from realizing some or all of the anticipated benefits from the integration of our operations with Amazys’ operations.

Our offer could trigger certain change of control payments in the employment agreement of Amazys’ Chief Financial Officer.

The employment agreement of Amazys’ Chief Financial Officer, Rolf F. Jeger, contains a change of control clause which provides that Mr. Jeger will receive twelve months’ salary (CHF458,000) if the employment agreement is terminated by the employer following a change of control of Amazys. If successful, our offer would effect such a change of control, thereby giving rise to potential change of control payments under the employment agreement.

The cash portion of the consideration to be paid in our offer to tendering securityholders is based on a fixed amount of Swiss francs and, therefore, X-Rite is subject to currency fluctuations through the payment date.

Because X-Rite will pay all holders of Amazys shares in Swiss francs, X-Rite must buy Swiss francs with U.S. dollars at or prior to the payment date. As a result, the actual amount of U.S. dollars required to buy a sufficient amount of Swiss francs to pay the cash portion of the consideration to such holders will depend upon the exchange rate prevailing at the time X-Rite either acquires such Swiss francs or acquires an option or other right to acquire such amount of Swiss francs at a fixed exchange rate.

Risks Relating to Our Business

As a result of the consummation of our offer, we will be a larger and broader organization, and if our management is unable to manage the combined businesses of X-Rite and Amazys, our operating results will suffer.

As a result of the consummation of our offer, X-Rite will acquire approximately 400 employees of Amazys worldwide. Consequently, we will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to successfully manage the geographically more diverse and substantially larger combined organization, or any significant delay in achieving successful management, could have a material adverse effect on us after our offer is consummated and, as a result, on the market price of our common stock.

Our exposure to European and other regulatory regimes will increase following the consummation of our offer.

In fiscal 2005, we derived approximately US$62.2 million, or 47.5%, of our total revenue from sales of our products outside of the United States. The European region accounted for approximately 25% of our sales for fiscal 2005. After consummation of our offer, our total revenue derived from sales outside the United States will increase significantly. Our international operations are, and will continue to be, subject to a number of risks and potential costs. We are required to obtain various licenses and permits from foreign governments and to comply with significant regulations that vary by country in order to market our products in such jurisdictions. There can be no assurance that we will be able to obtain and maintain any necessary licenses, permits and certifications or comply with applicable regulations of foreign governments. The failure by us to obtain or maintain the required licenses, permits or certifications, or comply with those regulations, could have a material adverse effect on our business and financial results.

Our future results could be harmed by economic, political, geographic, regulatory and other specific risks associated with international operations.

The acquisition of Amazys would significantly augment our already substantial international operations. During fiscal 2005, approximately 47.5% of our total revenues were generated by our international operations. We estimate that following our acquisition of Amazys, more than half of our total revenues will be generated by non-U.S. operations. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. In addition, after consummation of our offer, our total revenue derived from sales outside the United States is expected to increase significantly. There can be no assurance that we will maintain or expand our international sales. We believe that our future growth will be dependent, in part, upon our ability to maintain and increase revenues in our and Amazys’ existing and potential international markets. If the revenues generated from international activities, especially in emerging markets, are inadequate to offset the expense of maintaining such international operations, our business, financial condition and results of operations could be materially and adversely affected. The increasingly international reach of our businesses could also subject us and our results of operations to unexpected, uncontrollable and rapidly changing economic and political conditions. Specifically, international sales and operations are subject to inherent risks, including:

•	lack of experience in a particular geographic market;

•	tariffs and other barriers, including import and export requirements and taxes on subsidiary operations;

•	different and changing regulatory requirements in various countries and regions;

•	fluctuating exchange rates and currency controls;

•	difficulties in staffing and managing foreign sales and support operations;

•	longer accounts receivable payment cycles;

•	potentially adverse tax consequences, including repatriation of earnings;

•	diminished protection of intellectual property in some countries outside the U.S.;

•	development and support of localized and translated products;

•	lack of acceptance of localized products or X-Rite in foreign countries;

•	differing local product preferences and product requirements;

•	labor force instability, including possible shortages of skilled personnel required for local operations; and

•	political and/or economic instability, such as perceived or actual public health (e.g. SARS) or terrorist risks which impact a geographic region and business operations therein.

As we expand our international operations, including through the acquisition of Amazys, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions.

If we or Amazys fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

Our and Amazys’ ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need if we are unable to offer competitive salaries and benefits, or if our stock does not perform well. The loss of any one of our or Amazys’ management personnel, or our or Amazys’ inability to identify, attract, train, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives. We do not carry key person life insurance on any of our employees. Similarly, competition for skilled sales, product development and technical personnel is intense and we and Amazys may not be able to recruit and retain the personnel we need. The loss of the services of key sales, product development and technical personnel, or our or Amazys’ inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

We and Amazys are subject to risks arising from currency exchange rate fluctuations, which could increase our costs and may cause our profitability to decline.

In fiscal 2005, we derived approximately US$62.2 million, or 47.5% of our total revenues, from sales of our products outside of the United States. A significant portion of Amazys’ revenues and expenses have been in the form of currencies other than the U.S. dollar. Measured in local currency, a substantial portion of our business’ foreign generated revenues were generated in Euros and British Pound Sterling. The United States dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant increases in the value of the United States dollar relative to other currencies could have a material adverse effect on our results of operations. We address currency risk management through regular operating and financing activities. Neither we nor Amazys currently has any hedging or similar foreign currency contracts. Fluctuations in the value of foreign currencies could adversely impact the profitability of our foreign operations and such risk will increase following the acquisition of Amazys due to the expected increase sales in foreign currencies.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

We and Amazys have made significant expenditures to develop and acquire technology and intellectual property rights. We and Amazys actively patent and trademark these properties whenever possible and will vigorously defend them against infringement. Our or Amazys’ failure to protect our intellectual property could seriously harm our business and prospects because we and Amazys believe that developing new products and technologies that are unique is critical to our success. We and Amazys will incur substantial costs in obtaining patents and, if necessary, defending our intellectual propriety rights. We do not know whether we will obtain the patent protection we seek, or that the protection we do obtain will be found valid and enforceable if challenged. Our and Amazys’ efforts to protect our intellectual property through patents, trademarks, service marks, domain names, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures may not be adequate to protect our property rights. Patent filings by third parties, whether made before or after the date of our or Amazys’ filings, could render our intellectual property less valuable. Disputes may arise as to ownership of our intellectual property or as to whether products designed by our competitors infringe our intellectual property rights. Employees, consultants and others who participate in developing our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. In addition, intellectual property rights may be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market position. Competitors may also capture market share from us by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. In addition, as sales of our and Amazys’ products continue to grow internationally, our exposure to intellectual property infringements in countries where intellectual property rights protections are less stringent will increase. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be impaired, which would limit our growth and future revenue.

We and Amazys may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

A successful claim of patent or other intellectual property infringement against us or Amazys could adversely affect our growth and profitability, in some cases materially. We cannot assure you that others will not claim that our or Amazys’ proprietary or licensed products are infringing their intellectual property rights or that we or Amazys do not in fact infringe those intellectual property rights. From time to time, we and Amazys receive notices from third parties of potential infringement and receive claims of potential infringement. We and Amazys may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our or Amazys’ products infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business, financial condition and results of operations.

We may not have financing for future capital requirements, which may prevent us from addressing gaps in our product offerings, improving our technology or increasing our manufacturing capacity.

If we cannot incur additional debt or issue equity or are limited with respect to incurring additional debt or issuing equity, we may be unable to address gaps in our product offerings, improve our technology or increase our manufacturing capacity, particularly through strategic acquisitions or investments. Although historically our cash flow from operations has been sufficient to satisfy working capital, capital expenditure and research and development requirements, in the future we may need to incur additional debt or issue equity in order to fund these requirements as well as to make acquisitions and other investments. We cannot assure you that debt or equity financing will be available to us on acceptable terms or at all. If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights and preferences and privileges senior to those of holders of our common stock in the event of a liquidation. The terms of the debt securities may impose restrictions on our operations. If we raised funds through the issuance of equity, this issuance would dilute your ownership of us. If the price of our equity is low or volatile, we may not be able to issue additional equity to fund future acquisitions.

Our ability to make payments on and to refinance our indebtedness, including the debt to be incurred to fund this offer and to fund working capital, capital expenditures and strategic acquisitions and investments, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

The markets for our products and services and Amazys’ products and services are highly competitive. If we are unable to compete effectively with existing or new competitors, our business could be negatively impacted.

The businesses in which we and Amazys compete are very competitive and subject to technological change, evolving standards, frequent product enhancements and introductions and changing customer requirements. Many of our and Amazys’ current and potential competitors have (1) longer operating histories, (2) significantly greater financial, technical and marketing resources, (3) greater name recognition, and/or (4) a larger installed customer base than either X-Rite or Amazys individually or combined. A number of companies offer products and services that are similar to those offered by us and Amazys and that target the same markets. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than us. Our and Amazys’ competitors may develop products and services that compete with those offered by us or may acquire companies, businesses and product lines that compete with us. It also is possible that competitors may create alliances and rapidly acquire significant market share, including in new and emerging markets. If we and Amazys are not able to differentiate our products and services in the market then competitive pressures may potentially impact our sales volumes, pricing structure, gross margin, operating expenses an operating income.

Accordingly, there can be no assurance that current or potential competitors of X-Rite and Amazys will not develop or acquire products or services comparable or superior to those that we develop, combine or merge to form significant competitors, or adapt more quickly than us to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced margins or loss of market share for our products and services, any of which could materially and adversely affect our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors of X-Rite and Amazys or that the competitive pressures that the combined company may face will not materially adversely affect our business, operating results, cash flows and financial condition.

We and Amazys may be affected by environmental laws and regulations.

We and Amazys are subject to a variety of laws, rules and regulations relating to discharges of substances in the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties necessitated by pollutants. Any of those regulations could require us to acquire expensive equipment or to incur substantial other expenses to comply with them. If we incur substantial additional expenses, product costs could significantly increase. Also, if we or Amazys fail to comply with present or future environmental laws, rules and regulations, such failure could result in fines, suspension of production or cessation of operations.

We are vertically integrated and, therefore, must manage costs efficiently.

Our manufacturing processes are vertically integrated. Therefore, it is critical to efficiently manage the cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits.

Amazys’ reliance on outsourced manufacturing presents risks to its fulfillment process.

Amazys relies on a number of strategic supply chain partners that produce key components or sub-assemblies that support Amazys’ final assembly, calibration, and test process. Some of these suppliers are single sourced and therefore present risks to Amazys’ fulfillment process.

We and Amazys depend on new product development to compete effectively.

We and Amazys have made large investments in new products and services. There are no assurances as to when future revenues from these products will be received, or that the ultimate profit margins received will be adequate to justify the investment.

Continual development of new products and technologies as well as enhancements to existing products is a core component of our and Amazys’ long-term growth plans. Our future business, financial condition and results of operations will depend to a significant extent on our and Amazys’ ability to develop new products that address these market opportunities. As a result, we and Amazys believe that significant expenditures for research and development will continue to be required in the future. Product development requires a time-consuming and costly research and development process. Unexpected delays in this process may significantly affect the timing of future revenues and increase costs. We and Amazys must anticipate the features and functionality that customers will demand, incorporate those features and functionality into products, price our products competitively and introduce new products to the market on a timely basis. We cannot assure you that the products we expect to introduce will incorporate the features and functionality demanded by our customers, will be successfully developed, or will be introduced within the appropriate window of market demand. If there are delays in production of current or new products, our potential future business, financial condition, and results of operations could be adversely affected. In addition, the time required for competitors to develop and introduce competing products may be shorter, their manufacturing yields may be better, and their production costs may be lower than those experienced by us.

Any general economic slowdown could adversely affect our revenues and profitability.

Many of our and Amazys’ products are used for quality control purposes within a larger manufacturing or production process. As such, our and Amazys’ sales in some instances are linked to capital goods spending. Should there be a prolonged slowdown in capital goods spending or changes in global economic conditions, our revenues and profitability could be noticeably impacted.

We may face potential tax liability.

We and Amazys are subject to taxation in many jurisdictions in the United States, Europe, Asia and elsewhere. In the ordinary course of business, there are transactions and calculations where the ultimate tax liability cannot be determined with certainty at the time the transaction is entered into. Preparation of our and Amazys’ income tax provision requires the use of judgments as to how these transactions will ultimately be taxed. We and Amazys believe our tax accruals are accurate though the ultimate determination of these issues may be different from that which is reflected in our and Amazys’ historical provision and accruals. Should these determinations be different from what is previously recorded and additional tax is assessed, those assessments would be recorded in the period in which they occur.

Any disruption in the operations of our U.S. facility or Amazys’ facility in Switzerland could adversely impact our ability to operate our business.

Manufacturing and service of much of our core color products are performed at our headquarters facility in Grandville, Michigan. Should a catastrophic event occur at that facility, our ability to manufacture products, complete existing orders, and provide other services would be severely impacted for an undetermined period of time. We have purchased business interruption insurance to cover the costs of an event of this magnitude. Similarly, manufacturing and service of much of Amazys’ core color products are performed at Amazys’ headquarters facility in Regensdorf, Switzerland. Should a catastrophic event occur at that facility, our ability to manufacture product, complete existing orders, and provide other services would be severely impacted for a undetermined period of time. Amazys has purchased business interruption insurance to cover the costs of an event of this magnitude, but such insurance may be insufficient to completely offset the long term impact of such an occurrence. Our inability to conduct normal business operations for a period of time may have an adverse impact on long-term operating results.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements contained herein have been derived by combining X-Rite’s consolidated balance sheet and statement of operations with Amazys’ consolidated balance sheet and statement of operations as of and for the year ended December 31, 2005. Pro forma adjustments are based on preliminary estimates and assumptions. The unaudited pro forma condensed combined balance sheet and statement of operations do not purport to represent what the financial position or results of operations actually would have been if the acquisition had occurred as of such dates, or what results will be for any future periods.

The acquisition will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets of Amazys acquired in connection with the acquisition, based on their respective estimated fair values. The unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may change significantly, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the acquisition could differ materially from the information presented in the unaudited pro forma condensed combined financial statements. The impact of ongoing integration activities, the timing of completion of the acquisition and other changes in Amazys’ net tangible and intangible assets that occur prior to completion of the acquisition could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of X-Rite and Amazys are in the process of making these assessments, and estimates of these costs are not currently known, nor do they assume any cost savings or synergies. However, liabilities ultimately may be recorded for severance costs related to Amazys employees, costs of vacating some facilities of Amazys, or other costs associated with exiting activities of Amazys that would affect amounts presented. Certain of such liabilities could result in an adjustment to the purchase price that would affect the amount of goodwill to be recorded. In addition, X-Rite may incur significant restructuring charges upon completion of the acquisition or in subsequent quarters for severance costs related to X-Rite employees, costs of vacating some facilities of X-Rite, or other costs associated with exiting activities of X-Rite. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they were incurred.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2005

(in thousands)

	U.S. GAAP
	X-Rite Historical	Amazys Historical	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$6,496	$27,495	$179,150	A	$7,516
			(183,445)	B
			(22,180)	E
Short-term investments	14,863	—	(14,863)	B	—
Accounts receivable	33,536	19,070	(1,000)	F	51,606
Inventories	17,631	11,990	(291)	F	29,330
Deferred income taxes	2,140	829	460	H	3,429
Prepaid expenses and other current assets	1,967	2,665			4,632

Total current assets	76,633	62,049	(42,169)		96,513

Property, plant and equipment, net	23,672	9,217	500	G	33,389

Other assets:
Cash surrender values (founders’ policies)	20,956	—			20,956
Goodwill	8,951	12,225	(12,225)	I	187,206
			178,255	J
Other intangible assets, net	3,875	1,587	(1,587)	I	75,901
			72,026	K
Deferred financing costs	—	—	6,680	D	6,680
Capitalized software	7,327	2,571			9,898
Deferred income taxes	2,853	7,135			9,988
Other noncurrent assets	3,368	1,196			4,564

	$147,635	$95,980	$201,480		$445,095

The accompanying notes are an integral part of these statements.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET—(Continued)

December 31, 2005

(in thousands)

	U.S. GAAP
	X-Rite Historical	Amazys Historical	Pro Forma Adjustments		Pro Forma Combined
Current liabilities:
Accounts payable	$5,733	$8,098			$13,831
Payroll and employee benefits	5,948	6,236	$239	C	12,423
Income taxes	4,243	2,242			6,485
Other accrued liabilities	3,716	6,777	22,180	D	11,493
			(22,180)	E
			1,000	F
Current portion of long-term debt	—	—	1,200	A	1,200

Total current liabilities	19,640	23,353	2,439		45,432

Long-term liabilities:
Long-tem debt	—	—	177,950	A	177,950
Deferred income taxes	—	398	14,405	H	14,803
Other noncurrent liabilities	413	305			718

	413	703	192,355		193,471

Shareholders’ equity:
Common stock	2,124	5,901	(5,901)	L	2,847
			723	M
Additional paid-in capital	17,158	24,693	(24,693)	L	95,045
			77,887	M
Retained earnings	107,105	44,456	(44,456)	L	107,105
Accumulated other comprehensive income (loss)	1,721	(1,335)	1,335	L	1,721
Stock conversion plan	(526)	—			(526)
Deferred stock-based compensation	—	(423)	423	L	—
Treasury shares	—	(1,368)	1,368	L	—

	127,582	71,924	6,686		206,192

	$147,635	$95,980	$201,480		$445,095

The accompanying notes are an integral part of these statements.

X-RITE, INCORPORATED AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2005

(in thousands, except per share data)

	U.S. GAAP
	X-Rite Historical	Amazys Historical	Pro Forma Adjustments		Pro Forma Combined
Net sales	$130,939	$114,988			$245,927
Cost of sales	44,950	55,797	$71	A	100,818

Gross profit	85,989	59,191	(71)		145,109

Operating expenses:
Selling and marketing	36,646	29,239			65,885
Research, development and engineering	16,316	12,253			28,569
General and administrative	18,478	10,876	10,289	B	39,146
			(497)	C
Gain on sale of Founders’ life insurance policies	(1,154)	—			(1,154)

	70,286	52,368	9,792		132,446

Operating income	15,703	6,823	(9,863)		12,663

Interest and other income (expense)	(668)	1,057	(15,840)	D	(16,486)
			(1,035)	E

Income (loss) before income taxes	15,035	7,880	(26,738)		(3,823)

Income taxes (benefit)	3,983	(1,129)	(5,733)	F	(2,879)

Net income (loss)	$11,052	$9,009	$(21,005)		$(944)

Earnings (loss) per share:
Basic	$.52				$(.03)

Diluted	$.52				$(.03)

Weighted average shares outstanding:
Basic	21,150		7,232	G	28,382

Diluted(1)	21,419		7,232	G	28,382

(1)	Due to the pro forma combined net loss, pro forma combined weighted average shares outstanding do not include potentially dilutive shares, as they would have an anti dilutive effect on the loss per share.

The accompanying notes are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1: Estimated Purchase Price

These unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on December 31, 2005 with respect to the balance sheet presented, and as of the beginning of 2005 with respect to the statement of operations presented. The preliminary allocations are subject to change based on finalizing the fair values of tangible and intangible assets acquired and liabilities assumed. The estimated purchase price of $276,917,775 (excluding $15,500,000 of estimated transaction costs) was determined as follows:

Purchase Price Calculation:

Total Amazys common shares issued and outstanding		3,227,916
Total Amazys stock options outstanding		205,150

Total number of Amazys shares to be purchased		3,433,066

Total number of Amazys shares to be purchased		3,433,066
Cash consideration per share in Swiss Francs (CHF)	x CHF	77.00

	CHF	264,346,082
Less cash proceeds from stock options to be exercised		(8,860,675)

Total cash consideration to be paid in CHF	CHF	255,485,407
Federal Reserve Bank noon buying rate on January 30, 2006	x	.7762

Total cash consideration to be paid in USD		$198,307,773

Total number of Amazys shares to be purchased		3,433,066
X-Rite common stock consideration per share in CHF	x	CHF29.50

Total consideration to be paid with X-Rite common stock (stated in CHF)	CHF	101,275,447
Federal Reserve Bank noon buying rate on January 30, 2006	x	.7762

Total consideration to be paid with X-Rite common stock (stated in USD)		$78,610,002

Total purchase price of Amazys outstanding shares in USD		$276,917,775

Total consideration to be paid with X-Rite common stock (stated in USD)		$78,610,002
X-Rite’s average closing price for the ten consecutive trading days up to and including the second day before January 31, 2006		$10.87

Approximate number of X-Rite common shares to be issued		7,231,831

Allocation of purchase price (in thousands):

The preliminary allocation of the estimated purchase price is based on the estimated fair values of Amazys’ assets acquired and liabilities assumed in the acquisition. Purchase price allocations to net identifiable tangible and intangible assets acquired, and to goodwill are as follows:

Net tangible assets at estimated fair value	$42,137
Identifiable intangible assets(1)	72,026
Excess purchase price over the fair value of net assets acquired, excluding estimated transaction costs of $15,500(2)	162,755

Total purchase price	$276,918

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(1)	Identifiable intangible assets are based on preliminary calculations and should not be considered final conclusions of value. All identifiable intangible assets will be assigned useful lives which will determine future periodic amortization charges.
(2)	The excess of the purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill.

Note 2: Basis of Presentation

The pro forma condensed combined financial statements are presented in U.S. dollars (USD), in accordance with U.S. generally accepted accounting principles. The financial statements of Amazys Holding AG have been converted from Swiss Francs (CHF), its functional reporting currency, to USD using the following exchange rates:

Balance sheet at December 31, 2005	USD $1 = CHF 1.31480
Income statement for the year ended December 31, 2005	USD $1 = CHF 1.24404

Note 3: Pro Forma Condensed Combined Balance Sheet Adjustments

A    Cash proceeds from debt financing. X-Rite plans to maintain a cash balance of approximately $7.5 million following the acquisition closing. The first lien credit facility requires quarterly principal payments of $0.3 million; therefore, $1.2 million is classified as a current liability.

B    Cash to be paid to Amazys shareholders, net of stock option proceeds expected upon exercise by Amazys stockholders prior to transaction closing. Sources to fund the cash consideration portion of the stock purchases will include cash on hand, short-term investments and proceeds from debt financing.

C    Accrue compensation for Amazys change in control liabilities. At closing, all change in control agreements will be deemed effective; payments will be made post acquisition.

D    Accrue estimated acquisition transaction costs of $22.2 million, including estimated financing costs of $6.7 million. Estimated financing costs will be accounted for as deferred financing costs and amortized over the terms of the related debt facilities.

E    Cash payments for transaction and financing costs which are expected to be paid at the transaction closing.

F    Adjustments to reflect estimated fair values of current assets and current liabilities. Final appraisals will be performed which may result in changes to preliminary estimates.

G    Adjust property plant and equipment to estimated fair values. Final appraisals will be performed which may result in changes to preliminary estimates.

H    Record deferred income taxes that arise in connection with purchase accounting adjustments.

I    Eliminate Amazys’ historical goodwill and other intangible assets.

J    Adjustment to record the excess purchase price over the fair value of identifiable net assets acquired that will be recorded as goodwill. The adjustment includes estimated transaction costs of $15.5 million. Amortization of goodwill is currently assumed to be nondeductible for tax purposes; however, tax planning alternatives have not yet been finalized. Elections are likely to be made with applicable tax jurisdictions that could result in certain tax benefits being derived from goodwill amortization expense.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

K    Record the estimated fair value of the acquired identifiable intangible assets based on a preliminary appraisal. The amount of intangible assets, estimated useful lives and amortization methodologies are subject to the completion of a final appraisal. Preliminary classifications of intangible assets are as follows (in thousands):

Technology	$48,676
Distribution network	6,845
Trademarks and trade name	5,324
Customer related intangibles	5,324
Covenants not-to-compete	3,803
Other	2,054

Net intangible assets included in pro forma adjustment	$72,026

For purposes of pro forma adjustments presented, intangible assets are assumed to have useful lives that average seven years. Completion of final appraisals after the acquisition closing could result in different useful lives being assigned.

L    Eliminate Amazys’ historical shareholders’ equity.

M    Issue an estimated 7,231,831 shares of X-Rite common stock to Amazys shareholders. Fractional shares will not be issued, therefore, the exact number of whole X-Rite common shares to be issued will not be known until the transaction closing.

Note 4: Pro Forma Condensed Combined Statement of Operations Adjustments

A    Additional depreciation expense related to the fair value increase in property, plant and equipment.

B    Record amortization expense related to the estimated values of acquired identifiable intangible assets, using average estimated useful lives of seven years. For purposes of pro forma adjustments presented, amortization is assumed to be charged entirely to general and administrative expense. Upon completion of final intangible asset appraisals and classifications after the transaction closing, actual amortization may be charged to other income statement expense classifications.

C    Reverse amortization expense for Amazys’ historical intangible assets that were eliminated from the pro forma condensed combined balance sheet.

D    To record interest expense on the first lien credit facility at prime plus 150 basis points on approximately $119 million of debt, and on the second lien credit facility at prime plus 500 basis points on $60 million of debt.

E    Record amortization of the deferred financing costs over applicable lives of the debt facilities.

F    Tax effects of the pro forma adjustments.

G    Record issuance of X-Rite common stock to Amazys shareholders for stock portion of consideration to be paid.

X-RITE

X-Rite is a technology company that develops a full range of color management systems. X-Rite’s technologies assist manufacturers, retailers and distributors in achieving the precise color they want throughout their global supply chain. X-Rite products also assist printing companies and professional photographers in achieving precise color reproduction of images across a wide range of devices and from the first to last print. Our products also provide retailers color harmony solutions at point of purchase. The key markets served include Graphic Arts, Retail, Home Décor and Industrial. A more detailed discussion of X-Rite products and markets appears below.

Products are sold worldwide through X-Rite’s own sales personnel and through independent sales representatives and dealers. X-Rite is headquartered in Grandville, Michigan and has other domestic operations in New Hampshire and Massachusetts. In addition, X-Rite has locations in Germany, England, France, the Czech Republic, Italy, Spain, Hong Kong, China, Japan and Singapore. Manufacturing facilities are located in the United States and Germany.

X-Rite was organized in 1958 as a Michigan corporation and made its initial public offering of common stock in April of 1986. We have grown through internal expansion and acquisitions, investing heavily over the past three years in our core color businesses. Our address is 3100 44th Street, S.W., Grandville, Michigan 49418 and our telephone number is (616) 534-7663.

•	Product Innovation

In 2005, we introduced nine new products and fifteen major product upgrades. We also devoted substantial resources to research and development, streamlining the development process, and achieving functional design excellence. We currently spend over twelve percent of our revenues annually on engineering, research, and development. Our focus continues to center on color management solutions that incorporate software, hardware, and services.

•	International Operation

With offices in ten countries outside the U.S. and service centers across Europe, Asia, and the Americas, X-Rite continues to improve its ability to conduct business with customers around the world. In 2005, international sales represented 47.5 percent of total revenue. The Company began to accelerate its global presence in 1993 with the establishment of two foreign sales and service subsidiaries: X-Rite GmbH, Cologne, Germany and X-Rite Asia Pacific Limited, Hong Kong. In 1994, we established a U.K. subsidiary, X-Rite, Ltd., which acquired the outstanding stock of an X-Rite dealer located near Manchester, England. In 1998, a French subsidiary, X-Rite Méditerranée SARL, was established by acquiring a branch of an X-Rite dealer located near Paris. In 2002, we opened X-Rite, (Shanghai) International Trading Co. Ltd., a sales and service center incorporated in The Peoples Republic of China. This subsidiary coordinates activity with previously opened representative offices in Beijing, Tianjin and Guangzhou strengthening our ability to serve China’s growing markets. In 2003, we affirmed our commitment to Japan and the many multi-national headquartered companies that reside there by expanding our sales office and creating a new company, X-Rite, K.K.

•	Recent Acquisitions

We have completed four significant acquisitions since the beginning of 2003.

Monaco Systems, Inc.—a company that develops and distributes color management software in the graphics arts and photo markets. Monaco’s products provide the Company with color management software solutions, broadening its ability to serve new and existing customers.

ccDot meter product line of Centurfax Ltd.—expanding its computer-to-plate product lines for the pre-press and printing industries to include the printing of flexible plastics and corrugated products.

ColorRx® product line and related assets of Thermo Electron Corporation—a former supplier of color measurement equipment to a large paint manufacturer and distributor, enabling X-Rite to enter into a five-year agreement with Benjamin Moore & Co. to be the preferred provider of color management solutions to its authorized dealers.

Moniga Gremmo—an industrial and ink formulation software company, based in Milan, Italy. This product acquisition extends X-Rite’s color quality control software capabilities with specific features commonly used in industrial markets such as inks, paints, plastics, textiles, cosmetics, and foods.

We operate in one segment: quality control instruments and accessories.

BACKGROUND AND REASONS FOR THE OFFER

Background of The Offer

In the later portion of 2004 and the first two quarters of 2005, the executive management and Board of X-Rite, in the normal course of business, engaged in an evaluation of the Company’s business strategy and objectives. During this process the Board considered various alternatives including several possible mergers or acquisitions of companies in similar businesses. The X-Rite Board considered that such a merger or acquisition could provide the Company and its shareholders with, among other things, the benefit of meaningful synergies, a larger combined market presence and access to new or adjacent market opportunities. The executive management and the Board frequently held meetings to discuss the Company’s strategic alternatives throughout this period.

On May 27, 2005, Mr. Michael Ferrara, the Chief Executive Officer of X-Rite, and Mr. Thomas Vacchiano, the Chief Executive Officer of Amazys, met to discuss various industry initiatives. On June 3, 2005, Mr. Ferrara and Mr. Vacchiano spoke again on the telephone and during this discussion both gentlemen agreed that a possible combination of the two companies merited further discussion.

During June 2005, Mr. Ferrara had numerous discussions with Board members and executive management regarding the potential benefits of a combination with Amazys. Additionally, X-Rite’s advisor from Headwaters MB was directed to perform initial background research on Amazys. On July 8, 2005, the Mergers & Acquisitions committee (M&A) of the Board met with Mr. Ferrara, Ms. Chowning, the Chief Financial Officer of X-Rite, and X-Rite’s legal counsel from McDermott Will & Emery LLP to review the potential combination opportunity with Amazys, the initial background research on Amazys and all other strategic options. At the end of the meeting, the M&A committee authorized Mr. Ferrara to continue discussions with Mr. Vacchiano and explore strategic options with Amazys.

On July 15, 2005, Mr. Ferrara and Ms. Chowning met with Mr. Vacchiano in Paris. At that meeting, a business combination between X-Rite and Amazys was discussed and public information was exchanged. Mr. Ferrara and Ms. Chowning reviewed X-Rite’s current business, products and future strategies and Mr. Vacchiano reviewed Amazys’ current business, products and future strategies. The participants also discussed the potential benefits of a business combination between X-Rite and Amazys. At the conclusion of the meeting, Mr. Ferrara and Mr. Vacchiano agreed to review the discussions with their respective Boards and determine if further discussions were warranted.

During the last two weeks of July, the Company and Headwaters expanded their initial background research and prepared preliminary synergies estimates and valuation scenarios based on public information. On August 2, 2005, Mr. Ferrara, Ms. Chowning, X-Rite’s legal and financial advisors and the M&A committee had a working session to discuss the potential strategic fit, possible deal structures, synergies and financing alternatives. During the first two weeks of August 2005, Mr. Ferrara and Ms. Chowning had numerous discussions with Board members and key external advisors, including Headwaters and McDermott Will & Emery LLP, regarding the strategic benefits and risks of a combination with Amazys, estimated synergies and valuation issues.

On August 16, 2005, Mr. Ferrara, Ms. Chowning and X-Rite’s legal and financial advisors met with the M&A committee and presented the additional background research and preliminary synergies estimates and valuation scenarios. At the end of the meeting the M&A committee authorized continued discussions and negotiations with Amazys.

On August 17, 2005, Mr. Vacchiano and Mr. Ferrara discussed via telephone the mutual interest in continuing discussions and agreed to a formal meeting in Zurich on August 24, 2005 with John Utley, X-Rite Board Chair and Mario Fontana, Amazys Board Chair.

On August 22 and 23, 2005, Mr. Ferrara and Ms. Chowning made a presentation to the Board updating them on the planned meeting in Zurich and additional diligence and valuation work that had been performed.

Mr. Ferrara and Ms. Chowning reviewed with the Board of X-Rite the presentation for the meeting with the Amazys Chairman on August 24, 2005. The Board discussed the potential benefits, risks, integration, issues and financing of the potential transaction. At the conclusion of the discussion, the Board authorized Mr. Ferrara to proceed with the discussions to determine on what terms a transaction could be consummated.

On August 24, 2005, Mr. Utley and Mr. Ferrara met with Mr. Fontana, Mr. Vacchiano and Mr. Lattmann, an Amazys Board member in Zurich. Mr. Ferrara and Mr. Utley made a presentation to the Amazys participants covering the strategic rationale for the combination, a potential transaction structure and an indicative valuation range for X-Rite acquiring Amazys, and an indicative timeline for a potential transaction. At the conclusion of the meeting, Mr. Fontana agreed to discuss the presentation materials with the Amazys Board and then call Mr. Ferrara on or about August 28, 2005.

On August 28, 2005, Mr. Fontana and Mr. Ferrara discussed the relative merits of moving forward with discussions and agreed that further discussions were appropriate. At the conclusion of the call, the parties agreed to execute a standstill and non-disclosure agreement and to meet in Boston on September 9, 2005 to discuss moving forward with X-Rite making an offer to acquire Amazys.

From August 29 through September 2, 2005, Mr. Ferrara and Mr. Fontana communicated via email and telephone and agreed to continue discussions through their respective financial advisors in preparation for the September 9, 2005 meeting.

On September 9, 2005, Mr. Ferrara, Ms. Chowning, Mr. Fontana and Mr. Vacchiano executed a standstill and non-disclosure agreement. The parties discussed potential offer price ranges, the offer price mechanism, cash and equity components of a potential offer and key conditions to a potential offer. Both parties agreed to review the progress of the meeting with their respective Boards.

On September 26, 2005, X-Rite’s Board reviewed a presentation from Headwaters comparing their valuation information and results to those of Amazys’ financial intermediary, Credit Suisse First Boston. The Board also discussed potential cash and equity component ranges, governance matters and succession planning. At the conclusion of the meeting, the Board authorized Mr. Ferrara to continue negotiations within a set range of options.

Between September 27 and October 7, 2005, Mr. Utley and Mr. Ferrara had numerous conversations with Mr. Fontana and Mr. Vacchiano. These discussions reached an impasse on matters of pricing, governance and other key terms. On October 8 and 9, 2005, X-Rite’s financial advisor contacted Mr. Argov, an Amazys Board member, to reinstitute the negotiations. During their discussions, the potential price range was narrowed and several conditions to completing the acquisition were further discussed. Mr. Argov and X-Rite’s financial advisor agreed to report back to the Amazys and X-Rite boards, respectively.

On October 12 and 14, 2005, Mr. Fontana and Mr. Ferrara met via phone and further narrowed the potential purchase price range, potential equity and cash component of the offer and discussed several other conditions to completing the acquisition. Both parties agreed to review the discussion with their respective Boards.

On October 17, 2005, the X-Rite Board met with Mr. Ferrara, Ms. Chowning and X-Rite’s legal and financial advisors to discuss the potential transaction. Mr. Ferrara, Ms. Chowning and X-Rite’s representative from Headwaters presented materials that outlined the strategic rationale for the acquisition, the valuation model for pricing, financing strategies, synergies and all related benefits and risks to the company and shareholders. At the conclusion of the meeting the Board authorized Mr. Ferrara to continue negotiations within a set range of options.

From October 18 through November 7, 2005, Mr. Ferrara, Ms. Chowning and X-Rite’s legal and financial advisors had numerous discussions and negotiations with various member of the Amazys group which resulted in a draft of a non-binding letter of intent. This draft was presented to Mr. Fontana for presentation to his Board at their meeting on November 23, 2005.

On November 23, 2005, Mr. Fontana called Mr. Ferrara and indicated that the Amazys Board had approved the non-binding letter of intent. On November 28, 2005, the X-Rite Board met and approved the non-binding letter of intent.

On December 1, 2005, Mr. Ferrara, Ms. Chowning and Mr. Vacchiano met in New York to discuss due diligence, drafting of the transaction agreement and other matters related to the acquisition.

Between December 5, 2006 and January 26, 2006, Mr. Ferrara, Ms. Chowning and other representatives of X-Rite met with Mr. Vacchiano, Mr. Jeger, Amazys CFO, and other representatives of Amazys to conduct due diligence in Zurich and New York. In addition to due diligence, the parties drafted and negotiated the transaction agreement.

On January 30, 2006, the X-Rite and Amazys Boards met separately and approved the transaction agreement. Additionally, X-Rite executed a financing facility agreement with Goldman Sachs totaling $220 million to finance the acquisition.

On January 31, 2006, X-Rite and Amazys issued a joint press release and advertisement of the pre-announcement of the transaction including the definitive per share offer price, the conditions for completing the exchange offer and the expected date for the availability of the offer prospectus.

On March 6, 2006, X-Rite was informed by the Board of Directors of Amazys that it had received a letter from Eichhof Holding AG (“Eichhof”) indicating an intent to make a competing public tender offer for all of Amazys’ shares, subject to successful due diligence. The Amazys Board determined to allow Eichhof to perform due diligence after execution of an acceptable confidentiality and stand-still agreement. However, on April 8, 2006, X-Rite was informed by Amazys that Eichhof had abandoned its intent to make a competing public tender offer for Amazys’ shares.

On April 6, 2006, the SEC informed X-Rite that a tender of Amazys shares prior to the effectiveness of the registration statement may be deemed to be a “sale” of X-Rite common stock before the registration statement is effective with the SEC. Under Section 5(a) of the Securities Act, it would be unlawful for X-Rite to sell X-Rite shares until the registration statement with respect to the shares is in effect (unless there is an exemption from registration). In response to the SEC’s position, X-Rite has instructed Amazys shareholders not to tender in the offer prior to the effectiveness of the registration statement and has extended withdrawal rights with respect to any tender of Amazys shares during the offer period.

X-Rite’s Reasons for The Offer

In reaching its decision to pursue a combination of X-Rite and Amazys, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including those set forth below.

We believe that a combination of X-Rite and Amazys represents a compelling opportunity to maximize value for shareholders of both companies by creating a market leader in the color management industry and establishing a foundation for long-term growth. We believe that there are a number of potential benefits of the proposed acquisition of Amazys, including, among others:

•	The combined company will have a strong technical portfolio to leverage into traditional and emerging markets;

•	The combined company will have the scale and resources to better engage with new competitors;

•	The combination will enable us to leverage the strength of X-Rite’s manufacturing and the technology of Amazys;

•	The combined company is expected to realize cost synergies resulting from the combination, which, together with enhanced market position, we believe will allow the combined company to become more competitive in the Asian and South American markets;

•	The combination will extend our market opportunity and geographic reach;

•	The combination will create a strong talent pool of technical and product development personnel in the color management industry that we believe will have the effect of accelerating technological innovation; and

•	The combined company will integrate existing and establish new technologies.

The strategic compatibility of the products and technologies of X-Rite and Amazys is expected to provide the combined company with significant earnings power and a strong platform from which it can actively pursue growth opportunities in the industry.

Our board of directors also considered potential adverse consequences and negative factors, primarily consisting of the following:

•	The significant amount of debt we will incur in connection with completing the acquisition;

•	The significant degree of difficulty and management distraction that is inherent in the process of integrating X-Rite and Amazys and the risk that operational efficiencies and cost savings sought in the proposed acquisition of Amazys might not be fully achieved or that achieving these benefits may take longer than expected;

•	The dependence of the value of shares of X-Rite common stock on the successful integration of the business of Amazys if our offer is successful;

•	The risk that our offer might not be consummated despite X-Rite’s efforts, even if the issuance of shares of X-Rite common stock in connection with the offer is approved by X-Rite’s shareholders; and

•	Other risks described under the section captioned “Risk Factors.”

Our board of directors concluded, however, that these risks are outweighed by the potential benefits of the acquisition of Amazys.

Amazys’ Reasons for Acceptance of The Offer

In its negotiations with X-Rite and its evaluation of the offer, Amazys has examined, together with its management and outside advisers, the short and long-term prospects of Amazys as a stand-alone entity and the advantages of a combination with X-Rite by way of the offer. Based on this analysis, Amazys believes that a combination with X-Rite may offer considerable strategic, operational and financial benefits.

As a part of its strategic planning process, Amazys analyzed key trends in technology, markets and competition, and came to the conclusion that Amazys may not have the critical size to successfully meet future challenges on a stand-alone basis. Amazys also reviewed the possibilities of growth through acquisitions, and concluded that these possibilities are limited due to several factors. Amazys believes that the proposed combination with X-Rite should create a global market leader and build a strong talent pool of technical and product development personnel in the color management industry. With its strong technical portfolio, the combined entity should be able to leverage into traditional and emerging markets. Amazys believes that, due to its scale and resources, the combined company will be in a better position to engage with new competitors. The combined company is also expected to realize cost synergies resulting from the combination. Amazys believes that the cost synergies together with enhanced market position will allow the combined company to become more competitive in emerging markets.

Shortly before completion of the Amazys board of directors’ report on X-Rite’s offer, Eichhof Holding AG, the parent company of Datacolor, active in the color industry, submitted an unsolicited letter of intent for a competing public tender offer to Amazys’ board of directors. In its letter of intent, Eichhof declared its intention, subject to satisfactory completion of due diligence, to make a public tender offer for all publicly held shares of Amazys. The intended offer price was to be cash in an undetermined amount. According to the letter of intent, the offer price was intended to be at least CHF 108.80 per Amazys share in cash and at least CHF 5 per share higher than the then applicable exchange value of X-Rite’s offer. The Amazys Board of Directors, together with Amazys’ advisors, reviewed Eichhof’s letter of intent, and, on the basis of this review and its statutory duties and Amazys’ rights under the Transaction Agreement, the Amazys board of directors concluded to allow Eichhof access to due diligence after execution of a customary confidentiality and stand-still agreement. Eichhof’s letter of intent represented neither a public tender offer under the Federal Act on Stock Exchanges and Securities Trading of Switzerland (SESTA) nor a pre-announcement according to Ordinance of the Takeover Board on Public Takeover Offers. However, on April 8, 2006, Eichhof informed Amazys that it had abandoned its intent to make a competing public tender offer for Amazys’ shares.

Based upon the above considerations and assessments performed by Amazys with the assistance of its outside advisors, Amazys has concluded that the offer is in the best interest of Amazys and its shareholders as well as its employees, customers and partners. This conclusion is subject to potential competing offers which may be submitted until the third trading day prior to expiration of X-Rite’s offer.

Opinion of Amazys’ Financial Advisor

Amazys retained Bank Sarasin as financial advisor to provide a fairness opinion assessing the financial adequacy of X-Rite’s proposed offer to purchase all of Amazys’ publicly held registered shares.

Bank Sarasin, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids and valuations for estate, corporate and other purposes. Amazys’ board of directors selected Bank Sarasin to act as its financial advisor in connection with the proposed offer because Bank Sarasin is an internationally recognized bank with substantial experience in the valuation of businesses. Bank Sarasin has not performed investment banking services for or had any other material relationship with Amazys or X-Rite in the past two years nor is any material relationship presently contemplated.

On January 30, 2006, Bank Sarasin rendered its opinion to the Amazys board that, based on the underlying valuation analyses and considerations presented in the opinion, Bank Sarasin considers X-Rite’s offer a fair offer from the viewpoint of the board of directors and the shareholders of Amazys. The amount of consideration to be paid in the offer was determined by negotiation between Amazys and X-Rite.

The full text of the written opinion of Bank Sarasin, dated as of January 30, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Bank Sarasin in rendering its opinion is attached to this prospectus as Annex C and is incorporated by reference. This summary of the Bank Sarasin opinion is qualified in its entirety by reference to the full text of such opinion. The opinion was provided for the information and assistance of the Amazys board in connection with X-Rite’s proposed offer and is not a recommendation as to how any Amazys shareholder should act with respect to the proposed offer. The opinion addresses only the fairness from a financial point of view of the consideration to be paid to Amazys shareholders pursuant to the proposed offer, and does not address any other aspects of the proposed offer. Amazys shareholders should carefully read the opinion in its entirety.

In arriving at its opinion, Bank Sarasin made use of the following information for its assessment:

•	A draft of X-Rite’s pre-announcement concerning the public tender offer to Amazys shareholders dated January 24, 2006;

•	Public information concerning Amazys that Bank Sarasin considered relevant for the valuation and the assessment of the fairness of the tender offer including Amazys’ 2002, 2003 and 2004 annual reports and interim reports of June 30, 2004 and 2005 (unaudited);

•	Amazys’ business plan for 2006-2009, including potential acquisitions, expected financial results for 2005, the 2006 budget and the adjusted business plan for 2006-2009, excluding acquisitions;

•	Amazys’ strategy plan, prepared in the summer of 2005;

•	Discussions with the Chief Executive Officer and Chief Financial Officer of Amazys focusing on Amazys’ financial and earnings outlook, business prospects, value drivers, assumptions made in the business plan and the competitive environment;

•	Capital market data and financial data on selected listed companies;

•	Analyses of the historical prices and trading volumes of the shares of Amazys and X-Rite;

•	Multiples of other acquisition transactions;

•	Control premiums paid in the past for publicly listed industrial companies in Switzerland; and

•	Current and historical financial market analyses to derive parameters of relevance to the valuation.

Bank Sarasin also discussed the past and current operations and financial condition and the prospects of Amazys, including information relating to certain strategic, financial and operational benefits anticipated from the combination, with senior executives of Amazys. In addition, Bank Sarasin compared the financial performance of Amazys with that of certain other comparable publicly-traded companies and their securities, and participated in discussions and negotiations among representatives of Amazys and its legal advisors. Bank Sarasin also performed other analyses and considered other factors it deemed appropriate.

For the purposes of rendering its opinion, Bank Sarasin assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Amazys and X-Rite. With respect to financial forecasts, Bank Sarasin based its discounted cash flow results on a stand-alone evaluation of Amazys and did not account for possible synergies that might be derived from an eventual combination.

Bank Sarasin did not make any independent valuation or appraisal of the assets or liabilities of Amazys nor was it furnished with any such appraisals. Bank Sarasin’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion.

Under the terms of its engagement of Bank Sarasin, Amazys has agreed to pay to Bank Sarasin a customary fee in connection with the preparation of its opinion.

OUR OFFER

Offer Documentation

Except as set forth in this prospectus, this prospectus and the related documents are being used to make our offer to all holders of Amazys shares. A separate Swiss exchange offer prospectus, which is attached as Annex B, is also being delivered to Amazys shareholders in accordance with applicable Swiss law.

The distribution of this prospectus and the making of our offer may, in some jurisdictions, be restricted by law. Our offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction where the making of our offer or the acceptance thereof would be considered illegal or otherwise violate any applicable law or regulation or where we would be obligated to change the terms of our offer, to file an additional application with any authorities or other institutions or to undertake additional measures in relation to our offer. This prospectus and the related documents must not be distributed in such jurisdictions or sent to such jurisdictions. Persons in such jurisdictions must not use these documents for marketing purposes for sale of shares of our common stock. We do not assume any responsibility for any violation by any person of any of these restrictions.

Accordingly, persons receiving a copy of this prospectus and/or a Form of Declaration of Acceptance and Assignment should not, in connection with our offer or otherwise, distribute or send the same to any person in, or citizen or resident of, or into any jurisdiction where to do so would or might contravene local securities laws or regulations. If a copy of this prospectus and/or a Form of Declaration of Acceptance and Assignment is received by any person in any such territory, or by their agent or nominee in any such territory, he or she must not seek to accept our offer. Any person who does forward this prospectus and/or a Form of Declaration of Acceptance and Assignment into any such territories (whether under a contractual or legal obligation or otherwise) should draw the recipient’s attention to the contents of the section captioned “REGULATORY STATEMENT—Sales Restrictions in Certain Countries and Jurisdictions.”

This offer is made for the securities of a Swiss company. As of February 21, 2006, U.S. security holders owned 128,907 shares of Amazys, which represented 4.4% of the outstanding shares of Amazys, excluding approximately 328,315 shares held by Amazys shareholders that owned 10% or more of the outstanding shares of Amazys on that date. Because U.S. security holders own less than 10% of the outstanding shares of Amazys, the offer is not subject to most of the tender offer provisions under the Securities Exchange Act of 1934 and the rules promulgated thereunder. These tender offer provisions contain disclosure, filing, dissemination, minimum offering period, withdrawal rights and proration requirements that are intended to provide security holders with equal treatment and adequate time and information to make a decision whether to tender into the offer. This exemptive relief is referred to as the “Tier I” exemption.

Instead of complying with most of the U.S. tender offer rules, X-Rite will comply with any applicable rules of Switzerland, which is the home jurisdiction of Amazys. Therefore, the offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

You should be aware that X-Rite may purchase securities otherwise than under the offer, such as in open market or privately negotiated purchases.

Terms of Our Offer; Expiration Date

The registration statement of which this prospectus forms a part has not been declared effective by the SEC. X-Rite instructs the shareholders of Amazys not to tender shares in the offer at this time. Once the registration statement becomes effective with the SEC, the shareholders of Amazys will have an additional period of            trading days to tender their shares in the offer and such additional offer period will be announced upon the effectiveness of the registration statement. We have extended the offer period so that it will expire at 4:00 p.m., Central European time, 10:00 a.m., New York City time, on May 23, 2006, unless further extended. In connection with the extension of the offer period, we have added withdrawal rights so that all Amazys shareholders have the right to withdraw previously tendered shares at any time prior to the expiration of the offer period.

In exchange for each Amazys share that is validly tendered and not properly withdrawn before the expiration of our offer, we are offering the following consideration:

•	CHF 77 in cash, without interest; plus

•	2.11 fully paid shares of common stock, par value $0.10 per share, of X-Rite, registered with the SEC and listed on the Nasdaq Stock Market and the SWX Swiss Exchange, to be delivered at the settlement date, free and clear from any encumbrance.

Based on the closing price of the X-Rite shares on the Nasdaq Stock Market on January 30, 2006 (the day before the date of the pre-announcement), this offer consideration values each Amazys share at CHF 108.80, and implies a premium of 41% to the average closing price over the last 30 trading days of the Amazys shares on the SWX Swiss Exchange up to and including January 30, 2006 or 33% to the closing price as of January 30, 2006, respectively. For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on January 30, 2006): USD 1 = CHF 1.2883. Based on the closing price of the X-Rite shares on the Nasdaq Stock Market on April 24, 2006 (the most recent practicable date), this offer consideration values each Amazys share at CHF 111.41, and implies a premium of 3.2% to the closing price of the Amazys shares on the SWX Swiss Exchange on April 24, 2006. For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on April 24, 2006): USD 1 = CHF 1.2701.

Assuming that all Amazys shares are tendered and all outstanding Amazys employee stock options are exercised and tendered, Amazys shareholders will hold approximately 25.3% of the outstanding common stock of X-Rite.

The offer consideration will be fully adjusted for any dilutive effects in relation to Amazys shares or X-Rite shares, as the case may be, including any dividend payments, sale or issuance of shares or capital increases below the offer consideration (in the case of Amazys shares) or the market value (in the case of X-Rite shares) or any issuance of options, warrants, convertible securities or other rights of any kind to acquire shares, except that the following events will not result in any adjustment: (i) the sale, transfer or issuance by Amazys or its subsidiaries of Amazys shares under any stock options which are outstanding on January 30, 2006 pursuant to any Amazys employee share, option or similar scheme or arrangement in existence on January 30, 2006 in accordance with their terms; (ii) the sale, transfer or issuance by X-Rite or its subsidiaries of employee options or X-Rite shares under any X-Rite employee share, option or similar scheme or arrangement in existence on January 30, 2006 in accordance with their terms and in the normal course consistent with past practice; and (iii) the ordinary quarterly dividend of X-Rite not exceeding USD 0.025 per share in the normal course consistent with past practice.

The number of shares of X-Rite common stock to be issued in exchange for each Amazys share, known as the “exchange ratio”, is fixed and will not change between now and the time our offer is consummated. The exchange ratio is based on CHF 29.50, translated into US$22.90 based on the Federal Reserve Bank of New York noon buying rate on January 30, 2006 of USD 1 = CHF 1.2883, divided by US$10.87, which is the average closing price of the X-Rite common stock on the Nasdaq Stock Market during the ten consecutive trading days up to and including the second day immediately preceding the pre-announcement. The value in Swiss francs of the shares of X-Rite common stock you will receive will fluctuate based on changes in the market price of X-Rite common stock as well as the US$:CHF exchange rate. Therefore, the Swiss franc value of the shares of X-Rite common stock that you will receive could be higher or lower than the price on which the exchange ratio was based. For information on the range of trading prices of X-Rite common stock on the Nasdaq Stock Market, please refer to the section captioned “MARKET PRICE AND DIVIDEND MATTERS.”

Our offer will expire at 4:00 p.m., Central European time, 10:00 a.m., New York City time, on May 23, 2006, unless we shall have extended the period of time for which our offer is open. When we make reference to the “expiration date” or the “expiration of the offer” anywhere in this prospectus, this is the time we are referring to, including, when applicable, any extension period that may apply.

Our offer is also subject to the conditions set forth in the section captioned “OUR OFFER—Conditions of Our Offer.”

Extension, Termination and Amendment

We reserve the right, at any time prior to the expiration of our offer, until all of the conditions of our offer have been satisfied, to extend the period of time during which our offer is open and to amend our offer by giving oral or written notice of such extension or amendment to the tender agent followed by public announcement thereof, subject, in all cases, to applicable Swiss law, the Exchange Act and the consent of the Swiss Takeover Board. In the case of an extension, any such announcement will be issued no later than the fourth Swiss trading day following the previously scheduled expiration date. During any such extension, all Amazys shares previously validly tendered and not withdrawn will remain subject to our offer, including the rights of a tendering Amazys shareholder to withdraw its tendered shares in accordance with the procedures set forth in the section captioned “—Withdrawal Rights.”

Subject to Swiss tender offer regulations and the rules and regulations of the SEC, we also reserve the right, at any time or from time to time,

•	if any of the conditions of our offer are not satisfied, (i) to delay acceptance for exchange or exchange of any Amazys shares tendered pursuant to our offer or (ii) to terminate our offer and not accept for exchange or exchange any Amazys shares not previously accepted for exchange or exchanged, and

•	to waive any condition or otherwise amend our offer in any respect, by giving oral or written notice of such delay, termination or amendment to the tender agent and followed as promptly as practicable by public announcement thereof.

In accordance with Swiss tender offer regulations, X-Rite will not be permitted to extend the offer beyond the date that is 40 Swiss trading days after the commencement of the offer unless X-Rite receives the approval of the Swiss Takeover Board. If X-Rite is required by the rules and regulations of the SEC to extend the expiration date of its offer beyond the date that the expiration date of the offer is permitted to be extended without Swiss Takeover Board approval, X-Rite will seek the approval of the Swiss Takeover Board to allow an extension of the offer in order to comply with the rules and regulations of the SEC.

Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to at least two of the major electronic media services publishing financial information. X-Rite expects to announce by release to at least two of the major electronic media services publishing financial information within four Swiss trading days following the expiration date of our offer the percentage of outstanding Amazys shares that have been validly tendered pursuant to our offer and whether our offer will be completed, extended or abandoned.

If we make a material change in the terms of our offer or the information concerning our offer, or if we waive a condition of our offer, we will extend our offer to the extent required under applicable Swiss law or the Exchange Act. If, prior to the expiration date, we change the type or amount of consideration offered to you, that change will apply to all holders whose Amazys shares are validly tendered and accepted for exchange pursuant to our offer. If, at the time notice of that change is first published, sent or given to you, our offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend our offer until the expiration of that ten business-day period.

In the event a competing offer to purchase Amazys shares is made on or prior to the third trading day preceding the expiration of the offer and such competing offer expires after the expiration of the offer, the expiration date will be automatically extended under Swiss law so that the offer expires on the same date as the competing offer.

Additional Acceptance Period

Amazys shareholders who do not accept our offer prior to the expiration date will have an opportunity to accept our offer on the same terms and under the same conditions during the additional acceptance period. There will be no withdrawal rights during the additional acceptance period.

Exchange of Amazys Shares; Delivery of X-Rite Common Stock and Cash Consideration

Upon the terms and subject to the conditions of our offer, including, if our offer is extended or amended, and the terms and conditions of any such extension or amendment, we will accept for exchange all Amazys shares validly tendered and not withdrawn pursuant to the terms of our offer on the settlement date. In addition, we reserve the right, subject to applicable law, to delay the acceptance for exchange or the exchange of Amazys shares in order to comply in whole or in part with any applicable law. For a description of our right to terminate our offer and not accept the Amazys shares for exchange or to delay acceptance of Amazys shares for exchange, see the section captioned “OUR OFFER—Extension, Termination and Amendment.”

For purposes of our offer, we shall be deemed to have accepted for exchange tendered Amazys shares, as and if we shall give written notice to the tender agent of our acceptance of the tender of such Amazys shares. Subject to the satisfaction or waiver of the conditions subsequent, we expect to exchange X-Rite common stock and pay the cash portion of the offer consideration and cash instead of fractional shares for the Amazys shares tendered in our offer to the tender agent the day prior to the settlement date. The tender agent will act as agent for the tendering holders for the purpose of receiving shares of X-Rite common stock and cash and cash to be paid instead of fractional shares of X-Rite common stock from us and transmitting such shares and cash to tendering Amazys shareholders. Subject to the timely receipt by the tender agent of a confirmation of the book-entry transfer of such Amazys shares into the tender agent’s account at SIS, as described in the section captioned “OUR OFFER—Procedures for Tendering Amazys Shares,” and a properly completed and duly executed Form of Declaration of Acceptance and Assignment or a facsimile thereof, and all other required documents, the tender agent will deliver on the settlement date the applicable number of shares of X-Rite common stock, together with the applicable cash consideration (including cash payments to be made instead of issuing fractional shares of X-Rite common stock) to shareholders who validly tendered their Amazys shares pursuant to our offer.

Under no circumstances will interest be paid by us on the cash paid for your Amazys shares (including cash payments we make instead of issuing fractional shares of X-Rite common stock) even if there is a delay in making the exchange and payments.

Holders who tender their Amazys shares in our offer may elect in the Form of Declaration of Acceptance and Assignment to have their shares of X-Rite common stock registered in the name of a nominee or registered in their own name in the share register of X-Rite.

If any tendered Amazys shares are not accepted for exchange pursuant to our offer for any reason, or if certificates are submitted for more Amazys shares than are tendered, such Amazys shares will be credited to an account maintained at the book-entry transfer facility, without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of our offer.

Cash instead of fractional shares of X-Rite common stock

No fractional X-Rite shares shall be issued in the offer. All fractional shares that a holder of any Amazys shares who accepts the offer would otherwise be entitled to receive as a result of the offer shall be aggregated. If a fractional X-Rite share results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by (i) multiplying the closing price per X-Rite share as reported on the Nasdaq Stock Market on the second trading day preceding the settlement date by the fraction of an X-Rite share to which the holder would otherwise have been entitled, and (ii) translating such U.S. Dollar amount into Swiss francs at the USD/CHF Federal Reserve Bank of New York noon buying rate on the second trading day preceding the settlement date. X-Rite will make such payments to the holders of fractional share interests on the settlement date. By the acceptance of our offer, a tendering Amazys shareholder authorizes the tender agent to combine such holder’s fractional entitlement to a share of X-Rite common stock with other entitlements.

You will not receive any interest on the cash to be given for fractional shares of X-Rite common stock, even if there is a delay in making the exchange and payment.

Withdrawal Rights

Your tender of Amazys shares pursuant to our offer is irrevocable, except that Amazys shares tendered pursuant to our offer may be withdrawn at any time prior to the expiration of our offer. If we (i) extend the period of time during which our offer is open, (ii) are delayed in accepting for exchange the Amazys shares, or (iii) are unable to exchange the Amazys shares pursuant to our offer for any reason, then, without prejudice to our rights under our offer, the tender agent may, on our behalf, retain all Amazys shares tendered and such Amazys shares may not be withdrawn except as otherwise provided in this section. Any such delay will be considered an extension of our offer to the extent required by law.

The tender agent has made arrangements on the SWX Swiss Exchange to allow Amazys shareholders who have tendered such shares pursuant to our offer to withdraw such Amazys shares from our offer and sell those shares pursuant to a second trading line on the SWX Swiss Exchange only to purchasers who wish to, and simultaneously with such purchase will, tender such shares in our offer. Amazys shareholders who are interested in selling their Amazys shares in this manner should contact their bank, broker or other custodial institution or the tender agent. In the alternative, Amazys shareholders may withdraw such shares as set forth below and hold such shares or sell such shares without restriction.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by your bank, broker or custodian and must specify the name of the person who tendered the Amazys shares to be withdrawn and the number of Amazys shares to be withdrawn and the name of the holder of the Amazys shares, if different from that of the person who tendered such Amazys shares. Withdrawals may not be rescinded, and Amazys shares withdrawn will thereafter be deemed not validly tendered for purposes of our offer. However, withdrawn Amazys shares may be tendered again by following one of the procedures described in the section captioned “—Procedures for Tendering Amazys Shares” at any time prior to the expiration of our offer.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the tender agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Procedures for Tendering Amazys Shares

To validly tender Amazys shares pursuant to our offer, you must complete the following procedures:

•	If you personally hold Amazys shares, you must comply with the instructions to transfer and deliver your shares as described in the Form of Declaration of Acceptance and Assignment and return the form to your bank, broker or custodian before the expiration of our offer.

•	If your Amazys shares are held through a financial institution, you must comply with the instructions for acceptance of our offer and delivery of your tendered Amazys shares that you will receive directly from the financial institution or intermediary with which your securities are deposited. If you have not received any instructions from your financial institution or intermediary, you should contact your financial institution or intermediary. Your acceptance of our offer should be received by your financial institution or intermediary, in accordance with its instructions, before the date indicated in its instructions.

Book-Entry Transfer

The tender agent will establish an account through SIS to hold the Amazys shares to be tendered into our offer. Any financial intermediary or institution that is a participant in SIS’s systems may make a book-entry transfer of registered shares by causing SIS to transfer such registered shares into the SIS account in favor of the tender agent in accordance with their procedures for transfer. You should, thus, instruct your financial institution or intermediary to tender the number of registered shares you wish to tender by book-entry transfer to the tender agent’s account.

If you validly tender your Amazys shares and they are accepted by X-Rite, there will be a binding agreement between you and X-Rite on the terms and subject to the conditions set forth in this prospectus and in the Form of Declaration of Acceptance and Assignment and the instructions to such form.

Do not send Forms of Declaration of Acceptance and Assignment or other offer documents to X-Rite or Amazys. These materials must be submitted to your bank, broker or custodian following the procedures described above and in the instructions to the Form of Declaration of Acceptance and Assignment in order for you to participate in our offer.

It is up to you to decide how to deliver your Amazys shares and all other required documents to your bank, broker or custodian. It is your responsibility to ensure that all necessary materials in the proper form are received by your bank, broker or custodian before the expiration date. We recommend that you use an overnight or hand delivery service, properly insured, instead of mail. If delivery is by mail, we recommend that you use registered mail, with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure delivery to your bank, broker or custodian before the expiration of our offer. If your bank, broker or custodian does not receive all of the materials in the proper form required by this section before the expiration date, your Amazys shares will not be validly tendered in our offer.

Other Requirements

Notwithstanding any other provision, the exchange of Amazys shares accepted pursuant to our offer will in all cases be made only after proper and timely delivery to, and receipt by your bank, broker or custodian of the tendered Amazys shares, in accordance with the instructions in the Form of Declaration of Acceptance and Assignment or that you receive from your financial intermediary or institution, as the case may be. If you wish to accept our offer, you have to complete, sign and return the Form of Declaration of Acceptance and Assignment on or before 4:00 p.m., Central European time, 10:00 a.m., New York City time, May 23, 2006 or, if our offer has been extended, before the expiration of our offer, as extended.

Effect of Tender

If you tender your Amazys shares in our offer, you agree to sell, assign and transfer to X-Rite all right, title and interest in and to all of the Amazys shares tendered and any and all cash dividends, distributions, rights, other shares or other securities issued or issuable in respect of such public shares on or after the date of this prospectus.

By tendering your Amazys shares, you represent and warrant that you have the full power and authority to validly tender, exchange, assign and transfer the Amazys shares tendered and to acquire shares of X-Rite common stock and receive payment of cash issuable or payable upon the exchange of such tendered Amazys shares, and that, when and if the tendered Amazys shares are accepted for exchange, X-Rite will acquire good, marketable and unencumbered title to the tendered Amazys shares, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claim or right. You also warrant that you will, upon request, execute and deliver any additional documents deemed by X-Rite or the tender agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the tendered Amazys shares.

The tendering holder irrevocably appoints designees of X-Rite as the holder’s proxies, each with full power of substitution, to the full extent of the holder’s rights with respect to the Amazys shares tendered by the holder and accepted for exchange by X-Rite and with respect to any and all distributions in respect of the tendered Amazys shares on or after the date of this prospectus. All such proxies will be considered coupled with an interest in the tendered Amazys shares. This appointment is effective when, and only to the extent that, X-Rite accepts for exchange Amazys shares tendered by the holder as provided in this prospectus. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by the holder with respect to the tendered Amazys shares (and with respect to any and all distributions) will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). X-Rite’s designees will, with respect to the Amazys shares and related distributions for which the appointment is effective, be empowered to exercise all voting and other rights of the holder as they, in their sole discretion, may deem proper. X-Rite reserves the right to require that, in order for the Amazys shares to be deemed validly tendered, immediately upon X-Rite’s exchange of X-Rite common stock and payment of cash for the tendered Amazys shares, X-Rite must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to the tendered Amazys shares and distributions, including voting at any meeting of Amazys shareholders.

Transfer and Withholding Taxes

Swiss Transfer and Withholding Taxes

In the case of a tendering holder that is a Swiss holder, Swiss federal securities transfer tax is payable with respect to the exchange of Amazys shares pursuant to our offer if such holder is a securities dealer as defined under the Swiss stamp tax act, referred to as a Swiss securities dealer, or if a Swiss securities dealer acts as an intermediary to the transaction. In the case of a tendering holder that is not a Swiss holder and does not qualify for a partial exemption, there are Swiss securities transfer tax consequences of our offer unless no Swiss securities dealer acts as an intermediary to the transaction. X-Rite will pay or reimburse any applicable Swiss federal securities transfer tax with respect to the exchange of Amazys shares pursuant to our offer. Neither the exchange of Amazys shares for X-Rite common stock nor the entitlement for cash pursuant to our offer is subject to Swiss withholding tax or Swiss value added tax (“VAT”) with respect to any tendering holder. For a more complete discussion of Swiss transfer and withholding taxes, see the discussion in the section captioned “OUR OFFER—Taxation—Material Swiss Tax Consequences” below.

U.K. Transfer and Withholding Taxes

There should be no U.K. stamp duty or stamp duty reserve tax implications arising with respect to the exchange of Amazys shares pursuant to our offer. The exchange of Amazys shares for X-Rite common stock and cash pursuant to our offer is not subject to U.K. withholding tax or U.K. VAT. For a more complete discussion of U.K. transfer and withholding taxes, see the discussion in the section captioned “OUR OFFER—Taxation—Material U.K. Tax Consequences” below.

U.S. Federal Transfer and Withholding Taxes

There is no U.S. federal transfer tax or VAT imposed on the exchange of Amazys shares. Tendering U.S. holders, and in some cases tendering non-U.S. holders, may be subject to U.S. federal backup withholding tax with respect to proceeds from the exchange of Amazys shares pursuant to our offer unless such holders comply with certain certification procedures or otherwise establish an exemption from backup withholding. For a more complete discussion of U.S. federal backup withholding tax, see the discussion in the section captioned “OUR OFFER—Taxation—Material U.S. Federal Tax Consequences” below.

Matters Concerning Validity and Eligibility

We will determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Amazys shares in our sole discretion. All our determinations in these matters will be final and binding. We reserve the absolute right to reject any or all tenders of Amazys shares determined by us not to be in proper form or the acceptance for exchange of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Amazys shares. Neither we, the tender agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Any Amazys shares withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, at any time prior to expiration of our offer, you may re-tender withdrawn Amazys shares by following the procedures discussed above in the section captioned “—Procedures for Tendering Amazys Shares.”

If you have any questions about the procedure for tendering Amazys shares, please contact the tender agent at its address set forth on the back cover of this prospectus or via facsimile on +41 44 214 13 39, or your bank, broker or custodian.

Announcement of Results of Our Offer

We will announce the final results of our offer and whether the conditions to our offer have been fulfilled or waived and whether X-Rite will accept the tendered Amazys shares for exchange no later than four Swiss trading days after expiration of our offer. The announcement will be made by a release to at least two of the major electronic media services publishing financial market information.

Ownership of X-Rite After Our Offer

As of April 25, 2006, there were 21,339,657 shares of X-Rite common stock outstanding. Based on the estimated per share consideration payable in the connection with our offer, we estimate that we will issue approximately 7.2 million shares of X-Rite common stock if the offer is completed and that, upon the consummation of our offer, current holders of X-Rite common stock will own approximately 74.7%, and former Amazys shareholders will own approximately 25.3%, of the then outstanding shares of X-Rite common stock.

Amazys’ Board After Our Offer

Amazys has agreed, subject to the satisfaction or waiver by X-Rite of all conditions under the offer and completion of the offer, to either:

•	cause all members of Amazys’ board of directors to resign from office effective as of the settlement date, hold a shareholders’ meeting prior to the expiration of the offer for the election of the persons nominated by X-Rite to Amazys’ board of directors with such election to be effective as of the settlement date and use its reasonable best efforts to support the election of the persons nominated by X-Rite to Amazys’ board of directors; or

•	cause all members of the board of directors of Amazys (except for members resigning from office), subject to fulfillment or waiver of all conditions of the offer, to enter into mandate agreements with X-Rite to be in effect during the period from the settlement date until the persons nominated by X-Rite become directors of Amazys, under which mandate agreements these members would undertake, subject to the company interest and mandatory provisions of law, to use their reasonable best efforts to ensure that the business of Amazys would be conducted in the ordinary course.

See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.”

X-Rite’s Board and Management After Our Offer

Subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the settlement date, each of Messrs. Mario Fontana, Massimo Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders with terms of office of not less than one, two, and three years, respectively. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.”

In addition, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Offer, Thomas J. Vacchiano, the current Chief Executive Officer of Amazys will become President and Chief Operating Officer of X-Rite, effective as of the settlement date. X-Rite intends to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite within a period of not more than 18 months from the settlement date, all subject to the final approval of X-Rite’s board of directors and subject to the terms of the employment agreement that has been entered into by X-Rite and Mr. Vacchiano. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for President and Chief Operating Officer.” Further, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the offer, Francis Lamy, the current Chief Technology Officer of Amazys, will become Vice President and Chief Technology Officer of X-Rite, effective as of the settlement date. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for Vice President and Chief Technology Officer.”

Currency Exchange Rates

The following table sets forth, for the periods indicated, certain historical exchange rates between U.S. dollars and Swiss francs based on the Federal Reserve Bank of New York noon buying rate:

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(CHF = US $1.00)
High	1.33	1.32	1.42	1.72	1.82
Low	1.15	1.13	1.24	1.38	1.59
Average(1)	1.25	1.24	1.34	1.55	1.69
Period ended	1.31	1.14	1.24	1.38	1.66

(1)	The average of the noon buying rates on the last day of each month during the period.

No representation is made that the Swiss franc or U.S. dollar amounts could have been or could in the future be so converted at any particular rate.

TAXATION

The following is a general summary of material U.S. federal income, Swiss, and U.K. tax consequences of our offer and the ownership of X-Rite common stock received pursuant to our offer. Beneficial owners of Amazys shares that are subject to tax in jurisdictions other than the United States, Switzerland and the United Kingdom should consult their own tax advisors regarding the tax consequences to them of our offer and the ownership of X-Rite common stock received pursuant to our offer.

THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR BENEFICIAL OWNER OF AMAZYS SHARES. ALL BENEFICIAL OWNERS OF AMAZYS SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF OUR OFFER AND THE OWNERSHIP OF X-RITE COMMON STOCK RECEIVED PURSUANT TO OUR OFFER.

Material U.S. Federal Tax Consequences

The following is a summary of material U.S. federal income tax consequences to “U.S. holders,” as defined below, and the material U.S. federal income and estate tax consequences to “non-U.S. holders,” as defined below, of our offer and the ownership of X-Rite common stock received pursuant to our offer. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect and available on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This discussion does not address any aspect of state or local tax law.

This summary is limited to beneficial owners that hold Amazys shares, and that will hold X-Rite common stock received pursuant to our offer, as “capital assets” within the meaning of the Code (generally, property held for investment). Moreover, this summary does not address all aspects of U.S. federal taxation that may be relevant to beneficial owners in light of their particular circumstances or the U.S. federal tax consequences to beneficial owners subject to special treatment under U.S. federal tax law, such as banks and other financial institutions, insurance companies, mutual funds, regulated investment companies, real estate investment companies, controlled foreign corporations, passive foreign investment companies, dealers in securities or foreign currencies, traders in securities who have elected mark- to-market accounting for their securities, tax-exempt organizations, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, persons that hold or will hold Amazys shares or X-Rite common stock as part of a “straddle,” “hedging,” “conversion,” or other risk reduction transaction for U.S. federal income tax purposes, persons who acquired their shares upon the exercise of employee stock options or otherwise as compensation, persons that actually or constructively own 10% or more of the voting shares of Amazys, or U.S. holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below.

As used herein, the term “U.S. holder” means a person that beneficially owns Amazys shares, or that will beneficially own X-Rite common stock received pursuant to our offer, and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (b) that has a valid election in effect under applicable treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner that is not an entity or arrangement classified as a partnership for U.S. federal income tax purposes and is not a U.S. holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Amazys shares or of X-Rite common stock received pursuant to our offer, the U.S. federal tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership that is a beneficial owner of Amazys shares or of X-Rite common stock received pursuant to our offer, and partners in such a partnership, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences to them of our offer and the ownership of X-Rite common stock received pursuant to our offer.

U.S. Holders

Exchange of Amazys Shares for X-Rite Common Stock and Cash Pursuant to Our Offer

The exchange of Amazys shares for X-Rite common stock and cash pursuant to our offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder that exchanges Amazys shares for X-Rite common stock and cash pursuant to our offer generally will recognize taxable gain or loss equal to the difference, if any, between (1) the amount of cash plus the fair market value of X-Rite common stock received (including fractional shares to which a holder is entitled) pursuant to our offer, (referred to as a holder’s amount realized) and (2) such U.S. holder’s adjusted tax basis in the Amazys shares exchanged therefor. For purposes of determining a U.S. holder’s amount realized, the fair market value of the X-Rite common stock should be determined as of the date we accept such U.S. holder’s tender of Amazys shares (referred to as the acceptance date), and the amount of cash should be determined, depending on the U.S. holder’s method of accounting and foreign currency elections in effect, by reference to the U.S. dollar value of the Swiss francs received pursuant to our offer on either the acceptance date or the date the Swiss francs are received by or on behalf of the U.S. holder. Each U.S. holder is urged to consult its own tax advisor as to the determination of its amount realized in its particular circumstances. Gain or loss recognized generally will be U.S. source capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held its Amazys shares for more than one year. Long-term capital gains of a non-corporate U.S. holder generally are subject to a reduced rate of U.S. federal income tax. The deduction of capital loss is subject to limitations.

A U.S. holder’s tax basis in X-Rite common stock received pursuant to our offer should be equal to the fair market value of such stock, as taken into account in determining the U.S. holder’s amount realized, and the U.S. holder’s holding period for such X-Rite common stock should begin on the day following the day the X-Rite common stock is so taken into account.

Special U.S. federal income tax rules would apply to U.S. holders if Amazys were a passive foreign investment company, or PFIC. Amazys will be a PFIC if 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any company (U.S. or non-U.S.) in which Amazys is considered to own (applying attribution rules) 25% or more of the shares by value, is passive income. Alternatively, Amazys will be a PFIC if 50% or more of its assets in a taxable year, averaged over the year (determined by averaging the percentages at the end of each quarter of Amazys’ taxable year) and determined based on fair market value and including the pro rata share of the assets of any company (U.S. or non-U.S.) in which Amazys is considered to own (applying attribution rules) 25% or more of the shares by value, are held for the production of, or produce, passive income. For this purpose, passive income generally includes interest, dividends, royalties, rent and similar income, and gains on the disposition of “passive” assets (generally, those that generate such income). Based on publicly available information with respect to the composition of Amazys’ income and assets, it appears that Amazys should not be a PFIC. If Amazys were a PFIC in prior years or were to become a PFIC prior to the consummation of our offer, U.S. holders could become subject to adverse U.S. federal income tax consequences, including, depending on the situation, being subject to a special tax plus (at ordinary income, rather than capital gain, rates) an interest charge on any gain recognized upon exchange of Amazys shares for X-Rite common stock and cash. The interest may apply only to a portion of any such gain. Each U.S. holder is urged to consult its own tax advisor regarding the potential application of the PFIC rules in its particular circumstances.

Currency Exchange Gain or Loss

If the U.S. dollar value of Swiss francs taken into account by a U.S. holder in determining its amount realized as a result of our offer differs from the U.S. dollar value of the Swiss francs received by or on behalf of the U.S. holder, such U.S. holder will recognize U.S. source ordinary income or loss, as the case may be, measured by the difference between the amount so taken into account and the U.S. dollar value of the Swiss francs received. The U.S. holder may recognize additional U.S. source ordinary income or loss, as the case may be, when its Swiss francs are converted into U.S. dollars or otherwise disposed of, to the extent there has been a change in the exchange rate between the Swiss franc and the U.S. dollar during the period the U.S. holder holds the Swiss francs. Each U.S. holder is urged to consult its own tax advisor regarding the application of the currency exchange gain and loss rules in its particular circumstances.

Distributions on X-Rite Common Stock

We do not currently anticipate making distributions other than dividends on our common stock. If, however, after consummation of our offer, we do make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a non-taxable return of capital that is applied against and reduces the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described in the section captioned “OUR OFFER—Taxation—U.S. Holders—Disposition of X-Rite Common Stock” below.

Disposition of X-Rite Common Stock

A U.S. holder that sells or otherwise disposes of X-Rite common stock received pursuant to our offer (including any fractional share that is sold on its behalf) generally will recognize taxable gain or loss equal to the difference between (i) the holder’s amount realized for such X-Rite common stock (generally, the sum of the cash plus the fair market value of any property received therefor) and (ii) the holder’s adjusted tax basis in such X-Rite common stock. Gain or loss recognized generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the X-Rite common stock for more than one year on the date of disposition. Long-term capital gains of a non-corporate U.S. holder generally are subject to a reduced rate of U.S. federal tax. The deduction of capital loss is subject to limitations.

Information Reporting and Backup Withholding Tax

Proceeds from the exchange of Amazys shares pursuant to our offer, the sale or other disposition of X-Rite common stock, and distributions on X-Rite common stock that are paid to a U.S. holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting and to backup withholding at the applicable rate (currently 28%) if the U.S. holder fails to provide a valid taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the holder furnishes certain required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Exchange of Amazys Shares for X-Rite Common Stock and Cash Pursuant to Our Offer

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized upon the exchange of Amazys shares for X-Rite common stock and cash pursuant to our offer, unless (i) such gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, or (ii) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the exchange and certain other conditions are met.

The potential application of information reporting and backup withholding with respect to the consideration payable to a non-U.S. holder pursuant to our offer is described in the section captioned “—OUR OFFER—Taxation—Material U.S. Federal Tax Consequences—Non-U.S. Holders—Information Reporting and Backup Withholding,” below.

Distributions on X-Rite Common Stock

We make distributions on our common stock. Such distributions constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a non-taxable return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described in the section captioned “OUR OFFER—Taxation—Material U.S. Federal Tax Consequences—Disposition of X-Rite Common Stock” below.

Dividends that are not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding at the source of U.S. federal income tax at the rate of 30%, or if a tax treaty applies, a lower rate specified by such treaty. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if certain tax treaties apply, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, generally will not be subject to withholding (provided certain certification requirements are met) but will be subject to U.S. federal income tax imposed on net income at the regular U.S. federal income tax rates and in the manner generally applicable to U.S. persons; and, for holders classified as corporations for U.S. federal income tax purposes, under certain circumstances, will be subject to the U.S. “branch profits tax” at the rate of 30%, or if a tax treaty applies, a lower rate specified by such treaty.

Disposition of X-Rite Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of X-Rite common stock received pursuant to our offer unless any one of the following is true:

•	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if certain tax treaties apply, attributable to a permanent establishment maintained by such non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; or

•	the X-Rite common stock constitutes a “U.S. real property interest” by reason of our status as a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the non-U.S. holder holds its X-Rite common stock or (ii) the 5-year period ending on the date the non-U.S. holder disposes of its X-Rite common stock. In general, we would be a USRPHC if interests in U.S. real estate comprised 50% or more (by value) of our business assets. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, so long as the X-Rite common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, such common stock will be treated as U.S. real property interests only in the hands of a non-U.S. holder that owns, or has owned, directly or indirectly, within the five years preceding the sale or disposition of such common stock, more than 5% of the X-Rite common stock outstanding. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5% of the X-Rite common stock outstanding during the period described above or the X-Rite common stock were not “regularly traded on an established securities market,” the non-U.S. holder generally would be subject to U.S. federal income tax on its net gain derived from the disposition of its X-Rite common stock as though the non-U.S. holder was engaged in a business in the United States and the gain or loss was effectively connected with such business.

U.S. Federal Estate Tax

X-Rite common stock that is owned or treated as owned by an individual who at the time of death is a non-U.S. person (as specifically defined for U.S. federal estate tax purposes) will be included in his or her gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

A non-U.S. holder may be subject to information reporting and backup withholding tax at the applicable rate (currently 28%) with respect to proceeds from the exchange of Amazys shares pursuant to our offer or with respect to proceeds from the sale or other disposition of X-Rite common stock received pursuant to our offer. If a non-U.S. holder exchanges its Amazys shares or disposes of its X-Rite common stock outside the United States through a non-U.S. office of a broker, then the backup withholding and information reporting requirements generally will not apply to the proceeds. However, information reporting, but not backup withholding, will apply to the payment of proceeds, if a non-U.S. holder exchanges its Amazys shares or sells its X-Rite common stock through a non-U.S. office of a broker that is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the United States unless the broker has documentary evidence in its files that such holder is a non-U.S. person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives proceeds from the exchange of Amazys shares pursuant to our offer or receives proceeds from the sale or other disposition of X-Rite common stock through a U.S. office of a broker, such payment is subject to both backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN certifying that it is a non-U.S. person or otherwise establishes an exemption.

If we make distributions on our common stock, we and other payors will be required to report such distributions to the IRS on IRS Form 1042-S even if the payments are not otherwise subject to information reporting. The portion of a distribution that constitutes a dividend may be subject to backup withholding and additional information reporting unless the non-U.S. holder provides an IRS Form W-8BEN certifying that it is a non-U.S. holder (or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is furnished to the IRS in a timely manner. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current treasury regulations.

Material Swiss Tax Consequences

This discussion summarizes the material Swiss tax consequences of our offer and the ownership of X-Rite common stock received pursuant to our offer. This discussion is not exhaustive and is intended only as a general guide for beneficial owners that hold their Amazys shares (and that will hold X-Rite common stock received pursuant to our offer) as investments and that are not subject to special rules under Swiss tax law. Beneficial owners are urged to consult their own tax advisors regarding the Swiss tax consequences of our offer and the ownership of X-Rite common stock received pursuant to our offer in light of their particular circumstances.

As used herein, the term “Swiss holder” means a person that beneficially owns Amazys shares, or that will beneficially own X-Rite common stock received pursuant to our offer, and that is, for Swiss tax purposes, (a) a resident or domiciliary of Switzerland, or (b) a non-resident and non-domiciliary of Switzerland that holds Amazys shares or X-Rite common stock in connection with the conduct of a trade or business in Switzerland through a permanent establishment or a fixed place of business maintained by such person within Switzerland. A “non-Swiss holder” is a person that beneficially owns Amazys shares, or that will beneficially own X-Rite common stock received pursuant to our offer, and that is not a Swiss holder.

This summary is based on current law and practice, which is subject to change possibly with retroactive effect.

Swiss Holders

Exchange of Amazys Shares for X-Rite Common Stock and Cash Pursuant to Our Offer

In general, the tax consequences resulting for shareholders who are exclusively subject to unlimited taxation in Switzerland are anticipated as follows: Pursuant to the general principles of Swiss income taxes, shareholders who are subject to unlimited taxation in Switzerland and who hold their shares as part of their private assets (Privatvermögen) and tender these shares pursuant to the terms of the offer realize a non-taxable, private capital gain, or if applicable, a non-deductible capital loss. It should be noted, however, that the tax free capital gain could, in application of recent precedents and the practice in respect of the indirect partial liquidation, be re-qualified as taxable income. Pursuant to the general principles of Swiss corporate taxes, shareholders who hold their shares as part of the business assets (Geschäftsvermögen) and tender these shares pursuant to the terms of the offer realize a taxable capital gain or a tax-deductible capital loss, respectively, if the new shares are not entered into the shareholders books at the same book value as the formerly held shares.

Swiss federal securities transfer tax is payable if a Swiss securities dealer exchanges Amazys shares for X-Rite common stock or acts as an intermediary to the transaction. X-Rite will pay or reimburse any applicable Swiss federal securities transfer tax with respect to the exchange of Amazys shares pursuant to our offer.

Neither the exchange of Amazys shares for X-Rite common stock nor the entitlement for cash pursuant to our offer is subject to Swiss withholding tax or VAT.

All shareholders and beneficial owners are expressly advised to consult an own tax adviser about Swiss tax consequences (in particular in respect of the practice regarding indirect partial liquidation) and, if applicable, the non-Swiss tax consequences of this Offer.

Distributions on X-Rite Common Stock

We do not currently anticipate making distributions other than dividends on our common stock. If, however, after consummation of our offer, we do make distributions on our common stock, such distributions will be treated as dividends and subject to Swiss income tax on the gross amount of such distributions, to the extent paid out of our current or accumulated earnings and profits. Dividends paid on X-Rite common stock will be subject to U.S. withholding taxes, at a reduced rate under the U.S.—Switzerland income tax treaty, if applicable. Part of such U.S. withholding tax may be refunded to a Swiss holder if the dividend income is duly declared in such holder’s income tax return and in its books, respectively, and part may, to a certain extent, be credited against the holder’s Swiss income tax liability.

Disposition of X-Rite Common Stock

A Swiss resident individual who holds X-Rite common stock as a private asset generally will not be subject to Swiss income taxation on gains realized upon a disposition of X-Rite common stock unless he qualifies as a securities dealer (gewerbsmässiger Wertschriftenhändler). A disposition of X-Rite common stock by a Swiss holder other than a Swiss resident individual holding X-Rite common stock as a private asset may give rise to a taxable gain or allowable loss for purposes of Swiss taxation on capital gains, subject to any available exemption or relief.

A disposition of X-Rite common stock will be subject to Swiss federal securities transfer tax if either of the parties to the transaction qualifies as a Swiss securities dealer or if a Swiss securities dealer acts as an intermediary to the transaction.

Non-Swiss Holders

In general, there will be no Swiss tax consequences of our offer to non-Swiss holders of Amazys shares unless a Swiss securities dealer acts as an intermediary to the transaction, in which case Swiss federal securities transfer tax will be payable by the Swiss securities dealer and may be charged to the holder if the holder is not exempt. X-Rite will pay or reimburse any applicable Swiss federal securities transfer tax with respect to the exchange of Amazys shares pursuant to our offer. There generally will be no Swiss tax consequences to non-Swiss holders of owning X-Rite common stock received pursuant to our offer. However, if a holder of X-Rite common stock disposes of such stock to a Swiss securities dealer, or if a Swiss securities dealer acts as an intermediary to the transaction, Swiss federal securities transfer tax might be payable by the Swiss securities dealer and might be charged to the holder.

Material U.K. Tax Consequences

This discussion summarizes the material U.K. tax consequences of our offer and the ownership of X-Rite common stock received pursuant to our offer. This discussion is not exhaustive and is intended only as a general guide for beneficial owners that hold their Amazys shares (and that will hold X-Rite common stock received pursuant to our offer) as investments and that are not subject to special rules under U.K. tax law. For example, this prospectus does not summarize the U.K. tax consequences for U.K. Pension Funds, U.K. Authorized Units Trusts (Mutual Funds) or certain non-domiciled individuals. Beneficial owners are urged to consult their own tax advisors regarding the U.K. tax consequences of our offer and the ownership of X-Rite common stock received pursuant to our offer in light of their particular circumstances.

As used herein, the term “U.K. holder” means a person that beneficially owns Amazys shares, or that will beneficially own X-Rite common stock received pursuant to our offer, and that is, for U.K. tax purposes, (a) a resident of the United Kingdom, or (b) a non-resident that holds Amazys shares or X-Rite common stock in connection with the conduct of a trade in the United Kingdom through a branch, agency or permanent establishment maintained by such person within the United Kingdom.

This summary is based on current law, which is subject to change possibly with retroactive effect.

U.K. Holders

In general, a U.K. holder that does not hold more than 5% of the Amazys shares or any other class of shares in Amazys will not recognize a chargeable gain or allowable loss for U.K. tax purposes upon the exchange of Amazys shares pursuant to our offer, except to the extent of cash received in exchange therefor. Any chargeable gain or allowable loss that otherwise would have arisen on a disposal by the U.K. holder of Amazys shares will be “rolled-over” into the X-Rite common stock received pursuant to our offer. The U.K. holder will take the same base cost in the X-Rite common stock received pursuant to our offer as such holder had in the Amazys shares exchanged therefor. For these purposes, the base cost of a holder’s Amazys shares will be allocated between the X-Rite common stock and cash received pursuant to our offer by reference to the market value of the X-Rite common stock and the sterling equivalent of the cash received on the date of the disposal. The U.K. holder’s holding period (where relevant) for X-Rite common stock received pursuant to our offer will include the period such holder held the Amazys shares exchanged therefor.

A U.K. holder that holds (either alone or together with persons connected with such holder) more than 5% of the Amazys shares or any other class of shares in Amazys is advised that an application for clearance (that the transaction is for a bona fide commercial purpose) has been made to the Inland Revenue under Section 138 of the

Taxation of Chargeable Gains Act 1992 in respect of the exchange, although receipt of such clearance is not a condition of our offer. Provided such clearance is given, any such U.K. holder will be treated in the manner described above with respect to U.K. holders who do not hold more than 5% of the Amazys shares.

A U.K. holder that receives cash in the exchange (including cash in respect of fractional entitlements to X-Rite common stock) pursuant to our offer generally will be treated as effecting a disposal or part disposal of Amazys shares to the extent of the cash received and may, depending on the U.K. holder’s particular circumstances, incur a liability to U.K. tax on capital gains. For these purposes, the base cost of a U.K. holder’s Amazys shares will be allocated between the X-Rite common stock and cash received pursuant to our offer by reference to the market value of the X-Rite common stock and the sterling equivalent of the cash received on the date of the disposal. Any cash received in Swiss francs or US dollars will be converted into sterling by reference to the exchange rate prevailing at the date of disposal, from which the relevant proportion of a U.K. holder’s base cost will be deducted to determine the amount of any chargeable gain or allowable loss. No charge to U.K. tax will arise in relation to any exchange movements arising after this date in respect of the cash received and its subsequent conversion into sterling except where the shareholder is within the charge to U.K. corporation tax.

To the extent that a U.K. holder who is an individual higher rate taxpayer receives cash, such holder will be chargeable to U.K. tax on capital gains at 40%, subject to U.K. taper relief. The latter can reduce the tax rate on chargeable gains, depending on the period of ownership of the shares, to 24% after 10 years of qualifying ownership.

Special rules apply for the purposes of U.K. tax on capital gains where a U.K. holder that receives cash (including cash in respect of fractional entitlements to X-Rite common stock) pursuant to our offer also receives X-Rite common stock and the amount of cash received is “small” compared with the value of the Amazys shares exchanged therefor. For these purposes, the receipt of an amount of cash equal to 5% or less of the market value of the U.K. holder’s Amazys shares will be treated as “small.” The Inland Revenue will also accept that an amount in cash is “small” if its equivalent is equal to or less than 3,000 British pounds even if the amount of such cash exceeds 5% of the market value of the U.K. holder’s Amazys shares in respect of which it is received. In such cases, there generally will be no disposal or part disposal of the U.K. holder’s Amazys shares in respect of the receipt of cash. The amount of the cash received will instead be deducted from the U.K. holder’s allowable expenditure in computing the U.K. tax on capital gains or any allowable loss on a subsequent disposal of the X-Rite common stock received in the exchange.

Distributions on X-Rite Common Stock

We do not currently anticipate making distributions other than dividends on our common stock. If, however, after consummation of our offer, we do make distributions on our common stock, U.K. holders will, in general, be subject to U.K. income tax or corporation tax on the gross amount of the dividends paid on the X-Rite common stock. A U.K. holder who is an individual generally will be chargeable to income tax in the U.K. on such dividends at the Schedule F ordinary rate (currently 10%) or, to the extent that his or her income exceeds the threshold for higher rate tax, at the Schedule F upper rate (currently 32.5%). Dividends paid on X-Rite common stock will be subject to U.S. withholding taxes, at a reduced rate under the U.S.-U.K. income tax treaty, if applicable. Credit should be available against U.K. income tax or corporation tax for any U.S. withholding tax, provided that such credit will not exceed the credit which would have been allowed had all reasonable steps been taken (including any claims which could be made by the holder under the U.S.-U.K. income tax treaty) to minimize such U.S. tax.

A U.K. holder that is a corporation generally will be charged corporation tax on dividends received from X-Rite under Schedule D Case V at the U.K. corporation tax rate of 30% (subject to credit for any U.S. withholding tax). In addition, it should be possible for U.K. corporate holders that own more than 10% of the voting rights in X-Rite to claim tax credits for underlying tax (deemed paid credits) on the relevant profits out of which the dividends were paid.

Disposition of X-Rite Common Stock

A U.K. holder generally will recognize a chargeable gain or allowable loss upon the disposition of X-Rite common stock received pursuant to our offer. The gain or loss, as the case may be, will be for an amount equal to the difference between (a) the sum of the fair market value of any cash and property received upon disposition of the X-Rite common stock and (b) the U.K. holder’s base cost in the X-Rite common stock.

Stamp Duty

The sale of shares in a non-U.K. company, including the exchange of Amazys shares pursuant to our offer or the disposition of X-Rite common stock received pursuant to our offer, will not be subject to U.K. stamp duty reserve tax, and generally will not be subject to stamp duty provided the transfer is not executed in the United Kingdom. Accordingly, there will, in general, be no U.K. stamp duty or stamp duty reserve tax implications arising from our offer. Stamp duty may apply to a disposition of X-Rite common stock received pursuant to our offer if the transfer is executed in the United Kingdom.

VAT

The sale of shares is an exempt supply for U.K. VAT purposes. Accordingly, there will be no material U.K. VAT implications to holders as a result of our offer or a holder’s subsequent disposition of X-Rite common stock received pursuant to our offer.

Purpose Of Our Offer; Plans For Amazys

We are making our offer in order to acquire control of, and ultimately the entire common equity interest in, Amazys. If we acquire 98% or more of the Amazys shares, we intend to request the cancellation of each remaining Amazys share in accordance with Swiss law in exchange for the offer consideration. If such request for cancellation is granted, Amazys would reissue the remaining Amazys shares to us in exchange for our payment of the consideration which Amazys would then distribute to the holders of the canceled shares. Should we acquire less than 98% but 90% or more of the voting rights of Amazys, we reserve the right to merge Amazys with a company controlled by us whereby the remaining Amazys minority shareholders could, at our option, receive cash consideration rather than cash and shares of X-Rite common stock. In the event X-Rite elects to issue shares of its common stock to minority shareholders in connection with a merger, such shares would be registered under the Registration Statement of which this prospectus forms a part. If such merger occurs within six months of the settlement date, in accordance with Swiss law, the value of the consideration offered for Amazys shares in the merger would be less than or equal to the value of the offer consideration. Should we acquire less than 90% of the voting rights of Amazys, we reserve the right to purchase the remaining minority Amazys shares by other means such as by way of a private or public offer. If such purchase occurs within six months of the settlement date, in accordance with Swiss law, the value of the consideration offered for Amazys shares in the purchase would be less than or equal to the value of the offer consideration. You will not have appraisal rights as a result of the consummation of our offer.

If we gain control of Amazys but are not entitled to acquire compulsorily all of the outstanding Amazys shares, then we currently intend to, subject to applicable Swiss law and constitution documents of Amazys, reconstitute the board of directors of Amazys to reflect our majority ownership interest in Amazys. Replacement board members have not yet been identified and their number and identity will depend on the circumstances at the relevant time. We also currently intend to, subject to the SWX Swiss Exchange listing rules, request that the board of directors of Amazys review whether the Amazys shares should continue to be listed on the SWX Swiss Exchange and, to the extent possible, implement the intentions outlined above, which are consistent with gaining control of Amazys.

We would only make decisions on these courses of action following receipt of legal, taxation and financial advice, and our intentions must be read as subject to the legal obligation of the Amazys board of directors to comply with all legal and regulatory requirements and their fiduciary and statutory duties.

Effect Of Our Offer On The Market For Amazys Shares

We intend to delist the Amazys shares from the SWX Swiss Exchange following completion of the offer. If we acquire 98% or more of the Amazys shares, we intend to request the cancellation of each remaining Amazys share in accordance with Swiss law in exchange for the offer consideration. If such request for cancellation is granted, Amazys would reissue the remaining Amazys shares to us in exchange for our payment of the consideration which Amazys would then distribute to the holders of the canceled shares. Should we acquire less than 98% but 90% or more of the voting rights of Amazys, we reserve the right to merge Amazys with a company controlled by us whereby the remaining Amazys minority shareholders could, at our option, receive cash consideration rather than cash and shares of X-Rite common stock. In the event X-Rite elects to issue shares of its common stock to minority shareholders in connection with a merger, such shares would be registered under the Registration Statement of which this prospectus forms a part. If such merger occurs within six months of the settlement date, in accordance with Swiss law, the value of the consideration offered for Amazys shares in the merger would be less than or equal to the value of the offer consideration. Should we acquire less than 90% of the voting rights of Amazys, we reserve the right to purchase the remaining minority Amazys shares by other means such as by way of a private or public offer. If such purchase occurs within six months of the settlement date, in accordance with Swiss law, the value of the consideration offered for Amazys shares in the purchase would be less than or equal to the value of the offer consideration.

If the SWX Swiss Exchange were to delist Amazys shares following the offer, the market for Amazys shares would be adversely affected. It is possible that Amazys shares would be traded on other securities exchanges and that price quotations would be reported by such exchanges or by other sources. The extent of the public market for the Amazys shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Amazys shares remaining at such time, the interest in maintaining a market in the Amazys shares on the part of securities firms and other factors. See “RISK FACTORS—This transaction may adversely affect the liquidity and value of non-tendered Amazys shares.”

Conditions of Our Offer

Notwithstanding any other provisions of our offer, we will not be required to accept for exchange and, subject to any applicable Swiss law and rules and regulations of the SEC, we may postpone the acceptance for exchange of, or exchange for, tendered Amazys shares, and may, in our reasonable judgment, extend, terminate or amend our offer as to any Amazys shares not then accepted for exchange if in our reasonable judgment the conditions set forth below which do not constitute conditions subsequent have not been satisfied on or before the expiration date of our offer:

•	X-Rite shall have received, on or prior to the expiration of the offer, valid (and not withdrawn) acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the expiration of the offer, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis at the end of the offer period, which includes all Amazys shares issuable upon the exercise of outstanding options;

•	Until the expiration of the offer, no matters or events shall have occurred, and no matters or events shall have become known, which have a material adverse effect on Amazys on a consolidated basis; whereby a material adverse effect shall mean any matter(s) or event(s) which, individually or in the aggregate, cause, or are reasonably likely to cause, on an annual basis, a reduction (and not merely a delay in timing to the next succeeding fiscal quarter), as confirmed by a reputed, independent accounting firm or investment bank appointed by X-Rite, of:

(i) the consolidated operating income before interest, taxes, depreciation and amortization (EBITDA) of Amazys of 20% or more, compared to the EBITDA as reported for the four quarters ending September 30, 2005; or

(ii) the consolidated net sales of Amazys of 10% or more, compared to the net sales as reported for the four quarters ending September 30, 2005; or

(iii) the consolidated total shareholders’ equity of Amazys of 20% or more, compared to the consolidated equity as reported for the four quarters ending September 30, 2005.

•	The issuance of the X-Rite shares pursuant to the offer shall have been approved at X-Rite’s shareholders’ meeting;

•	No court or governmental body shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the offer;

•	The board of directors of Amazys shall have resolved to register X-Rite as a shareholder with voting rights with respect to all Amazys shares that X-Rite may acquire as a result of the offer or otherwise, subject only to the offer becoming unconditional;

•	The shareholders’ meeting of Amazys shall not have approved a dividend, sale, purchase, merger or demerger in the amount of CHF 11.4 million or more, or an ordinary, authorized or conditional increase of the share capital of Amazys;

•	(i) All members of Amazys’ board of directors shall, subject to the offer becoming unconditional, have resigned from office with effect from the settlement date and a shareholders’ meeting of Amazys shall have been held for the election of the persons nominated by X-Rite to Amazys’ board of directors with effect from the settlement date; or (ii) subject to the condition that X-Rite holds more than 50% of the Amazys shares, all Amazys directors shall, subject to the offer becoming unconditional, either (x) have resigned as of the settlement date (provided that at least one director shall not have resigned and shall have, subject to the offer becoming unconditional, entered into a mandate agreement with X-Rite prior to the settlement date with effect from the settlement date) or (y) entered into a mandate agreement with X-Rite for the period from the settlement date until the shareholders’ meeting of Amazys at which the persons nominated by X-Rite shall have been elected as members of Amazys’ board of directors;

•	The X-Rite shares to be issued at the settlement date shall have been approved for listing on the Nasdaq Stock Market and admitted for listing on SWX Swiss Exchange; and

•	The registration statement on Form S-4 to be filed by X-Rite with the SEC in connection with the offer, of which this prospectus is a part, shall have become effective in accordance with the provisions of the U.S. Securities Act of 1933, as amended; no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

These conditions shall be conditions precedent within the meaning of article 13 para. 1 of the Swiss Takeover Ordinance (“TOO”). After the end of the offer period, the conditions set out in the third, fourth, fifth, sixth, seventh, eighth and ninth bullets above shall be conditions subsequent within the meaning of article 13 para. 4 TOO, provided that:

•	the condition set forth in the third bullet above shall only constitute a condition subsequent until the end of the shareholders’ meeting of X-Rite convened to satisfy such condition;

•	the condition set forth in the fifth bullet above shall only constitute a condition subsequent until the board of directors of Amazys has taken the resolution to satisfy such condition.

X-Rite reserves the right to waive in whole or in part the conditions stated above. If the conditions are not fulfilled or waived by X-Rite on or by the expiration of the offer, X-Rite has the right:

•	to declare the offer as being successful; however, in such case, X-Rite shall be entitled to postpone the settlement of the offer by no more than four months (or such longer period as may be approved by the Swiss takeover board) following the end of the additional acceptance period, whereby the offer lapses without further effect if the conditions set forth in the third, fourth, fifth, sixth, seventh, eighth and ninth bullets above are neither fulfilled, nor waived by X-Rite, during these additional four months (or such longer period as may be approved by the Swiss takeover board); or

•	to declare the offer as having failed without further effect.

Certain Legal Matters; Regulatory Approvals

Based on an examination of publicly available information and information supplied by Amazys relating to the businesses in which X-Rite and Amazys and our respective subsidiaries are engaged, we believe that the consummation of our offer should not violate the applicable antitrust and competition laws. Nevertheless, we cannot be certain that a challenge to our offer on antitrust or competition grounds will not be made, or, if such a challenge is made, what the result will be.

In addition, antitrust enforcement and other regulatory agencies frequently scrutinize transactions such as our offer. At any time before or after we acquire Amazys shares, any antitrust or other regulatory enforcement agency could take whatever action under the applicable law of the jurisdiction as it deems necessary or desirable in the public interest, including seeking to enjoin our acquisition of shares or our ability to vote or otherwise exercise rights of ownership over the Amazys shares that we acquire under our offer, seeking divestiture of Amazys shares acquired by us or divestiture of assets of us or Amazys, or seeking to impose conditions on the operation of our or Amazys’ businesses. Private parties, and in the United States, state attorneys general, may also bring legal action under the antitrust laws under some circumstances.

Hart-Scott-Rodino

Under the Hart-Scott-Rodino Act, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, X-Rite has determined, based on information provided by Amazys, that the proposed transaction will not satisfy the relevant thresholds under the HSR Act. Accordingly, no notification is required to be filed with the FTC and the Antitrust Division of the Department of Justice.

Antitrust Laws in Switzerland

Under Swiss antitrust laws, mergers or acquisitions involving parties with certain aggregate sales and with individual sales within Switzerland exceeding certain thresholds require notification to, and approval by, the Swiss authorities before such mergers or acquisitions are implemented. Based on information supplied by Amazys, in this case, no notification to, or approval by, the Swiss antitrust authorities is required.

Antitrust Laws in European Union Countries

X-Rite and Amazys each conduct business in member states of the European Union, or EU. Council Regulation 139/2004 requires that the European Commission be notified and approve certain mergers or acquisitions involving parties with aggregate worldwide sales and individual EU sales exceeding certain thresholds before such mergers or acquisitions are implemented. No notification to, or approval by, the European Commission is required in connection with our offer as the parties’ aggregate worldwide sales and EU sales do not exceed the thresholds specified in EU Council Regulation 139/2004.

Accordingly, the antitrust authorities of certain EU member states may have jurisdiction to review our proposed acquisition of Amazys. Based upon information supplied by Amazys, we believe that, within the EU, no material notifications are required to be filed.

Other Jurisdictions

Based upon information supplied by Amazys, it appears that X-Rite and Amazys and their subsidiaries own property and/or conduct business in a number of foreign countries outside the U.S., EU and Switzerland. However, in connection with the acquisition of Amazys securities pursuant to our offer no material notifications are required to be filed in these foreign countries.

General

Based on information supplied by Amazys, we are not aware of:

•	any governmental license or regulatory permit that appears to be material to Amazys’ business that might be adversely affected by our acquisition of Amazys shares contemplated in our offer;

•	any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Amazys shares by us as contemplated in our offer; or

•	any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with our offer.

Should any such approval or other action be required, we currently intend to seek such approval or take such other action. However, any such required approval or other action could impose conditions on the consummation of our offer or otherwise require changes to the terms of our offer, which could result in conditions to our offer not being satisfied. For more information about the conditions to our offer, see the section captioned “OUR OFFER—Conditions of Our Offer.” We cannot predict whether we would be required to delay the acceptance for payment of, or payment for, Amazys shares tendered pursuant to our offer pending the outcome of any such matter. We can give no assurance that we would be able to obtain any such approval or take other action, if needed.

Actions Of X-Rite Shareholders

Under the rules of the Nasdaq Stock Market, the issuance of shares of our common stock in connection with our offer is subject to the approval of our shareholders. A special meeting of our shareholders will be held to vote on this matter. Our shareholders’ approval on this matter is a condition to our obligation to consummate our offer. See the section captioned “OUR OFFER—Conditions of Our Offer.” There can be no assurance that this approval will be obtained. If our shareholders approve the issuance of our common stock, no further shareholder approval will be required in relation to our offer.

Relationships With Amazys

Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Amazys, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions since March 17, 2004 between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Amazys or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since March 17, 2004, had any transaction with Amazys or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to our offer.

As of the date of this prospectus, we do not beneficially own any Amazys shares and, to the best of our knowledge, no director or executive officer of X-Rite owns any Amazys shares.

SOURCE AND AMOUNT OF FUNDS

X-Rite intends to finance the offer with borrowings under (i) a First Lien Credit and Guaranty Agreement dated January 30, 2006 (the “First Lien Facility”) by and among X-Rite, certain of our subsidiaries as guarantors, the lenders party thereto and Goldman Sachs Credit Partners L.P., as Lead Arranger, Bookrunner, Syndication Agent, Administrative Agent and Collateral Agent and (ii) a Second Lien Credit and Guaranty Agreement dated January 30, 2006 (the “Second Lien Facility”) by and among X-Rite, certain of our subsidiaries as guarantors, the lenders party thereto and Goldman Sachs Credit Partners L.P., as Lead Arranger, Bookrunner, Syndication Agent, Administrative Agent and Collateral Agent. The following summary describes the material terms of the First Lien Facility and the Second Lien Facility and is qualified in its entirety by reference to complete copies of the First Lien Facility and the Second Lien Facilities, copies of which are filed with the registration statement on Form S-4 of which this prospectus forms a part.

First Lien Facility

The First Lien Facility consists of (i) a six-year term loan facility (the “First Lien Term Facility”) in an aggregate principal amount of $120 million to fund, in part, the cash portion of the consideration payable by us in connection with our offer (the “Offer”) to purchase all publicly held registered shares of Amazys (together with its subsidiaries, the “Acquired Business”) on a fully-diluted basis and thereafter to pay fees, commissions and expenses incurred in connection with the Offer, and (ii) a five-year revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $40 million to fund, in part, up to $25 million of the Offer (including paying all fees, commissions and expenses in connection with the Offer) and thereafter, to fund permitted capital expenditures and permitted acquisitions, to provide for the ongoing working capital requirements of X-Rite and the Acquired Business and for general corporate purposes.

Interest Rates and Fees

The First Lien Facility provides that all amounts outstanding in respect of loans made under the First Lien Term Facility and, initially, all amounts outstanding under the Revolving Facility, will bear interest, at our option, (i) to the extent that the First Lien Facility is rated B1 (stable) or better by Moody’s and B+ (stable) or better by S&P on the date on which borrowings are first made under the First Lien Facility to fund the consideration payable in the Offer (the “Closing Date”), (A) at the Base Rate (as defined in the First Lien Facility) plus 1.50% per annum or (B) at the reserve adjusted Eurodollar Rate (as defined in the First Lien Facility) plus 2.50% per annum or (ii) (A) at the Base Rate plus 1.75% per annum or (B) at the reserve adjusted Eurodollar Rate plus 2.75% per annum. Beginning on the date of the first interest period occurring after the date on which we deliver to the lenders financial statements for the second full fiscal quarter after the Closing Date, the applicable margin for the Revolving Facility will be determined based on the ratio of consolidated indebtedness of X-Rite and its subsidiaries as of the date of such financial statements to EBITDA of X-Rite and its subsidiaries for the twelve month period ended on such date on the rates to be determined under the First Lien Facility.

In addition to paying interest on outstanding principal under the First Lien Facility, we are required to pay commitment fees to the lenders in respect of the unutilized commitments thereunder. We must also pay customary letter of credit fees.

Prepayments

The loans under the First Lien Facility may be prepaid by us in whole or in part without premium or penalty, subject to certain restrictions, and are subject to mandatory prepayment under certain circumstances.

Maturity; Amortization

The lenders’ commitments in respect of the First Lien Term Facility will expire and the borrowings thereunder will mature six years after the Closing Date. The outstanding principal amount of the First Lien Term Facility will be payable in equal quarterly installments of 1% per annum prior to the fifth anniversary of the Closing Date, in equal quarterly amounts of 0.25% thereafter, with the remaining balance due on the maturity date of the First Lien Term Facility. The lenders’ commitments in respect of the Revolving Facility will expire and the borrowings thereunder will mature five years after the Closing Date. No amortization is required in respect of the Revolving Facility.

Guarantee and Security

Our obligations under the First Lien Facility are guaranteed (each a “Guarantee”) by certain of our existing and subsequently acquired or organized domestic and, subject to certain restrictions and requirements of applicable law, foreign subsidiaries. The First Lien Facility and each Guarantee is secured by a first priority security interest in all assets of X-Rite and each guarantor, as well as a first priority security interest in all of the capital stock of X-Rite and certain of its domestic subsidiaries, 65% of the capital stock of certain first-tier foreign subsidiaries of X-Rite and all intercompany debt.

Covenants and Events of Default

The First Lien Facility contains various affirmative, negative and financial covenants customary for credit facilities of this type. The negative covenants include, without limitation, certain limitations on the ability to incur indebtedness, incur liens, consummate asset sales, mergers or acquisitions, dispose of certain property, make dividends or other restricted payments or certain investments above certain levels. The financial covenants include minimum interest coverage, a maximum total leverage ratio and limitations on capital expenditures. The First Lien Facility also includes events of default customary for credit facilities of this type including, without limitation, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, bankruptcy, impairment of security interests in collateral and changes of control.

Second Lien Facility

The Second Lien Facility consists of a seven-year term loan facility in an aggregate principal amount of $60 million (A) to fund, in part, the Offer and (B) thereafter, to pay fees, commissions and expenses incurred in connection with the Offer.

Interest Rates

The Second Lien Facility provides that all amounts outstanding in respect of loans made thereunder will bear interest, at our option, (i) to the extent that the Second Lien Facility is rated B2 (stable) or better by Moody’s and B- (stable) or better by S&P on the Closing Date, (A) at the Base Rate (as defined in the Second Lien Facility) plus 4.50% per annum or (B) at the reserve adjusted Eurodollar Rate (as defined in the Second Lien Facility) plus 5.50% per annum, (ii) to the extent that the Second Lien Facility is rated B3 (stable) or better by Moody’s and B- (stable) or better by S&P on the Closing Date, but clause (i) is not applicable, (A) at the Base Rate plus 5.00% per annum or (B) at the reserve adjusted Eurodollar Rate plus 6.00% per annum or (iii) (A) at the Base Rate plus 5.50% per annum or (B) at the reserve adjusted Eurodollar Rate plus 6.50% per annum.

Prepayments

Subject to certain provisions of the First Lien Facility and certain other restrictions, the loans under the Second Lien Facility may be prepaid by us in whole or in part, without premium or penalty, provided that any repayment made on or prior to the first anniversary of the Closing Date will be subject to a 2% premium and any repayment made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date will be subject to a 1% premium. The loans under the Second Lien Facility are also subject to mandatory prepayment under certain circumstances, subject to certain provisions of the First Lien Facility.

Maturity; Amortization

The loan under the Second Lien Facility matures seven years after the Closing Date. No amortization is required in respect of the Second Lien Facility.

Guarantee and Security

Our obligations under the Second Lien Facility are guaranteed (each a “Guarantee”) by certain of our existing and subsequently acquired or organized domestic and, subject to certain restrictions and requirements of applicable law, foreign subsidiaries. The Second Lien Facility and each Guarantee is secured by a second priority security interest in all assets of X-Rite and each guarantor, as well as a second priority security interest in all of the capital stock of X-Rite and certain of its domestic subsidiaries, 65% of the capital stock of certain first-tier foreign subsidiaries of X-Rite and all intercompany debt.

Covenants and Events of Default

The Second Lien Facility contains various affirmative, negative and financial covenants customary for credit facilities of this type. The negative covenants include, without limitation, certain limitations on the ability to incur indebtedness, incur liens, consummate asset sales, mergers or acquisitions, dispose of certain property, make dividends or other restricted payments, make investments or make capital expenditures above certain levels. The financial covenants include a maximum total leverage ratio and limitations on capital expenditures. The Second Lien Facility also includes events of default customary for credit facilities of this type including, without limitation, failure to make payments when due, noncompliance with covenants, breaches of representations and warranties, bankruptcy, impairment of security interests in collateral and changes of control.

Fees And Expenses

Headwaters is acting as financial advisor to us in connection with our offer, and will receive customary compensation for its services. We also have agreed to reimburse Headwaters for its reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify Headwaters and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under U.S. federal securities laws. In the ordinary course of business, Headwaters and its affiliates may actively trade the securities of Amazys or X-Rite for their own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

Lombard Odier Darier Hentsch & Cie is acting as tender agent in connection with our offer. Lombard Odier Darier Hentsch & Cie will receive customary compensation for acting as tender agent as well as reimbursement of its out-of-pocket expenses. We have agreed to indemnify Lombard Odier Darier Hentsch & Cie and certain related persons against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under U.S. federal securities laws.

Except as set forth in this section, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Amazys shares pursuant to our offer.

Credit Suisse is acting as financial advisor to Amazys in connection with the offer, and will receive customary compensation for its services. Amazys has also agreed to reimburse Credit Suisse for its out-of-pocket expenses incurred in connection with its engagement, and to indemnify Credit Suisse and its affiliates against certain liabilities and expenses in connection with its engagement.

Accounting Treatment

The acquisition of Amazys shares acquired in our offer will be accounted for under the purchase method of accounting under U.S. GAAP, which means that Amazys’ results of operations will effectively be included with ours from the closing date and its consolidated identifiable assets and liabilities will be recorded at their fair values at the same time (except for the minority interest, if any, in the assets and liabilities which will remain at historical cost) with the excess, if any, allocated to goodwill.

Stock Exchange Listing

Shares of X-Rite common stock are listed on the Nasdaq Stock Market. We intend to make applications to list the shares of X-Rite common stock to be issued in our offer on the SWX Swiss Exchange and on the Nasdaq Stock Market.

Appraisal Rights

Swiss law does not recognize the concept of appraisal or dissenters’ rights and, accordingly, Amazys shareholders have no appraisal rights for their shares under Swiss law in connection with our offer. For more information regarding appraisal rights, please read the section captioned “COMPARATIVE RIGHTS OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS IN GENERAL—Appraisal Rights.”

THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS

Transaction Agreement

The following describes the material provisions of the Transaction Agreement dated January 30, 2006 (the “Effective Date”) between X-Rite and Amazys. The provisions of the Transaction Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Transaction Agreement that is important to you. The Transaction Agreement is attached to this prospectus as Annex A and is incorporated by reference into this prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the Transaction Agreement.

The Offer

Under the Transaction Agreement, X-Rite agreed to submit a public tender offer (the “Offer”) for all Amazys shares which are in issue on the Effective Date and which may be issued from the Effective Date until the last day of the additional acceptance period pursuant to stock options which are outstanding on the Effective Date, other than Amazys shares held by Amazys or any of its subsidiaries at the last day of the additional acceptance period. X-Rite also agreed to publish a pre-announcement (the “Pre-Announcement”) relating to the Offer in the electronic media before the opening of the SWX Swiss Exchange on the first trading day after the Effective Date.

Offer Price

As provided in the Transaction Agreement, the offer price (the “Offer Price”) per Amazys share to be offered by X-Rite in the Offer is (i) CHF 77 in cash, plus (ii) 2.11 fully paid X-Rite shares, issued pursuant to a registration statement on Form S-4 effective under the Securities Act and listed on the Nasdaq Stock Market and the SWX Swiss Exchange (secondary listing), to be delivered at the settlement date free and clear from any encumbrance (the “Consideration Shares”). The Offer Price will be fully adjusted for any dilutive effects in relation to Amazys shares or X-Rite shares, as the case may be, including any dividend payments, sale or issuance of shares or capital increases below the Offer Price (in the case of Amazys shares) or the market value (in the case of X-Rite shares) or any issuance of options, warrants, convertible securities or other rights of any kind to acquire shares, except that:

•	the sale, transfer or issuance by Amazys or its subsidiaries of Amazys shares under any stock options which are outstanding on the Effective Date pursuant to any Amazys employee share, option or similar scheme or arrangement in existence on the Effective Date in accordance with their terms will not result in any adjustment;

•	the sale, transfer or issuance by X-Rite or its subsidiaries of employee options or X-Rite shares under any X-Rite employee share, option or similar scheme or arrangement in existence on the Effective Date in accordance with their terms and in the normal course consistent with past practice will not result in any adjustment; and

•	the ordinary quarterly dividend of X-Rite not exceeding USD 0.025 per share in the normal course consistent with past practice will not result in any adjustment.

The Transaction Agreement provides that the Offer Price will be net of any stamp taxes and bank charges levied on the transfer of Amazys shares to X-Rite or the issuance or transfer of Consideration Shares to the tendering Amazys shareholders under the Offer, and that X-Rite will undertake in the prospectus to bear such taxes and charges.

Offer Conditions

The Transaction Agreement provides that the Offer is subject to the fulfillment or waiver by X-Rite of the conditions precedent set forth in the Pre-Announcement.

Treatment of Restricted Shares and Options

X-Rite and Amazys agreed in the Transaction Agreement that the holders of Amazys shares that are subject to the restrictions under Amazys employee stock plans (“Restricted Shares”) and the holders of options to acquire Amazys shares under Amazys’ employee share option plans (“Options”) will be afforded an opportunity to realize their investments if the Offer is successful for consideration with a value equal to the value of the offer consideration. In accordance with this principle,

•	Amazys agreed to take the necessary actions to lift the transfer restrictions on the Restricted Shares for purposes of allowing the holders of Restricted Shares to tender the Restricted Shares in the Offer; and

•	X-Rite agreed, if the Offer is successful, to make an offer promptly after the settlement date to the holders of Options to acquire the Options or any Amazys shares acquired by the holders of such Options that have vested (including vesting due to a change in control in Amazys) and were exercised, in both cases for consideration with a value equal to the value of the offer consideration.

The parties further agreed that Amazys will be free to take such measures as are required to allow holders of Options to exercise such Options and tender any Amazys shares (including acceleration of vesting and exercise procedures) acquired by such exercise, in which case X-Rite will be released from the obligation set forth in the second bullet above.

Implementation of the Offer by X-Rite

Under the Transaction Agreement, X-Rite agreed to:

•	prepare and publish the prospectus and such other documents relating to the Offer as are required by law (the “Offer Documents”) within the requisite statutory period, and consult with Amazys and its advisers with respect to the Offer and provide them with reasonable opportunity to review and comment on the Offer Documents;

•	use reasonable best efforts to procure that the conditions of the Offer regarding X-Rite shareholder approval and the issuance, registration and listing on the Nasdaq Stock Market and SWX Swiss Exchange (secondary listing) of the Consideration Shares are satisfied; and

•	comply with all disclosure and reporting obligations under the Stock Exchange and Securities Trading Act (“SESTA”) and the related ordinances.

Approval of Amazys Board of Directors; Financial Statements

Under the Transaction Agreement, Amazys confirmed that its board of directors had:

(i) determined that the Transaction Agreement and the transactions thereby contemplated are fair to, and in the best interest of, Amazys and its shareholders;

(ii) approved the Transaction Agreement; and

(iii) unanimously resolved to recommend acceptance of the Offer in accordance with article 29(1) of SESTA in a timely manner so that the report of Amazys’ board of directors can be included in the prospectus.

Amazys also agreed in the Transaction Agreement to procure that its consolidated financial statements as of December 31, 2005 will be published in a timely manner prior to the expiration of the Offer period in accordance with the requirements of the Swiss Takeover Board.

Non-Solicitation

Under the terms of the Transaction Agreement, Amazys has agreed not to, and not to authorize or permit any of its subsidiaries or any of its or its subsidiaries’ respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives to:

•	directly or indirectly solicit, initiate or encourage the submission of any Company Takeover Proposal (as defined below), or take any action designed to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal;

•	enter into any agreement with respect to any Company Takeover Proposal; or

•	directly or indirectly enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any information with respect to, any Company Takeover Proposal;

provided, however, that prior to the expiration of the additional acceptance period, Amazys may, to the extent required by the fiduciary obligations of Amazys’ board of directors, as determined in good faith by Amazys’ board of directors after consultation with outside counsel, in response to an unsolicited request therefor that is made by a person who Amazys’ board of directors determines, in good faith, is reasonably capable of making a Superior Company Proposal (as defined below) and which is reasonably likely to result in a Superior Company Proposal that was not solicited by Amazys and that did not otherwise result from a breach of these non-solicitation provisions, and subject to Amazys’ compliance with its obligations to advise X-Rite of any Company Takeover Proposal described below, (x) furnish information with respect to Amazys to the person making such Company Takeover Proposal and its representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such person and its representatives regarding a Company Takeover Proposal.

Amazys also agreed that Amazys’ board of directors or any committee thereof would not, subject to the exercise of their fiduciary duties, (i) withdraw or modify in a manner adverse to X-Rite, or propose publicly to withdraw or modify, in a manner adverse to X-Rite, the recommendation of the Offer except in case of a Material Adverse Event (as defined below) with respect to X-Rite, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, unless, prior to the expiration of the additional acceptance period, a Superior Company Proposal is submitted and as a result thereof Amazys’ board of directors determines in good faith, after consultation with outside counsel, that it is necessary to do any of the foregoing in order to comply with their fiduciary obligations.

Amazys further agreed to promptly advise X-Rite of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal or inquiry including any change to the material terms of any such Company Takeover Proposal or inquiry.

These restrictions in the Transaction Agreement do not prevent or restrict Amazys from making any disclosure to Amazys’ shareholders, the Swiss Takeover Board, the stock exchange or any other authority if, in the good faith judgment of Amazys’ board of directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

In the Transaction Agreement, the term “Company Takeover Proposal” means (i) any proposal or offer to Amazys by a third person for a merger, share exchange, business combination, consolidation, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving Amazys or any subsidiary of Amazys, (ii) any proposal to Amazys by a third person for the issuance by Amazys or any subsidiary of Amazys of over ten percent (10%) of its equity securities as consideration for the assets or securities of another person, (iii) any proposal or offer to Amazys by a third person to acquire in any manner, directly or indirectly, over ten percent (10%) of the equity securities of Amazys or any subsidiary of Amazys, or (iv) any proposal or offer to

Amazys by a third person to acquire, lease, exchange, mortgage, pledge, dispose of or otherwise transfer, in any manner, directly or indirectly, over ten percent (10%) of the consolidated total assets of Amazys, in a single transaction or a series of related transactions, in each case other than the transactions contemplated by the Transaction Agreement and other than any transaction permitted under the terms of Amazys’ interim conduct covenants described below. The term “Company Takeover” means any transaction that results from a Company Takeover Proposal.

In the Transaction Agreement, the term “Superior Company Proposal” means any proposal or offer to Amazys made by a third person to acquire a majority of the equity securities or assets of Amazys, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, or a sale of all or substantially all its assets, (i) on terms which Amazys’ board of directors determines in good faith to be superior from a financial point of view to the holders of Amazys shares than the transaction contemplated by the Transaction Agreement, taking into account all the terms and conditions of such proposal and the Transaction Agreement (including any proposal by X-Rite to amend the terms of the Transaction Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

In the Transaction Agreement, the term “Material Adverse Event” means any matter(s) or event(s) which, individually or in the aggregate, cause, or are reasonably likely to cause, on an annual basis, a reduction (and not merely a delay in timing to the next succeeding fiscal quarter), as confirmed by a reputed, independent accounting firm or investment bank appointed by X-Rite, of (i) the consolidated operating income before interest, taxes, depreciation and amortization (EBITDA) of X-Rite of 20% or more, compared to the EBITDA as reported for the four quarters ending September 30, 2005, (ii) the consolidated net sales of X-Rite of 10% or more, compared to the net sales as reported for the four quarters ending September 30, 2005, or (iii) the consolidated total shareholders’ equity of X-Rite of 20% or more, compared to the consolidated equity as reported for the four quarters ending September 30, 2005.

Conduct of Business and Other Actions of Amazys

During the period from the Effective Date to the settlement date, Amazys and its subsidiaries agreed to conduct their operations according to their ordinary and usual course of business and consistent with past practice and use all reasonable efforts consistent with prudent business practice to preserve intact their business organization, to keep available the services of their current officers and key employees and to maintain existing relationships with those having significant business relationships with Amazys and its subsidiaries, in each case in all material respects.

In addition, Amazys agreed not to, and not to permit any of its Subsidiaries to, do any of the following without the prior written consent of X-Rite, which would not be unreasonably withheld or delayed:

•	(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of it or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Amazys shares upon the exercise of stock options outstanding on the Effective Date and in accordance with their present terms;

•	amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

•	acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Amazys and its subsidiaries taken as a whole, except purchases of inventory and services in the ordinary course of business consistent with past practice;

•	(i) grant to any employee, officer or director of Amazys or any subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the Effective Date or applicable laws, (ii) grant to any employee, officer or director of Amazys or any subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the Effective Date or applicable laws, (iii) enter into any employment, consulting, severance or termination agreement with any such employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan (a “Company Benefit Plan”) or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

•	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of it, except for such changes as Amazys may be required to implement by law or by the accounting principles applicable to it;

•	sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets, except sales of inventory and excess or obsolete assets, sales of services, and licensing of software in the ordinary course of business consistent with past practice and except for the sale of Amazys’ facility in New Windsor, Connecticut, substantially on the terms previously described to X-Rite;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or any of its subsidiaries, guarantee any debt securities of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

•	make or agree to make any new capital expenditure or expenditures that, individually, is in excess of CHF 100,000 or, in the aggregate per calendar quarter, are in excess of CHF 1 million;

•	make or change any material tax election or settle or compromise any material tax liability or refund;

•	(i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most re cent consolidated financial statements (or the notes thereto) of it included in its financial statements or incurred in the ordinary course of business consistent with past practice, or (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Unless X-Rite has given its prior consent, which will not be unreasonably withheld or delayed, or has declared that the Offer has failed, none of Amazys or its subsidiaries will, after the Effective Date:

•	acquire or sell any Amazys shares or rights to acquire Amazys shares; or

•	tender any treasury shares of Amazys in the Offer.

Amazys also agreed under the Transaction Agreement that, prior to the expiration of the Offer period, it would:

•	not issue any new shares or equity related financial instruments other than under any stock options which are outstanding on the Effective Date pursuant to any Amazys employee share, option or similar scheme or arrangement in existence on the Effective Date;

•	comply with all disclosure and reporting obligations under the SESTA and the related ordinances; and

•	provide in a timely manner the information required by X-Rite in relation to the preparation of the documents used in connection with the Offer.

Composition and Other Matters regarding the Boards of X-Rite and Amazys

Amazys Board of Directors. Amazys has agreed, subject to the satisfaction or waiver by X-Rite of all conditions under the Offer, to either:

•	cause all members of Amazys’ board of directors, subject to completion of the Offer, to resign from office effective as of the settlement date and hold a shareholders’ meeting prior to the expiration of the Offer for the election of the persons nominated by X-Rite to Amazys’ board of directors with such election to be effective as of the settlement date, in which case Amazys would use its reasonable best efforts to support the election of the persons nominated by X-Rite to Amazys’ board of directors; or

•	cause all members of the board of directors of Amazys (except for members resigning from office), subject to fulfillment or waiver of all conditions of the Offer, to enter into mandate agreements with X-Rite for the period from the settlement date until the election of the persons nominated by X-Rite to the board of directors of Amazys, under which mandate agreements these members would undertake, subject to the company interest and mandatory provisions of law and against full indemnification, to use their reasonable best efforts to ensure that the business of Amazys would be conducted in the ordinary course.

X-Rite Board of Directors. Subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Offer, X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the settlement date, each of Messrs. Mario Fontana, Massimo Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders scheduled for May 2006 with terms of office of not less than one, two, and three years, respectively. Immediately following the settlement date, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Offer, the board of directors of X-Rite will be comprised of nine members, three of which will be the nominees set forth above and one of which will be the Chief Executive Officer of X-Rite.

Management. Subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Offer, the current Chief Executive Officer of Amazys will become President and Chief Operating Officer of X-Rite, effective as of the settlement date. In the Transaction Agreement, X-Rite confirmed its intention to promote the current Chief Executive Officer of Amazys to the position of the Chief Executive Officer of X-Rite within a period of not more than 18 months from the settlement date, all subject to the final approval of X-Rite’s board of directors and subject to, and in accordance with, the terms of the employment agreement that has been entered into by X-Rite and Amazys’ current Chief Executive Officer. The Chief Executive Officer of X-Rite will be the person ultimately responsible for the overall management of the combined business of X-Rite and Amazys and will report directly to the entire board of directors of X-Rite.

Termination of the Transaction Agreement

Amazys has the right to terminate the Transaction Agreement by written notice to X-Rite with immediate effect in any of the following events:

•	any of the conditions of the Offer is not satisfied or waived by X-Rite in accordance with the Pre-Announcement or the prospectus;

•	prior to the expiration of the additional acceptance period a Superior Company Takeover Proposal is submitted and Amazys’ board of directors has resolved to withdraw or modify its recommendation of the Offer, provided that Amazys has given X-Rite a reasonable opportunity to improve the Offer within a reasonable period of time (of not less than 10 trading days, except if required otherwise by applicable law or a regulatory authority or if Amazys or Amazys’ shareholders are reasonably likely to be materially prejudiced if the period is not shorter than 10 trading days) so that the Offer is superior to the competing offer, and X-Rite has not taken such opportunity;

•	the nominees set forth above have not been elected or appointed to X-Rite’s board of directors as provided in the Transaction Agreement; or

•	X-Rite materially breaches its obligations under the Transaction Agreement and such breach is not remedied within five (5) trading days following receipt of written notice of such breach from Amazys.

X-Rite has the right to terminate this Agreement by written notice to Amazys with immediate effect in any of the following events:

•	any of the conditions of the Offer is not satisfied or waived by X-Rite in accordance with the Pre-Announcement or the prospectus;

•	Amazys materially breaches its obligations under the Transaction Agreement and such breach is not remedied within five (5) trading days following receipt of written notice of such breach from X-Rite; or

•	Amazys’ board of directors or any committee thereof (i) withdraws or modifies, in a manner adverse to X-Rite, or proposes publicly to withdraw or modify, in a manner adverse to X-Rite, its approval or recommendation of the Transaction Agreement and the Offer, (ii) fails to recommend to Amazys’ shareholders that they accept the Offer or (iii) approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal.

In the event of a termination by either X-Rite or Amazys, substantially all of the provisions of the Transaction Agreement will cease to have any effect except that Amazys will reimburse X-Rite for its out of pocket expenses actually incurred in connection with the Offer up to a maximum amount of CHF 1.9 million upon the consummation of a Company Takeover for which a Company Takeover Proposal was received prior to the expiration of the additional acceptance period. Any such termination will be without prejudice to the liability of either party for a breach of the Transaction Agreement prior to its termination.

Expenses

The Transaction Agreement provides that each party will bear all costs, expenses and taxes incurred by it in connection with the transactions contemplated by the Transaction Agreement, except that Amazys must reimburse X-Rite for its out of pocket expenses actually incurred in connection with the Offer up to a maximum amount of CHF 1.9 million upon the consummation of a Company Takeover for which a Company Takeover Proposal was received prior to the expiration of the additional acceptance period.

Governing Law

The Transaction Agreement is subject to and governed by Swiss substantive law. Any disputes arising out of or in connection with the Transaction Agreement, including disputes regarding its conclusion, binding effect, amendment and termination, will be finally and exclusively resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with such rules. The number of arbitrators will be three. The arbitration will be conducted in English and the place of arbitration will be Zurich, Switzerland.

Employment Agreement for President and Chief Operating Officer

As provided in the Transaction Agreement, X-Rite and the Chief Executive Officer of Amazys, Thomas J. Vacchiano, have entered into an employment agreement dated as of January 30, 2006. The following summary describes the material terms of the employment agreement and is qualified in its entirety by reference to a complete copy of the employment agreement, a copy of which is filed as an exhibit to the registration statement on Form S-4 of which this prospectus forms a part.

Under the employment agreement, Mr. Vacchiano has agreed to serve as President and Chief Operating Officer of X-Rite and to perform such duties consistent with those positions as X-Rite’s board of directors or Chief Executive Officer directs from time to time. Mr. Vacchiano’s employment by X-Rite will commence as of the completion of the Offer (the “Commencement Date”) and will continue for a period of three years unless earlier terminated in accordance with its terms.

Under the employment agreement, Mr. Vacchiano will receive an annual base salary of $310,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Mr. Vacchiano will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Mr. Vacchiano is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards.

Under the employment agreement, X-Rite’s board of directors will determine, within eighteen months following the Commencement Date, whether to promote Mr. Vacchiano to the position of Chief Executive Officer of X-Rite. If the board of directors determines to promote Mr. Vacchiano, X-Rite and Mr. Vacchiano will negotiate a new employment agreement for Mr. Vacchiano. In addition, it is expected that if the board of directors determines to promote Mr. Vacchiano, upon such promotion, Mr. Vacchiano will become a member of X-Rite’s board of directors. If the board of directors determines not to promote Mr. Vacchiano, Mr. Vacchiano will be entitled to terminate the employment agreement by providing written notice to X-Rite and to receive the severance pay and benefits described below. If the board of directors determines to promote Mr. Vacchiano and Mr. Vacchiano declines such promotion, X-Rite will have the right to terminate the employment agreement by providing written notice to Mr. Vacchiano. In the event of such termination by X-Rite, Mr. Vacchiano will be entitled to receive his salary accrued up to the termination date but will not be entitled to receive any further salary, bonus, severance, compensation or benefits.

In addition to termination in the event of death or disability, Mr. Vacchiano’s employment may be terminated by X-Rite for “cause” (as defined in the employment agreement), by Mr. Vacchiano for “good reason” (as defined in the employment agreement) or by either party, without cause, by giving the other party at least thirty days’ written notice. In the event of termination by X-Rite without cause or by Mr. Vacchiano for good reason, X-Rite must provide to Mr. Vacchiano:

•	severance pay equal to Mr. Vacchiano’s then current monthly salary for twelve months following termination, provided that in the event of termination by X-Rite without cause, Mr. Vacchiano’s severance pay will continue for the longer of (i) the remainder of the initial three year term of the employment agreement or (ii) twelve months following termination;

•	the pro rata portion of any annual performance bonus to which Mr. Vacchiano is entitled for the year in which the employment period is terminated;

•	payment of continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for eighteen (18) months following the date of termination; and

•	immediate vesting of all stock options and restricted stock held by Mr. Vacchiano.

In the event of termination by Mr. Vacchiano as a result of (i) the board of directors’ determination not to promote Mr. Vacchiano to Chief Executive Officer of X-Rite, (ii) the board of directors’ failure to determine, announce and execute the promotion of Mr. Vacchiano within eighteen months following the Commencement Date or (iii) X-Rite’s failure to negotiate a new employment agreement for Mr. Vacchiano, X-Rite must provide to Mr. Vacchiano the termination benefits set forth above except that the severance pay referenced in the first bullet shall be equal to Mr. Vacchiano’s then current monthly salary for twenty-four months following termination.

Mr. Vacchiano is subject to perpetual obligations of confidentiality under the employment agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of two years following termination of the employment period.

Employment Agreement for Vice President and Chief Technology Officer

In connection with the transaction contemplated by the Transaction Agreement, X-Rite and the Chief Technology Officer of Amazys, Francis Lamy, have entered into an employment agreement dated as of January 30, 2006. The following summary describes the material terms of the employment agreement and is qualified in its entirety by reference to a complete copy of the employment agreement, a copy of which is filed as an exhibit to the registration statement on Form S-4 of which this prospectus forms a part.

Under the employment agreement, Mr. Lamy agrees to serve as Vice President and Chief Technology Officer of X-Rite and to perform such duties consistent with those positions as X-Rite’s board of directors, Chief Executive Officer or Chief Operating Officer directs from time to time. Mr. Lamy’s employment by X-Rite would commence as of the completion of the Offer.

The employment agreement provides that X-Rite will pay Mr. Lamy an annual base salary of CHF 325,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Mr. Lamy will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Mr. Lamy is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards. Under the employment agreement, Mr. Lamy is entitled to (i) a CHF 32,500 per year allowance as a contribution to Mr. Lamy’s personal health insurance, (ii) a CHF 20,000 per year allowance for expenses incurred by Mr. Lamy consistent with performing his duties and responsibilities as an officer of X-Rite and (iii) a CHF 5,000 per year allowance for obtaining tax consulting advice associated with being an officer of a U.S. based corporation.

In addition to termination in the event of death or disability, Mr. Lamy’s employment may be terminated by X-Rite for “cause” (as defined in the employment agreement), by Mr. Lamy for “good reason” (as defined in the employment agreement) or by either party, without cause, by giving the other party at least three months’ written notice. In the event of termination by X-Rite without cause or by Mr. Lamy for good reason, X-Rite must provide to Mr. Lamy:

•	severance pay equal to Mr. Lamy’s then current monthly salary for twelve months following termination;

•	the pro rata portion of any annual performance bonus to which Mr. Lamy is entitled for the year in which the employment period is terminated;

•	the health insurance allowance described above, payable over the twelve months following the date of termination; and

•	immediate vesting of all stock options and restricted stock held by Mr. Lamy.

Mr. Lamy is subject to perpetual obligations of confidentiality under the employment agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of two years following termination of the employment period.

Amendment to Employment Agreement of Chief Executive Officer

In connection with the transaction contemplated by the Transaction Agreement, on January 30, 2006, X-Rite and its current Chief Executive Officer, Michael C. Ferrara, entered into an amendment to Mr. Ferrara’s employment agreement with X-Rite. The following summary describes the material terms of the amendment and is qualified in its entirety by reference to a complete copy of the amendment, a copy of which is filed as an exhibit to the registration statement on Form S-4 of which this prospectus forms a part.

In the amendment, the parties acknowledge that X-Rite may terminate Mr. Ferrara’s role and/or duties as Chief Executive Officer of X-Rite at any time prior to December 31, 2008, other than as a result of his death, disability or for cause (as defined in the employment agreement), by giving written notice to Mr. Ferrara of the effective date of termination (a “CEO Transition”). Following a CEO Transition, Mr. Ferrara agrees to (i) cooperate fully in the transition of his responsibilities and duties as directed by X-Rite’s board of directors, (ii) promptly resign from any position as a member of the board of directors of X-Rite and any of its subsidiaries, and (iii) upon the reasonable request of X-Rite’s board of directors, provide to X-Rite consulting services during any period during which he receives compensation under the employment agreement. The amendment further provides that, following a CEO Transition through December 31, 2008 (subject to termination for death, disability or cause as provided in the employment agreement), Mr. Ferrara will continue to receive the annual salary, annual bonuses and other fringe benefits provided under the employment agreement to which he would have been entitled had his role and/or duties as the Chief Executive Officer of X-Rite not been changed.

AMAZYS

Amazys Business Description

Amazys is a color management solutions company that, under the GretagMacbeth brand, develops, markets and supports hardware, software and services to measure and communicate color in all markets where color is important. From mission critical applications, to color that can differentiate a product, or for empowering consumers with color, Amazys aims to ensure that its customers get their color precisely. Amazys offers components that can be embedded in printers and other devices, easy-to-use, off-the-shelf solutions, as well as comprehensive color management solutions that include training, support and professional services. The key markets served include graphic arts and industrial.

Products are sold worldwide through Amazys’ own sales personnel, independent sales representatives, dealers, distributors, VAR’s and OEM’s. Amazys is headquartered in Regensdorf, Switzerland. In addition, Amazys has locations in the United States, Germany, England, France, Russia, Italy, Hong Kong, China, and Japan. Manufacturing facilities are located in Switzerland, the United States, Germany, and Italy.

Amazys has a long history in color management, dating back to 1915. In that year, Norman Macbeth developed the first lighting system to simulate daylight and founded the Macbeth Artificial Daylighting Company in New York. In 1943 Dr. Edgar Gretener founded the consulting firm Gretag AG, which initially specialized in electromechanical technology and light products and later developed the first portable densitometer for the printing industry in 1965. The Gretag Color Control Systems division of Gretag AG and Macbeth Artificial Daylighting Company merged in 1997 to form Gretag-Macbeth Holding AG, which was renamed Amazys Holding AG in 2001.

•	Product Innovation

In 2005, Amazys introduced a combination of fifteen new products and major product upgrades. Amazys also devoted substantial resources to research and development, aimed at streamlining the development process, and achieving functional design excellence. Amazys currently spends almost 11% of its revenues annually on engineering, research, and product development. Amazys’ focus continues to center on color management solutions that incorporate software, hardware, and services.

•	Global Presence

With offices in 9 countries worldwide and service centers across Europe, Asia, and the Americas, Amazys continues to improve its ability to conduct business with customers around the world.

Headquartered in Regensdorf, Switzerland, Amazys has subsidiaries in the United States, Germany, Italy, United Kingdom and China. Amazys also has branch offices or sales representation offices in France, Russia, Japan and Hong Kong. All of these offices include sales and sales support capabilities. Various offices can also include service repair, administration, and manufacturing or assembly capabilities. Amazys’ main manufacturing facilities are located in Regensdorf, Switzerland.

•	Recent Acquisitions

Amazys has completed three major acquisitions since the beginning of 2003.

Graphic Intelligence Agency—a U.S. based company that develops, markets and delivers a range of color management related professional services for the graphic arts market allowing Amazys to improve its customers’ user experience, thereby extending the reach of Amazys’ markets.

Sequel Imaging—a recognized leader in display color calibration solutions, which was an important partner to Amazys in developing the very successful Eye-One Display product launched in 2003.

Shelyn Software Inc.—recognized for its state-of-the-art color management software for the textile and retail supply chain markets. Shelyn’s intellectual property and know-how have combined with Amazys’ distribution capabilities and brand strength to yield promising early sales successes.

Major Markets

Amazys operates in two segments: graphic arts (digital imaging) and color and appearance (industrial markets). Amazys’ primary market focus is in the color management and measurement area. Amazys provides end-to-end solutions that combine hardware, software, and services to customers in three major markets.

Graphic Arts (or Digital Imaging)

Amazys’ Graphic Arts or Digital Imaging business unit helps businesses, professionals and consumers achieve precise color reproduction of images across a wide range of devices and workflows. Serving markets such as designers, photographers, graphic artists and printers, Amazys’ solutions often accompany such devices as LCD displays, digital printers and traditional printing presses. Amazys provides off-the-shelf solutions for users who want to actively manage color, as well as integrated and embedded solutions for customers who want precise color but do not want to have to actively manage the process for getting it.

Color and Appearance (or Industrial Markets)

Concentrated in the automotive and process control markets, the Color and Appearance business unit helps major retailers, manufacturers and colorant suppliers achieve the precise color they want throughout the entire supply chain from design to final production. The benefits are shorter time to market, reduced waste (cost), and improved quality for a wide range of markets that incorporate color into the finished product, including paints, plastics, textiles, paper and automotive.

Global Services

Amazys’ Global Services business is integrated into the business units that it supports.

Global Services provides, training, service, hotline support, interactive support services and consulting to both major manufacturers of color technology products and end users of color management solutions. The goal of the Global Services business unit is to make color products, solutions and workflows easy to understand and use. Amazys’ Global Services team is dedicated to improving the customer experience with hardware and software products.

OEM and Strategic Partnerships

OEM

The biggest barriers to entry for color management have traditionally been cost and technical complexity. Amazys’ global OEM and major account initiative, which began in 2001, aims to help customers overcome these hurdles by delivering solutions in new shapes and forms. Amazys’ initiative focuses on three specific types of solutions: programs for global supply chain color management, VAR bundles with major hardware and software manufacturers in the digital imaging space, and integrated or embedded solutions that make color management transparent to the user.

Major Accounts

Many large retailers and consumer products manufacturers are recognizing how a comprehensive color management program can help them improve global supply chain efficiency and reduce time to market. Wal-Mart and Target have initiated color management programs that include Amazys solutions.

VAR Bundles

To help ensure accurate color from monitor to print, many of the leading printer and display manufacturers, including Epson, Hewlett-Packard and Eizo, are bundling Amazys’ Eye-One Display 2 monitor color management solution in their devices. Several major Japanese digital equipment manufacturers, including Canon and Konica Minolta Medical & Graphic, Inc. use the Eye-One technology as an integral component of their color solutions proposition.

Integrated and Embedded Solutions

Digital imaging equipment manufacturers are recognizing that they can improve the user experience by building color management into their solutions. In 2004 Dupont began embedding Amazys’ Eye-One technology into their Cromalin® proofers, Marantz chose Amazys’ technology for their DLP projectors and Heidelberg-Druckmaschinen continued to integrate Amazys color management technology into their processes.

Products and Solutions

Amazys’ color measurement and management solutions are comprised of hardware, software, and services. The following is a brief overview of the primary components that make up Amazys’ product lines.

Instrumentation

•	Colorimeters measure light much like the human eye using red, green and blue receptors and are utilized to measure printed colors on packages, labels, textiles and other materials where a product’s appearance is critical for buyer acceptance.

•	Spectrophotometers are related to colorimeters; however, they measure light at many points over the entire visible spectrum. Spectrophotometers are used in color formulation for materials such as plastics, paints, inks, ceramics and metals. Amazys’ multi-angle spectrophotometer, which is used to measure the color of metallic finishes, is useful for controlling the color consistency of automotive paints and other metallic and pearlescent coatings. In addition, Amazys produces a spherical spectrophotometer, which measures the color of textured surfaces and is used in the textile, paint, and plastics industries.

•	Densitometers are instruments that measure optical or photographic density, compare such measurement to a reference standard, and signal the result to the operator of the instrument. Some models are designed for use in controlling variables in the processing of x-ray film in medical and non-destructive testing applications. Other models are designed to be used to control process variables in the production of photo-transparencies, such as photographic film and microfilm, or measure the amount of light that is reflected from a surface, such as ink on paper.

•	Lighting Booths provide precise daylight simulation to ensure that color discrepancies can be spotted along the way in the supply chain, helping to position the entire supply chain to make color decisions.

Software and Databases

Amazys provides software and databases that interface with its color measurement instruments and other process equipment. These software packages allow the user to collect and store color measurement data, compare that data to established standards and databases, communicate color results and formulate colors from a database.

Other Information

Manufacturing, Sourcing and Service

Amazys manufactures the majority of its products at its manufacturing facility in Regensdorf, Switzerland. Amazys generally has multiple sources for raw materials, supplies and components, and is generally able to acquire materials on a volume discount basis. Product repair and service is provided at nine locations throughout the world.

Competition

The color management and measurement business is intensely competitive and subject to technological change, evolving customer requirements, and changing business models. Amazys faces significant competition in all areas of its current business activities. The rapid pace of technological change continually creates new opportunities for existing competitors and start-ups and can quickly render existing technologies less valuable. Customer requirements and preferences continually change as other technologies emerge or become less expensive. Amazys faces direct competition with approximately twelve firms producing competing products in the graphic arts category, and approximately six manufacturers of competing products in the industrial markets, some of whom have significant resources and sales. The primary bases of Amazys’ strategy for facing competition in all of the markets for Amazys’ products focus on technology, design, service, and price.

Employees

As of December 31, 2005, Amazys has approximately 400 employees on a full time basis.

Patents

As of December 31, 2005, Amazys held 102 patent registrations and patent applications. While Amazys follows a policy of obtaining patent protection for its products where appropriate, it does not believe that the loss of any existing patent, or failure to obtain any new patents, would have a material adverse impact on its current operations. Amazys expects to protect its products and technology by asserting its intellectual property rights where appropriate and prudent.

Distribution Networks

Amazys has a distribution network that represents its products in more than 50 countries worldwide. Amazys’ products are sold by its own sales personnel and through independent manufacturer’s representatives, distributors, dealers, VAR’s and OEM’s.

Seasonality

Amazys’ business is generally not subject to seasonal variations that significantly impact sales, production, or net income.

Working Capital Practices

Amazys does not believe that it, or the industry in general, has any special practices or special conditions affecting working capital items that are material for an understanding of Amazys’ business.

Significant Customers

Only one customer accounted for more than 10% of Amazys’ total net sales in 2005 and 2004. This customer is Heidelberg Druckmaschinen AG, a German company that is the largest press manufacturer in the world. Over the last two years Heidelberg has represented between 17% and 16% of Amazys’ total net sales. Heidelberg has been a strategic partner to Amazys for many years and Amazys has contracts that provide for it to have business streams with Heidelberg through 2012. Amazys does not believe that the loss of any other single customer would have a material adverse effect on its business.

Backlog

Amazys has historically operated with approximately 3 to 4 weeks of annual sales of backlog. This is the current position.

Research, Development and Engineering

Amazys invests in research, development and engineering to develop new products and enhance existing ones. These items are expensed annually and represent between 10.7% and 10.6% of annual revenues.

In addition to the research, development and engineering costs reported as operating expenses, certain costs to develop new software products were capitalized in 2005. Software development costs capitalized in 2005 totaled CHF 1.8 million and will be amortized against future cost of goods sold.

Amazys’ Management’s Discussion and Analysis of Financial Condition and Results of Operations

Year ended December 31, 2005 compared to Year ended December 31, 2004

Results of Operations

The following table sets forth items in the Amazys consolidated statements of operations as a percentage of total net sales for the years ended December 31, 2005 and 2004 and the year-to-year percentage changes. These operating results are not necessarily indicative of results for any future period.

	Years Ended December 31,		% Change 2005 over 2004
	2005	2004
	%	%	%
Net sales	100.0	100.0	5.7
Cost of sales	48.5	44.4	15.4

Gross profit	51.5	55.6	(2.1)
Sales and marketing	25.4	22.0	22.3
General and administrative	9.0	9.0	5.9
Research and development	10.7	10.6	6.5
Amortization of intangible assets	0.4	1.3	(64.1)

Total operating expenses	45.5	42.9	12.4

Operating Income	6.0	12.7	(50.7)
Interest income	0.3	0.2	86.1
Interest expense	0.0	0.0	—
Other, net	0.6	(0.4)	—

Income before income taxes	6.9	12.5	(42.3)

Income tax benefit (expense)	0.9	(1.7)	—

Net income	7.8	10.8	(23.6)

Net Sales

Net Sales in 2005 were CHF 143.1 million, compared to CHF 135.4 million in 2004, an increase of CHF 7.7 million or 5.7%. Amazys’ 2005 growth in net sales reflects some expected changes in market dynamics. In 2005, unit shipment growth was substantially above 2004 for a number of products, while Amazys reported net sales reflected only a 5.7% growth. This trend was strongly influenced by average system price reductions and a higher proportion of sales of Amazys’ entry-level products in its graphic arts market. The 2005 growth comparisons were also negatively influenced by the fact that 2004 was a year in which the “DRUPA” trade fair occurred. This trade fair resulted in strong pressroom sales and also the completion of a large order for a major customer.

Amazys’ major account and strategic OEM/VAR programs were key factors in its sales growth in 2005. These programs continue to be fueled by the digitalization of color workflows and demand for global supply chain management. Amazys is expanding its relationships with longstanding customers such as Heidelberg Druckmaschinen and Sherwin-Williams, as well as establishing new partnerships with companies such as Pitman and Hewlett-Packard. In June 2004, Amazys acquired Graphic Intelligence Agency (“GIA”), a US-based company that develops, markets and delivers a range of color management-related professional services for the graphic arts market. This acquisition contributed CHF 2.9 million or 2.1% to Amazys’ sales growth in 2005.

Net Sales by Business Unit

	Year ended December 31,
	2005		2004
	(in thousands)
Color & Appearance	CHF	50,942	CHF	50,704
Digital Imaging		92,108		84,675

Total net sales	CHF	143,050	CHF	135,379

Color & Appearance

The Color & Appearance (“C&A”) business unit helps major retailers, manufacturers and colorant suppliers achieve the precise color they want throughout the entire supply chain from design to final production. The benefits of the color and appearance products to customers are shorter time-to-market, reduced waste (cost), and improved quality for a wide range of markets that incorporate color into the finished product, including paints, plastics, textiles, paper and automotive products.

Net sales in the C&A business unit increased slightly in 2005 to CHF 50.9 million as compared to CHF 50.7 million in 2004. This growth has been driven by strong growth in the industrial markets in Asia, but substantially offset by declines in the United States, as large projects undertaken in 2003 and 2004 were not replaced in 2005.

The C&A business unit introduced Color iQC and Color iMatch software in 2004 and 2005, respectively. These were the first releases in a new line of software products designed to simplify color management throughout the supply chain. Using these products, customers can now choose a quality control package or formulation package that allows them to manage jobs for specific processes or customers, rather than just one large database of colors.

In September 2005 the C&A business unit released NetProfiler2. NetProfiler2, initially supporting SpectroEye devices, is the next generation of NetProfiler, a technology successfully implemented in recent years throughout GretagMacbeth’s color and appearance markets. With NetProfiler2, an entire population of spectrophotometers, whether in a single plant or across a network of affiliated locations, can be verified and certified to ensure accurate and true color measurements and consistency, with the aim of enabling effective global color communication.

Digital Imaging

The Digital Imaging (“DI”) business unit helps businesses, professionals and consumers achieve precise color reproduction of images across a wide range of devices and workflows. Serving markets such as designers, photographers, graphic artists and printers, Amazys’ solutions often accompany such devices as LCD displays, digital printers and traditional printing presses. The DI business unit provides off-the-shelf solutions for users who want to actively manage color, as well as integrated and embedded solutions for customers who want precise color without burdening themselves with technical details.

Net sales for the DI business unit in 2005 were CHF 92.1 million, compared to CHF 84.7 million in 2004, an increase of CHF 7.4 million or 8.7%. Increasing adoption rates of color management solutions in the photographic markets, along with strong demand from Heidelberg Druckmaschinen and other OEM/VAR partners contributed to the increase in net sales. Unit shipments were substantially higher as compared to the net sales growth in 2005 as the DI business unit introduced a range of competitively priced and positioned new products in 2005.

In December 2005 the DI business unit started to ship the Eye-One iO automated scanning table, recently shown at PRINT 05 in Chicago, PhotoPlus Expo in NYC and LabelExpo in Brussels. The new Eye-One iO takes chart reading automation to a greater level of speed and versatility, measuring more than 400 patches per minute and accommodating various substrates up to 10mm thick.

In August 2005 the DI business unit extended its award winning ProfileMaker 5 family with the addition of ProfileMaker 5 Packaging, a new color management solution for multicolor printing of as many as ten freely definable colors, with or without Cyan-Magenta-Yellow-Black (CMYK). ProfileMaker 5 Packaging addresses the growing demands of package professionals printing n-color output, who require accurate, predictable color reproduction within the multicolor imaging workflow. Based on the distinctive multicolor separation plug-in and Generic Output Profiler technologies, it yields results in a fraction of the time previously required.

In July 2005 the DI business unit released the new vipPAQ, the only inline densitometric color measuring system designed for production control and quality assurance in flexography and gravure printing. vipPAQ reduces set-up time for print runs and enables press operators to recognize errors earlier in the printing process. Print jobs can now run at higher speeds, improving the overall production output. vipPAQ is based on the same precision measurement technology used in standard multicolor handheld densitometers.

Revenue by Geographic Regions

Shipments by geographic area for the years ended December 31, 2005 and 2004 were as follows (in thousands):

	Year ended December 31,
	2005		2004
Europe	CHF	69,443	CHF	69,210
America		44,086		42,548
Asia		29,521		23,621

Total net sales	CHF	143,050	CHF	135,379

The reported net sales growth in 2005 was most significant in Asia where Amazys experienced 25.0% growth over 2004 with net sales of CHF 29.5 million. This growth was supported by the shift in manufacturing supply chains to countries in Asia and investment in people, programs and infrastructure in Asia starting in the second half of 2004. Amazys’ European regional net sales were reported at CHF 69.4 million versus CHF 69.2 million in 2004. This small increase resulted from the previous year’s DRUPA trade show effect which drove a 2004 European net sales growth of nearly 28% above the previous year. The Americas region reported net sales of CHF 44.1 million which was up from the prior year by 3.6%, despite increasing competitive pressure in the graphic arts markets and a continuing shift in Amazys’ supply chain sales from the United States to Asian markets.

Gross profit

	Year ended December 31,
	2005		2004
Gross profit:
Net sales	CHF	143,050	CHF	135,379
Cost of sales		(69,414)		(60,175)

Gross profit	CHF	73,636	CHF	75,204

Percentage of net sales		51.5%		55.6%

Gross margin for 2005 was reported at 51.5% and below the prior year by 4.1 percentage points (55.6%). This decline was driven by three main factors. First, Amazys took competitive pricing and new product positioning actions in the graphic arts markets. Second, Amazys transitioned worldwide operations management leadership and did not achieve intended cost reduction goals. Third, Amazys incurred an unfavorable impact on product mix influenced by sales with low margins in the Heidelberg and global services product lines.

If product mix changes significantly, Amazys’ gross margins could fluctuate. In addition, gross margins could be impacted by a variety of other factors. These factors include the market prices that can be achieved on the current and future products, the availability and pricing of key components, third party manufacturing costs, product, channel and geographic mix, the success of product transitions and new products, competition and general economic conditions. Consequently, gross margins may fluctuate from period to period. In addition to the factors affecting revenue described above, if Amazys is pressured to reduce prices, gross margins for the products could be lower.

Operating Expenses

The components of operating expenses are detailed below.

Sales and marketing

	Year ended December 31,
	2005		2004
Sales and marketing	CHF	36,374	CHF	29,741

Percentage of net sales		25.4%		22.0%

Sales and marketing expenses include personnel-related expenses, costs for trade shows, marketing programs and promotional materials, sales commissions, travel and entertainment expenses, depreciation and costs associated with sales offices in the United States, Europe, Japan and other worldwide locations. Sales and marketing expenses were CHF 36.4 million for 2005, compared to CHF 29.7 million in 2004. The increase of CHF 6.6 million or 22.3% is mainly due to higher compensation expenses, new sales offices in Eastern Europe and China, the impact of the acquisitions in 2004 on a full-year basis and the earn-out contingent payments for the acquisition of GIA (CHF 4.7 million). As a percentage of net sales, selling and marketing expenses were 25.4 and 22.0 percent in 2005 and 2004, respectively.

General and Administrative

	Year ended December 31,
	2005	2004
General and administrative	CHF12,913	CHF12,196

Percentage of net sales	9.0%	9.0%

General and Administrative expenses include employee costs, travel, consulting, legal, audit expenses and expenses related to investor relations activities associated with Amazys’ executive, finance, human resources, IT and administrative functions. General and Administrative expenses were CHF 12.9 million in 2005, compared to CHF 12.2 million in 2004. The increase of CHF 0.7 million is mainly due to higher compensation expenses, an ERP roll-out in Europe and the US and incremental operating expenses related to GIA, which was acquired in June 2004.

General and Administrative expenses as a percentage of net sales were 9.0% in 2005 as well as 2004.

Research and Development

	Year ended December 31,
	2005		2004
Research and Development	CHF	15,243	CHF14,318

Percentage of net sales		10.7%	10.6%

Research and development expenses include employee costs, travel, research and development material and consulting. Research and development expenses were CHF 15.2 million in 2005 compared to CHF 14.3 million in 2004. The increase of CHF 0.9 million, or 6.5%, represents Amazys’ investment in new products to support a new product roadmap for 2005 and 2006. Amazys recognizes that investments in R&D are critical to its future growth and competitive position and to development of new and enhanced products. Historically, Amazys has found innovation to be an important part of its strategy to remain competitive. R&D expense amounted to approximately 10.7% of total net sales during 2005, up from 10.6% of total net sales in 2004.

Other, net

	Year ended December 31,
	2005	2004
Other, net	CHF879	CHF(485)

Percentage of net sales	0.6%	(0.4)%

Other, net consists primarily of foreign currency transaction gains and losses. Total other operating income for 2005 was CHF 0.9 million, compared to an expense of CHF (0.5) million in 2004. The difference relates primarily to foreign currency gains due to the strengthening of the US Dollar against the Swiss Franc.

Amortization

	Year ended December 31,
	2005	2004
Amortization	CHF618	CHF1,721

Percentage of net sales	0.4%	1.3%

Amortization expenses in 2005 were CHF 0.6 million, compared to CHF 1.7 million in 2004. The decrease in 2005 is mainly attributable to intangibles for Viptronic becoming fully amortized.

Liquidity and Capital Resources

	Year Ended December 31,
	2005	2004
Cash and cash equivalents	CHF36,151	CHF32,884
Net cash provided by operating activities	11,085	23,799
Net cash used in investing activities	(7,619)	(11,294)
Net cash used in financing activities	(2,938)	(1,266)

Overview

In 2005, Amazys generated enough cash flow from operating activities to fund the cash commitments in its investing and financing activities, as well as to result in an increase in its cash position at the end of 2005. At December 31, 2005 Amazys had cash and cash equivalents of CHF 36.2 million, compared to CHF 32.9 million at December 31, 2004, an increase of CHF 3.3 million. Foreign exchange rates had a positive effect of CHF 2.7 million.

Cash Flow From Operating Activities

Net cash provided by operating activities was primarily the result of Amazys’ net income of CHF 11.2 million and CHF 14.7 million in 2005 and 2004, respectively, which is adjusted for non-cash items such as depreciation and amortization, deferred income taxes, stock compensation and changes in various operating assets and liabilities such as accounts payable, accounts receivable and other current assets.

Amazys’ historical and primary source of operating cash flow is the collection of accounts receivable from customers and the timing of payments to vendors and service providers. One measure tracked in collection efforts is the average days’ sales outstanding (“DSO”) for accounts receivable. DSO’s were 63 days and 56 days at December 31, 2005 and 2004, respectively. Accounts receivable DSO are calculated on a “gross” basis by dividing the net accounts receivable balance for the quarter by the amount of revenue recognized for the quarter, multiplied by total days in the quarter. DSO’s are expected to vary from period to period because of changes in quarterly revenue and the effectiveness of collection efforts. Accounts receivable DSO has been trending upward.

Cash flow from operating activities was positively influenced by a reduction in inventories of CHF 2.0 million, a result of the implementation of a new supply chain management program.

Operating cash flows are impacted by the timing of payments to vendors for accounts payable and by accrual of liabilities. In 2005, the change in accounts payable and accrued liabilities increased cash flows by approximately CHF 2.1 million. Payments for taxes reduced operating cash flows by CHF 0.8 million.

Working capital, defined as current assets minus current liabilities, was CHF 50.8 million and CHF 44.4 million at December 31, 2005 and December 31, 2004, respectively. The increase in working capital of approximately CHF 6.4 million is related principally to increases in cash and accounts receivable, offset partially by an increase in accounts payable.

Amazys expects to meet its obligations as they become due, through available cash and internally generated funds. Amazys expects to generate positive working capital through operations. However, it cannot be predicted whether current trends and conditions will continue nor what the effect of the competitive environment on business will be. It is Amazys’ belief that the working capital available will be sufficient to meet cash requirements for at least the next 12 months.

Cash Flow From Investing Activities

A summary of investing activities for the years ended December 31, 2005 and 2004 follows. The detail of these line items can be seen in the consolidated statement of cash flows.

Activity

	Year Ended December 31,
	2005	2004
Cash payments for acquisitions	CHF(279)	CHF(5,682)
Cash payments for property and equipment, net of proceeds from sales	(4,626)	(3,037)
Cash payments for intangible assets	(2,714)	(2,575)

Net cash used in (provided by) investing activities	CHF(7,619)	CHF(11,294)

Acquisitions

In 2004, Amazys paid cash in the amount of CHF 3.1 million for the acquisition of GIA. The purchase of GIA enhanced Amazys’ capability to create synergies by building Amazys’ network in the professional services field. Due to the achievements of agreed-upon targets in connection with the acquisition of Sequel Imaging, Amazys paid additional consideration of CHF 2.2 million to the former shareholders of Sequel Imaging in 2004.

Amazys purchased CHF 4.7 million in equipment during 2005. Property and equipment additions have been funded by operations. It is anticipated that the purchase of property and equipment necessary will continue in the normal course of business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors including hiring of employees, rate of change in computer hardware/software used in the business and the overall business outlook.

In 2005, Amazys had cash outflows of CHF 2.7 million for internal development of software for sale. Amazys anticipates continuing to have cash outflows for internal development of software for sale necessary in the normal course of business. The amount and timing of these related cash outflows in future periods is difficult to predict and is dependent on a number of factors including investments in the software portfolio.

Cash Flow From Financing Activities

The primary use of funds for financing activities in 2005 was the use of CHF 3.2 million of cash to pay a dividend of CHF 1.00 per share with respect to the 2004 business year.

Historically, Amazys’ recurring cash flows provided by financing activities have originated from the receipt of cash from the issuance of common stock under stock option plans. Cash proceeds were received from these plans in the amount of CHF 1.0 million and CHF 0.5 million in 2005 and 2004, respectively. While Amazys expects to continue to receive these proceeds in future periods, the timing and amount of such proceeds are difficult to predict and is contingent on a number of factors including the price of common stock, the number of employees participating in the plans and general market conditions.

If Amazys’ share price rises, more employees’ options are “in the money” and employees are more likely to exercise their options, which results in cash to the Amazys. If the share price decreases, more employees’ options are “out of the money” and therefore, employees do not exercise options, which results in no cash inflows for Amazys. The increase in cash proceeds from the exercise of stock options plans from 2004 to 2005 was primarily the result of the higher market prices for Amazys’ common stock.

Contractual Obligations

Amazys has non-cancelable operating leases for cars and property rentals expiring at various dates through 2010. Rent expense under its operating leases was CHF 2.9 million during the year ended December 31, 2005 and CHF 2.8 million during the year ended December 31, 2004.

Amazys leases a portion of a building it owns to another party under non-cancelable operating leases which expire in May 2013. Receipts under Amazys’ non-cancelable leases were CHF 317,000 during the year ended December 31, 2005 and CHF 314,000 during the year ended December 31, 2004.

Future minimum payments under Amazys’ non-cancelable operating lease obligations and the future minimum rentals to be received by Amazys under the separate lease agreement (all with initial or remaining terms in excess of one year) as of December 31, 2005 are as follows (in thousands):

	Lease Payments		Lease Revenue
2006	CHF	2,358	CHF	(346)
2007		632		(355)
2008		240		(357)
2009		230		(377)
2010		506		(391)
Thereafter		128		(944)

Total minimum lease payments	CHF	4,094	CHF	(2,770)

Subsequent Events

On January 30, 2006, Amazys entered into the Transaction Agreement with X-Rite, pursuant to which X-Rite proposes to purchase all of the outstanding registered shares of Amazys. See the section captioned “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.”

The Board of Directors of Amazys and X-Rite have given their respective approvals to the transaction, the completion of which is subject to certain conditions. See the section captioned “OUR OFFER—Conditions of Our Offer.”

Critical Accounting Policies

The preparation of the consolidated financial statements, which are the basis of the following discussion and analysis, requires Amazys to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Amazys evaluates the estimates, including those related to bad debts, inventories, intangible assets, income taxes, warranty obligations, purchase commitments, revenue recognition, contingencies and other matters. The estimates are based upon historical experience and on various other assumptions that are believed to be reasonable under the circumstances at the time of the estimate, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following are Amazys’ critical accounting policies and estimates:

•	revenue recognition

•	estimating allowance for doubtful accounts

•	inventory

•	other allowances and accruals

•	accounting for income taxes

•	valuation of long-lived and intangible assets and goodwill

Revenue recognition

Amazys derives revenue primarily from product revenue, which includes primarily hardware, software and royalties. Amazys also receives services and support revenue from software license maintenance agreements, customer support and training and consulting. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period. Material differences could result in the amount and timing of Amazys’ revenue for any period if Amazys’ management made different judgments or utilized different estimates.

Amazys recognizes revenue from the sale of hardware solutions when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. Delivery generally occurs when the product is delivered to Amazys’ common carrier. Amazys assesses whether the fee is fixed or determinable based on the terms of the contract, or to the extent that a contract is not customary for the given customer, the purchase order. Amazys assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. Amazys does not request collateral from the customers. If Amazys determines that collection of a fee is not reasonably assured, the fee is deferred and revenue is recognized at the time collection becomes reasonably assured, which is generally upon receipt of cash. For all sales, Amazys uses a signed contract or binding purchase order as evidence of an arrangement. Sales through some of Amazys’ OEMs are evidenced by a master agreement governing the relationship, together with binding purchase orders on a transaction-by-transaction basis. Amazys’ arrangements generally do not include acceptance clauses.

Amazys applies the provisions of Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”), as amended by Statement of Position 98-9, Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions, to all transactions involving the sale of software products and hardware transactions where the software is not incidental.

Amazys licenses software under perpetual licenses. Revenue from software consists of software licensing and post-contract customer support on certain software products. Revenue is allocated to the support elements of an agreement using vendor-specific objective evidence of fair value (“VSOE”) and to the software license portion of the agreements using the residual method. VSOE is determined based on the price charged when the element is sold separately or for post contract customer support based on substantative renewal rates. Revenue allocated to software licenses is recognized when the following four basic criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is probable. Revenue allocated to post-contract support is recognized ratably over the term of the support contract (typically one year), assuming the four basic criteria are met. Amazys also has subscription arrangements where the customer pays a fixed fee and receives services over a period of time. Amazys recognizes revenue from the subscriptions ratably over the service period. Any upfront setup fees associated with Amazys’ subscription arrangements are recognized ratably, generally over one year. Unearned revenue is recorded for products or services when the criteria for revenue recognition have not been met. The majority of unearned revenue relates to annual billing terms for post-sale maintenance and support agreements.

Allowance for doubtful accounts

To determine the need for an allowance for doubtful accounts, management must make estimates of the collectibility of Amazys’ accounts receivables. To do so, management analyzes accounts receivable and historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Amazys’ accounts receivable balance was CHF 25.1 million, net of allowance for doubtful accounts of CHF 1.1 million as of December 31, 2005.

Inventory

Items are removed from inventory using the first-in, first-out method. Inventories include raw materials, subassemblies and finished goods. Inventory amounts include the cost to manufacture the item, such as the cost of raw materials, labor and other applied direct and indirect costs. We review our inventory for obsolescence and marketability. If the estimated market value, which is based upon assumptions about future demand and market conditions, falls below the original cost, the inventory value is reduced to the market value. If technology rapidly changes or actual market conditions are less favorable than those projected by management, inventory write-downs may be required.

Other allowances and accruals

Amazys has from time to time set up allowances or accruals for uncertainties related to revenues, for potential unfavorable litigation outcomes and for potential unfavorable outcomes from disputes with customers or vendors. Management bases its estimates for the allowances or accruals on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances.

Accounting for income taxes

In preparing the consolidated financial statements, Amazys is required to estimate the income taxes in each of the jurisdictions in which Amazys operates. Amazys estimates the actual current tax exposure and the temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and book accounting purposes. These differences result in deferred tax assets and liabilities, which are included within Amazys’ consolidated balance sheet. Amazys must then assess the likelihood that the deferred tax assets will be recovered from future taxable income. If Amazys believes that recovery of these deferred assets is not likely, Amazys must establish a valuation allowance. To the extent Amazys either establishes or increases a valuation allowance in a period, Amazys must include an expense within the tax provision in the statement of income.

Significant management judgment is required in determining Amazys’ provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against Amazys’ net deferred tax assets. Amazys has maintained a valuation allowance of CHF 1.4 million as of December 31, 2005. If actual results differ from these estimates or Amazys adjusts these estimates in future periods, Amazys may need to establish an additional valuation allowance that could materially impact Amazys’ financial position and results of operations. Net deferred tax assets as of December 31, 2005 were CHF 10.5 million.

Valuation of long-lived and intangible assets and goodwill

Goodwill and intangible assets are the result of Amazys’ acquisitions. Amazys uses estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. Amazys tests goodwill for impairment each year, under the guidance of SFAS No. 142, Goodwill and Other Intangible Assets. Amazys forecasts discounted future cash flows at the reporting unit level, which consists of Amazys’ operating segments, based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions. Changes in Amazys’ forecasts or cost of capital may result in asset value adjustments, which could have a significant effect on Amazys’ current and future results of operations, financial condition and cash flows. Intangible assets with a finite life are amortized based on estimated discounted cash flows over estimated useful lives and are tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

New Accounting Standards

The new accounting standards listed below have yet to be adopted by Amazys in its consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”), which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This statement focuses primarily on transactions in which an entity obtains employee services in exchange for share based payments. Under SFAS 123(R), a public entity generally is required to measure the cost of employees services received in exchange for an award of equity instruments based on the grant date fair value of the award, with such cost recognized over the applicable vesting period. In addition, SFAS 123(R) requires an entity to provide certain disclosures in order to assist in understanding the nature of share-based payment transactions and the effects of those transactions on the financial statements. The provisions of SFAS 123(R) are required to be applied as of the beginning of the first interim or annual reporting period that began after December 15, 2005. As such, Amazys is required to adopt the provisions of SFAS 123(R) at the beginning of the first quarter of fiscal 2006. Amazys expects to adopt the modified prospective method and is currently evaluating the impact that this statement will have on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”), which amends Accounting Research Bulletin (ARB), No. 43, chapter 4, Inventory Pricing. This statement clarifies that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overhead to inventory based on the normal capacity of production facilities. The provisions of SFAS 151 are required to be applied for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt the provisions of SFAS 151 as of January 1, 2006. Amazys does not expect that the implementation of SFAS 151 will have a material effect on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date SFAS No. 153 was issued. Amazys does not expect that the implementation of SFAS No. 153 will have a material effect on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Changes in Interim Financial Statements”. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting SFAS No. 154 cannot be accurately estimated at this time as no such accounting changes are currently contemplated.

Amazys’ Qualitative and Quantitative Disclosure About Market Risk

Market risk represents the risk of loss that may impact Amazys’ financial position due to adverse changes in financial market prices and rates. Amazys does not hold or issue financial instruments for trading, and does not have an investment portfolio or long-term debt.

Amazys’ market risk exposure is primarily a result of fluctuations in foreign exchange rates. Amazys operates in nine countries and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to U.S. dollars, Euros, British Pound Sterling and Chinese Yuan. International sales are predominantly invoiced and paid in the above mentioned foreign currencies that expose Amazys to the impact of fluctuation of foreign currencies versus the Swiss franc. The operating impact of such fluctuations, however, is offset to the extent expenses of Amazys’ international operations are incurred and paid in the respective local currencies.

Amazys is exposed to foreign exchange rate fluctuations as the financial results of its foreign subsidiaries are translated into Swiss francs on consolidation.

Amazys has exposure to the change in rates as the result of the timing difference between expenses being incurred and paid. As exchange rates vary, Amazys may experience a negative impact on financial results. Amazys believes it would not be cost effective to enter into any hedging or similar foreign currency arrangements to protect itself against risk in exchange rate fluctuations.

For the year ended December 31, 2005, approximately 45% of Amazys’ total revenues and approximately 58% of Amazys’ total cost of revenues and expenses were reported by subsidiaries whose functional currency is the Swiss franc. Amazys cannot predict the effect of exchange rate fluctuations upon its future results.

Information Concerning Members of Amazys Management Who Will Serve as Directors or Executive Officers of X-Rite

General

Subject to completion of the offer, Amazys directors Mario M. Fontana, Massimo S. Lattmann and Gideon Argov will become members of X-Rite’s board of directors. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.”

In addition, subject to completion of the offer, Amazys Chief Executive Officer, Thomas J. Vacchiano, and Amazys Chief Technology Officer, Dr. Francis Lamy, will become President and Chief Operating Officer and Vice President and Chief Technology Officer of X-Rite, respectively. X-Rite intends to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite within a period 18 months from the settlement date. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for President and Chief Operating Officer” and “—Employment Agreement for Vice President and Chief Technology Officer.”

Mario M. Fontana, 59, has served as Chairman of Amazys’ board of directors since 2004. Since 1999, Mr. Fontana has served as a member of the board of directors of various public companies. In addition to his service for Amazys, Mr. Fontana also currently serves on the board of directors of Swissquote, Inficon, Sulzer and Dufry, each of which is listed on the Swiss Stock Exchange. Mr. Fontana received a M.Sc. from ETH Zurich and the Georgia Institute of Technology.

Dr. Massimo S. Lattmann, 62, has served on Amazys’ board of directors since 1997. Since 1997, Dr. Lattmann has been Founder, Senior Partner and Chairman of Venture Partners AG. Dr. Lattmann received a Dr. sc. techn. and a M.Sc. from ETH Zurich.

Gideon Argov, 49, has served on Amazys’ board of directors since 1997. Since November 2004, Mr. Argov has been CEO and a member of the board of directors of Mykrolis Corp., Billerica, Massachusetts. From 2001 to October 2004, Mr. Argov was Partner and Managing Director of Parthenon Capital, Boston, Massachusetts. In addition to his service for Amazys, Mr. Argov also currently serves on the board of directors of Entegris Corporation, Fundtech Corporation and Interline Brands. Mr. Argov received a B.A. from Harvard University and an M.B.A. from Stanford University.

Thomas J. Vacchiano, 53, has served as President and Chief Executive Officer of Amazys since 2001 and as an executive member of Amazys’ board of directors since 2003. Prior to his tenure with Amazys, Mr. Vacchiano served as President and Chief Executive Officer of Xerox Engineering Systems where he worked from 1997 to 2001. Mr. Vacchiano received a B.A. and an M.B.A. from Wright State University.

Dr. Francis Lamy, 47, has served as Chief Technology Officer of Amazys since 1999. Before joining Amazys, Dr. Lamy was President, Chief Technology Officer and Director of Dalim GmbH, Frankfurt. Dr. Lamy received a Ph.D. in Physics from Strasbourg University.

Employment Agreements with Amazys

Thomas J. Vacchiano is employed by Amazys through an employment agreement with GretagMacbeth LLC (“GM LLC”) dated November 27, 2000. Under the employment agreement, Mr. Vacchiano agrees to serve as Chief Executive Officer of GM LLC and as President and Chief Executive Officer of Amazys. Mr. Vacchiano’s employment under the agreement commenced on November 27, 2000 and continues until terminated as provided in the agreement. Under the employment agreement, Mr. Vacchiano is entitled to receive an annual base salary of US$260,000, subject to upward adjustment. In addition, Mr. Vacchiano is entitled to receive an annual bonus in accordance with Amazys’ bonus plan and to participate in Amazys’ stock option plan. In addition to termination in the event of death or disability, Mr. Vacchiano’s employment may be terminated by GM LLC for “cause,” by Mr. Vacchiano in the event of GM LLC’s “material breach” of the Agreement or by either party for any reason. In the event of termination by GM LLC without cause or by Mr. Vacchiano for a material breach by GM LLC, GM LLC must provide to Mr. Vacchiano (i) an amount equal to one-year’s then current base salary; (ii) any bonus for the remaining fiscal year, pro-rated to the date of termination; and (iii) continuation and payment of his group insurance benefits for a period of twelve (12) months following the date of termination; provided, that if he commences new employment before such twelve (12) month period expires, his group insurance benefits will terminate at such time. Thereafter, he will be entitled to the benefits of applicable law, including COBRA. Mr. Vacchiano is subject to perpetual obligations of confidentiality under the employment agreement as well as a customary non-competition covenant which continues for a period of one year following any termination of his employment. In addition, Mr. Vacchiano agreed to disclose to GM LLC or Amazys any and all inventions and discoveries conceived or made by him or those under his supervision during his employment and to assign all of his interest therein without extra compensation to GM LLC or its designee. Mr. Vacchiano has entered into an employment agreement with X-Rite in connection with the offer. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for President and Chief Operating Officer.”

Francis Lamy is employed by Amazys through an employment agreement with GretagMacbeth AG (“GM AG”) dated May 15, 2000. Under the employment agreement, Mr. Lamy agrees to serve as Vice President and General Manager of the Digital Imaging Division of GM AG. Mr. Lamy’s employment under the agreement commenced on July 1, 2000 and continues until terminated as provided in the agreement. Since 2002, Mr. Lamy has served as Chief Technology Officer of Amazys. Under the employment agreement, Mr. Lamy is entitled to receive (i) an annual base salary of CHF 339,900, (ii) an annual incentive on a basis of CHF 84,975, and (iii) annual lump sum expenses according to the approval of the Tax Authorities of the Canton of Zurich of CHF 12,000. In addition, Mr. Lamy is entitled to reimbursement for certain other expenses. The employment agreement may be terminated by either party for any reason. In the event of termination by GM AG, GM AG must provide to Mr. Lamy an amount equal to one year’s then current base salary and the annual incentive. Such payment will not be made if GM AG terminates the employment agreement for valid reasons (wichtige Gründe) according to Art. 337 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Mr. Lamy is subject to perpetual obligations of confidentiality under the employment agreement as well as a customary non-competition covenant which continues for a period of two years following the termination of his employment. In addition, Mr. Lamy agreed to assign the rights for any and all inventions and discoveries conceived or made by him while performing his employment activity and contractual duty and to assign all of his interest therein without extra compensation to GM AG. With respect to inventions and discoveries made while performing his employment activity but not during the exercise of his contractual duties, Mr. Lamy has agreed to assign the rights to GM AG in exchange for appropriate compensation. Mr. Lamy has entered into an employment agreement with X-Rite in connection with the offer. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for Vice President and Chief Technology Officer.”

Executive Compensation

The following table contains information regarding compensation paid by Amazys with respect to each of the last three fiscal years to Messrs. Vacchiano and Lamy.

Summary Compensation Table

	Year	Annual Compensation			Long Term Compensation		All Other Compensation (CHF)(2)
		Salary (CHF)	Bonus (CHF)		Restricted Stock Award(s) (CHF) (1)	Securities Underlying Options (#)
Thomas J. Vacchiano Chief Executive Officer	2005 2004 2003	505,139 340,374 370,277	164,223 317,812 443,259	(3)	31,000 28,830 102,500	12,000 7,500 10,000	16,292 13,144 13,500

Dr. Francis Lamy Chief Technology Officer	2005 2004 2003	356,668 356,889 313,173	82,035 119,000 244,689	(4)	18,600 41,478 —	8,500 5,000 10,000	35,646 36,202 36,202

(1)	Value of price of Amazys shares at grant date.
(2)	Represents “matching” contributions by Amazys pursuant to pension plans.
(3)	Includes repurchase of stock options of CHF 220,850.
(4)	Includes repurchase of stock options of CHF 140,800.

The following table contains information regarding stock options granted to Messrs. Vacchiano and Lamy during the year ended December 31, 2005.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted (1)	Percent of Options Granted to All Employees In Fiscal Year	Exercise Price (CHF/sh)(2)	Expiration Date	Grant Date Present Value (CHF)(3)
Thomas J. Vacchiano	12,000	16.87	74.70	July 17, 2012	150,600
Dr. Francis Lamy	6,500	11.89	74.70	July 17, 2012	106,675

(1)	The exercise period for each option is limited to 3 years, beginning at the date the option vests. Vesting periods are set gradually over 4 years. Accordingly, 4 years after the grant date, each option granted under the plan will be fully vested.
(2)	Each option entitles the holder to purchase one share at the exercise price to be determined, as a rule, based on the weighted average price of the share as traded on the SWX Swiss Exchange in the first calendar quarter of the year of the option grant.
(3)	Present value calculated under the Binomial Valuation Model, assuming a risk-free rate of return of 1.45 percent, 1.45 percent dividend yield, 19.6 percent volatility.

The following table contains information regarding the exercise of options during the year ended December 31, 2005 by Messrs. Vacchiano and Lamy, as well as unexercised options held by them at fiscal year-end.

Aggregate Option Exercises in Last Fiscal Year and Year-end Values

	Shares Acquired on Exercise(#)	Value Realized (CHF)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (CHF)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Vacchiano	10,000	590,393	11,875	27,625	661,593	809,381
Dr. Francis Lamy	4,500	238,431	4,750	19,250	241,037	542,812

(1)	Based upon the closing price of CHF 77.25 per share of common stock on December 30, 2005, which is the last trading day of fiscal year 2005.

Director Compensation

For the fiscal year ended December 31, 2005, each of Messrs. Lattmann and Argov received total compensation for his service as a director of Amazys in the amount of CHF76,000, which compensation consisted of an annual fee in the amount of CHF72,000 and an expense payment in the amount of CHF4,000. For the fiscal year ended December 31, 2005, Mr. Fontana received total compensation for his service as chairman of the Amazys board of directors in the amount of CHF120,000, which compensation consisted of an annual fee in the amount of CHF116,000 and an expense payment in the amount of CHF4,000. The compensation of Amazys’ directors is established from time to time by Amazys’ board of directors.

Interests of Amazys Management and Members of Amazys’ Board of Directors in the Offer

Certain members of the management and the board of directors of Amazys have interests in the offer that may be different from, or in addition to, the interests of other shareholders of Amazys generally. These interests are summarized below.

Employment Agreements

Subject to the completion of the offer, the current Chief Executive Officer of Amazys, Thomas J. Vacchiano, will become President and Chief Operating Officer of X-Rite. X-Rite will decide to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite after a period of not more than 18 months from the settlement date. For this purpose, Mr. Vacchiano has entered into an employment agreement with X-Rite. For details, see “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for President and Chief Operating Officer.”

The current Chief Technology Officer of Amazys, Dr. Francis Lamy, will, subject to the completion of the offer, become Chief Technology Officer of X-Rite. For this purpose, Dr. Lamy has entered into an employment agreement with X-Rite. For details, see “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Employment Agreement for Vice President and Chief Technology Officer.”

In addition, subject to completion of the offer, Dr. Iris Mangelschots, Head Business Unit Digital Imaging of Amazys, and Mr. Franck Poirier, Executive Vice President Operations of Amazys, will become Vice President, Graphic Arts and Vice President, Global Sourcing of X-Rite, respectively. For this purpose, Dr. Mangelschots and Mr. Poirier have each entered into an employment agreement with X-Rite.

The employment agreement of Mr. Rolf F. Jeger, Chief Financial Officer of Amazys, contains a change of control clause which provides that Mr. Jeger will receive 12 months’ salary (CHF 458,000) if the employment agreement is terminated by the employer following a change of control of Amazys. There are no change of control provisions in the employment agreements of the other members of Amazys’ management.

X-Rite Board Membership

Subject to completion of the offer, Amazys directors Mario M. Fontana, Massimo S. Lattmann and Gideon Argov will become members of X-Rite’s board of directors. See “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement.”

As members of X-Rite’s board of directors, each of Messrs. Fontana, Lattmann and Argov will receive an annual retainer of US$20,000 plus a meeting fee of US$1,000 for each meeting of the board or a committee attended with the exception of the audit committee where a meeting fee of US$1,500 is paid. In addition, as outside directors of X-Rite, each will be entitled to receive, immediately following each annual meeting of shareholders of X-Rite, an option to purchase 8,000 shares of X-Rite’s common stock at a price per share equal to the closing price on the Nasdaq Stock Market on the day prior to the annual meeting of shareholders. Each option has a term of ten years and becomes exercisable six months following the date of issue.

Additional Payments to Members of the Amazys Board of Directors

All current members of Amazys’ board of directors intend to resign from office subject to the offer becoming unconditional as of the settlement date. The resigning members of the board of directors will not receive any severance or similar compensation payment in connection with their resignation. Likewise, Dr. Eduard Brunner, who resigned from the board of directors for personal reasons effective February 10, 2006, has not received any severance or similar compensation payment in connection with his resignation.

Indemnification of Members of the Amazys Board of Directors

No indemnification rights have been provided by Amazys to the members of its board of directors who are resigning in connection with the offer.

Amazys Equity Compensation Plans

The following table sets forth certain information, as of December 31, 2005, concerning Amazys shares authorized for issuance under Amazys’ existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans not approved by shareholders(1)	214,400	(2)	CHF42.13	162,650	(3)

Total	214,400		CHF42.13	162,650

(1)	Amazys does not have any equity compensation plans approved by shareholders.
(2)	Represents outstanding options to purchase Amazys shares granted under SOP 1997, SOP 1999 and SOP 2003.
(3)	Represents options available to purchase Amazys shares under SOP 2003.

General Description

Certain members of Amazys’ senior management and selected other key employees have been offered participation in stock option plans. The first plan, SOP 1997, originally consisted of 220,000 options, each of which can be exercised to buy one Amazys share, available in the form of conditional shares at a fixed strike price of CHF 35. The expiration of SOP 1997 is March 31, 2008. The second plan, SOP 1999, consists of

270,000 options. The strike price for these options is variable and based on the average price of the shares of Amazys in the month preceding the grant. The expiration date of these options is 10.5 years after the grant date of the options.

Amazys’ board of directors adopted a stock option repurchase program offering to repurchase from employees 276,800 options granted before the end of December 2001.

During 2003, Amazys established stock option plan SOP 2003 which became effective in February 2004. Eligible for this plan are certain members of Amazys’ senior management and selected other key employees. The number of options to be issued and outstanding at any time, including options which have been issued under any prior stock option plan and the options issued under this plan, is limited to 10% of the total share capital of the company. Each option entitles the holder to purchase one share at the exercise price to be determined, as a rule, based on the weighted average price of the share as traded on the SWX Swiss Exchange in the first calendar quarter of the year of the option grant. For exceptional grants, the exercise price will be determined on the basis of the weighted average price of the share as traded on the SWX Swiss Exchange in the three full months preceding the date of the option grant. The term of each option granted under this plan is limited to 7 years. The exercise period for each option is limited to 3 years, beginning at the date the option vests. Vesting periods are set gradually over 4 years. Accordingly, 4 years after the grant date, each option granted under the plan will be fully vested.

Effect of the Offer on Outstanding Amazys Share Options

In the past, the members of the management and other executives of Amazys received stock options and restricted shares of Amazys containing accelerated vesting clauses for change of control events. In accordance with the terms of the share and option plans and agreements and the Transaction Agreement, Amazys has agreed to take the necessary actions to lift the transfer restrictions applicable to restricted shares for purposes of allowing the holders of restricted shares to tender the restricted shares in the offer. In respect of the employee share options, Amazys may take such measures as are required to allow the holders of employee share options to exercise such options and tender the shares acquired by such exercise under the offer. X-Rite agreed in the Transaction Agreement, if the offer is successful, to make an offer promptly after the settlement date to the holders of options to acquire the options or any Amazys shares acquired by the holders of such options that have vested (including vesting due to a change in control in Amazys) and were exercised, in both cases for consideration with a value equal to the value of the offer consideration. For a further discussion of the treatment of restricted shares and options in the offer, see “THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS—Transaction Agreement—Treatment of Restricted Shares and Options.”

As of April 24, 2006, the members of Amazys’ management held a total of 147,700 employee share options. The average exercise price per option is CHF 44.86. The members of Amazys’ board of directors do not hold any employee share options, except for Mr. Vacchiano who holds 39,500 employee share options.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners of Amazys

As of April 24, 2006, Amazys had 3,231,891 shares outstanding (excluding treasury shares).

Set forth below is certain information regarding beneficial ownership of Amazys’ shares by:

•	each person known by Amazys to own beneficially 5% or more of Amazys’ shares;

•	Amazys’ directors as a group;

•	each of Amazys’ executive officers; and

•	all of Amazys’ directors and executive officers as a group.

Beneficial Owners

Based upon disclosure notifications made pursuant to article 20 SESTA and notifications of Amazys’ share register, as of April 24, 2006, the following persons held in excess of 5% of the voting rights of Amazys:

Beneficial Owner	Number of Shares	Holding in %
Dr. Eduard M. Brunner, Zumikon, Switzerland	328,315	10.2%
Dorchester Asset Management, London, United Kingdom	187,831	5.8%
Adelphi European Small Cap Fund, Grand Cayman, Cayman Islands	186,894	5.8%
Threadneedle Asset Management Limited, London, United Kingdom	265,780	8.2%

Shareholdings Of Directors And Executive Officers

Other than the information relating to the holdings of Dr. Brunner who resigned from the Board of Directors on February 12, 2006, Amazys does not provide information respecting the individual share ownership of its directors. However, Amazys has disclosed that, as of April 24, 2006, the members of its board of directors held a total of 27,565 Amazys shares.

The following table sets forth information with respect to the beneficial ownership of Amazys shares by Amazys’ executive officers as of April 24, 2006.

Beneficial Owner	Number of Shares		Holding in %
Thomas Vacchiano	50,865	(1)	1.48%
Rolf Jeger	14,535	(2)	*
Francis Lamy	24,935	(3)	*
Thomas Senn	11,730	(4)	*
Kenneth Boyle	29,050	(5)	*
Iris Mangelschots	17,382	(6)	*
Franck Poirier	7,450	(7)	*
Jan-Paul Van Maaren	8,000	(8)	*
All directors and executive officers as a group	180,147	(9)	5.58%

*	Less than one percent.
(1)	Includes 39,500 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(2)	Includes 13,850 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(3)	Includes 24,000 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(4)	Includes 11,100 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(5)	Includes 28,000 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(6)	Includes 16,750 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.

(7)	Includes 7,000 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(8)	Includes 7,500 shares that may be acquired upon the exercise of share options that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.
(9)	Includes 147,700 shares that may be acquired upon the exercise of share options held by Amazys executive officers that are (i) exercisable within 60 days after the commencement of the offer and/or (ii) will accelerate and become fully exercisable as a result of the offer.

DESCRIPTION OF X-RITE CAPITAL STOCK

Authorized Capital Stock

Under our restated articles of incorporation, as amended, we are authorized to issue 50,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $0.10 par value per share.

Common Stock

As of April 25, 2006, there were 21,339,657 shares of common stock outstanding. The holders of our common stock are entitled to one vote per share on all matters presented to the stockholders, including elections of directors. Our restated articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock will be entitled to receive ratably dividends as may be declared from time to time by our board from funds legally available therefor. If we liquidate our business, the holders of common stock are entitled to share ratably in all assets available for distribution to such holders after we pay our debts and liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Under our restated articles of incorporation, our board of directors is authorized to create, without stockholder approval, and issue up to 5,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of each series, to the extent permitted by our restated articles of incorporation. The ability of the board of directors to issue preferred stock provides us flexibility in connection with possible acquisitions and other corporate purposes. However, the ability of the board of directors to issue preferred stock could, among other things, adversely affect the voting power of holders of common stock.

Junior Participating Preferred Stock

We have reserved 300,000 shares of our Junior Participating Preferred Stock for issuance upon exercise of rights under our rights agreement. For a more detailed description of our rights agreement and our Junior Participating Preferred Stock, see the section captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Rights Agreement.”

Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Restated Bylaws

Board of Directors

Our restated articles of incorporation provide that our board of directors will consist of at least six, but not more than nine members, with the specific number of directors to be elected or appointed within such limits as may be determined by the directors from time to time. Our board of directors is divided into three classes with each class being as nearly equal in number as possible to the other classes. Our directors are elected by classes to three year terms or for such shorter terms as may be necessary to balance the number of directors in each of the three classes of directors.

Our restated articles of incorporation provide that any vacancies on our board resulting from the death, resignation or removal of a director may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and that any vacancies occurring by reason of an increase of the number of directors may be filled by majority vote of the board at any meeting duly called and convened. Any director appointed by the board to fill any vacancies will hold office until the next annual meeting of shareholders. Any director may be removed from office only for good cause and only by the affirmative vote of holders of a majority of our outstanding shares.

In addition, our restated articles of incorporation provide that the provisions thereof relating to the number, election, classification and removal of directors, nominations for directors and the filling of vacancies may not be amended or repealed except by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of our capital stock. Such amendment or repeal may be made by a majority vote of such shareholders, however, if such amendment or repeal has been recommended for approval by two-thirds of all directors then holding office.

These provisions would impede a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies crated by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Notice Procedures for Shareholder Nominations and Proposals

Under our restated articles of incorporation, nominations by shareholders for any directorship must be submitted to the board of directors by written notice not later than thirty (30) days prior to the date of the annual meeting of shareholders at which the election is to be held or within seven (7) days after the date we mail or otherwise give notice of the date of such meeting, if such notice is given less than forty (40) days prior to the meeting date. The written notice must state the name of the nominee, the address of the nominee’s business or residence, the nominee’s principal occupation and the name and address of the nominee’s employer or business if self-employed.

Our restated bylaws provide that only such business will be conducted at any meeting of our shareholders, and only such proposals will be acted upon at such meetings, as have been brought before the meeting by, or at the direction of, the board of directors or by any shareholder who complies with the notice procedures outlined in our bylaws. For a proposal to be properly brought before the meeting by a shareholder, the shareholder generally must have provided written notice thereof to our Secretary not less than sixty (60) days nor more than ninety (90) days prior to the scheduled meeting date, regardless of any postponements, deferrals or adjournments of that meeting to any later date. In addition, the shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before the meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and address of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, the class and number of shares of our stock beneficially owned by the shareholder and by any other shareholder known by such shareholder to be supporting such proposal, in each case as of the date of the shareholder’s notice, and any financial interest of the shareholder in such proposal. If the presiding officer at the meeting of shareholders determines that a shareholder proposal was not made in accordance with the foregoing provisions of our bylaws, the presiding officer will declare the matter to be out of order and the matter will not be acted upon at the meeting.

Transactions with Interested Parties

Our restated articles of incorporation require the affirmative vote of the holders of the fraction of the outstanding shares of our capital stock, but in no event less than two-thirds, determined by using as the numerator a number equal to the sum of (i) the outstanding shares of such stock beneficially owned by all interested parties, plus (ii) two-thirds of the remaining number of such outstanding shares, and using as the denominator a number equal to the total number of outstanding shares of our capital stock for the adoption or authorization of a combination or reorganization with any interested party if the interested party is, or has been at any time within the preceding twelve months, the beneficial owner, directly or indirectly, of 5% or more of our capital stock entitled to vote in the election of directors unless:

•	the cash and fair market value of any other consideration to be received per share by holders of our common stock in the combination or reorganization meet certain fair price criteria;

•	after becoming an interested party, (i) the interested party takes steps to ensure that our board of directors includes at all times representation by continuing directors proportionate to the shareholdings of the shareholders not affiliated with the interested party, (ii) the interested shareholder does not acquire any additional securities of ours and (iii) the interested party does not receive any financial assistance, in any form, from us;

•	after the date the interested party became an interested party, there must not have been any major change in our business or equity capital structure without, in each case, approval by at least two-thirds of the continuing directors, as well as a majority of all directors; and

•	a proxy statement is mailed to our shareholders for the purpose of soliciting shareholder approval of the combination or reorganization containing any recommendation as to the advisability or inadvisability of the combination or reorganization that the continuing directors may choose to provide and, if deemed advisable by a majority of the continuing directors, an opinion of an investment banking firm as to the fairness (or lack thereof) of the terms of the combination or reorganization from the point of view of our remaining shareholders.

An interested party is defined as any person or entity that becomes the beneficial owner of 5% or more of our issued and outstanding capital stock entitled to vote in the election of directors. In addition, an interested party includes, and an interested party is deemed to be the beneficial owner of all of the shares held directly or indirectly by, all affiliates and associates (as each of those terms is defined in our restated articles) of such person or entity. A combination or reorganization is defined as any merger or consolidation involving us and an interested party, any sale or other disposition of all or substantially all of our assets or business, directly or indirectly, to an interested party, and any transaction whereby voting securities of ours are issued or transferred by us in exchange or payment for the securities or assets of an interested party. Continuing director is generally defined as a director elected prior to the time an interested party acquired the status of interested party.

This provision does not apply, however, to (i) any combination or reorganization as to which a memorandum of understanding with the interested party setting forth the principal terms of the transaction has been approved by two-thirds of the continuing directors and a majority of all directors or (ii) any combination or reorganization with an interested party where we hold more than 50% of the issued and outstanding shares of the capital stock in such interested party which are entitled to vote in the election of directors.

Our restated articles of incorporation provide that the foregoing provision may not be amended or repealed except by the affirmative vote of the fraction of the outstanding shares of our capital stock, but in no event less than two-thirds, determined by using as the numerator a number equal to the sum of (i) the outstanding shares of such stock beneficially owned by all interested parties, plus (ii) two-thirds of the remaining number of such outstanding shares, and using as the denominator a number equal to the total number of outstanding shares of our capital stock.

Control Transaction Review Factors

Our restated bylaws prohibit our board of directors from approving, adopting or recommending any offer of any person or entity to make a tender or exchange offer for any of our capital stock, to merge or consolidate us with any other entity or to purchase or otherwise acquire all or substantially all of our assets or business unless and until the board has evaluated the offer and determined that the offer would be in compliance with all applicable laws and in the best interests of us and our shareholders. In connection with its evaluation as to the best interests of us and our shareholders, the board of directors is required to consider all factors it deems relevant, including, without limitation, (i) the adequacy and fairness of the consideration to be received by us and/or our shareholders under the offer considering historical trading prices of our stock, the price that might be achieved in a negotiated sale of us as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers, and our future prospects and those of our business, (ii) the potential social and economic impact of the offer and its consummation on us, our employees, customers and vendors, and (iii) the potential social and economic impact of the offer and its consummation on the communities in which we and any of our subsidiaries operate or are located.

Our restated bylaws provide that this provision may not be amended or repealed except by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of our capital stock. Such amendment or repeal may be made by a majority vote of such shareholders, however, if such amendment or repeal has been recommended for approval by two-thirds of all directors then holding office.

Rights Agreement

On March 29, 2002, we entered a Shareholder Protection Rights Agreement with EquiServe Trust Company, N.A. referred to throughout this prospectus as the rights agreement. For more information regarding how to receive the rights agreement, see the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Anti-Takeover Effects

The rights will not prevent a takeover of X-Rite but may, however, have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed by our board of directors. Nevertheless, the rights should not interfere with a transaction that is in the best interests of X-Rite and its shareholders because the rights can be redeemed before the consummation of such transaction. In addition, we may, without the approval of any holders of rights, amend the rights agreement in any respect (other than to change the redemption price or the expiration time of the rights) prior to the date a person or group acquires 15% or more of our common stock. Consequently, we may amend the rights agreement in such a way to exempt a transaction approved by our board of directors so as to cause the rights to not become exercisable.

Exercisability of Rights

Under the rights agreement, one right attaches to each share of our common stock outstanding and entitles its registered holder to purchase from us, after the Separation Time (as defined below), one one-hundredth of a share of Junior Participating Preferred Stock for $30.00 (the “Exercise Price”), subject to adjustment. As long as the rights are attached to the common stock, we will issue one right with each new share of common stock so that all such shares will have rights attached.

The rights will be evidenced by the common stock certificates until the close of business on the earlier of (i) the later of (A) the tenth day after the date on which any person (other than us or our subsidiaries or any of our or our subsidiaries’ employee benefit plans) commences a tender or exchange offer which, if consummated, would result in such person’s becoming the beneficial owner of 15% or more of the outstanding shares of our common stock (any person having such beneficial ownership being referred to herein as an “Acquiring Person”) and (B) such later date as our board of directors may from time to time fix by resolution adopted prior to the Separation Time, and (ii) the first date (the “Flip-In-Date”) of public announcement by us or an Acquiring Person that an Acquiring Person has become such other than as a result of a Flip-over Transaction or Event (as defined below). The time described in either clause (i) or (ii) of the foregoing sentence is referred to herein as the “Separation Time.” The rights will not be exercisable until the business day following the Separation Time. The holders of rights will, solely by reason of their ownership of rights, have no rights as shareholders of X-Rite, including, without limitation, the right to vote or to receive dividends.

If, prior to the Expiration Time, a Flip-In Date occurs, we will take such action as will be necessary to ensure and provide that, if permitted by applicable law, each right (other than rights beneficially owned by the Acquiring Person, which rights will become void) will constitute the right to purchase from us the number of shares of common stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price. In addition, our board of directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of our common stock, elect to exchange all (but not less than all) the then outstanding rights (other than rights beneficially owned by the Acquiring Person, which rights become void) for shares of common stock at an exchange ratio of one share of common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the “Exchange Ratio”). Immediately upon such action by the board of directors, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive a number of shares of common stock equal to the Exchange Ratio.

Whenever we become obligated as described in the preceding paragraph to issue shares of common stock upon exercise of or in exchange for rights, we, at our option, may substitute therefor shares of Junior Participating Preferred Stock, at a ratio of one one-hundredth of a share of Junior Participating Preferred Stock for each share of common stock so issuable.

Flip-Over Transaction or Event

If, prior to the Expiration Time (as defined below), we merge with or sell more than 50% of our assets to an Acquiring Person, or an Acquiring Person engages in certain self-dealing transactions with us, and upon the occurrence of certain other events (each of the foregoing transactions is referred to herein as a “Flip-over Transaction or Event”), we will take such action as may be necessary to ensure, and will not enter into, consummate or permit to occur any Flip-over Transaction or Event, unless and until we have entered into a supplemental agreement with the person engaging in such Flip-over Transaction or Event (the “Flip-over Entity”), for the benefit of the holders of the rights, providing that upon consummation or occurrence of the Flip-over Transaction or Event (i) each right will thereafter constitute the right to purchase from the Flip-over Entity the number of shares of common stock of the Flip-over Entity having an aggregate market price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity will thereafter be liable for, and will assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all of our obligations and duties under the rights agreement.

Redemption of Rights

Our board of directors may, at its option, at any time prior to the Flip-in Date, redeem all (but not less than all) the then outstanding rights at a redemption price of $0.005 per right (the “Redemption Price”), as provided in the rights agreement. Immediately upon the action of the board of directors electing to redeem the rights, without any further action and without any notice, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the Redemption Price in cash for each right so held.

Adjustment of Rights

The Exercise Price and the number of rights outstanding, or in certain circumstances the securities purchasable upon exercise of the rights, are subject to adjustment from time to time to prevent dilution in the event of a dividend on, or a subdivision or a combination into a smaller number of shares of, common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for common stock.

Expiration of Rights

The rights will expire on the earlier of (i) the close of business on March 29, 2012, and (ii) the date on which the rights are redeemed as described above (the “Expiration Time”).

Junior Participating Preferred Stock

In connection with the creation of the rights, as described above, our board of directors authorized the issuance of shares of Junior Participating Preferred Stock.

We have designed the dividend, liquidation and voting features of our Junior Participating Preferred Stock so that the value of one one-hundredth of a share of our Junior Participating Preferred Stock approximates the value of one share of our common stock. Shares of our Junior Participating Preferred Stock may only be purchased after the rights have become exercisable, and each share of the Junior Participating Preferred Stock:

•	will have a preferential quarterly dividend equal to the greater of (i) $1.00 per share or (ii) 100 times any dividend declared on each share of common stock, such number to be adjusted if we make certain stock distributions;

•	in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of (i) $100 per share plus an amount equal to accrued and unpaid dividends on the preferred stock or (ii) 100 times the payment made per share of common stock, such number to be adjusted if we make certain stock distributions;

•	will have 100 votes, as adjustable, for each share of Junior Participating Preferred Stock, voting together as one class with the common stock and any other capital stock with general voting rights; and

•	in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 100 times, as adjustable, the amount and type of consideration per share of common stock.

The rights of our Junior Participating Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by certain anti-dilution provisions. Whenever dividends payable on the Junior Participating Preferred Stock are in arrears, until all accrued and unpaid dividends and distributions have been paid in full, we will not:

•	declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation) to the Junior Participating Preferred Stock;

•	declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation) with the Junior Participating Preferred Stock, except dividends paid ratably on the Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

•	redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation) to the Junior Participating Preferred Stock, provided that we may at any time redeem, purchase, or otherwise acquire shares of any such junior stock in exchange for shares of stock ranking junior (both as to dividends and upon liquidation) to the Junior Participating Preferred Stock; or

•	redeem or purchase or otherwise acquire for consideration any shares of Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as the board of directors determines in good faith will result in fair and equitable treatment among the respective series or classes.

Michigan Anti-Takeover Legislation

Chapters 7A and 7B of the Michigan Business Corporation Act, as amended (the “MBCA”), may affect attempts to acquire control of us. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation’s outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the “interested shareholder” or affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. The requirements of Chapter 7A do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

In general, under Chapter 7B, an entity that acquires “Control Shares” of us may vote the Control Shares on any matter only if a majority of all shares, and of all non-“Interested Shares”, of each class of stock entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by our officers and employee-directors and the entity making the Control Share Acquisition (as defined in Chapter 7B). Control Shares are shares that, when added to shares already owned by an entity, would give the entity voting power in the election of directors or any of three thresholds: one-fifth, one-third and a majority. The statute entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the statute confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. Under Chapter 7B, we may amend our restated articles of incorporation or bylaws before a Control Share Acquisition occurs to provide that Chapter 7B does not apply to us.

Transfer Agent And Registrar

We have appointed Computershare as our transfer agent and registrar for our common stock. The transfer agent’s telephone number in the United States is (800) 426-5523.

COMPARATIVE RIGHTS OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS

IN GENERAL

Holders of Amazys shares will receive shares of X-Rite common stock as part of the consideration in our offer. Amazys is organized under the laws of Switzerland and X-Rite is organized under the laws of Michigan. Amazys does not file its articles of association with the SEC. Information with respect to Amazys’ shareholders’ rights has been included to the extent it is publicly known or was reasonably available to X-Rite. The following is a summary of the material differences among (i) the current rights of X-Rite’s stockholders under U.S. securities law, Michigan law, the restated articles of incorporation of X-Rite, the restated bylaws of X-Rite and the X-Rite rights agreement prior to the consummation of the proposed transaction, and (ii) the rights of Amazys shareholders under Swiss law and Amazys’ articles of association.

The following summary, however, is not complete and does not identify all differences that may, under given situations, be material to Amazys shareholders and is subject in all respects, and is qualified by reference, to U.S. state and federal securities law, Swiss law, Michigan law, the restated articles of incorporation of X-Rite, the restated bylaws of X-Rite, the X-Rite rights agreement and Amazys’ articles of association. For more information regarding how to obtain any of these documents, see the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Authorized and Conditional Capital Stock

X-Rite

The authorized capital stock of X-Rite is set forth in the section captioned “DESCRIPTION OF X-RITE CAPITAL STOCK.”

Amazys

Amazys’ articles of association do not provide for authorized capital stock. They do, however, establish a conditional share capital in the maximum nominal amounts of (cumulatively): (i) 386,880, (ii) 288,000 and (iii) 360,000 Swiss francs, on the basis of which the board of directors is entitled to allocate subscription rights to managers and other employees. The exercise of such rights will result in an increase of Amazys’ share capital by operation of law

Preferred Stock

X-Rite

X-Rite’s restated articles of incorporation authorize the board of directors to provide for the issuance from time to time of one or more series of preferred stock with certain rights above those of common stock. X-Rite’s board of directors authorized the issuance of 300,000 shares of Junior Participating Preferred Stock in connection with X-Rite’s rights agreement. For a further description, see the sections captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Preferred Stock,” “—Junior Participating Preferred Stock” and “—Rights Agreement.”

Amazys

Amazys’ current articles of association do not provide for preferred shares. However, under Swiss law the shareholders’ meeting of Amazys may in the future resolve to introduce preferred stock with preferred dividend or similar rights by creating new preferred shares or by converting common shares into preferred shares.

Voting Rights; Cumulative Voting

X-Rite

Each share of X-Rite common stock is entitled to one vote per share on all matters to be voted upon by such shares. Under the MBCA, a corporation’s articles of incorporation may provide for cumulative voting rights in respect of the election of directors. Because X-Rite’s restated articles do not specifically provide for cumulative voting in elections of directors, shares of X-Rite common stock cannot be cumulatively voted.

The presence, in person or by proxy, of shares representing a majority of all the voting shares of X-Rite’s capital stock issued and outstanding constitutes a quorum at any X-Rite shareholders’ meeting. Pursuant to X-Rite’s restated bylaws, a shareholder’s vote may be cast either orally or in writing as announced or directed by the person presiding at the meeting prior to the taking of the vote. Actions other than the election of directors must be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required by the MBCA. Directors of X-Rite are elected by a plurality of the votes cast in an election. X-Rite’s restated articles provide that certain matters require the affirmative vote of greater than a majority of the corporation’s outstanding shares. See the section captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Restated Bylaws.”

Amazys

Pursuant to Amazys’ articles of association, the shareholders pass resolutions and elect directors upon the vote of an absolute majority of the votes validly cast, unless provided otherwise by mandatory law or the articles of association. Amazys’ articles of association provide that in case the first ballot failed, elections will be made by a second ballot based on the relative majority of the votes. Amazys’ articles of association provide that resolutions and elections are passed by open ballot. A secret ballot may be arranged by the chairman or upon request by shareholders representing together at least 5% of the share capital.

Each Amazys share entitles its holder to one vote. Only persons registered in the share register are considered as shareholders or usufructuaries, respectively, by Amazys. Registration requires evidence of the acquisition of shares for ownership or of the establishment of usufructuary. Amazys only accepts one representative for each share.

In addition, Amazys’ articles of association provide that Amazys may enter nominees into Amazys’ share register with voting rights for up to 2% of Amazys’ registered issued share capital. Nominees are persons who, in their request to be entered into Amazys’ share register, do not expressly declare that they hold the shares for their own account. Amazys may enter holdings of nominees with voting rights exceeding 2% of Amazys’ registered issued share capital if such nominee declares in writing to be willing to disclose, should the situation arise, the names, addresses and holdings of shares of persons for whose account it holds 0.5% or more of the registered issued share capital.

The corporate representative, the independent proxy, a proxy of deposited shares or, if authorized in writing, another shareholder may act as proxies of shareholders and are entitled as such to attend shareholders’ meetings and exercise all rights of the represented shareholders at such meeting. The board of directors decides on the validity of the proxy.

Swiss law does not provide for the right of cumulative voting.

Stock Class Rights

X-Rite

Under the MBCA, any change to the rights of holders of X-Rite common stock or any series of preferred stock would require an amendment to the articles of incorporation. The MBCA provides that the holders of shares of a class shall be entitled to vote as a class upon a proposed amendment if the amendment would:

•	increase or decrease the aggregate number of authorized shares of the class; or

•	alter or change the powers, preferences or special rights of the shares of the class or other classes so as to affect the class adversely.

If a proposed amendment would alter or change the powers, preferences or special rights of a class so as to affect adversely one or more series of a class, but not the entire class, the MBCA provides that only the shares of the one or more series affected by the amendment shall as a group be considered a single class.

X-Rite’s restated articles grant the board of directors the right to issue shares of common stock as well as shares of preferred stock. Each share of authorized common stock is identical in all respects to every other share of common stock and carries equal rights and privileges. Holders of common stock do not have preemptive or conversion rights or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock which may be designated by the board of directors and issued in the future. For further discussion on the rights of X-Rite common stock, see the section captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Common Stock.”

X-Rite’s board of directors is authorized to cause the authorized preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be stated and expressed in the resolutions providing for the issuance of such preferred stock adopted by the board of directors. For further discussion on the rights of X-Rite preferred stock, see the sections captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Preferred Stock,” “—Junior Participating Preferred Stock” and “—Rights Agreement.”

Amazys

Under Swiss law, the general meeting of shareholders may, by virtue of an amendment to the articles of association, decide to issue preferred shares or to convert existing shares into preferred shares. Unless otherwise provided for in the articles of association, a company, having issued preferred shares, may only issue new preferred shares with preferential rights to the disadvantage of existing shareholders with the consent of a special meeting of the impaired preferred shareholders as well as that of a general meeting of all shareholders. The articles of association of the company must ensure that each voting stock class may elect at least one representative to the board of directors.

Supermajority Voting

X-Rite

Under the MBCA an action, other than the election of directors, must be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required by a corporation’s articles or a specific provision of the MBCA. Except as otherwise provided by a corporation’s articles, directors are elected by a plurality of the votes cast at an election. The MBCA further provides that a merger, sale of assets or similar transaction generally requires the approval of a majority of a corporation’s outstanding shares. The approval of certain transactions and the amendment or repeal of certain provisions of X-Rite’s restated articles requires greater than a majority vote. See the section captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Restated Bylaws.”

Amazys

Resolutions regarding matters listed in Article 704 of the Swiss Code of Obligations require the affirmative vote of at least two-thirds of the shares represented and of the absolute majority of the par value of the shares represented. Such matters include:

•	an alteration of the purpose of the company;

•	the creation of shares with privileged voting rights;

•	the implementation of restrictions on the transfer of registered shares;

•	the authorized or conditional increase of the share capital;

•	the increase of the share capital out of equity, against contribution in kind, or for the purpose of an acquisition of assets and the granting of special benefits;

•	the restriction or suspension of subscription rights; and

•	the change of the registered office of the company.

The same supermajority voting requirements apply to some resolutions based on the Swiss Merger Act.

Shares With Privileged Voting Rights

X-Rite

Under the MBCA, each outstanding share is entitled to one vote on each matter submitted to a vote, unless otherwise provided in the articles of incorporation. X-Rite’s restated articles do not alter the voting rights of X-Rite shareholders, and authorize the board of directors to cause the corporation’s authorized preferred stock to be issued in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be expressed in the resolutions of the board providing for the issuance of such preferred stock. Each share of our Junior Participating Preferred Stock carries 100 votes, as adjustable, with all shares of the Junior Participating Preferred Stock voting together as one class with the common stock and any other capital stock with general voting rights.

Amazys

Under the conditions provided for in the Swiss Code of Obligations (Article 693), the articles of association can determine that each share irrespective of its nominal value entitles its holder to one vote. Shares which have a lower nominal value than the ordinary shares can only be issued as registered shares and must be fully paid in. The nominal value of the ordinary shares may not exceed ten times the nominal value of the shares with the lower value.

Amazys’ articles of association do currently not provide for shares with different par value. Therefore, no shares of Amazys with privileged voting rights exist at present.

Action Without A Meeting

X-Rite

Under the MBCA, the articles of incorporation may provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders. X-Rite’s restated articles do not specifically permit shareholder action by written consent. The MBCA further provides, however, that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting if before or after the action all the shareholders entitled to vote consent in writing.

Amazys

Under Swiss law, resolutions of the shareholders by written consent are not permitted.

Meetings

X-Rite

Under the restated bylaws, X-Rite will hold an annual meeting on such date prior to June 1 of each year and at such time and place as may be fixed from year to year by our board of directors. The MBCA provides that special meetings of shareholders may be called by the board, or by officers, directors or shareholders as provided in the corporation’s bylaws. Pursuant to X-Rite’s restated bylaws, special meetings may be called by our Chairman or Secretary, our board of directors or by the written request of our shareholders owning a majority of our outstanding shares.

Amazys

“General Meeting” means any shareholders’ meeting. An annual (ordinary) general meeting must be held within six months following the end of a financial year for the purpose, among other things, approving the annual financial statements and the annual report. Any general meeting which is called in addition to the annual (ordinary) general meeting is called an “extraordinary” general meeting. The invitation to the general meeting, including without limitation the date and the agenda and the proposals of the board of directors, must be published in the Swiss Official Gazette of Commerce and sent by letter to the shareholders at least twenty days prior to such general meeting.

Under Swiss law, extraordinary general meetings may be called based on a resolution of the board of directors, or, if necessary, by the statutory auditors or the liquidators. The board may be requested to call an extraordinary general meeting by one or more shareholders representing together at least 10% of the share capital or if resolved by a shareholders’ meeting. General meetings may be called upon shorter notice only if all shareholders agree and are represented at the relevant meeting. However, such option has no practical relevance for listed companies such as Amazys.

Director Nominations/Shareholder Proposals

X-Rite

X-Rite’s restated articles and restated bylaws provide for the nomination of persons to the board of directors and for shareholder proposals of business to be considered by shareholders. Please see the section captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Restated Bylaws—Notice Procedures for Shareholder Nominations and Proposals.”

Amazys

Pursuant to Amazys’ articles of association, shareholders representing together at least 10% of the share capital (i.e., currently 762,912 Swiss francs) or shares with an aggregate par value of at least 800,000 Swiss francs may request that a specific item be put on the agenda of the general shareholders’ meeting provided that such request is submitted in writing to the board of directors in a timely manner prior to the invitation.

No resolution is possible on items not properly announced prior to the general shareholders’ meeting, except for requests for calling an extraordinary general meeting or for initiating a special inspection.

Directors

X-Rite

Our restated articles of incorporation provide that our board of directors will consist of at least six, but not more than nine members, with the specific number of directors to be elected or appointed within such limits as may be determined by the directors from time to time. Our board of directors is divided into three classes with each class being as nearly equal in number as possible to the other classes. Our directors are elected by classes to three year terms or for such shorter terms as may be necessary to balance the number of directors in each of the three classes of directors. Our board currently has eight directors.

Our restated articles of incorporation provide that any vacancies on our board resulting from the death, resignation or removal of a director may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and that any vacancies occurring by reason of an increase of the number of directors may be filled by majority vote of the board at any meeting duly called and convened. Any director appointed by the board to fill any vacancies will hold office until the next annual meeting of shareholders. Any director may be removed from office only for good cause and only by the affirmative vote of holders of a majority of our outstanding shares.

Amazys

Amazys’ articles of association provide that the board of directors shall consist of one or more shareholders who each shall be elected for a term of three years which term shall expire at the date of the next ordinary shareholders’ meeting (apart from early resignation or removal). The maximum age of members of the board of directors is 68 years, which limit may annually be increased by the general meeting up to the age of 70 years.

The Swiss Code of Obligations does not provide for a maximum number of members of the board of directors. According to the excerpt from the commercial register as of January 16, 2006, Amazys’ board of directors consist of eight directors. Under Swiss law, the board may not be classified with respect to the term of office any director may hold. However, a staggered board may be created by electing directors for the same term of office at different points of time.

Amazys’ articles of association provide that a majority of the members of the board of directors shall be Swiss citizens resident in Switzerland.

According to Swiss law, the shareholders of a Swiss company may, at a general meeting, (i) appoint or remove members of the board of directors, and (ii) grant discharge to members of the board of directors.

Under Swiss law, board members may at any time, without cause and with immediate effect resign or be removed from office by resolution of the shareholders at ordinary or extraordinary general meetings, irrespective of any service contract the director may have with Amazys and independent of any notice period such service contract may provide for which still must be observed for the purposes of contract law. Accordingly, compensation may be payable by Amazys in accordance with such contract until its termination.

Standard Of Conduct For Directors

X-Rite

The MBCA provides that a director of a Michigan corporation shall discharge his or her duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he or she reasonably believes to be in the best interests of the corporation.

X-Rite’s restated articles of incorporation provide that the business and affairs of the corporation shall be managed by or under the direction of the board of directors. Additionally, the restated bylaws authorize the board of directors to designate officers of the corporation to perform such duties as are provided in the restated bylaws or determined by resolution of the board of directors.

Amazys

Under Swiss law, a company’s directors and senior officers are bound to performance standards as specified in the Swiss Code of Obligations. Specifically, members of the board must act in accordance with the duties imposed by statutory law, in accordance with the articles of association and in the best interest of the company. Directors and members of senior management are generally disqualified from participating in decisions that directly affect them. In addition, directors and senior officers must carry out their duties with due care, safeguard the interest of the company in good faith and extend equal treatment to all shareholders in like circumstances. The test for the duty of care is primarily an objective one: the director or senior officer is required to apply the care a reasonable and conscious person would apply under the same circumstances. To some extent, particular skills and functions of the board member or officer concerned may be taken into consideration.

To the extent that Swiss law allows the delegation of executive management, and such delegation is actually made by virtue of written organizational regulations, the responsibility of the board is limited to due election, instruction and supervision of the executive management.

Limitation Of Director Liability

X-Rite

As permitted by the MBCA, our restated articles provide that our directors shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) resulting from an improper dividend or distribution in violation of Section 551 of the MBCA, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to March 1, 1987, the date on which our restated articles were amended to add this provision.

Amazys

Swiss law does not permit a company to exempt any member of its board of directors, any person engaged in the management or liquidation of the company or its auditors from any liability for damages suffered by the company, the shareholders or the company’s creditors which were caused by intentional or negligent violation of that person’s duties. However, the general meeting of shareholders may pass a resolution discharging the members of the board of directors from liability for certain actions. Such release is effective only for facts that have been disclosed and only vis-a-vis the company and those shareholders who have consented to the resolution or who acquired shares subsequently with knowledge of the resolution.

Directors’ Conflicts Of Interest

X-Rite

The MBCA provides that a transaction in which a director or officer is determined to have an interest will not, because of such interest, be enjoined, set aside, or give rise to an award of damages, in a proceeding by a shareholder or by or in the right of the corporation, if the person interested in the transaction establishes any of the following: (i) the transaction was fair to the corporation at the time entered into; (ii) the material facts of the transaction and the director’s or officer’s interest were disclosed or known to the board, a committee of the board, or the independent directors, and a majority of the disinterested directors on the board or committee or all of the disinterested independent directors approved the transaction; or (iii) the material facts of the transaction and the director’s or officer’s interest were disclosed or known to the shareholders entitled to vote and a majority of disinterested shareholders approved the transaction.

Amazys

Swiss law does not have a general provision on conflicts of interest. However, the Swiss Code of Obligations contains a provision which requires directors to safeguard the interests of the company, and to adhere to a duty of loyalty and a duty of care. Breach of this provision entails personal liability of the directors vis-a-vis the company. In addition, Swiss law contains a provision under which in certain circumstances, payments made to a shareholder not at arm’s length must be repaid to the company. Publicly listed companies domiciled in Switzerland have to render a corporate governance report, in which the business activities of the members of the board of directors have to be disclosed.

Indemnification And Insurance

X-Rite

X-Rite’s restated articles of incorporation require indemnification of its past and present directors, officers and employees to the fullest extent permitted under the MBCA. Under the MBCA, directors and officers are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. Under the MBCA, a corporation may indemnify any director, officer, employee or agent involved in a third party action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee or agent involved in a derivative action against expenses (including attorneys’ fees) and reasonable settlements if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation or its shareholders; indemnification is not permitted, however, if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case. If a director or officer has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under the MBCA. Furthermore, under the MBCA a corporation may advance expenses incurred by officers, directors, employees and agents in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

The MBCA also authorizes a Michigan corporation to provide indemnification broader than that set forth in the MBCA and its articles of incorporation. Pursuant to this authority, X-Rite has entered into indemnification agreements with each of its directors, which provide a contractually enforceable right of indemnification to the fullest extent permitted by law irrespective of the kind of claim or outcome. X-Rite is not liable under the agreements where the claim involved intentional misconduct, a knowing violation of law or an improper personal benefit to the indemnitee, the claim involved certain unlawful disbursements of corporate funds or other assets, the claim involved a violation of Section 16(b) of the Exchange Act, or similar provision of state law or where indemnification is otherwise prohibited by law.

X-Rite’s restated bylaws require X-Rite to indemnify, to the fullest extent authorized or permitted by the MBCA, any person, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director of X-Rite or served any other enterprise at X-Rite’s request. In addition, X-Rite’s restated bylaws require X-Rite to indemnify, to the fullest extent authorized or permitted by the MBCA, any officer or former officer of X-Rite, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit, or proceeding, whether civil, criminal, administrative or investigative, that in any way involves or is related to such officer’s or former officer’s duties, as specifically set forth by X-Rite’s board of directors, involving any of the following: (a) dealing with persons buying, selling, proposing to buy or sell, or otherwise holding any securities issued by X-Rite, (b) dealing with securities analysts or any other security industry professionals with respect to securities issued by X-Rite, or (c) signing any statements certifying to the public, to the Securities and Exchange Commission, or to any securities exchange, X-Rite’s financial statements or any other reports of X-Rite. The determination as to whether any officer or former officer of X-Rite is entitled to indemnification under X-Rite’s restated bylaws is made by X-Rite’s board of directors in its sole discretion.

As permitted by the MBCA, X-Rite has purchased directors’ and officers’ liability insurance for its directors and officers.

Amazys

It is considered to be admissible that the company or each board member or officer individually purchases and maintains insurance for directors, officers and auditors. It is common for Swiss public companies to obtain directors’ and officers’ insurance for its directors. The coverage of such insurances depends on the individual insurance policy.

Shareholder Derivative Suits

X-Rite

Under the MBCA, a shareholder may not commence or maintain a derivative proceeding in the right of the corporation until and unless:

•	a written demand has been made upon the corporation to take suitable action;

•	ninety days have expired from the date the demand was made unless the shareholder has earlier been notified that the demand has been rejected by the corporation or unless irreparable injury to the corporation would result by waiting for the expiration of the ninety-day period;

•	the shareholder was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time;

•	the shareholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation; and

•	the shareholder continues to be a shareholder until the time of judgment, unless the failure to continue to be a shareholder is the result of corporate action in which the former shareholder did not acquiesce and the derivative proceeding was commenced prior to the termination of the former shareholder’s status as a shareholder.

Amazys

Under Swiss law, each shareholder is entitled to file an action for damage caused to the company. The claim of the shareholder is for performance to the company. If the shareholder, based upon the factual and legal situation, had sufficient cause to file an action, the judge has discretion to impose all costs in prosecuting the action incurred between the plaintiff and the company, to the extent the costs should not be imposed on the defendant.

Dividends

X-Rite

Under the MBCA, the board of directors of a Michigan corporation may authorize and the corporation may make dividends or distributions to its shareholders, subject to restrictions set forth in the corporation’s articles of incorporation unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Our restated articles do not contain any provision restricting dividends beyond the statutory provisions.

Amazys

Under Swiss law, only the ordinary general meeting of shareholders may resolve on the distribution of dividends. Consequently, Swiss law does not provide for the distribution of interim dividends. Dividends may only be paid out of the audited balance sheet profit or out of reserves created for this purpose. Payments out of the share capital are not allowed, and interest shall not be paid on the share capital. In this respect, the share capital includes share premiums (i.e., the excess of the consideration for the issue of shares over the aggregate nominal share capital, if any).

Prior to the distribution of dividends, 5% of the annual profits must be allocated to the general reserve until the amount of general reserves has reached 20% of the paid-in nominal share capital. In certain circumstances, additional allocations to the reserves may be legally required. The articles of association can provide for a higher general reserve or for the creation of further reserves setting forth their purpose and use.

The board of directors may propose that a dividend be paid out, but cannot resolve the dividend itself. Dividends require approval by the general meeting of shareholders.

Appraisal Rights

X-Rite

The MBCA generally provides that shareholders of a Michigan corporation are entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, certain corporate actions including consummation of a merger or a sale of all or substantially all of the property of the corporation other than in the usual course of business, in each case provided that the shareholder is entitled to vote on the transaction. Appraisal or dissenters’ rights are not available, however, with respect to:

•	shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers;

•	a merger in which shareholders receive cash or shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers; or

•	a sale of all or substantially all of the property of the corporation other than in the usual course of business that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation’s net assets to shareholders in accordance with their respective interests within one year after the date of closing of the transaction, where the transaction is for cash or shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

Amazys

Swiss law does not recognize the concept of appraisal or dissenters’ rights and, accordingly, Amazys shareholders have no appraisal rights for their shares under Swiss law in connection with our offer. The Swiss Stock Exchange Act provides that upon a public takeover offer for the shares of a listed Swiss company by which the offeror has acquired more than 98% of the voting rights in the company, the offeror may, within three months of the expiration of the offer, bring a court action against the company with a motion to cancel the outstanding shares (and other equity securities, if any (squeeze-out)). The remaining shareholders may participate in these proceedings. After such cancellation has been awarded, the target company reissues the securities to the offeror against payment of the offer price or exchange of the offered shares and passes on the price paid by the offeror or the shares received from the offeror, as the case may be, to the holders of the cancelled securities.

Preemptive Rights

X-Rite

Under the MBCA, the shareholders of a Michigan corporation do not have preemptive rights to acquire the corporation’s unissued shares except to the extent provided in the corporation’s articles of incorporation or by agreement between the corporation and one or more shareholders. Our restated articles do not provide for any preemptive rights.

Amazys

Under Swiss law, the issuance of (i) voting or non-voting shares, or (ii) rights to subscribe for, or convert into, equity securities (which may be connected to debt instruments), against consideration, is subject to prior approval of the shareholders’ meeting. In addition, such shares or rights must at first be offered to the existing equity shareholders in proportion to the respective nominal values of their holdings. The shareholders’ meeting may, but only for valid reasons and subject to a qualified majority, withdraw or restrict such subscription rights. Valid reasons for the withdrawal of subscription rights are, in particular, the takeover of an enterprise, parts thereof, or the acquisition of participations and the participation of employees in the company. No shareholder shall be advantaged or disadvantaged by such withdrawal without valid reason.

Amendments To Charter Documents

X-Rite

Under the MBCA, unless the corporation’s articles of incorporation require a greater vote, any amendment to the articles of incorporation generally requires:

•	the approval of the board of directors;

•	the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment; and

•	the affirmative vote of a majority of the outstanding shares of each class entitled to vote on the amendment as a class.

The amendment or repeal of certain provisions of our restated articles requires a greater than majority vote. For a further discussion, see the section captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Restated Bylaws.”

Amazys

Under Swiss law, shareholders may by majority resolution and qualified majority resolution, as the case may be, amend any provisions of the company’s articles of association, subject to mandatory statutory provisions. Under Swiss law, the board of directors is not authorized to amend the articles of association. Some exceptions to this principle apply in connection with the implementation of capital increases. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by resolution of the classes affected in a separate class meeting. For a further discussion, see the section captioned “COMPARATIVE RIGHT OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS IN GENERAL—Stock Class Rights.”

As a matter of principle, amendments to Amazys’ articles of association require the affirmative vote of an absolute majority of the votes validly cast unless the Swiss Code of Obligations requires the affirmative vote of at least two-thirds of the votes represented. For a further discussion, see the section captioned “COMPARATIVE RIGHT OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS IN GENERAL—Supermajority Voting.”

Bylaws

X-Rite

The MBCA provides that the board of directors or shareholders of a corporation may amend or repeal the bylaws or adopt new bylaws unless the articles of incorporation or bylaws provide that the power to adopt new bylaws is reserved exclusively to the shareholders or that the bylaws or any particular bylaw shall not be altered or repealed by the board. Our restated bylaws provide that the bylaws may be amended, repealed or new bylaws adopted either by a majority vote of our board of directors or by a majority vote of shareholders at any annual or special meeting as long as notice of the proposed amendment, repeal or adoption is contained in the notice of such meeting.

Amazys

Amazys’ articles of association provide that the board of directors is authorized to fully or partially delegate the management to one or several of its members or to third parties in accordance with organizational regulations (bylaws). As a matter of law, such internal regulations including the annexes thereto may be changed at any time by a decision of the board of directors.

Share Acquisition Provisions

X-Rite

Chapter 7A of the MBCA prohibits certain “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan corporations such as X-Rite or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation’s outstanding shares) unless (i) the business combination is approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the “interested shareholder” or affiliates, (ii) five years have elapsed after the person involved became an “interested shareholder” and (iii) certain price and other conditions are satisfied.

In addition, Chapter 7B of the MBCA provides that an entity that acquires “Control Shares” of an issuing public corporation such as X-Rite may vote the Control Shares on any matter only if a majority of all shares, and of all non-”Interested Shares”, of each class of stock entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by the officers and employee-directors of the corporation and the entity making the Control Share Acquisition (as defined). Control Shares are shares that, when added to shares already owned by an entity, would give the entity voting power in the election of directors or any of three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders.

Amazys

Under Swiss law, there is no similar prohibition of business combinations with interested shareholders. However, in certain circumstances, shareholders and members of the board of Swiss companies, as well as persons close to them, must refund the company for any payments not made on an arm’s length basis.

Anti-Takeover Measures

X-Rite

Michigan courts will look to precedents set by Delaware courts and generally apply a policy of judicial deference to the decisions of a Michigan corporation’s board of directors to adopt anti-takeover measures in the face of a potential acquisition or takeover if the directors are able to show that (i) they had reasonable grounds for believing that the acquisition or takeover proposal presented a threat to the corporation’s policy and effectiveness, and (ii) the board action taken was reasonable in relation to the threat posed. For a description of X-Rite’s anti-takeover provisions, see the sections captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Certain Anti-Takeover Provisions of Our Restated Articles of Incorporation and Restated Bylaws” and “—Rights Agreement.”

Amazys

Under Swiss law, directors of a company have a duty to take only those actions which are in the interest of the company. Generally, anti-takeover measures are not actions which fall within this category. Anti-takeover measures of public companies are partly regulated by the Swiss Stock Exchange Act. From the time a takeover offer is published (or pre-announced) until the result is announced, the board of directors of the target company may not enter into legal transactions which would have the effect of significantly altering the assets or liabilities of the target company. Decisions taken at a general meeting of shareholders are not subject to this restriction and may be implemented irrespective of whether they were adopted before or after publication of an offer. Although this means that in general the board of the target company may not take steps designed to make the company less attractive to the offeror or harder for it to acquire the target, there are certain permissible maneuvers to defeat a hostile bidder, especially if they are put into place before an actual bid has surfaced. As opposed to certain pre-offer techniques, which usually require a resolution of the general meeting, most post-offer maneuvers are proscribed by the Swiss takeover rules (Swiss Stock Exchange Act and related Ordinances).

Shareholder Rights Plan

X-Rite

For a summary of X-Rite’s shareholder rights plan, see the section captioned “DESCRIPTION OF X-RITE CAPITAL STOCK—Rights Agreement.”

Amazys

Swiss law in principle does not provide for the adoption of shareholder rights plans.

Disclosure Of Interests Under Swiss Law

Under the Directive on Information Relating to Corporate Governance (Corporate Governance Directive) of the SWX Swiss Exchange, the listed companies must disclose, inter alia, the shares held by members of the board or the executive management and parties related to such persons, in total. Such disclosure must be made in an annex to the annual report.

Under the Swiss Stock Exchange Act and the related Ordinances, each person who directly or indirectly, acting alone or in concert with others, reaches, surpasses or falls below any of the thresholds of 5, 10, 20, 33 1/3, 50 or 66 2/3% of the voting rights, whether exercisable or not, of a Swiss company listed in whole or in part on a Swiss stock exchange must notify the company and the Swiss stock exchange where the equity securities in question are listed. Persons acting in concert, due to shareholders’ agreements or as members of a group or a family, for example, are also subject to the disclosure obligation. Securities dealers are obliged to disclose their holdings if they are trading shares in their own name and for their own account. A shareholder may also passively reach, exceed or fall below one of the above thresholds due to an increase or a reduction of the share capital. The notification to the company and the stock exchange must be made no later than four trading days following the day on which the obligation to notify arises. The company must subsequently publish the notified share interests within two trading days in the Swiss Commercial Gazette and in an electronic medium publishing stock market information. There are no provisions under Swiss law entitling the company to investigate the beneficial ownership of its shares by serving notice on shareholders who in response to such notice must reveal their shareholdings.

Additionally, a disclosure requirement exists under Swiss company law according to which a listed company must disclose in its annual report the identity of all of its shareholders who hold more than 5% of its voting rights.

Mandatory Offer Rules Under Swiss Law

Takeovers of public companies are regulated by the Swiss Stock Exchange Act. The Swiss Stock Exchange Act provides that when any person acquires, by a single transaction or by a series of transactions over a period of time, shares which, together with shares held or acquired by persons acting in concert with it, exceed the threshold of 33 1/3% of the voting rights of a public company, the acquirer must make an offer for all of the equity shares of the company, whether voting or non-voting. The offer price may not be lower than the stock market price and must not be below 25% of the highest price paid by the offeror in the preceding 12 months for equity securities of the target company. The offer price may be settled by cash payment or in exchange for equity securities. The Swiss Stock Exchange Act allows a Swiss target company to opt out of the mandatory offer rules by adopting an article to this effect in its articles of association. Furthermore, target companies may raise the threshold triggering a mandatory offer requirement in their articles of incorporation from 33 1/3% to no more than 49% of the voting rights. Amazys’ articles of association do not contain an opting-out or opting-up clause. As a consequence, the ordinary threshold of 33 1/3% to trigger a mandatory offer requirement applies. However, Amazys’ articles of association modify the aforementioned minimum price provision. According to the relevant provision of the articles of association, the offer price may not be lower than the stock market price and must not be below the highest price paid by the offeror in the preceding 12 months for equity securities of the target company.

Rights Of Purchase And Redemption

X-Rite

Under the MBCA, a corporation may purchase or redeem its own shares, provided generally that no purchase or redemption shall occur:

•	unless after the purchase or redemption there remain outstanding shares possessing, collectively, voting rights and unlimited rights to receive assets in dissolution; and

•	if, after giving effect to the purchase or redemption, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the purchase or redemption, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving consideration in the purchase or redemption.

X-Rite’s restated articles do not restrict the corporation’s rights to repurchase or redeem its shares. However, the certificate of adoption of resolution by which X-Rite’s board of directors established X-Rite’s Junior Participating Preferred Stock provides that shares of the Junior Participating Preferred Stock shall not be redeemable.

Amazys

Under Swiss law, a stock company may not issue redeemable shares. A stock company may purchase its own shares, provided that:

•	freely disposable equity in the amount necessary for this purpose is available; and

•	the total par value of such shares held by the company does not exceed 10% of the total share capital.

Such repurchased shares do not carry any right to vote at shareholders’ meetings. Furthermore, the stock company must create a blocked reserve on its balance sheet in the amount of the purchase price of the shares held as treasury shares. The conditions mentioned above do not apply if a company’s shareholders resolve that such company shall buy back shares in order to cancel them so as to reduce the share capital.

Listed companies intending to implement a share buyback program must comply with additional requirements of the Swiss Stock Exchange Act and the Swiss Takeover Board. All public offers by a listed company for its own shares are deemed to be tender offers. Selective share purchases are only permitted under certain circumstances.

Rights Of Inspection

X-Rite

Under the MBCA, shareholders who comply with certain procedural requirements and who have a proper purpose have the right to:

•	inspect the corporation’s stock ledger, a list of its shareholders and its other books and records; and

•	make copies or extracts of those materials during normal business hours, provided that (i) the shareholder makes a written request stating the purpose of his or her inspection and (ii) the inspection is for a purpose reasonably related to the person’s interest as a shareholder.

Amazys

Under Swiss law, shareholders have a right to inspect the share register only with regard to their own shareholdings and otherwise only to the extent necessary for exercising their shareholder rights. No other person has a right to inspect the share register. The company books and correspondence of a Swiss company may only be inspected with the express authorization of the shareholders’ meeting or by resolution of the board of directors and subject to the safeguarding of business secrets. At the general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditors on issues regarding audit examination. The board of directors and the auditors, respectively, have to answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the company.

In addition, if the shareholders’ inspection and information rights prove to be insufficient, each shareholder may propose to the shareholders’ meeting that specific facts be examined by a special commissioner in a special inspection. If the shareholders’ meeting approves the proposal, the company or any shareholder may, within thirty days from the shareholders’ meeting, ask the court at the company’s domicile to appoint a special commissioner. If the shareholders’ meeting rejects the request, one or more shareholders representing at least 10% of the share capital or shares in an aggregate nominal value of at least 2 million Swiss francs may request the judge to appoint a special commissioner. The judge will issue such order if the petitioners can prima facie show that the board of directors, any member thereof or an officer of the company infringed the law or the articles of association and thereby damaged the company or the shareholders. The costs of the investigation are generally allocated to the company and only in exceptional cases to the petitioner(s). For information regarding inspection of the annual business report and the auditor’s report, see the section captioned “COMPARATIVE RIGHT OF AMAZYS SHAREHOLDERS AND X-RITE SHAREHOLDERS IN GENERAL—Proxy Statements and Reports” below.

Limitations On Enforceability Of Civil Liabilities Under U.S. Federal Securities Laws

Amazys is incorporated and has its registered office in Switzerland. Many of the directors and officers of Amazys are residents of Switzerland and not residents of the U.S. According to the commercial register, only three of the members of the board of directors of Amazys are U.S. citizens; two of them are resident in the U.S., while the third board member is resident in Switzerland. As a result, in a lawsuit based on the civil liability provisions of the U.S. federal securities laws, U.S. investors may find it difficult to:

•	effect service within the U.S. upon Amazys and the directors and officers of Amazys located outside the U.S.;

•	enforce, in U.S. courts or outside the U.S., judgments obtained against those persons in U.S. courts;

•	enforce, in U.S. courts or outside the U.S., judgments obtained against those persons in courts in jurisdictions outside the U.S.; and

•	enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the foreign court had jurisdiction in accordance with the Swiss Federal Act on Private International Law;

•	the judgment of such foreign court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy; and

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law.

“Short Swing” Profits

X-Rite

Directors and officers of X-Rite are governed by rules under the Exchange Act that may require directors and officers to forfeit to X-Rite any “short swing” profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of X-Rite equity securities over short periods.

Amazys

Swiss law does not explicitly address “short swing” profits. However, pursuant to the Swiss Penal Code, a person who has information as an insider with respect to a listed company is subject to a fine and/or imprisonment if such person abuses his knowledge of a confidential fact whose disclosure in a foreseeable way will considerably influence the price on a stock or prebourse exchange, or makes such confidential fact known to a third party, and thereby makes a profit or avoids a loss on the account of himself or another person. Furthermore, a “tippee” who learns a confidential fact from an insider commits an offense if he as tippee abuses the information as set forth above, provided the insider is guilty of insider dealing. Insiders can be directors, managers, auditors, agents or any of their auxiliaries.

Proxy Statements And Reports

X-Rite

Under the Exchange Act proxy rules, X-Rite must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholders’ meetings.

Amazys

As a foreign private issuer, Amazys is not subject to U.S. proxy solicitation rules. However, under Swiss law, notice of a shareholder meeting must be accompanied by: (i) the items on the agenda; and (ii) the proposals of the board of directors and any proposals of shareholders who have requested the holding of a general meeting or the inclusion of an item in the agenda. Amazys’ articles of association add that the notice of a shareholder meeting shall also include the location and time of the meeting, the record dates of the entry in the share register governing the voting power, the required evidence of the share ownership, and, in case of an ordinary general meeting, the information that the annual business report and the auditor’s report may be inspected by the shareholders at the company’s registered office.

Under Swiss law, no later than 20 days prior to the ordinary general meeting of shareholders, the annual business report and the auditor’s report must be made available for inspection at the company’s domicile. Any shareholder may request that a copy of these documents be immediately sent to it. Pursuant to the Swiss Code of Obligations, after having been approved by the general meeting of shareholders, the annual financial statement of listed companies must be published in the Swiss Official Gazette of Commerce or sent to every person requesting it within one year after approval.

If the company proposes to the shareholders a member of its corporate body or some other dependent person as a proxy for a general meeting of shareholders, it shall also designate an independent person who may be mandated as a proxy by the shareholders.

Reporting Requirements

X-Rite

As a U.S. public company, X-Rite must file with the SEC, among other reports and notices:

•	an annual report on Form 10-K within 75 days after the end of each fiscal year;

•	quarterly reports on Form 10-Q within 40 days after the end of each fiscal quarter; and

•	reports on Form 8-K upon the occurrence of certain corporate events.

Amazys

Under the listing rules of the SWX Swiss Exchange, Amazys is required to inform the market of any price-sensitive facts that have arisen in its sphere of activity and are not public knowledge. Facts are deemed to be price sensitive if they are capable of resulting in a material change of the price of the equity securities of the company. Ad hoc publicity announcements must be made, in a specific manner as specified in the applicable rules, to the market participants so as to ensure equal treatment. Furthermore, the admission board of the SWX Swiss Exchange must be notified, in principle prior to trading. Events which typically trigger a publication duty are corporate restructurings, changes in capital, including share repurchase offers and material changes in relation to the earnings situation, material changes in the course of business and, if unforeseen, changes in the board of directors, management and auditors of the company.

The listing rules of the SWX Swiss Exchange allow postponement of the disclosure of a price sensitive fact without the need for a specific dispensation by the SWX Swiss Exchange on condition that (i) such facts arise in relation to a plan or decision of the company, (ii) the dissemination of such facts would prejudice the interests of the company and (iii) the company ensures that such facts will continue to be treated confidentially. Furthermore, the listing rules of the SWX Swiss Exchange require Amazys to publish and file annual audited business reports and interim financial reports (audited and non-audited). Interim reports must cover a time frame of six months or less.

This summary illustrates the material differences between the corporation laws of Michigan and Switzerland, Amazys’ articles of association and X-Rite’s restated articles of incorporation, restated bylaws and rights agreement. Amazys does not file organizational information with the SEC. X-Rite has included herein organizational information concerning Amazys insofar as it is publicly known or reasonably available to X-Rite. The differences can be determined in full by reference to the Swiss Code of Obligations, the related regulations, the MBCA, Amazys’ articles of association and X-Rite’s restated articles of incorporation, restated bylaws and rights agreement. The MBCA and the Swiss Code of Obligations, respectively, provide that some of the statutory provisions as they affect various rights of holders of shares may be modified by provisions in the articles of incorporation and bylaws, for Michigan corporations, or the articles of association, for Swiss corporations.

LEGAL MATTERS

The validity of the shares of X-Rite common stock offered hereby will be passed upon for X-Rite by McDermott Will & Emery LLP.

EXPERTS

The consolidated financial statements of X-Rite, Incorporated and subsidiaries appearing in X-Rite, Incorporated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the schedule appearing therein), and X-Rite, Incorporated management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Amazys Holding AG as of December 31, 2005 and 2004, and for the years then ended, appearing in this prospectus and Registration Statement have been audited by Ernst & Young AG, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO AMAZYS FINANCIAL STATEMENTS

Page
Report of Independent Auditors	F-2

Audited U.S. GAAP Financial Statements as of December 31, 2005 and 2004 and for the years then ended	F-3

Report of Independent Auditors

The Board of Directors and Shareholders of Amazys Holding AG:

We have audited the accompanying consolidated balance sheets of Amazys Holding AG and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amazys Holding AG and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG AG

/s/ ERIC OHLUND	/s/ MARTIN MATTES
Eric Ohlund	Martin Mattes

Zurich, Switzerland

March 17, 2006

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of Swiss Francs)

	December 31, 2005		December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	CHF	36,151	CHF	32,884
Accounts receivables, less allowance of CHF1,082 in 2005 and CHF1,177 in 2004		25,073		19,874
Inventories		15,764		15,444
Deferred income taxes		1,090		853
Prepaid expenses and other current assets		3,504		3,483

		81,582		72,538

Property plant and equipment:
Land		405		351
Buildings		10,247		9,171
Machinery and equipment		24,768		19,178
Furniture, office equipment and software		5,147		3,711
Construction in progress		—		94

		40,567		32,505
Less accumulated depreciation		(28,449)		(23,806)

		12,118		8,699

Other assets:
Goodwill		16,075		14,506
Intangible assets, net		5,467		5,556
Deferred income taxes		9,381		3,319
Other non-current assets		1,572		1,442

		32,495		24,823

	CHF	126,195	CHF	106,060

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	CHF	10,647	CHF	7,880
Accrued liabilities:
Payroll and employee benefits		8,199		9,675
Income taxes		2,948		3,612
Deferred revenue		2,168		1,745
Prepayments from customers		1,087		909
Warranty		998		870
Deferred income taxes		1,216		1,192
Other		3,442		2,212

Total current liabilities		30,705		28,095

Long-term liabilities:
Deferred income taxes		523		403
Other long-term liabilities		401		33

Total long-term liabilities		924		436

Shareholders’ equity:
Common stock, CHF2.40 par value, 3,686,100 shares authorized; 3,232,950 shares issued (3,207,450 outstanding) in 2005 and 3,178,800 shares issued (3,162,924 outstanding) in 2004		7,759		7,629
Additional paid-in capital		32,465		31,356
Retained earnings		58,451		50,434
Accumulated other comprehensive loss		(1,755)		(8,461)
Deferred stock-based compensation		(556)		(2,584)
Treasury shares at cost (25,500 shares in 2005 and 15,876 shares in 2004)		(1,798)		(845)

		94,566		77,529

	CHF	126,195	CHF	106,060

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of Swiss Francs, except per share data)

	For the Year Ended
	December 31, 2005		December 31, 2004
Net sales	CHF	143,050	CHF	135,379
Cost of sales		69,414		60,175

Gross profit		73,636		75,204

Operating expenses:
Selling and marketing		36,374		29,741
General and administrative		12,913		12,196
Research and development		15,243		14,318
Amortization of intangible assets		618		1,721

Total operating expenses		65,148		57,976

Operating income		8,488		17,228

Interest income		454		244
Interest expense		(18)		(3)
Other, net		879		(485)

Income before income taxes		9,803		16,984

Income tax benefit (expense)		1,404		(2,317)

Net income	CHF	11,207	CHF	14,667

Earnings per share
Basic net income per share	CHF	3.52	CHF	4.69
Diluted net income per share	CHF	3.47	CHF	4.61

Weighted average number of shares outstanding
Basic		3,186		3,130
Diluted		3,233		3,182

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands of Swiss Francs, except share data)

	Common Stock		Additional Paid-in Capital		Retained Earnings		Accumulated Other Comprehensive Loss		Deferred stock-based Compensation	Treasury Shares		Total Shareholders’ Equity
Balances at January 1, 2004	CHF	9,471	CHF	30,954	CHF	35,767	CHF	(4,675)	CHF(2,860)	CHF	(2,973)	CHF	65,684
Net income		—		—		14,667		—	—		—		14,667
Foreign currency translation adjustment, net of tax		—		—		—		(3,786)	—		—		(3,786)

Total comprehensive income													10,881
Capital reduction paid CHF 0.60 per share		(1,897)		—		—		—	—		—		(1,897)
Issuance of 21,950 shares of common stock under employee benefit plans		55		445		—		—	—		—		500
Purchase of 5,350 treasury shares		—		—		—		—	—		(258)		(258)
Sale of 7,835 treasury shares		—		329		—		—	—		381		710
Employee share grants		—		(372)		—		—	(1,633)		2,005		—
Amortization of deferred stock-based compensation		—		—		—		—	1,909		—		1,909

Balances at December 31, 2004		7,629		31,356		50,434		(8,461)	(2,584)		(845)		77,529
Net income		—		—		11,207		—	—				11,207
Foreign currency translation adjustment net of tax		—		—		—		6,706	—		—		6,706

Total comprehensive income													17,913
Cash dividends declared of CHF1.00 per share		—		—		(3,202)		—	—		—		(3,202)
Issuance of 54,150 shares of common stock under employee benefit plans		130		853		—		—	—		—		983
Purchase of 27,083 treasury shares		—		—		—		—	—		(2,035)		(2,035)
Sale of 17,459 treasury shares		—		256		—		—			1,082		1,338
Tax credits relating to stock options		—		—		12		—	—		—		12
Amortization of deferred stock-based compensation		—		—		—		—	2,028		—		2,028

Balances at December 31, 2005	CHF	7,759	CHF	32,465	CHF	58,451	CHF	(1,755)	CHF(556)	CHF	(1,798)	CHF	94,566

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Swiss Francs)

	For the Year Ended
	December 31, 2005		December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	CHF	11,207	CHF	14,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		4,959		5,369
Allowance for doubtful accounts		(127)		(295)
Deferred income taxes		(5,412)		(1,583)
Loss on disposal of property and equipment		3		9
Equity compensation plans		1,852		1,477
Share grants		176		432
Changes in operating assets and liabilities
Accounts receivable		(3,378)		55
Inventories		867		(1,168)
Prepaid expenses and other current assets		(365)		(876)
Accounts payable		1,863		1,002
Income taxes payable		(784)		2,253
Deferred revenue		(566)		2,156
Other current and non current liabilities		790		301

Net cash provided by operating activities		11,085		23,799

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment		(4,737)		(3,215)
Acquisitions of subsidiaries, net of cash acquired		(279)		(5,682)
Purchase of intangible assets		(2,714)		(2,575)
Proceeds from disposal of property and equipment		111		178

Net cash used for investing activities		(7,619)		(11,294)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid		(3,202)		—
Issuance of common stock		983		500
Capital reduction paid		—		(1,897)
Proceeds from sale of treasury stock		1,338		388
Purchase of treasury stock		(2,035)		(234)
Re-payment of short-term debts, net		(22)		(23)

Net cash used for financing activities		(2,938)		(1,266)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS		2,739		(1,728)

NET INCREASE IN
CASH AND CASH EQUIVALENTS		3,267		9,511
CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR		32,884		23,373

CASH AND CASH EQUIVALENTS AT END OF YEAR	CHF	36,151	CHF	32,884

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY AND OTHER INFORMATION

Amazys Holding AG and its subsidiaries (collectively, “Amazys”) is a color management solutions company that, under the brand GretagMacbeth, develops, markets and supports hardware, software and services to measure and communicate color in all markets where color is important. Amazys offers components that can be embedded in printers and other devices, easy-to-use, off-the-shelf solutions, as well as comprehensive color management solutions that include training, support and professional services.

Products are sold worldwide through Amazys’ own sales personnel and through independent sales representatives, distributors and dealers. Amazys is headquartered in Regensdorf, Switzerland. In addition, Amazys has locations in the United States of America (“USA”), Germany, United Kingdom, Hong Kong, France, Italy, Russia, China and Japan. Manufacturing facilities are located in Switzerland, the USA, Germany and Italy.

Amazys’ primary format for segment reporting is business segments and the secondary format is geographical segments. The risks and returns of Amazys’ operations are primarily determined by the different products that Amazys produces rather than the geographical location of Amazys’ operations. This is reflected by Amazys’ management and organizational structure and internal financial reporting systems.

Amazys’ two segments are “Color and Appearance” and “Digital Imaging”. Color and Appearance includes bench-top (laboratory), online and portable spectrophotometers, as well as software for quality control and color formulation. Digital Imaging is focused on controlling color in applications where the final output is an image such as a photograph, brochure, catalog, large-format poster or internet web page.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Amazys Holding AG, and its controlled subsidiaries, all of which are wholly-owned. All inter-company accounts and transactions have been eliminated in consolidation. The financial year for all consolidated companies ends on December 31.

Cash and Cash Equivalents

For the purposes of the consolidated balance sheets and consolidated statements of cash flows, all highly liquid investments with original maturities of three months or less are considered cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in operating activities in the consolidated statements of cash flows. The allowance for doubtful accounts is Amazys’ best estimate of the amount of probable credit losses in Amazys’ outstanding accounts receivable. Amazys reviews its allowance for doubtful accounts quarterly. Amazys determines the recorded allowance for doubtful accounts based on known customer exposures, historic credit experience and the specific identification of potentially uncollectible accounts. Account balances are charged off against the allowance after all means of collection have been exhausted. Actual collections may differ, requiring adjustments to the amount of the allowance previously recorded.

Amazys does not have any off-balance-sheet credit exposure related to its customers.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out (“FIFO”) method. Cost includes raw materials and labor, plus applied direct and indirect costs. Cash flows from the sale of inventory and the related cash receipts are classified as operating cash flow on the consolidated statements of cash flows.

Components of inventories are summarized as follows (in thousands):

	At December 31,
	2005		2004
Raw materials	CHF	7,982	CHF	8,204
Work in process		1,582		2,110
Consumable parts		2,039		1,886
Finished goods		4,161		3,244

	CHF	15,764	CHF	15,444

Property, Plant, and Equipment

Property plant and equipment are stated at cost, less accumulated depreciation, and are depreciated on a straight-line basis over the estimated useful lives of the related assets. When assets are sold or retired, their cost and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the consolidated statement of operations.

The initial cost of property, plant and equipment comprises its purchase price and any directly-attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures that are incurred after the assets have been placed into operation, such as repairs and maintenance and overhaul costs, are normally charged to the consolidated statement of operations during the period in which the costs are incurred. In situations where it can be clearly demonstrated that the expenditures will result in an increase in future economic benefits, the expenditures are capitalized.

Costs related to internally developed software and software purchased for internal uses are capitalized in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.

The estimated useful life of depreciable assets range as follows:

Asset Category	Range of Useful Life
Plant and office buildings	10 to 30 years
Plant equipment, including tooling and machines	3 to 10 years
Computers, software and furniture	3 to 5 years

Software Development Costs

Costs incurred for research and development of new software products, and enhancements to existing software products are expensed as incurred until technological feasibility is achieved. After technological feasibility is achieved, any additional direct costs incurred through the point in time that the product is available for general release are capitalized and then amortized.

Amortization expense is recorded using the straight-line method of amortization over the useful life for a period not exceeding three years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amazys capitalized CHF1.8 million and CHF 2.1 million in software development costs during the years ended December 31, 2005 and 2004, respectively. These amounts are presented as a component of intangible assets in the accompanying consolidated balance sheets. Amortization expense was CHF 1.5 million and CHF 1.1 million during the years ended December 31, 2005 and 2004, respectively.

Business Combinations

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, Amazys utilizes the purchase method of accounting for business combinations. Business combinations accounted for under the purchase method include the results of operations of the acquired business from the date of acquisition. Net assets of Amazys acquired and intangible assets that arise from contractual and or legal rights, or are capable of being separated, are recorded at their fair values at the date of acquisition. The balance of the purchase price after fair value allocations represents goodwill. Any amounts allocated to in-process research and development are expensed in the period of acquisition.

Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to further cash inflows and outflows, discount rates, asset lives and market multiples, among other things.

Contingent consideration arising from business combinations is accounted for based on EITF 95-8 Accounting for Contingent Consideration Paid to the Shareholder of an Acquired enterprise in a Purchase Business Combination. Any instance in which contingent consideration is subject to legal forfeiture tied to post acquisition employment is viewed as a strong indicator that the consideration is compensation related, and thus charged to operations over the service period based on a model of probability.

Goodwill and Intangible Assets

Goodwill is tested for impairment each year at the end of the year, or more frequently, if a significant event occurs under the guidance of SFAS No. 142, Goodwill and Other Intangible Assets that provide an indicator of impairment. Intangible assets with finite lives are amortized based over their estimated useful lives and tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Amazys uses estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. Amazys forecasts discounted future cash flows at the reporting unit level based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions.

Long-Lived Assets

Amazys assesses its long-lived assets for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-lived Assets. To analyze recoverability, Amazys projects undiscounted net future cash flows over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. Impairment losses, if any, are measured based upon the difference between the carrying amount and the fair value of the assets.

During the years ended December 31, 2005 and 2004, there were no indicators of impairment with respect to Amazys’ long-lived assets.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warranty Costs

Amazys offers industry standard warranties on hardware products. Standard warranty accruals represent the estimated cost of projected warranty claims and are based on historical and projected product performance trends, business volume assumptions, supplier information and other business and economic projections. Amazys attempts to limit its exposure to warranty claims through continued quality control efforts during the manufacturing process.

A summary of the warranty accrual activity is as follows (in thousands):

	Year Ended December 31,
	2005		2004
Beginning balance at January 1	CHF	870	CHF	859
Additional provisions		783		845
Utilized during the year		(655)		(834)

Ending balance at December 31	CHF	998	CHF	870

Warranty expense is classified within cost of sales in the accompanying consolidated statements of operations.

Contingencies

An estimated loss for a contingency is charged to the consolidated statement of operations if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Amazys evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply toward taxable income in the years in which those temporary differences are anticipated to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, computer software, training, service and support contracts, and other non-recurring engineering service. Amazys recognizes revenue pursuant to applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended, and also Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.

Amazys recognizes revenue when it is realized, or realizable and earned. Amazys considers revenue realized, or realizable and earned, when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Delivery does not occur until products have been

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shipped or services have been provided to the customer, and title and risk of loss is transferred to the customer. Amazys records reductions to revenue for any estimated commitments related to customer incentive programs, including reseller and end-user rebates, and other sales programs and volume-based incentives. The estimated cost of these programs is accrued as a reduction of revenue in the period Amazys has sold the product and committed to the relevant program.

Unearned revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met.

In addition to the aforementioned general policies, the following are the specific revenue recognition policies for each major category of revenue.

Hardware

Revenue from hardware sales is generally recognized when the product is shipped to the customer and the title and risk of loss is transferred to the customer. For all hardware sales, Amazys uses a signed contract as evidence of an arrangement, or in situations in which contracts are not traditionally obtained a binding purchase order. Sales through some Original Equipment Manufacturers (“OEM’s”) are validated with a master agreement governing the relationship together with binding purchase orders on a transaction-by-transaction basis. Amazys’ arrangements do not generally include acceptance clauses.

Computer Software

Revenue from perpetual (one-time-charge) licensed software is recognized at the inception of the license term in accordance with SOP 97-2. Revenue from term (monthly or yearly license charge) arrangements is recognized on a subscription basis over the period that the customer uses the license. Revenue to the extent allocated to maintenance, unspecified upgrades and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the product or services as a whole (software multiple-element-arrangements), software and software related elements are accounted for in accordance with the following policies:

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	The functionality of the delivered element(s) is not dependent on the undelivered element(s).

•	There is vendor-specific objective evidence (“VSOE”) of fair value of the undelivered element(s).

•	Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

If these criteria are not met, the revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is VSOE for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative VSOE. There may be cases, however, in which there is VSOE of the undelivered item(s) but no such evidence exists for the delivered item(s). In these cases, the residual method is used to allocate the arrangement’s delivered item(s), which equals the total arrangement consideration less the aggregate VSOE of the undelivered elements.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Service and Support Contracts

Service and support revenues are recognized ratably over the service period (typically one year), assuming the four basic criteria are met.

Customer Development Revenue

Amazys earns revenue from certain custom development projects for strategic technology partners and specific clients. Amazys records the revenue from these projects when the fee is earned, is not refundable and is not dependent upon the success of the project.

Comprehensive Income

Comprehensive income is defined as the change in equity of a company during a period from non-owner sources. Comprehensive income of Amazys for the years ended December 31, 2005 and 2004 consisted of net income (CHF 11.2 million in 2005 and CHF 14.7 million in 2004), foreign currency translation adjustments (CHF 6.7 million credit in 2005 and CHF and CHF 3.8 million charge in 2004). Total comprehensive income was CHF 17.9 million during the year ended December 31, 2005 and CHF 10.9 million during the year ended December 31, 2004.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to CHF 2.0 million and CHF 1.9 million during the years ended December 31, 2005 and 2004, respectively. Such amounts are reflected as a component of Selling and Marketing costs in the accompanying consolidated statements of operations.

Shipping and Handling Fees and Costs

Amazys records all shipping and handling billings to a customer in a sales transaction as revenue earned for the goods provided in accordance with the Emerging Issues Task Force (“EITF”) Issue 00-10, Accounting for Shipping and Handling Fees and Costs. Amazys records shipping and handling costs as part of cost of goods sold in the consolidated statement of operations.

Concentrations of Credit Risk

Other than with respect to certain major customers discussed in Note 9, Amazys has no significant concentrations of credit risk.

Amazys has policies in place to ensure that sales of products and services are made to customers with an adequate credit history. Concentrations of credit risk with respect to trade receivables are limited due to Amazys’ large number of customers, who are internationally dispersed. Amazys’ historical experience in collection of accounts receivable falls within recorded allowances. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in Amazys’ trade receivables.

Shareholders’ Equity

During the year ended December 31, 2004 the following changes in capital were approved by resolution of the Annual Shareholders’ Meeting of May 4, 2004:

•	A payment in the form of a capital reduction of CHF 0.60 per share. The capital reduction was in the form of a reduction in the nominal value of each common share from CHF 3.00 per share to CHF 2.40 per share.

•	Reduction of the conditional share capital from CHF 1.4 million by CHF 0.3 million to CHF 1.1 million

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans

SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to either expense the estimated fair value of stock-based awards or to continue to follow the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. Amazys has elected to continue to apply APB 25 in accounting for its stock-based compensation plans and disclose the pro forma effects of applying the fair value provisions of SFAS No. 123. Amazys recognizes compensation expense when it grants options with a discounted exercise price. Amazys recognizes this compensation expense ratably over the associated service period, which is generally the option vesting term.

Had the compensation cost for stock-based compensation plans been determined based on the fair value at the grant dates for awards under plans consistent with the method prescribed in SFAS No. 123, Amazys’ net income and net income per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	Year Ended December 31,
	2005		2004
Net income, as reported	CHF	11,207	CHF	14,667
Add back: Stock-based compensation expense included in reported net income (net of income taxes)		2,028		1,909
Deduct: Compensation expense using a fair value method (net of income taxes)		(2,401)		(2,267)

Pro forma net income	CHF	10,834	CHF	14,309

Basic net income per share:
As reported	CHF	3.52	CHF	4.69
Pro forma	CHF	3.40	CHF	4.57

Diluted net income per share:
As reported	CHF	3.47	CHF	4.61
Pro forma	CHF	3.35	CHF	4.50

The weighted-average fair value per share of options granted during 2005 and 2004, estimated on the date of grant using a binomial option-pricing module, was CHF 13.49 and CHF13.11, respectively. The fair value of options granted was estimated on the date of grants using the following assumptions:

Year Ended December 31,
	2005	2004
Dividend yield	1.0% – 1.5%	1.0% – 2.1%
Volatility	20% – 31%	23% – 59%
Risk - free interest rates	1.5% – 2.3%	2.2% – 2.3%
Expected term of options	7 years	7 years

Per Share Data

For the purpose of calculating diluted earnings per share, the net income attributable to common shareholders and the weighted average number of shares outstanding are adjusted for the effects of all dilutive potential common shares from the exercise of share options using the treasury stock method. The number of

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common shares is the weighted average number of common shares plus the weighted average number of common shares which would be issued on the conversion of all the dilutive potential common shares into common shares.

The following table reconciles the numerators and denominators used in the calculations of basic and diluted EPS for each of the last two years (in thousands):

	Year Ended December 31,
	2005		2004
Numerators:
Net income numerators for both basic and diluted EPS	CHF	11,207	CHF	14,667

Denominators:
Denominators for basic EPS Weighted-average common shares outstanding		3,186		3,130
Potentially dilutive shares Stock options		47		52

Denominators for diluted EPS		3,233		3,182

Foreign Currency Translation

The accompanying consolidated financial statements are prepared in Swiss Francs. All consolidated companies use their local currency as their functional currency. Assets and liabilities of foreign subsidiaries are denominated in foreign currencies and are translated to Swiss Francs at the exchange rates in effect on the balance sheet date. Revenues, costs of revenues and expenses for these subsidiaries are translated using a weighted average rate for the relevant reporting period. Translation adjustments resulting from this process are included, net of tax, in other comprehensive income (loss) in shareholders’ equity. Gains and losses that arise from exchange rate fluctuations for balances that are not denominated in the local currency are included in results of operations unless those balances arose from inter-company transactions deemed to be long-term in nature. Currency gains and losses for this exception are included, net of tax, in other comprehensive income (loss) in shareholders’ equity.

Fair Value of Financial Instruments

The carrying value of Amazys’ financial instruments included in current assets and current liabilities approximates fair value due to their short-term nature.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the date of the consolidated financial statements. If in the future such estimates and assumptions, which are based on management’s best judgement at the date of consolidated financial statements, deviate from actual circumstances, the original estimates and assumptions will be modified as appropriate in the year in which the circumstances change.

New Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”), which supersedes APB Opinion No. 25, Accounting for Stock Issued to

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employees. This statement focuses primarily on transactions in which an entity obtains employee services in exchange for share based payments. Under SFAS 123(R), a public entity generally is required to measure the cost of employees services received in exchange for an award of equity instruments based on the grant date fair value of the award, with such cost recognized over the applicable vesting period. In addition, SFAS 123(R) requires an entity to provide certain disclosures in order to assist in understanding the nature of share-based payment transactions and the effects of those transactions on the financial statements. The provisions of SFAS 123(R) are required to be applied as of the beginning of the first interim or annual reporting period that began after December 15, 2005. As such, Amazys is required to adopt the provisions of SFAS 123(R) at the beginning of the first quarter of fiscal 2006. Amazys expects to adopt the modified prospective method and is currently evaluating the impact that this statement will have on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”), which amends Accounting Research Bulletin (ARB), No. 43, chapter 4, Inventory Pricing. This statement clarifies that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overhead to inventory based on the normal capacity of production facilities. The provisions of SFAS 151 are required to be applied for fiscal years beginning after June 15, 2005. As such, Amazys is required to adopt the provisions of SFAS 151 as of January 1, 2006. Amazys does not expect that the implementation of SFAS 151 will have a material effect on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date SFAS No. 153 was issued. Amazys does not expect that the implementation of SFAS No. 153 will have a material effect on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Changes in Interim Financial Statements”. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting SFAS No. 154 cannot be accurately estimated at this time as no such accounting changes are currently contemplated.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of SFAS No. 143 (FIN 47). Under FIN 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Any uncertainty about the amount and/or timing of future settlement should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies whether an entity

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

would have sufficient information to reasonably estimate the fair value. The provisions of FIN 47 are required to be applied no later than the end of fiscal years ending after December 15, 2005. As such, Amazys was required to adopt FIN 47 by the end of 2005. The adoption of FIN 47 did not have an affect on Amazys’ consolidated financial statements.

NOTE 3—GOODWILL

During June 2004, Amazys recorded CHF 3.1 million of goodwill in connection with its acquisition of the Graphic Intelligence Agency (“GIA”).

During the year ended December 31, 2003, Amazys completed two acquisitions for which goodwill was recorded. Additional goodwill of CHF 0.4 million in 2004 and CHF 0.3 million in 2005 was recorded as a result of additional purchase consideration related to these past acquisitions.

The following table reflects goodwill allocated to each reporting segment at December 31, 2005 and 2004 (in thousand):

	Color & Appearance		Digital Imaging		Total
Goodwill balance, January 1, 2004	CHF	1,157	CHF	10,514	CHF	11,671
Goodwill recorded		233		3,295		3,528
Currency translation effects		(90)		(603)		(693)

Goodwill balance, December 31, 2004		1,300		13,206		14,506
Goodwill recorded		292		—		292
Currency translation effects		200		1,077		1,277

Goodwill balance, December 31, 2005	CHF	1,792	CHF	14,283	CHF	16,075

NOTE 4—IDENTIFIED INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of Amazys’ intangible assets, other than goodwill, are as follows (in thousands):

	At December 31,
	2005					2004
	Gross Assets		Accumulated Amortization		Net	Gross Assets	Accumulated Amortization		Net
Customer relationships	CHF	4,308	CHF	(3,936)	CHF372	CHF4,102	CHF	(3,525)	CHF	577
Trademarks and trade names		1,391		(326)	1,065	1,370		(301)		1,069
Technology and patents		1,566		(1,233)	333	1,494		(1,023)		471
Capitalized software costs		6,673		(3,292)	3,381	4,661		(1,660)		3,001
Covenants not to compete		817		(501)	316	758		(320)		438

Total	CHF	14,755	CHF	(9,288)	CHF5,467	CHF12,385	CHF	(6,829)	CHF	5,556

Intangible asset amortization expense was CHF 2.0 million and CHF 2.8 million during the years ended December 31, 2005 and 2004, respectively.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The average useful life of identified intangible assets is as follows:

Asset Category	Range of Useful Life
Customer relationships	3 to 5 years
Trademarks and trade names	3 to 15 years
Technology and patents	3 to 8 years
Capitalized software costs	3 years
Covenants not to compete	3 years

The estimated amortization expense for identified intangible assets for each of the succeeding five years is as follows (in thousands):

Years ending December 31,	Estimated Amortization
2006	CHF	2,694
2007		1,408
2008		776
2009		134
2010		65
Beyond 2010		390

Total identified intangible assets, net	CHF	5,467

NOTE 5—REVOLVING CREDIT AGREEMENT

Amazys maintains a revolving line of credit agreement with a bank, which provides for a maximum borrowing of CHF 20 million with variable interest at LIBOR plus 95 basis points as defined in the agreement. The borrowings are unsecured and no collateral balances are required under the agreement. There were no significant borrowings under this agreement during either the year ended December 31, 2005 or 2004.

NOTE 6—INCOME TAXES

The provision (benefit) for income taxes consisted of the following (in thousands):

	Year ended December 31,
	2005		2004
Current taxes	CHF	3,903	CHF	3,993
Deferred taxes		(5,307)		(1,676)

	CHF	(1,404)	CHF	2,317

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Major components of Amazys’ deferred tax assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2005		2004
Deferred tax assets:
Property, plant and equipment	CHF	532	CHF	—
Trademarks and other intangible assets		5,466		4,211
Other liabilities		1,198		959
Loss carry-forwards and tax credits carry-forwards		3,582		4,052
Other amounts		1,104		652

Gross deferred tax assets		11,882		9,874
Valuation allowance		(1,411)		(5,702)

Net deferred tax assets		10,471		4,172

Deferred tax liabilities:
Property, plant and equipment		(21)		(56)
Trademarks and other intangible assets		(117)		—
Benefit plans		(324)		(297)
Other		(1,277)		(1,242)

Total deferred tax liabilities		(1,739)		(1,595)

Net deferred tax assets	CHF	8,732	CHF	2,577

There was no unrecognized deferred tax liability relating to undistributed earnings of subsidiaries at December 31, 2005 and 2004.

Amazys has net operating loss carry-forwards of CHF 8.0 million available as of December 31, 2005 of which CHF 4.4 million are from the USA subsidiaries and CHF 3.6 million are from the UK subsidiary. The entire amount of these carry-forwards will expire between 2006 and 2024. The tax effect of these operating loss carry-forwards, at their respective jurisdictional statutory rate, is CHF 2.8 million, which when netted with the associated valuation allowance of CHF 1.1 million, results in an anticipated tax benefit of 1.7 million. Amazys also has approximately CHF 0.7 million in tax credit carry-forwards which will expire in the years 2018 through 2025.

One of Amazys’ USA subsidiaries had cumulative taxable losses during the period 2001 thru 2003. Accordingly, Amazys provided a full valuation allowance on the net operating loss carry-forwards (“NOL’s”) and other deferred tax assets of this subsidiary as of January 1, 2004. During the year ended December 31, 2004, this subsidiary had taxable income which was offset by the pre-existing NOL’s. Thus, a component of the previously recorded valuation allowance was reversed during 2004 reflecting both the usage of the NOL’s and also Amazys’ estimate of the recoverability of remaining deferred tax assets. This subsidiary continued to exceed profitability estimates during the year ended December 31, 2005. Thus, during 2005 Amazys reversed remaining valuation allowances related to that subsidiary’s deferred tax assets. The remaining valuation allowance of CHF 1.4 million relates to the UK subsidiary.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the expected amount of income taxes computed by applying the statutory tax rate for Regensdorf, Switzerland to pre-tax book income to actual income tax expense (benefit) is as follows (in thousands):

	Year Ended December 31,
	2005		2004
Income before taxes	CHF	9,803	CHF	16,984
Expected tax amount calculated at a tax rate of 20.6% (2004: 26%)		2,020		4,415
Effect of different jurisdictional tax rates		406		(1,414)
Effect of expenses that are not deductible		144		1,843
Utilization of previously unrecognized losses		(1,466)		(1,833)
Change in valuation allowance		(2,234)		(716)
Other		(274)		22

Income tax (benefit) expense	CHF	(1,404)	CHF	2,317

Amazys paid income taxes in the amount of CHF 4.8 million and CHF 2.0 million during the years ended December 31, 2005 and 2004, respectively.

NOTE 7—EMPLOYEE BENEFIT AND OPTION PLANS

Employee Benefits

Most employees are covered by retirement benefit plans sponsored by group companies.

Gretag-Macbeth AG

A defined employee benefit plan is maintained by Gretag-Macbeth AG, Regensdorf, through an independent collective fund which provides pensions combined with life and disability insurance. The assets of the funded plans are therefore held independently of Amazys’ assets in a legally distinct and independent collective trust fund (Collective Fund, which serves many various unrelated employers). The Fund’s benefit obligations are fully reinsured by Swiss Life Insurance Company. The scheme is valued by independent actuaries using the projected unit credit method. The liabilities correspond to the projected benefit obligations of which the discounted net present value is calculated based on years of employment, expected salary increases and pension adjustments.

The last actuarial valuation was carried out as of December 31, 2005. The amounts recognized in the consolidated balance sheets are determined as follows (in thousands):

	Year Ended December 31,
	2005		2004
Fair value on plan assets	CHF	24,749	CHF	23,792
Projected benefit obligation (“PBO”)		(23,431)		(22,890)

Net over funded status		1,318		902
Unrecognized net actuarial gain		254		540

Net asset in the balance sheet	CHF	1,572	CHF	1,442

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net asset is shown in other long-term assets in the consolidated balance sheets (in thousands).

	Year Ended December 31,
	2005		2004
At beginning of year	CHF	1,442	CHF	1,444
Net periodic pension costs		(1,398)		(1,388)
Contributions paid		1,528		1,386

At end of year	CHF	1,572	CHF	1,442

The following weighted-average assumptions were used in accounting for the defined benefit plan:

	Year Ended December 31
	2005	2004
Discount rate	3.25%	3.50%
Expected return on plan assets	5.00%	5.00%
Futures salary increases	1.50%	1.50%
Future pension increases	0.25%	0.25%

Net periodic pension cost of the plan in Switzerland includes the following components (in thousands):

	Year Ended December 31
	2005		2004
Current service costs	CHF	2,646	CHF	2,421
Interest		801		734
Expected return on plan assets		(1,190)		(990)
Less contributions paid by the employees		(859)		(777)

Net periodic pension cost	CHF	1,398	CHF	1,388

Changes in pension benefit obligation (in thousands):

	Year Ended December 31
	2005		2004
Obligations	CHF	22,890	CHF	18,360
Service cost		2,646		2,421
Interest cost		801		734
Actuarial (gain) loss		(1,611)		2,422
Benefit payments		(1,295)		(1,047)

Obligations at end of year	CHF	23,431	CHF	22,890

Changes in the fair value of plan assets were as follows (in thousands):

	Year Ended December 31
	2005		2004
Fair value at beginning of year	CHF	23,792	CHF	19,804
Benefit payments		(1,295)		(1,047)
Employer contributions		1,530		1,386
Participant contributions		859		777
Return on plan assets		(137)		2,872

Fair value at end of year	CHF	24,749	CHF	23,792

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accumulated benefit obligations are as follows (in thousands):

	Year Ended December 31
	2005		2004
Accumulated benefit obligations	CHF	22,938	CHF	22,376
Fair value of plan assets	CHF	24,749	CHF	23,792

Future benefits to the extent that they are based on compensation includes assumed salary increases as presented above consistent with past experience and estimates of future increases in the Swiss industrial labor market.

During the years ended December 31, 2005 and 2004 the pension fund’s weighted average expected long-term rate of return on assets was 5%. In developing this assumption, the input from third party pension plan asset managers was evaluated including their review of asset class return expectations and long-term inflation assumption and historical average return.

The weighted average actual asset allocations by asset category for the Fund’s pension plan assets were as follows (in thousands):

	Year Ended December 31
Asset Category	2005	2004
	(in %)
Reinsurance contract with Swiss Life	88.2	88.1
Equity Securities	5.1	5.1
Debt Securities	1.5	1.4
Real Estate	1.6	1.6
Other	3.6	3.8

Total	100	100

The majority of the assets (88.2%) were allocated to and held under a collective reinsurance contract by the Fund’s re-insurer Swiss Life Insurance Company who is investing the assets in a mix of domestic and international bond securities as well as domestic and international equity securities within the limits prescribed by the Swiss Pension Law (BVV2).

Amazys expects to contribute approximately CHF 1.5 million towards this benefit arrangement during 2006.

The following estimated future benefit payments which reflect expected future service are expected to be paid in the years indicated (in thousands):

Year(s)
2006	CHF	2,389
2007		2,344
2008		2,531
2009		3,117
2010		3,150
2011-2015		13,920

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

GretagMacbeth LLC, New Windsor

Effective January 4, 1997, United States employees were offered participation in a 401k plan (defined contribution plan) administered and maintained by Fidelity Investments. In a 401k plan, the employee directs the investment of the funds he or she contributes among a defined number of investment funds. Amazys matches employee contributions in an amount equal to 50% of the employees’ pre-tax contributions up to 6% of the legally eligible compensation contributed by the employee. In addition, Amazys contributes an amount equal to 2% of the compensation of eligible employees.

During the year ended December 31, 2005 and 2004, Amazys’ total contributions amounted to CHF 2.4 million and CHF 2.2 million, respectively.

Stock Option Plans

Certain members of senior management and selected other key employees of Amazys are offered participation in stock option plans. The first plan, “SOP 1997”, consisted of originally 220,000 share options which can be exercised to buy one share each of Amazys’ common stock, available in the form of conditional shares at a fixed strike price of CHF 35. The expiration of the SOP 1997 is March 31, 2008. The second plan, “SOP 1999”, consists of 270,000 share options. The strike price for these options is based on the average price of the shares of Amazys in the month preceding the option grant. The expiry date of these options is 10.5 years after the grant date.

During the year ended December 31, 2002, Amazys’ Board of Directors decided to adopt a stock option repurchase program for employees. As a result, Amazys re-acquired rights over 276,800 share options at a cost of CHF 703,000 which was charged to expense when settled during the year ended December 31, 2003. Furthermore, certain settling employees were subsequently offered additional option grants resulting in variable compensation expense being recorded for those subsequent grants in accordance with the provisions of FIN 44.

During the year ended December 31, 2003, a new stock option plan (“SOP 2003”) was established which became effective in February 2004. Eligible for this plan are certain members of senior management and selected other key employees of Amazys. The number of options to be issued and outstanding at any time, including options which have been issued under any prior stock option plan and the options issued under this plan, is limited to 10% of the total share capital of Amazys. Each option entitles the holder to purchase one share at the exercise price to be determined, as a rule, based on the weighted average price of the share as traded on the Swiss Stock Exchange in the first calendar quarter of the year of the option grant. For exceptional grants, the exercise price will be determined on the basis of the weighted average price of the share as traded on the Swiss Stock Exchange in the three full months preceding the date of the option grant. The term of each option granted under this plan is limited to 7 years. The exercise period for each option is limited to 3 years, beginning at the date the option vests. Vesting periods are set gradually over 4 years. Accordingly, four years after the grant date, each option granted under the plan will be fully vested.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock options is as follows:

	2005			2004
	Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price
Outstanding at beginning of year	201,250	CHF	24.28	114,700	CHF	15.81
Granted	74,000		73.75	119,500		32.12
Exercised	(54,150)		18.11	(21,950)		22.87
Canceled	(6,700)		49.26	(11,000)		23.88

Outstanding at end of year	214,400		42.13	201,250		24.28

Exercisable at end of year	41,750		24.39	47,850		17.51

A summary of stock options outstanding as of December 31, 2005 is as follows:

	Outstanding				Exercisable
Price Ranges	Shares	Weighted Average Exercise Price		Weighted Average Remaining Contractual Life (Years)	Shares	Weighted Average Exercise Price
CHF10.90 – 15.75	47,900	CHF	12.30	7.1	16,250	CHF	13.34
23.00 – 46.00	97,500		33.73	4.0	25,500		31.43
74.70 – 74.80	69,000		74.72	5.0	—		—

	214,400		42.13	5.0	41,750		24.39

Restricted Stock Units

During 2005, 2004 and 2003, respectively, Amazys granted 2,500, 5,523 and 10,000 restricted stock units with a fair value of CHF 62.00, CHF 39.70 and CHF 10.60 per share, the respective market prices of the stock at the date granted to certain members of senior management and selected other key employees of Amazys. The restricted stock units require no payment from the employee and compensation cost is recorded based on the market price on the grant date over the vesting period of two years. The compensation expense related to the restricted stock awards totaled CHF 176,513 and CHF 201,841 during the years ended December 31, 2005 and 2004, respectively.

During 2003, another 20,000 restricted units of common stock were granted retroactively to January 2000, vesting over 5 years. The fair value of CHF 57.63 per share represents the market value on January 1, 2000. Compensation expense related to this grant was CHF 230,520 during the year ended December 31, 2004.

Stock option plans and restricted stock grant plans include clauses for immediate vesting in case of changes of control of Amazys.

NOTE 8—BUSINESS COMBINATION

Sequel Imaging LLC

In March 2003, Amazys acquired 100% of the shares of Sequel Imaging LLC, Londonderry, NH, USA. The acquisition of Sequel Imaging extends the Digital Imaging business unit’s ability to deliver seamless color

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

solutions through low-cost monitor calibration. Sequel Imaging has strong technology and know-how, as well as important customer relationships with a number of large multinational companies where Amazys can extend its presence. Amazys’ cost of that acquisition was CHF 3.1 million in 2003, and, due to the achievement of agreed targets, Amazys incurred contingent consideration of CHF 2.2 million paid during the year ended December 31, 2004.

The acquisition was accounted for as a purchase business combination and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the date of acquisition. The following table shows the allocation of the purchase price based on the finalized fair values of the assets and liabilities.

	Fair Value (in thousands)		Useful Life (in months)
Fair value of net assets assumed	CHF	105
Identified intangible assets—amortizable
Technology and patents		294	60
Customer related intangible		1,213	48
Covenants not to compete		158	60
Goodwill		3,576

Net assets acquired	CHF	5,346

SheLyn Software, Inc.

In April 2003, Amazys acquired certain assets of SheLyn Software, Inc., located in Greensboro, NC, USA. SheLyn is a small software company which develops, markets and supports a range of color software solutions for the retail and textile supply chain markets. The acquisition of assets strengthens deliverables in the area of Enterprise Color Management solutions, which extends Amazys’ range of offerings.

Amazys has recorded goodwill totaling CHF 0.8 million in connection with this transaction (CHF 0.2 million in 2003, CHF 0.3 million in 2004 and CHF 0.3 million in 2005.)

Goodwill was allocated to the Color and Appearance segment.

Graphic Intelligence Agency, Inc.

During the second quarter of 2004, Amazys acquired Graphic Intelligence Agency, Inc. (“GIA”), a provider of training, hotline support, interactive support services and consulting to both major manufacturers of color technology products and end users of color management solutions. The GIA acquisition will give Amazys the capability to create synergies by building a unified network in the professional services field that will deliver more value-added service products to an even broader set of markets.

In June 2004, Amazys paid CHF 3.3 million to the previous shareholders of GIA for the acquisition of GIA. As part of the purchase agreement, Amazys additionally agreed to contingent payments to the previous shareholders based on the level of future revenues for a twelve month period in relation to the contractually agreed benchmark. Per the terms of the purchase agreement, the right to any contingent consideration was forfeited if the previous shareholders did not remain employed by Amazys during the measurement period. For this reason, and based on the guidance of EITF 95-8, contingent consideration of CHF 5.2 million that was ultimately paid in 2005 was recorded in the consolidated statement of operations as compensation expense over the measurement period, based on probability assessments performed (CHF 4.7 million in 2005 and CHF 0.5 million in 2004). Goodwill was allocated to the Digital Imaging segment.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquisition was accounted for as a purchase business combination and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the date of acquisition. The following table shows the allocation of the purchase price based on the finalized fair values of the assets and liabilities.

	Fair Value (in thousands)		Useful Life (in months)
Fair value of net assets assumed	CHF	(15)
Identified intangible assets—amortizable
Covenants not to compete		226	60
Goodwill		3,104

Net assets acquired		3,315

The following un-audited pro forma consolidated results of operations for the year ended December 31, 2004, assumes the acquisition of GIA occurred as of the January 1, 2004 (in thousands, except per share data):

Net sales	CHF	137,127
Net income		CHF 14,695

Earnings per share:
Basic	CHF	4.69
Diluted	CHF	4.61

Weighted Average Shares Outstanding
Basic		3,130
Diluted		3,182

The pro forma results above include certain adjustments to give effect to amortization of intangible assets and certain other adjustments and related income tax effects. The pro forma results are not necessarily indicative of the operating results that would have occurred, had the acquisitions been completed as of the beginning of the period presented, nor are they necessarily indicative of future operating results.

NOTE 9—SEGMENT INFORMATION AND GEOGRAPHIC DATA

Two business segments with expanded segment information are reported based on Amazys’ organizational structure and its internal financial reporting system. The two segments are Color and Appearance and Digital Imaging. Color and Appearance includes bench-top (laboratory), online and portable spectrophotometers, as well as software for quality control and color formulation. Digital Imaging is focused on controlling color in applications where the final output is an image such as a photograph, brochure, catalog, large-format poster or Internet web page.

For these two operating segments, management has two primary measures of segment performance: revenue and operating income. Revenues for each operating segment are reported according to product lines. There are no inter-operating segment revenues. Costs of sales are based on standard costs, which include materials, direct labor, warranty expense and an overhead allocation, as well as variances from standard costs. Software cost of sales include distribution and documentation costs for applications sold, along with other labor and operating costs for custom software development, project management, consulting and systems support. Hardware and software cost of services include materials, labor and overhead. Operating expenses directly associated with each operating segment may include sales, marketing, product development or administrative expenses.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporate operating expenses, interest income, interest expense, other income (expense) and income tax expense (benefit) are not allocated to the operating segments, nor included in the measure of segment profit or loss. Assets and liabilities are allocated to the operating segments (in thousands).

Operating Segment Information

Year Ended December 31,	Color & Appearance	Digital Imaging	Unallocated Corporate	Consolidated
2004
Net sales	50,704	84,675	—	135,379
Operating income	6,272	12,687	(1,731)	17,228
Interest net	—	—	241	241
Other, net	—	—	(485)	(485)
Taxes	—	—	(2,317)	(2,317)
Net income	—	—	—	14,667
Assets	52,524	50,923	2,613	106,060
Depreciation and amortization	2,401	2,968	—	5,369
Capital expenditures	904	2,201	110	3,215
Liabilities	9,446	17,100	1,985	28,531

2005
Net sales	50,942	92,108	—	143,050
Operating income	5,190	4,107	(809)	8,488
Interest net	—	—	436	436
Other, net	—	—	879	879
Taxes	—	—	1404	1,404
Net income	—	—	—	11,207
Assets	69,562	52,631	4,002	126,195
Depreciation and amortization	1,306	3,633	20	4,959
Capital expenditures	1,108	3,629	—	4,737
Liabilities	10,881	18,819	1,929	31,629

Information about Geographic Areas

Shipments to some of Amazys’ OEM customers are made to centralized purchasing and manufacturing locations, which in turn sell through to other locations. As a result of these factors, Amazys believes that sales to certain geographic locations might be higher or lower.

The following is a breakdown of revenues (by shipment destination), assets and capital expenditures for the years ended December 31, 2005 and 2004, respectively (in thousands):

Year Ended December 31,	Europe	America	Asia	Consolidated
2004
Net sales	69,210	42,548	23,621	135,379
Assets	54,738	50,969	353	106,060
Capital expenditures	1,026	2,103	86	3,215

2005
Net sales	69,443	44,086	29,521	143,050
Assets	62,378	62,717	1,100	126,195
Capital expenditures	3,970	710	57	4,737

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information about Major Customers

During the past two years Amazys had had one major customer with total net sales greater than 10% of consolidated totals. That customer accounted for approximately 27% of the net sales of the Digital Imaging Segment during the year ended December 31, 2005 and approximately 25% of the net sales of the Digital Imaging Segment during the year ended December 31, 2004. The same customer accounted for approximately 12% of the accounts receivable balances as of both December 31, 2005 and 2004.

NOTE 10—CONTINGENCIES, COMMITMENTS AND GUARANTEES

Commitments

Amazys has non-cancelable operating leases for cars and property rentals expiring at various dates through 2010. Rent expense under its operating leases was CHF 2.9 million during the year ended December 31, 2005 and CHF 2.8 million during the year ended December 31, 2004.

Amazys leases a portion of a building it owns to another party under non-cancelable operating leases which expire in May 2013. Receipts under Amazys’ non-cancelable leases were CHF 317,000 during the year ended December 31, 2005 and CHF 314,000 during the year ended December 31, 2004.

Future minimum payments under Amazys’ non-cancelable operating lease obligations and the future minimum rentals to be received by Amazys under the separate lease agreement (all with initial or remaining terms in excess of one year) are as follows (in thousands):

	Lease Payments	Lease Revenue
2006	CHF2,358	CHF(346)
2007	632	(355)
2008	240	(357)
2009	230	(377)
2010	506	(391)
Thereafter	128	(944)

Total minimum lease payments	CHF4,094	CHF(2,770)

Contingencies

Amazys is involved in legal proceedings, legal actions, and claims arising in the normal course of business. Such involvements are subject to many uncertainties, and outcomes are not predictable with assurance. Amazys records amounts for losses that are deemed probable and subject to reasonable estimate. Amazys does not believe that the ultimate resolution of these matters will have a material adverse effect on its consolidated financial statements.

Guarantees

Amazys has standby letters of credit to guarantee its performance under certain contracts. The outstanding amounts of standby letters of credit were CHF 403,000 at December 31, 2005.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—OTHER RELATED PARTY TRANSACTIONS

Dr Eduard M. Brunner, who is a member of Amazys’ Board of Directors, is also Chairman of Gretag AG as well as shareholder of Gretag AG. A lease agreement for office space and manufacturing facilities at the Regensdorf premises exists between Gretag AG and Amazys. Rent of CHF 1.4 million (2004: CHF 1.4 million) was paid in 2005.

In 2004, Amazys acquired all trade marks from Gretag AG containing the element “Gretag” at a purchase price of CHF 110,000.

NOTE 12—SUBSEQUENT EVENT

On January 30, 2006, Amazys entered into an agreement (the “Acquisition Agreement”) with X-Rite, Incorporated (“X-Rite”) in which X-Rite agreed to purchase all of the outstanding registered shares of Amazys (the “Acquisition”). X-Rite is a United States public company, based in Grandville, Michigan and traded on the NASDAQ Exchange. If the Acquisition is consummated, Company stockholders will receive in exchange for their Amazys common stock a combination of cash and shares of X-Rite common stock. Amazys estimates the acquisition payments to Amazys stockholders will total approximately US$280 million or CHF 77 per share plus 2.11 shares of Amazys common stock per share of Company common stock.

The Board of Directors of Amazys and X-Rite have given their respective approvals to the transaction, which is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the European Union merger control regulation, and other customary closing conditions. The acquisition could result in the divestiture of certain assets and operations, if required by regulatory agencies. The completion of the agreement is subject to approval by the stockholders of X-Rite. The tender offer is conditioned on 70 percent of Amazys’ fully diluted shares being tendered as well as other conditions in accordance with Swiss takeover regulations. Subject to the aforementioned approvals, the acquisition is expected to close in the second quarter of 2006.

Annex A

Execution Version

TRANSACTION AGREEMENT

dated January 30, 2006

between

Amazys Holding AG
c/o Gretag-Macbeth AG, Althardstrasse 70,
CH-8105 Regensdorf,
Switzerland	(“Amazys”)

and

X-Rite, Incorporated
3100 44th Street S.W., Grandville,
Michigan 49418, USA	(“X-Rite”)

Regarding

A Public Tender Offer for all Outstanding Shares of Amazys

TABLE OF CONTENTS

1.	Defined Terms		4

2.	Public Tender Offer by X-Rite		4
	2.1.	The Offer	4
	2.2.	Offer Price	4
	2.3.	Offer Conditions	5
	2.4.	Implementation of the Public Tender Offer by X-Rite	5
	2.5.	Fairness Opinions	5
	2.6.	Treatment of Restricted Shares and Options	6

3.	Obligations of Amazys in Relation to the Public Tender Offer		6
	3.1.	Report of Amazys’ Board of Directors; Financial Statements	6
	3.2.	Non-solicitation	6
	3.3.	No Acquisition and Disposal of Shares	8
	3.4.	Resignation of Board Members; Shareholders’ Meeting	8
	3.5.	Further Undertakings of Amazys	8

4.	Conduct of Business between the Signing Date and the Settlement Date		8

5.	Corporate Governance after the Settlement Date		10
	5.1.	Board of Directors of X-Rite	10
	5.2.	Senior Management of the Combined Group	10
	5.3.	Communication	10

6.	Term and Termination		10
	6.1.	Entry into Effect	10
	6.2.	Termination By Amazys	10
	6.3.	Termination By X-Rite	11
	6.4.	Effect of Termination	11

7.	Miscellaneous		11
	7.1.	Entire Agreement; modifications	11
	7.2.	No Waiver	11
	7.3.	Severability	12
	7.4.	Notices	12
	7.5.	Confidentiality and Press Releases	13
	7.6.	Assignment	13
	7.7.	Parties in interest	13
	7.8.	Cost and Expenses; Taxes	13

8.	Applicable Law and Dispute Resolution		13

TABLE OF SCHEDULES

Schedule No.	Schedule Name
Schedule 1	Defined Terms
Schedule 2.1(b)	Pre-Announcement
Schedule 3.4(b)	Form of Mandate Agreement

This Transaction Agreement (the “Agreement”) is made as of this January 30, 2006 by and between (i) Amazys Holding AG, c/o Gretag-Macbeth AG, Althardstrasse 70, CH-8105 Regensdorf, Switzerland, and (ii) X-Rite, Incorporated, 3100 44th Street S.W., Grandville, Michigan 49418, USA.

WHEREAS:

(A)	Amazys is a Swiss company limited by shares with registered seat in Regensdorf, Switzerland, whose share capital amounts to CHF 7,629,120, divided into 3,178,800 registered shares (Namenaktien) with a par value of CHF 2.40 each (the “Amazys Shares”), listed on the SWX Swiss Exchange under securities number 1234182 (ISIN CH0012341829).

(B)	X-Rite is a Michigan corporation with an authorized capital stock consisting of 50,000,000 shares of common stock with a par value of USD 0.10 each and 5,000,000 shares of preferred stock with a par value of USD 0.10 each and an issued capital stock consisting of 21,240,792 shares of common stock with a par value of USD 0.10 each (the “X-Rite Shares”), listed on the NASDAQ.

(C)	The Parties wish to combine their respective businesses by way of a public tender offer by X-Rite for all outstanding Amazys Shares which is recommended by Amazys’ board of directors, all pursuant to the terms and subject to the conditions of this Agreement.

(D)	X-Rite has provided Amazys with the copy of a binding commitment of its financing banks in respect of the financing of a portion of the cash portion to be paid by X-Rite under the Public Tender Offer.

(E)	X-Rite is willing to grant Amazys the right to recommend three persons as members of the board of directors of X-Rite and to agree on a succession plan regarding certain management positions of X-Rite according to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINED TERMS

As used in this Agreement, the capitalised terms shall have the meaning set forth in Schedule 1.

2.	PUBLIC TENDER OFFER BY X-RITE

2.1.	THE OFFER

(a)	On the terms and subject to the conditions set forth in this Agreement, X-Rite shall submit a public tender offer (the “Public Tender Offer”) for all Amazys Shares which are in issue on the Signing Date and which may be issued from the Signing Date until the last day of the Statutory Extension Period pursuant to stock options which are outstanding on the Signing Date, other than the Amazys Shares held by Amazys or any of its Subsidiaries at the last day of the Statutory Extension Period (the “Treasury Shares”).

(b)	X-Rite shall publish the pre-announcement (Voranmeldung) relating to the Public Tender Offer, as set forth in Schedule 2.1(b), (the “Pre-Announcement”) in the electronic media before the opening of SWX Swiss Exchange on the first Trading Day after the Signing Date.

2.2.	OFFER PRICE

(a)	The offer price per Amazys Share to be offered by X-Rite in the Public Tender Offer (the “Offer Price”) shall be (i) CHF 77 in cash, plus (ii) 2.11 fully paid X-Rite Shares, issued pursuant to a registration statement on Form S-4 effective under the US Securities Act of 1933 and listed on NASDAQ and the SWX Swiss Exchange (secondary listing), to be delivered at the Settlement Date free and clear from any encumbrance (the “Consideration Shares”).

(b)

No fractional X-Rite Shares shall be issued. All fractional shares that a holder of any Amazys Shares who accepts the Public Tender Offer would otherwise be entitled to receive as a result of the Public

Tender Offer shall be aggregated. If a fractional X-Rite Share results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by (i) multiplying the closing price per X-Rite Share as reported on the NASDAQ on the second Trading Day preceding the Settlement Date by the fraction of a X-Rite Share to which the holder would otherwise have been entitled, and (ii) translating such US Dollars amount into Swiss Francs at the USD/CHF Federal Reserve Bank of New York noon buying rate on the second Trading Day preceding the Settlement Date. X-Rite shall make such payments to the holders of fractional share interests on the Settlement Date.

(c)	The Offer Price shall be fully adjusted for any dilutive effects in relation to the Amazys Shares or the X-Rite Shares, as the case may be, including any dividend payments, sale or issuance of shares or capital increases below the Offer Price (in the case of Amazys Shares) or the market value (in the case of the X-Rite Shares) or any issuance of options, warrants, convertible securities or other rights of any kind to acquire shares, except that:

(i)	the sale, transfer or issuance by Amazys or its Subsidiaries of Amazys Shares under any stock options which are outstanding on the Signing Date pursuant to any Amazys employee share, option or similar scheme or arrangement in existence on the Signing Date in accordance with their terms shall not result in any adjustment;

(ii)	the sale, transfer or issuance by X-Rite or its Subsidiaries of employee options or X-Rite Shares under any X-Rite employee share, option or similar scheme or arrangement in existence on the Signing Date in accordance with their terms and in the normal course consistent with past practice shall not result in any adjustment; and

(iii)	the ordinary quarterly dividend of X-Rite not exceeding USD 0.025 per share in the normal course consistent with past practice shall not result in any adjustment.

(d)	The Offer Price shall be net of any stamp taxes and bank charges levied on the transfer of Amazys Shares to X-Rite or the issuance or transfer of Consideration Shares to the tendering Amazys shareholders under the Public Tender Offer, and X-Rite shall undertake in the Offer Prospectus to bear such taxes and charges.

2.3.	OFFER CONDITIONS

The Public Tender Offer shall be subject to the fulfilment or waiver by X-Rite of the conditions precedent set forth in the Pre-Announcement.

2.4.	IMPLEMENTATION OF THE PUBLIC TENDER OFFER BY X-RITE

Following the Signing Date, X-Rite shall:

(a)	prepare and, each time within the statutory period of time, publish the prospectus (the “Offer Prospectus”) and such other documents relating to the Public Tender Offer as are required by law (the “Offer Documents”), each time after having consulted with Amazys and its advisers and after having given Amazys and its advisers reasonable opportunity to review and comment on the Offer Documents;

(b)	use reasonable best efforts to procure that the conditions of the Public Tender Offer regarding X-Rite shareholder approval and issuance, registration and listing on the NASDAQ and SWX Swiss Exchange (secondary listing) of the Consideration Shares are satisfied; and

(c)	comply with all disclosure and reporting obligations under the SESTA and the related ordinances.

2.5.	FAIRNESS OPINIONS

Each Party has engaged appropriate advisers to prepare and deliver a fairness opinion confirming that the Public Tender Offer is fair to its shareholders from a financial perspective and, as of the Signing Date, Amazys has received the such fairness opinion.

2.6.	TREATMENT OF RESTRICTED SHARES AND OPTIONS

The Parties agree that the holders of Amazys Shares that are subject to the restrictions under Amazys’ employee stock plans (“Restricted Shares”) and the holders of options to acquire shares in Amazys under Amazys’ employee share option plans (“Options”) shall be afforded an opportunity to realize their investments if the Public Tender Offer is successful on terms equal to the terms of the Public Tender Offer. In accordance with this principle,

(a)	Amazys shall take the necessary actions to lift the transfer restrictions on the Restricted Shares for purposes of allowing the holders of Restricted Shares to tender the Restricted Shares in the Public Tender Offer; and

(b)	X-Rite shall, if the Public Tender Offer is successful, promptly after the Settlement Date, make an offer to the holders of Options to acquire the Options or any shares in Amazys acquired by the holders of such Options that have vested (including vesting due to a change in control in Amazys) and were exercised, in both cases on terms that are in accordance with the principle of equal treatment.

It is understood and agreed that Amazys shall be free to take such measures as are required to allow holders of Options to exercise such Options and tender any shares (including acceleration of vesting and exercise procedures) in Amazys acquired by such exercise, in which case X-Rite shall be released from the obligation set forth under sub-paragraph (b) above.

3.	OBLIGATIONS OF AMAZYS IN RELATION TO THE PUBLIC TENDER OFFER

3.1.	REPORT OF AMAZYS’ BOARD OF DIRECTORS; FINANCIAL STATEMENTS

(a)	Amazys hereby confirms that its board of directors has:

(i)	determined that this Agreement and the transactions thereby contemplated are fair to, and in the best interest of, Amazys and its shareholders;

(ii)	approved this Agreement; and

(iii)	unanimously resolved to recommend acceptance of the Public Tender Offer in accordance with article 29(1) SESTA in a timely manner so that the report of Amazys’ board of directors can be included in the Offer Prospectus.

(b)	Amazys shall procure that its consolidated financial statements as of December 31, 2005 will be published in a timely manner prior to the expiration of the Offer Period in accordance with the requirements of the TOB.

3.2.	NON-SOLICITATION

(a)	Amazys shall not, nor shall it authorize or permit any Amazys Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, Amazys or any Amazys Subsidiary to:

(i)	directly or indirectly solicit, initiate or encourage the submission of any Company Takeover Proposal, or take any action designed to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal;

(ii)	enter into any agreement with respect to any Company Takeover Proposal; or

(iii)	directly or indirectly enter into, participate in or continue any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Company Takeover Proposal;

provided, however, that prior to the expiration of the Statutory Extension Period, Amazys may, to the extent required by the fiduciary obligations of Amazys’ board of directors, as determined in good faith by Amazys’ board of directors after consultation with outside counsel, in response to an unsolicited request therefore that is made by a Person who Amazys’ board of directors determines, in good faith, is reasonably capable of making a Superior Company Proposal and which is reasonably likely to result in a Superior Company Proposal that was not solicited by Amazys and that did not otherwise result from a breach of this Section 3.2(a), and subject to compliance with Section 3.2(c), (x) furnish information with respect to Amazys to the Person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such Person and its Representatives regarding a Company Takeover Proposal.

(b)	Neither Amazys’ board of directors nor any committee thereof shall, except to the extent required by the fiduciary obligations of Amazys’ board members as determined in good faith by Amazys’ board of directors after consultation with outside counsel, (i) withdraw or modify in a manner adverse to X-Rite, or propose publicly to withdraw or modify, in a manner adverse to X-Rite, the recommendation of the Public Tender Offer except in case of a Material Adverse Event with respect to X-Rite, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, unless, prior to the expiration of the Statutory Extension Period, a Superior Company Proposal is submitted and as a result thereof Amazys’ board of directors determines in good faith, after consultation with outside counsel, that it is necessary to do any of the foregoing in order to comply with their fiduciary obligations.

(c)	Amazys promptly shall advise X-Rite of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal and the identity of the Person making any such Company Takeover Proposal or inquiry including any change to the material terms of any such Company Takeover Proposal or inquiry.

(d)	Nothing contained in this Section 3.2 and this Agreement shall prohibit Amazys from or restrict Amazys in making any disclosure to Amazys’ shareholders, the Swiss Takeover Board, the stock exchange or any other authority if, in the good faith judgment of Amazys’ board of directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

(e)	For purposes of this Agreement:

(i)	“Company Takeover Proposal” means (i) any proposal or offer to Amazys by a Third Person for a merger, share exchange, business combination, consolidation, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving Amazys or any Amazys Subsidiary, (ii) any proposal to Amazys by a Third Person for the issuance by Amazys or any Amazys Subsidiary of over ten percent (10%) of its equity securities as consideration for the assets or securities of another Person, (iii) any proposal or offer by a Third Person to acquire in any manner, directly or indirectly, over ten percent (10%) of the equity securities of Amazys or any Amazys Subsidiary by a Third Person, or (iv) any proposal or offer to Amazys by a Third Person to acquire, lease, exchange, mortgage, pledge, dispose of or otherwise transfer, in any manner, directly or indirectly, over ten percent (10%) of the consolidated total assets of Amazys, in a single transaction or a series of related transactions, in each case other than the transactions contemplated hereby and other than any transaction permitted by Section 4; and “Company Takeover” means any such transaction that results from a Company Takeover Proposal.

(ii)	“Superior Company Proposal” means any proposal or offer made by a Third Person to acquire a majority of the equity securities or assets of Amazys, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, or a sale of all or substantially all its assets, (i) on terms which Amazys’ board of directors determines in good faith to be superior from a financial point of view to the holders of Amazys Shares than the transaction contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by X-Rite to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

3.3.	NO ACQUISITION AND DISPOSAL OF SHARES

Unless X-Rite shall have given its prior consent, such consent not to be unreasonably withheld or delayed, or has declared that the Public Tender Offer has failed, none of Amazys or its Subsidiaries shall, after the Signing Date:

(a)	acquire or sell any Amazys Shares or rights to acquire Amazys Shares; or

(b)	tender any Treasury Shares under the Public Tender Offer.

3.4.	RESIGNATION OF BOARD MEMBERS; SHAREHOLDERS’ MEETING

Amazys shall procure that, subject to the satisfaction or waiver by X-Rite of all conditions under the Public Tender Offer, either:

(a)	all members of Amazys’ board of directors will, subject to completion (Zustandekommen) of the Public Tender Offer, resign from office with effect from the Settlement Date and a shareholders’ meeting of Amazys will be held prior to the expiration of the Offer Period for the election of the Persons nominated by X-Rite to Amazys’ board of directors with effect from the Settlement Date, in which alternative Amazys shall use its reasonable best efforts in supporting the election of the persons nominated by X-Rite to Amazys’ board of directors; or

(b)	all members of the board of directors of Amazys (except for members resigning from office) will, subject to fulfilment or waiver of all conditions of the Public Tender Offer, enter into customary mandate agreements (Mandatsverträge) substantially in the form of Schedule 3.4(b) with X-Rite for the period from the Settlement Date until the election of the persons nominated by X-Rite to the board of directors of Amazys, by which agreement such members undertake, subject to the company interest and mandatory provisions of law and against full indemnification, to use their reasonable best efforts to ensure that the business of Amazys will be conducted in the ordinary course.

3.5.	FURTHER UNDERTAKINGS OF AMAZYS

Prior to the expiry of the Offer Period, Amazys shall:

(a)	not issue any new shares or equity related financial instruments other than under any stock options which are outstanding on the Signing Date pursuant to any Amazys employee share, option or similar scheme or arrangement in existence on the Signing Date;

(b)	comply with all disclosure and reporting obligations under the SESTA and the related ordinances; and

(c)	provide in a timely manner the information required by X-Rite in relation to the preparation of the Offer Documents.

4.	CONDUCT OF BUSINESS BETWEEN THE SIGNING DATE AND THE SETTLEMENT DATE

Except as otherwise contemplated by this Agreement, during the period from the Signing Date until the Settlement Date, each of Amazys and its Subsidiaries shall conduct its respective operations according to its ordinary and usual course of business and consistent with past practice and use all reasonable efforts consistent with prudent business practice to preserve intact the business organisation, to keep available the services of their current officers and key employees and to maintain existing relationships with those having significant business relationships with Amazys and its Subsidiaries, in each case in all material respects. Without limiting the generality of the foregoing, during the period from the Signing Date until the Settlement Date, Amazys shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of X-Rite, such consent not to be unreasonably withheld or delayed:

(a)

(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of it or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)	issue, deliver, sell or grant (i) any shares of its capital stock, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Amazys Shares upon the exercise of stock options outstanding on the Signing Date and in accordance with their present terms;

(c)	amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d)	acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Amazys and its Subsidiaries taken as a whole, except purchases of inventory and services in the ordinary course of business consistent with past practice;

(e)	(i) grant to any employee, officer or director of Amazys or any Amazys Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the Signing Date or applicable laws, (ii) grant to any employee, officer or director of Amazys or any Amazys Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the Signing Date or applicable laws, (iii) enter into any employment, consulting, severance or termination agreement with any such employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan (a “Company Benefit Plan”) or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(f)	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of it, except for such changes as Amazys may be required to implement by law or by the accounting principles applicable to it;

(g)	sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets, except sales of inventory and excess or obsolete assets, sales of services, and licensing of software in the ordinary course of business consistent with past practice and except for the sale of Amazys’ facility in New Windsor, CT, substantially on the terms heretofore described to X-Rite;

(h)	incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or any of its Subsidiaries, guarantee any debt securities of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(i)	make or agree to make any new capital expenditure or expenditures that, individually, is in excess of CHF 100,000 or, in the aggregate per calendar quarter, are in excess of CHF 1 million;

(j)	make or change any material tax election or settle or compromise any material tax liability or refund;

(k)

(i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of it included in the its financial statements or incurred in the ordinary course of business consistent with past practice, or (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or

(l)	authorize any of, or commit or agree to take any of, the foregoing actions.

5.	CORPORATE GOVERNANCE AFTER THE SETTLEMENT DATE

5.1.	BOARD OF DIRECTORS OF X-RITE

(a)	Subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Public Tender Offer, each of Messrs. Mario Fontana, Massimo Sgarlata Lattmann and Gideon Argov (the “Nominated Persons”) has been jointly nominated by the Parties to serve as a member of X-Rite’s board of directors with effect from the Settlement Date, and each such Nominated Person has accepted such appointment.

(b)	X-Rite’s board of directors will take all actions necessary such that, effective immediately following the Settlement Date, each of Messrs. Argov, Lattmann and Fontana shall become a member of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders scheduled for May 2006 with terms of office of not less than one, two, and three years, respectively.

(c)	Immediately following the Settlement Date, subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Public Tender Offer, the board of directors of X-Rite will comprise nine members, three of which will be the Nominated Persons and one of which will at the same time be the CEO of X-Rite.

5.2.	SENIOR MANAGEMENT OF THE COMBINED GROUP

Subject to the satisfaction or waiver by X-Rite of all conditions precedent under the Public Tender Offer, (i) the current Amazys CEO will become President and Chief Operating Officer of X-Rite as from the Settlement Date, and (ii) X-Rite hereby confirms its intention to promote the current Amazys CEO to the position of the CEO of X-Rite after a period of not more than 18 months from the Settlement Date, all subject to the final approval of the board of directors of X-Rite at the appropriate time and subject to, and in accordance with, the terms of the employment agreement that has been entered into by X-Rite and the current Amazys CEO on or prior to the Signing Date. The CEO of X-Rite will be the person ultimately responsible for the overall management of the combined business of X-Rite and Amazys and report directly to the entire board of directors of X-Rite.

5.3.	COMMUNICATION

The Parties shall duly communicate publicly their agreements and succession plans set forth in this Section 5 on the date of the Pre-Announcement, subject to Section 7.5.

6.	TERM AND TERMINATION

6.1.	ENTRY INTO EFFECT

This Agreement shall enter into effect upon its due execution by both Parties.

6.2.	TERMINATION BY AMAZYS

Amazys shall have the right to terminate this Agreement by written notice to X-Rite with immediate effect in any of the following events:

(a)	any of the conditions of the Public Tender Offer is not satisfied or waived by X-Rite in accordance with the Pre-Announcement or the Offer Prospectus;

(b)	prior to the expiration of the Statutory Extension Period a Superior Company Proposal is submitted and Amazys’ board of directors has resolved to withdraw or modify its recommendation of the Public Tender Offer in accordance with Section 3.2(b), provided that Amazys shall have given X-Rite a reasonable opportunity to improve the Public Tender Offer within a reasonable period of time (of not less than 10 Trading Days, except if required otherwise by applicable law or a regulatory authority or if Amazys or Amazys’ shareholders are reasonably likely to be materially prejudiced if the period is not shorter than 10 Trading Days) so that the Public Tender Offer is superior to the competing offer, and X-Rite has not taken such opportunity;

(c)	the Nominated Persons have not been elected or appointed to X-Rite’s board of directors in accordance with Section 5.1(b); or

(d)	X-Rite materially breaches its obligations under this Agreement and such breach is not remedied within five (5) Trading Days following receipt of written notice of such breach from Amazys.

6.3.	TERMINATION BY X-RITE

X-Rite shall have the right to terminate this Agreement by written notice to Amazys with immediate effect in any of the following events:

(a)	any of the conditions of the Public Tender Offer is not satisfied or waived by X-Rite in accordance with the Pre-Announcement or the Offer Prospectus;

(b)	Amazys materially breaches its obligations under this Agreement and such breach is not remedied within five (5) Trading Days following receipt of written notice of such breach from X-Rite; or

(c)	Amazys’s board of directors or any committee thereof (i) withdraws or modifies, in a manner adverse to X-Rite, or proposes publicly to withdraw or modify, in a manner adverse to X-Rite, its approval or recommendation of this Agreement and the Public Tender Offer, (ii) fails to recommend to Amazys’ shareholders that they accept the Public Tender Offer or (iii) approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal.

6.4.	EFFECT OF TERMINATION

In the event of a termination by either Party, the provisions of this Agreement shall cease to have any effect except for the provisions of this Section 6.4, Section 7 and Section 8 which shall continue to be in effect for an indefinite period of time. Any such termination shall be without prejudice to the liability of either Party for a breach of this Agreement prior to its termination.

7.	MISCELLANEOUS

7.1.	ENTIRE AGREEMENT; MODIFICATIONS

Except for the confidentiality agreement executed in connection with and prior to this Agreement, this Agreement constitutes the entire agreement of the Parties concerning the object of this Agreement and supersedes all previous agreements or arrangements, negotiations, correspondence, undertakings and communications, oral or in writing. This Agreement including this Section shall be modified only by an agreement in writing executed by the Parties which shall explicitly refer to this Section.

7.2.	NO WAIVER

The failure of either of the Parties to enforce any of the provisions of this Agreement or any rights with respect hereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any breach of this Agreement by either Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

7.3.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties. The nullity or adjustment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement, unless this appears to be unreasonable for any of the Parties.

7.4.	NOTICES

(a)	Any notice, request or instruction to be made under this Agreement shall be made in writing and be delivered by registered mail or courier or by facsimile (to be confirmed in writing delivered by registered mail or courier) to the following addresses (or such other addresses as may from time to time have been notified in accordance with this Section 7.4(a)):

(i)	If to Amazys:

Amazys Holding AG

Attn. Mario Fontana, Chairman of the Board of Directors

Attn. Thomas Joseph Vacchiano, Chief Executive Officer

Althardstrasse 70

CH-8105 Regensdorf

Switzerland

Fax: +41 44 842 22 22

with a copy to:

Lenz & Staehelin

Attn. Dr. Rudolf Tschäni

Attn. Hans-Jakob Diem

Bleicherweg 58

CH-8027 Zürich

Switzerland

Fax: +41 44 204 12 00

(ii)	If to X-Rite:

X-Rite, Incorporated

Attn. Michael C. Ferrara, Chief Executive Officer

3100 44th Street, S.W.

Grandville, MI 49418 USA

Fax: +1 616 534 1351

with a copy to:

McDermott Will & Emery LLP

Attn. Helen R. Friedli, P.C.

221 W. Monroe Street

Chicago, IL 60606 USA

Fax: +1 312 984 7700

(b)	Any notice, request or instruction made under or in connection with this Agreement shall be deemed to have been delivered on the Trading Day on which it has been received (by courier, postal service or facsimile) by the recipient thereof.

7.5.	CONFIDENTIALITY AND PRESS RELEASES

Without the prior written consent of the other Party, neither Party shall disclose to any Third Person and keep in strict confidence this Agreement and its contents or publish any press release or make any public announcement in respect of the transactions contemplated by this Agreement, unless any such disclosure, press release or public announcement is required under applicable laws or stock exchange regulations or ordered by any competent judicial or regulatory authority or by any competent stock exchange (in which case the Parties shall, to the extent practicable and permissible, consult with each other prior to any such disclosure).

7.6.	ASSIGNMENT

(a)	Subject to Section 7.6(b), neither Party shall assign this Agreement or any rights, claims, obligations or duties under this Agreement to any Person without the prior written consent of the other Party.

(b)	In the event that X-Rite elects to submit the Offer Prospectus through a fully-owned Subsidiary, X-Rite shall have the right to assign this Agreement in whole to such Subsidiary, provided that in the event of such assignment X-Rite shall be and remain fully liable for the fulfilment of all and any of the assignee’s obligations and duties under this Agreement.

7.7.	PARTIES IN INTEREST

This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.8.	COST AND EXPENSES; TAXES

(a)	Subject to Section 2.2(d) and except as provided in Section 7.8(b) below, each Party shall bear all costs, expenses and taxes incurred by it in connection with the transactions contemplated by this Agreement.

(b)	Amazys shall reimburse X-Rite for its out of pocket expenses actually incurred in connection with the Public Tender Offer up to a maximum amount of CHF 1.9 million upon the consummation of a Company Takeover for which a Company Takeover Proposal was received prior to the expiration of the Statutory Extension Period. Upon receipt of such reimbursement, X-Rite waives any and all other remedies it may have under applicable laws against Amazys or the third party or parties involved in the Company Takeover, except for remedies for breach of this Agreement.

8.	APPLICABLE LAW AND DISPUTE RESOLUTION

(a)	This Agreement shall be subject to and governed by Swiss substantive law.

(b)	Any disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, binding effect, amendment and termination, shall be finally resolved to the exclusion of the ordinary courts by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with such rules. The number of arbitrators shall be three. The arbitration shall be conducted in English and the place of arbitration shall be Zurich, Switzerland.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Amazys Holding AG

/s/ Mario Fontana		/s/ Dr. Christoph Reinhardt
Mario Fontana		Dr. Christoph Reinhardt
Chairman of the Board of Directors		Member of the Board of Directors

X-Rite, Incorporated

/s/ Michael C. Ferrara		/s/ Mary E. Chowning
Name:	Michael C. Ferrara	Name:	Mary E. Chowning
Title:	CEO	Title:	CFO

Schedule 1

DEFINED TERMS

The capitalised terms used in the Agreement shall have the meaning ascribed to them in this Schedule 1.

“Affiliate” shall mean any Business Association that (i) is under Control of another Person or (ii) has Control over another Business Association.

“Agreement” shall mean this agreement including all Schedules.

“Amazys” shall have the meaning set forth on the cover page of this Agreement.

“Amazys Shares” shall have the meaning set forth in Recital (A).

“Business Association” shall mean any corporation, company, association, foundation or other incorporated legal entity (juristische Person) or any general or limited partnership or other non-incorporated organisation (Rechtsgemeinschaft) doing business.

“CEO” shall mean Chief Executive Officer, being the person ultimately responsible for the overall management of the business.

“CHF” shall mean Swiss Francs, being the lawful currency of Switzerland.

“CO” shall mean the Swiss Code of Obligations (Obligationenrecht) of 30 March 1911, as amended.

“Company Benefit Plan” shall have the meaning set forth in Section 4(e).

“Company Takeover Proposal” shall have the meaning set forth in Section 3.2(e)(i).

“Company Takeover” shall have the meaning set forth in Section 3.2(e)(i).

“Consideration Shares” shall have the meaning set forth in Section 2.2(a).

“Control” shall be deemed to exist if a Person, alone or jointly with another Person, directly or indirectly, (i) owns more than half of the voting rights of a Business Association, or (ii) is otherwise able to direct the business affairs of a Business Association by virtue of any legal or factual circumstances.

“Material Adverse Event” shall mean any matter(s) or event(s) which, individually or in the aggregate, cause, or are reasonably likely to cause, on an annual basis, a reduction (and not merely a delay in timing to the next succeeding fiscal quarter), as confirmed by a reputed, independent accounting firm or investment bank appointed by X-Rite, of:

(i)	the consolidated operating income before interest, taxes, depreciation and amortization (EBITDA) of X-Rite of 20% or more, compared to the EBITDA as reported for the four quarters ending September 30, 2005; or

(ii)	the consolidated net sales of X-Rite of 10% or more, compared to the net sales as reported for the four quarters ending September 30, 2005; or

(iii)	the consolidated total shareholders’ equity of X-Rite of 20% or more, compared to the consolidated equity as reported for the four quarters ending September 30, 2005.

“Nominated Persons” shall have the meaning set forth in Section 5.1(a).

“Offer Documents” shall have the meaning set forth in Section 2.4(a).

“Offer Period” shall mean the period during which the Public Tender Offer is open for acceptance by the Amazys shareholders according to article 14 (3) and (4) TOO (Angebotsfrist), excluding, for the avoidance of doubts, the Statutory Extension Period (Nachfrist).

“Offer Price” shall have the meaning set forth in Section 2.2(a).

“Offer Prospectus” shall have the meaning set forth in Section 2.4(a).

“Options” shall have the meaning set forth in Section 2.6.

“Party” shall mean either of, and “Parties” shall mean both of, Amazys and X-Rite.

“Person” shall mean any individual person (natürliche Person), any corporation, company, association, foundation or other incorporated legal entity (juristische Person), any general or limited partnership or other non-incorporated organisation (Rechtsgemeinschaft) doing business, or any state, governmental or other authoritative administration, entity or body.

“Pre-Announcement” shall have the meaning set forth in Section 2.1(b).

“Public Tender Offer” shall have the meaning set forth in Section 2.1(a).

“Representatives” shall have the meaning set forth in Section 3.2(a).

“Restricted Shares” shall have the meaning set forth in Section 2.6.

“Schedule” shall mean a schedule attached to this Agreement.

“Schedule” shall mean a schedule of this Agreement.

“Section” shall mean a section of this Agreement.

“SESTA” shall mean the Stock Exchange and Securities Trading Act (Bundesgesetz über die Börsen und den Effektenhandel) of March 24, 1995, as amended.

“SESTO-FBC” shall mean the Stock Exchange and Securities Trading Ordinance of the Federal Banking Commission (Börsenverordnung-EBK) of June 25, 1997, as amended.

“Settlement Date” shall mean the day on which the Public Tender Offer is settled (vollzogen).

“Signing Date” shall mean the date of this Agreement.

“Statutory Extension Period” shall mean the additional acceptance period of ten (10) Trading Days after the offeror has declared the offer successful according to article 14(5) TOO (Nachfrist).

“Subsidiary” shall mean any Business Association which is under the Control of another Business Association.

“Superior Company Proposal” shall have the meaning set forth in Section 3.2(e)(ii).

“Third Person” shall mean any Person which is not under the Control of, has no Control over, and does not act on the account (auf Rechnung) of, Amazys or X-Rite or any of their respective Affiliates.

“TOB” shall mean the Swiss Takeover Board.

“TOO” shall mean the Takeover Ordinance of the Takeover Commission (Verordnung der Übernahmekommission über öffentliche Kaufangebote) of July 21, 1997, as amended.

“Trading Day” shall mean a day on which SWX Swiss Exchange is open for normal trading.

“Treasury Shares” shall have the meaning set forth in Section 2.1(b).

“X-Rite” shall have the meaning set forth on the cover page of this Agreement.

“X-Rite Shares” shall have the meaning set forth in Recital (B).

Annex B

Offer Prospectus of 24 March 2006

Public Tender Offer

by

X-Rite, Incorporated, 3100 44th Street S.W., Grandville, Michigan 49418, USA

for all publicly held

Registered Shares of Amazys Holding AG, Althardstrasse 70, 8105 Regensdorf, with a nominal value of CHF 2.40 each

Overview:	X-Rite, Incorporated, 3100 44th Street S.W., Grandville, Michigan 49418, USA, (X-Rite) and Amazys Holding AG, Althardstrasse 70, 8105 Regensdorf, (Amazys) have agreed upon a combination of their businesses by a public tender offer with a cash and a share component (Offer) by X-Rite to the shareholders of Amazys. Under the terms of the Offer, X-Rite offers the following consideration per each registered share of Amazys, with a nominal value of CHF 2.40 (Offer Consideration):

• CHF 77.00, in cash without interest; plus

• 2,11 fully paid X-Rite Shares, registered with the SEC and listed on NASDAQ and the SWX Swiss Exchange to be delivered at the Settlement Date free and clear from any encumbrance.

Based on the closing price of the X-Rite Shares on NASDAQ on 30 January 2006 (the day before the date of the pre-announcement of 31 January 2006), this Offer Consideration values each registered share of Amazys, with a nominal value of CHF 2.40 at CHF 108.80 and implies a premium of 41% to the average closing price over the last 30 trading days of the Amazys Shares (as defined below) on the SWX Swiss Exchange up to and including 30 January 2006 or 33% to the closing price as of 30 January 2006, respectively.

Based on the closing price of the X-Rite Shares on NASDAQ on 21 March 2006, this Offer Consideration values each registered share of Amazys, with a nominal value of CHF 2.40 at CHF 111.66.

The Offer is subject to the conditions as set forth in Section B.9., the restrictions set forth under “Offer Restrictions” and other terms and conditions of this offer prospectus.

The board of directors of Amazys recommends the shareholders of Amazys to tender their shares.

Offer Period:	24 March 2006 to 24 April 2006, 4:00 p.m. CEST (subject to extension).

Financial Advisor:

Tender Agent:

Amazys Holding AG	Security Number	ISIN	Ticker Symbol

Registered shares with a nominal value of CHF 2.40 each	1234182	CH0012341829	AMSN

Tendered registered shares with a nominal value of CHF 2.40 each (second trading line)	2437895	CH0024378959	AMSNE

X-Rite, Incorporated	Security Number	ISIN	Ticker Symbol

Ordinary shares with a nominal value of USD 0.10 each	987582	US9838571035	XRI

General – Statements regarding the Offer

The Offer is being made by X-Rite for all of the outstanding Amazys Shares held by persons within and outside of the United States of America. The Offer is made in compliance with the applicable laws of Switzerland, including the Federal Act on Stock Exchanges and Securities Trading of Switzerland (SESTA), and the United States. This offer prospectus (Offer Prospectus) has been prepared exclusively under Swiss laws and is subject to review and supervision by Swiss authorities only.

The Offer Prospectus is subject to Swiss disclosure requirements, which are different from those of the United States. This Offer Prospectus does not comply with all the SEC requirements that would apply if it were a prospectus that formed part of a registration statement that was filed with the SEC. “Holders” are encouraged to consult with their own Swiss advisors in connection with the Offer.

In connection with the Offer, X-Rite has filed with the U.S. Securities and Exchange Commission (the SEC) pursuant to Section 5 of the U.S. Securities Act of 1933, as amended (the Securities Act), a Registration Statement on Form S-4 (as amended and/or supplemented, the Registration Statement) containing the prospectus which is attached to this Offer Prospectus as Exhibit A (U.S. Prospectus). Holders of Amazys Shares located outside of the United States must follow the procedures set forth in this Offer Prospectus, and holders of Amazys Shares located in the United States must follow the procedures set forth in the U.S. Prospectus, to tender Amazys Shares. You may read and copy the U.S. Prospectus at the U.S. SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. The U.S. Prospectus is also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. This Offer Prospectus and the U.S. Prospectus contain information regarding the Offer, X-Rite and Amazys, and holders of Amazys Shares should read these documents carefully.

X-Rite files annual, quarterly and current reports, proxy statements and other information with the SEC. X-Rite’s filings are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. This Offer Prospectus does not constitute a securities issuance prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations.

The Offer will not be made in any jurisdiction where it breaches applicable law or where the applicable law requires X-Rite in any way to change the Offer, to submit an additional application to any authorities or other institutions, or to take any additional actions in connection with this Offer. It is not intended to extend the Offer to any such jurisdictions. Documents related to the Offer may neither be distributed in such jurisdictions nor be sent into such jurisdictions. Such documents may not be used to solicit purchases of equity securities of Amazys in such jurisdictions.

Offer Restrictions

U.K.

This communication is directed only at persons in the U.K. who (i) have professional experience in matters relating to investments, (ii) are persons falling within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

Purchase of Amazys Shares outside the Offer

In connection with the Offer (as defined below), X-Rite may seek from the SEC exemptive relief from the requirements of Rule 14e-5 under the Securities Exchange Act of 1934 that would permit X-Rite or its agents to make purchases of, or arrangements to purchase, Amazys Shares (as defined below) outside the U.S.A. other than pursuant to the Offer. X-Rite expressly draws attention to the fact that, if the SEC grants this exemptive relief and subject to applicable regulatory requirements, X-Rite or its affiliates or nominees or brokers (acting as agents) would have the ability to make certain purchases of, or arrangements to purchase, Amazys Shares outside the U.S.A., other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases could occur either in the open market at prevailing prices or in private transactions at negotiated prices. In the event they were made, these purchases or arrangements to purchase would comply with applicable rules in Switzerland, including the best price rule and applicable U.S. securities laws (except to the extent of any exemptive relief granted by the SEC).

Financial Advisors | Tender Agent

X-Rite has retained Headwaters MB as financial advisor (Financial Advisor) and Lombard Odier Darier Hentsch & Cie as tender agent (Tender Agent) for purposes of this Offer. Neither the Financial Advisor nor the Tender Agent has prepared this Offer Prospectus, and no representation or warranty, express or implied, is made by the Financial Advisor or the Tender Agent or any of their respective affiliates or any person acting on their behalf as to the accuracy or completeness of the information contained in this Offer Prospectus.

Forward Looking Statements

This Prospectus contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which X-Rite and Amazys operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the risk that X-Rite’s and Amazys’ businesses will not be integrated successfully; the challenges of integration and restructuring associated with the combined companies or other acquisitions, and the challenges of achieving anticipated synergies; costs related to the transaction; the failure of the X-Rite shareholders to approve the issuance of common stock in connection with the Offer; the possibility that the market for the sale of certain products and services may not develop as expected; X-Rite’s ability to manage its international operations; the risk that the process of reconciling Amazys financial information to U.S. GAAP could result in changes to Amazys’ financial statements that adversely impact the X-Rite’s pro forma estimates regarding the transaction; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing the X-Rite’s and Amazys’ cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of X-Rite’s manufacturing processes; the possibility that the transaction or other contemplated acquisitions may not close; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the U.S. economy; and other risks that are described from time to time in X-Rite’s Securities and

Exchange Commission reports. Readers of this Prospectus are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this Prospectus. X-Rite and Amazys undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risks

Accepting the Offer and receiving X-Rite Shares as one component of the Offer Consideration involves risks and the price and value of the shares may drop with the effect that investments in the shares of X-Rite may lose value. Please consult X-Rite’s Registration Statement on Form S-4, which will be filed with the SEC and be available on http://www.sec.gov for more information on certain risks related to X-Rite and to Amazys and the combined entities.

A.	THE COMBINATION OF X-RITE AND AMAZYS

1.	INTRODUCTION

On 31 January 2006 X-Rite and Amazys announced that they had entered into an agreement to combine their businesses to create a globally leading color management provider. On the same date, X-Rite published the pre-announcement of the Offer in the electronic media and on 2 February 2006 in the “Neue Zürcher Zeitung” and in the “Le Temps”. After the pre-announcement has been published on January 31, 2006, X-Rite was obliged to publish the final Offer within 6 weeks, i.e. until 14 March 2006. This time limit could not be kept. Pursuant to a respective request, the Takeover Board has extended the time limit to publish the final Offer until 24 March 2006. X-Rite hereby submits the Offer in accordance with articles 22 et seq. SESTA for all publicly held shares of Amazys.

Upon settlement of the Offer, Amazys shareholders accepting the Offer will become X-Rite shareholders. Assuming that 100% of the issued shares of Amazys and all the shares of Amazys that could be issued under Amazys’s conditional share capital for outstanding options that have been exercised will be tendered and assuming that all outstanding options for shares of X-Rite are exercised, Amazys shareholders will hold approximately 24% of X-Rite’s outstanding shares. X-Rite will apply for an additional listing of the X-Rite shares issued and of those to be issued pursuant to the Offer on the SWX Swiss Exchange.

Since the number of New X-Rite Shares (as defined below, see Section B.3), which are offered for exchange, exceeds 20% of the currently outstanding share capital, the issuance of the shares must be approved by a special shareholders’ meeting. The New X-Rite Shares will be issued out of the authorized capital stock of X-Rite. The Offer states, inter alia, that the New X-Rite Shares will be listed on NASDAQ (see Section B.3). For this purpose, X-Rite must file with the SEC the above mentioned Registration Statement S-4. The Registration Statement S-4 contains the prospectus for holders of Amazys Shares located in the United States.

2.	X-RITE

X-Rite is a color systems company that develops, manufactures, markets and supports a wide range of hardware, software and services that measure, communicate, and simulate color. X-Rite’s principal products are proprietary, end-to-end solutions that utilize advanced optical and electronic sensing instruments and complementary software. The principal markets served include Graphic Arts, Retail, Home Décor and Industrial. A more detailed discussion of X-Rite products and markets appears below.

X-Rite was organized in 1958 as a Michigan corporation and made its initial public offering of common stock in April of 1986. X-Rite has grown through internal expansion and acquisitions, investing heavily over the past two years in its core color businesses.

Product Innovation

In 2004 X-Rite introduced 7 new products and 10 major product upgrades. In 2005 X-Rite introduced 9 new products and 15 major product inovations. Over the past years X-Rite devoted substantial resources to research, development, and engineering. In 2004 and 2005, X-Rite spent over 12 percent of its revenues annually on engineering, research, and development. X-Rite’s focus continues to center on color management solutions that incorporate software, hardware, and services.

International Operation

With offices in ten countries, service centers across Europe, Asia, and the Americas, X-Rite continues to improve its ability to conduct business with customers around the world. In 2004, international sales represented 47 percent of total revenue. X-Rite began to accelerate its global presence in 1993 with the establishment of two foreign sales and service subsidiaries in Cologne, Germany and Hong Kong. In 1994, X-Rite established a U.K. subsidiary, which acquired the outstanding stock of an X-Rite dealer located near Manchester, England. In 1998, a French subsidiary was established by acquiring a branch of an X-Rite dealer located near Paris. 2002 marked the opening of a sales and service center incorporated in The Peoples Republic of China, which coordinates activity to serve China’s growing markets. In 2003, X-Rite affirmed its commitment to Japan and the many multi-national headquartered companies that reside there by expanding its sales office in Japan.

Recent Acquisitions

X-Rite completed four acquisitions in 2003 and 2004 (there were no acquisitions in 2005):

(a)	Monaco Systems, Inc. – a company that develops and distributes color management software in the graphics arts and photo markets. Monaco’s products provide X-Rite with color management software solutions, broadening its ability to serve new and existing customers.

(b)	ccDot meter product line of Centurfax Ltd. – expanding its computer-to-plate product lines for the pre-press and printing industries to include the printing of flexible plastics and corrugated products.

(d)	ColorRx® product line and related assets of Thermo Electron Corporation – a former supplier of color measurement equipment to a large paint manufacturer and distributor, enabling X-Rite to enter into a five-year agreement with Benjamin Moore & Co. to be the preferred provider of color management solutions to its authorized dealers.

(e)	Moniga Gremmo – an industrial and ink formulation software company, based in Milan, Italy. This product acquisition extends X-Rite’s color quality control software capabilities with specific features commonly used in industrial markets such as inks, paints, plastics, textiles, cosmetics, and foods.

3.	REASONS FOR THE COMBINATION

X-Rite expects that the combination of Amazys and X-Rite will create a market leader in the color management industry, enhance shareholder value and set the foundation for long-term growth. In particular:

•	X-Rite and Amazys believe that the combined company will have a strong technical portfolio to leverage into traditional and emerging markets;

•	X-Rite and Amazys believe the combined company will have scale and resources to better engage with new competitors;

•	The combined company is expected to realize cost synergies resulting from the combination. X-Rite and Amazys believe that the cost synergies together with enhanced marked position will allow the combined company to become more competitive in the Asia and South American markets;

•	The combination will create a strong talent pool of technical and product development personnel in the color management industry;

•	The combined company will integrate and establish existing and new technologies.

B.	THE OFFER

1.	INTRODUCTION

X-Rite has published the pre-announcement of this Offer on 31 January 2006 in the electronic media and on 2 February 2006 in “Neue Zürcher Zeitung” and “Le Temps”.

2.	SCOPE OF THE OFFER

Except as set forth under “Offer Restrictions”, the Offer is made for all publicly held registered shares of Amazys with a nominal value of CHF 2.40 each (Amazys Shares), including all Amazys Shares issued until the end of the Additional Acceptance Period based on options issued under Amazys’ employee stock option plans (Amazys ESOP). The Offer is not made for treasury shares held by Amazys or any of its subsidiaries at the last day of the additional acceptance period.

As of 13 March 2006 the issued Amazys Shares amount to 3,235,450, including 7,534 treasury shares. In addition, Amazys has a conditional capital which, upon exercise of the options issued under the Amazys ESOP, results as of 30 January 2006 in the issuance of a maximum of 205,150 additional Amazys Shares. Accordingly, the Offer is for a maximum of 3,433,066 Amazys Shares, as set out in the following overview:

Issued Amazys Shares	3,235,450
Less treasury shares	- 7,534
Maximum number of Amazys Shares that could be issued until the end of the Additional Acceptance Period upon exercise of the options under the Amazys ESOP	205,150

Maximum number of Amazys Shares to which the Offer pertains	3,433,066

3.	OFFER CONSIDERATION

X-Rite offers the following consideration (Offer Consideration) per Amazys Share:

•	CHF 77 in cash, without interest; plus

•	2.11 fully paid shares of common stock, par value of USD 0.10 per share, registered with the Securities and Exchange Commission (SEC) and listed on NASDAQ and the SWX Swiss Exchange (the New X-Rite Shares), to be delivered at the settlement date (the Settlement Date) free and clear from any encumbrance.

Based on the closing price of the X-Rite Shares on NASDAQ on 30 January 2006 (the day before the date of the pre-announcement), this Offer Consideration values each Amazys Share at CHF 108.80 and implies a premium of 41% to the average closing price over the last 30 trading days of the Amazys Shares on the SWX Swiss Exchange up to and including 30 January 2006 or 33% to the closing price as of 30 January 2006, respectively.

For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on 30 January 2006): USD 1 = CHF 1.2883.

Based on the closing price of the X-Rite Shares on NASDAQ on 21 March 2006, this Offer Consideration values each registered share of Amazys, with a nominal value of CHF 2.40 at CHF 111.66.

For purposes of this calculation, the following USD/CHF exchange rate has been applied (Federal Reserve Bank of New York noon buying rate on 21 March 2006): USD 1 = CHF 1.3038.

The Offer Consideration shall be fully adjusted for any dilutive effects in relation to the Amazys Shares or the X-Rite Shares, as the case may be, including any dividend payments, sale or issuance of shares or capital increases below the Offer Consideration (with regard to Amazys Shares) or below the market value (with regard to X-Rite Shares), respectively, or any issuance of options, warrants, convertible securities or other rights of any kind to acquire shares, except that

(i)	the sale, transfer or issuance by Amazys or its subsidiaries of Amazys Shares under any stock options which are outstanding on January 30, 2006 pursuant to any Amazys employee share, option or similar scheme or arrangement in accordance with their terms shall not result in any adjustment,

(ii)	the sale, transfer or issuance by X-Rite or its subsidiaries of employee options or X-Rite Shares under any X-Rite employee share, option or similar scheme or arrangement in existence on January 30, 2006 in accordance with their terms and in the normal course consistent with past practice shall not result in any adjustment, and

(iii)	the ordinary quarterly dividend of X-Rite not exceeding USD 0.025 per share in the normal course consistent with past practice shall not result in any adjustment.

4.	FRACTIONS

No fractional X-Rite Shares shall be issued. All fractional shares that a holder of any Amazys Shares who accepts the Offer would otherwise be entitled to receive as a result of the Offer shall be aggregated. If a fractional X-Rite Share results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by (i) multiplying the closing price per X-Rite Share as reported on the NASDAQ on the second trading day preceding the Settlement Date by the fraction of a X-Rite Share to which the holder would otherwise have been entitled, and (ii) translating such US Dollar amount into Swiss Francs at the USD/CHF Federal Reserve Bank of New York noon buying rate on the second Trading Day preceding the Settlement Date. X-Rite shall make such payments to the holders of fractional share interests on the Settlement Date.

5.	SHARE PRICES

Amazys Shares: The range of closing prices of the Amazys Shares on the SWX Swiss Exchange was as follows during the periods indicated (in CHF):

	2002	2003	2004	2005	2006*
High	19.00	39.95	62.00	85.00	106.6
Low	7.60	9.10	39.75	63.50	74.50

*	1 January 2006 until 21 March 2006.

The closing price of the Amazys Shares on SWX Swiss Exchange on 30 January 2006, i.e. on the day prior to the pre-announcement, was CHF 81.65.

X-Rite Shares: The range of closing prices of the issued X-Rite Shares on NASDAQ was as follows during the periods indicated (in USD):

	2002	2003	2004	2005	2006*
High	9.60	12.02	16.97	16.55	13.00
Low	6.50	7.12	U11.50	9.99	10.00

*	1 January 2006 until 21 March 2006.

(Source: Bloomberg)

The closing price of the issued X-Rite Shares listed on the Nasdaq stock market on 30 January 2006, i.e. on the day prior to the pre-announcement, was USD 11.70.

6.	OFFER PERIOD

The offer period begins today with the publication of this Offer Prospectus and ends on 24 April 2006, 4:00 p.m. CEST (the Offer Period).

X-Rite reserves the right to extend the Offer Period up to a total of 40 trading days. In case of an extension of the Offer Period, the start of the Additional Acceptance Period and the Settlement Date as defined below will be postponed accordingly. An extension of the Offer Period beyond 40 trading days may occur with the consent of the Swiss Takeover Board.

7.	ADDITIONAL ACCEPTANCE PERIOD

If the Offer is successful, an additional acceptance period of 10 trading days (Additional Acceptance Period) for subsequent acceptance of the Offer will be available after the expiration of the (possibly extended) Offer Period. If the Offer Period is not extended, the Additional Acceptance Period is expected to run from 27 April 2006 to 11 May 2006, 4:00 p.m. CEST.

8.	COMPLETION

The exchange of the Amazys Shares tendered during the Offer Period and during the Additional Acceptance Period for New X-Rite Shares will be completed within 10 trading days after the end of the Additional Acceptance Period (the Settlement Date) and expected to be on 23 May 2006, subject to the Offer becoming or being declared unconditional and the completion not being delayed due to conditions subsequent.

The cash portion of the Offer Consideration and cash payments in respect of fractional entitlements to New X-Rite Shares related to Amazys Shares tendered during the Offer Period or the Additional Offer Period will be settled with value date on the Settlement Date.

9.	CONDITIONS

The Offer is subject to the fulfillment of the following conditions:

(a)	X-Rite shall have received, until the end of the Offer Period, valid acceptances for Amazys Shares representing, when combined with the Amazys Shares that X-Rite may hold at the end of the Offer Period, at least 70% of the total number of Amazys Shares issued at the end of the (possibly extended) Offer Period plus the maximum number of Amazys shares that could be issued until the end of the additional acceptance period upon exercise of the options under the Amazys’ employee option plans.

(b)	Until the end of the Offer Period, no matters or events shall have occurred, and no matters or events shall have become known, which have a Material Adverse Effect on Amazys on a consolidated basis; whereby a “Material Adverse Effect” shall mean any matter(s) or event(s) which, individually or in the aggregate, cause, or are reasonably likely to cause, on an annual basis, a reduction (and not merely a delay in timing to the next succeeding fiscal quarter), as confirmed by a reputed, independent accounting firm or investment bank appointed by X-Rite, of:

(i)	the consolidated operating income before interest, taxes, depreciation and amortization (EBITDA) of Amazys of 20% or more, compared to the EBITDA as reported for the four quarters ending September 30, 2005; or

(ii)	the consolidated net sales of Amazys of 10% or more, compared to the net sales as reported for the four quarters ending September 30, 2005; or

(iii)	the consolidated total shareholders’ equity of Amazys of 20% or more, compared to the consolidated equity as reported on September 30, 2005.

(c)	The issuance of the New X-Rite Shares shall have been approved by X-Rite’s shareholders’ meeting.

(d)	No court or governmental body shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the Offer.

(e)	The board of directors of Amazys shall have resolved to register X-Rite as a shareholder with voting rights with respect to all Amazys Shares that X-Rite may acquire as a result of the Offer or otherwise, subject only to the Offer becoming unconditional.

(f)	The shareholders’ meeting of Amazys shall not have approved a dividend, sale, purchase, merger or demerger in the amount of CHF 11,4 million or more, or an ordinary, authorized or conditional increase of the share capital of Amazys.

(g)	(i) All members of Amazys’ board of directors shall, subject to the Offer becoming unconditional, have resigned from office with effect from the Settlement Date and a shareholders’ meeting of Amazys shall have been held for the election of the persons nominated by X-Rite to Amazys’ board of directors with effect from the Settlement Date; or

(ii) subject to the condition that X-Rite holds more than 50% of the Amazys Shares, all Amazys directors shall, subject to the Offer becoming unconditional, either

(x) have resigned as of the Settlement Date (provided that at least one director shall not have resigned and shall have, subject to the Offer becoming unconditional, entered into a mandate agreement with X-Rite prior to the Settlement Date with effect from the Settlement Date) or

(y) entered into a mandate agreement with X-Rite for the period from the Settlement Date until the shareholders’ meeting of Amazys at which the persons nominated by X-Rite shall have been elected as members of Amazys’ board of directors.

(h)	The New X-Rite Shares to be issued at the Settlement Date shall have been approved for listing on NASDAQ and admitted for listing on SWX Swiss Exchange.

(i)	The registration statement on Form S-4 to be filed by X-Rite with the SEC in connection with the Offer (the Registration Statement) shall have become effective in accordance with the provisions of the U.S. Securities Act of 1933 as amended; no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

These conditions shall be conditions precedent within the meaning of article 13 para. 1 of the Swiss Takeover Ordinance (the TOO). After the end of the (possibly extended) Offer Period, the conditions set out in c), d) e), f), g), h) and i) shall be conditions subsequent within the meaning of article 13 para. 4 TOO, provided that:

•	the condition c) shall only constitute a condition subsequent until the end of the shareholders’ meeting of X-Rite convened to satisfy condition c);

•	the condition e) shall only constitute a condition subsequent until the board of directors of Amazys has taken the resolution to satisfy condition e).

X-Rite reserves the right to waive in whole or in part the conditions stated above. If the conditions are not fulfilled or waived by X-Rite on or by the end of the Offer Period, X-Rite has the right:

(1)	to declare the Offer as being successful; however, in such case, X-Rite shall be entitled to postpone the settlement of the Offer by no more than four months (or such longer period as may be approved by the Swiss takeover board) following the end of the additional acceptance period, whereby the Offer lapses without further effect if the conditions set forth in c), d), e), f), g), h) and i) are neither fulfilled, nor waived by X-Rite, during these additional four months (or such longer period as may be approved by the Swiss takeover board); or

(2)	to declare the Offer as having failed without further effect.

C.	INFORMATION ABOUT X-RITE

1.	NAME, SEAT, PURPOSE

X-Rite is an American corporation which was organized in 1958 as a Michigan corporation and made its initial public offering of common stock in April of 1986, having its registered seat at 3100 44th Street S.W., Grandville, Michigan 49418. X-Rite is a color systems company that develops, manufactures, markets and supports a wide range of hardware, software and services that measure, communicate, and simulate color. X-Rite’s principal products are proprietary, end-to-end solutions that utilize advanced optical and electronic sensing instruments and complementary software. The primary markets served include Graphic Arts, Retail, Home Décor and Industrial.

2.	SHARE CAPITAL

2.1	Authorized Capital Stock

Under X-Rite’s restated articles of incorporation, as amended, X-Rite is authorized to issue 50,000,000 shares of common stock, USD 0.10 par value per share, and 5,000,000 shares of preferred stock, USD 0.10 par value per share.

2.2	Common Stock

As of 28 January 2006 there were 21,240,792 shares of common stock outstanding. The holders of X-Rite’s common stock are entitled to one vote per share on all matters presented to the stockholders, including elections of directors. The restated articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of X-Rite’s preferred stock created by X-Rite’s board of directors from time to time, the holders of common stock will be entitled to receive ratably dividends as may be declared from time to time by X-Rite’s board of directors from funds legally available therefor. If X-Rite liquidates its business, the holders of common stock are entitled to share ratably in all assets available for distribution to such holders after X-Rite pays its debts and liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which X-Rite may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

2.3	Preferred Stock

Under X-Rite’s restated articles of incorporation, X-Rite’s board of directors is authorized to create, without stockholder approval, and issue up to 5,000,000 shares of preferred stock, none of which are currently outstanding, in one or more series and to determine the rights and preferences of each series, to the extent permitted by X-Rite’s restated articles of incorporation. The ability of the board of directors to issue preferred stock provides flexibility in connection with possible acquisitions and other corporate purposes. However, the ability of the board of directors to issue preferred stock could adversely affect the voting power of holders of common stock by diluting the voting power of the common stock and place the common stock at a disadvantage by issuing preferred with special terms, dividends and other benefits that the common stock does not have.

2.4	Junior Participating Preferred Stock

The Junior Participating Preferred Stock was issued in connection with the creation of the rights that were issued under a shareholder protection rights agreement between X-Rite and EquiServe Trust Company, N.A. ( the Rights Agreement). This Rights Agreement is more commonly known in the United States as a “poison pill.” Under the Rights Agreement, one right attaches to each share of X-Rite’s outstanding common stock. The right will entitle its registered holder to purchase from X-Rite, one one-hundredth of a share of Junior Participating Preferred Stock for USD 40.00 (the Exercise Price), subject to adjustment, only after a third party or group takes actions that indicate that it intends to takeover the X-Rite without obtaining the approval of X-Rite’s board of directors. These actions include acquiring 15% or more of the outstanding common stock of X-Rite or commencing a tender offer to purchase more than 15% of the shares of X-Rite’s common stock. The terms of the Junior Participating Preferred Stock are designed so that the value of one one-hundredth of a share of X-Rite’s Junior Participating Preferred Stock will approximate the value of one share of X-Rite common stock. As long as the rights are attached to the common stock, X-Rite will issue one right with each new share of common stock so that all such shares will have rights attached. The rights separate from the common stock when a person or group acquires 15% or more of X-Rite common stock. These rights will be null and void for any a person or group that acquires 15% or more of X-Rite common stock. Consequently, the rights, if triggered, would cause substantial dilution to a person or group that acquires 15% or more of X-Rite common stock unless the rights are first redeemed by X-Rite’s board of directors. In addition, X-Rite may, without the approval of any holders of rights, amend the Rights Agreement in any respect (other than to change the redemption price or the expiration time of the rights) prior to the date a person or group acquires 15% or more of X-Rite common stock, or redeem the rights.

3.	OPTIONS

X-Rite has two stock option plans covering 4,000,000 shares of common stock. These plans permit options to be granted to key employees and X-Rite’s board of directors. Options are granted at market price on the date of grant and are exercisable based on vesting schedules of six months to two years, which is determined at the time of grant. No options are exercisable after ten years from the date of grant. At 31 December 2005, 2,096,461 shares of X-Rite’s common stock were subject to outstanding options.

X-Rite may sell up to 1,000,000 shares of common stock to its employees under an employee stock purchase plan during the term of the plan. Eligible employees who participate purchase shares quarterly at 85 percent of the market price on the date purchased. During 2005, 2004 and 2003 employees purchased 35,682, 13,006 and 26,690 shares, respectively. The weighted average fair value of shares purchased was USD 12.64, USD 14.65, and USD 9.47 in 2005, 2004 and 2003 respectively. At December 31 2005, 995,456 shares were available for future purchases. The Employee stock purchase plan will terminate on May 4, 2014.

4.	INFORMATION ON X-RITE SHARES

Shareholders’ meetings and voting rights

Under the restated bylaws, X-Rite will hold an annual meeting on such date prior to 1 June of each year and at such time and place as may be fixed from year to year by its board of directors. According to the restated bylaws, written notice of the time, place and purpose of any meeting of shareholders shall be given to shareholders not less than 10 and not more than 60 days before the meeting. Such notice may be given either by delivery on person to such shareholder or by mailing such notice to shareholders at their address as the same appears on the stock books of X-Rite. The Michigan Business Corporation Act (MBCA) provides that meetings other than an annual meeting of shareholders may be called by the board, or by officers, directors or shareholders as provided in the corporation’s bylaws. Pursuant to X-Rite’s restated bylaws, special meetings may be called by its Chairman or Secretary, X-Rite’s board of directors or by the written request of X-Rite shareholders owning a majority of its outstanding shares.

Each share of X-Rite common stock is entitled to one vote per share on all matters that the common stock holders vote upon. Matters that X-Rite shareholders are required to vote on include the election of directors, amendments to the articles of incorporation of X-Rite, most mergers involving X-Rite, a sale of X-Rite or substantially all of the assets of X-Rite and the liquidation of X-Rite. In addition, shareholders may vote to amend the bylaws of X-Rite. Under the MBCA, a corporation’s articles of incorporation may provide for cumulative voting rights in respect of the election of directors. Because X-Rite’s restated articles do not specifically provide for cumulative voting in elections of directors, shares of X-Rite common stock cannot be cumulatively voted.

Under the MBCA, each outstanding share is entitled to one vote on each matter submitted to a vote, unless otherwise provided in the articles of incorporation. X-Rite’s restated articles do not alter the voting rights of X-Rite stockholders, and authorize the board of directors to cause the corporation’s authorized preferred stock to be issued in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be expressed in the resolutions of the board of directors providing for the issuance of such preferred stock. Each share of X-Rite’s Junior Participating Preferred Stock carries 100 votes with all shares of the Junior Participating Preferred Stock voting together as one class with the common stock and any other capital stock with general voting rights.

The presence, in person or by proxy, of shares representing a majority of all the voting shares of X-Rite’s capital stock issued and outstanding constitutes a quorum at any X-Rite shareholders’ meeting. Pursuant to X-Rite’s restated bylaws, a shareholders’ vote may be cast either orally or in writing as announced or directed by the person presiding at the meeting prior to the taking of the vote. Directors of X-Rite are elected by a plurality of the votes cast in an election. Actions other than the election of directors must be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required by the MBCA. X-Rite’s restated articles provide that the affirmative vote of the holders of the fraction of the outstanding shares of X-Rite’s capital stock, but in no event less than two-thirds, determined by using as the numerator a number equal to the sum of (i) the outstanding shares of such stock beneficially owned by all interested parties, plus (ii) two-thirds of the remaining number of such outstanding shares, and using as the denominator a number equal to the total number of outstanding shares of X-Rite’s capital stock is required for the adoption or authorization of a combination or reorganization with any interested party if the interested party is, or has been at any time within the preceding twelve months, the beneficial owner, directly or indirectly, of 5% or more of X-Rite’s capital stock entitled to vote in the election of directors. This supermajority vote is subject to certain exceptions, including (i) any combination or reorganization as to which a memorandum of understanding with the interested party setting forth the principal terms of the transaction has been approved by two-thirds of the continuing directors and a majority of all directors of X-Rite or (ii) any combination or reorganization with an interested party where X-Rite holds more than 50% of the issued and outstanding shares of the capital stock in such interested party which are entitled to vote in the election of directors.

Issuance of new shares

X-Rite’s issuance of the X-Rite Shares in connection with the Offer is subject to the approval of its shareholders. A special meeting of X-Rite’s shareholders is scheduled to be held prior to the Settlement Date in the spring 2006 to vote on this matter. (The ordinary annual shareholders’ meeting for the business year ending on December 31, 2005, is scheduled to be held in May 2006.)

Reduction of share capital

Under the MBCA, a corporation may reduce its authorized capital stock by amending its articles of incorporation. Any amendment to the articles of incorporation generally requires (i) the approval of the board of directors, (ii) the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment and (iii) the affirmative vote of a majority of the outstanding shares of each class (i.e. currently only common stock) entitled to vote on the amendment as a class.

Dividends

Under the MBCA, the board of directors of a Michigan corporation may authorize and the corporation may make dividends or distributions to its shareholders, subject to restrictions set forth in the corporation’s articles of incorporation unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. X-Rite’s restated articles do not contain any provision restricting dividends beyond the statutory provisions.

5.	DIVIDENDS PAID DURING THE LAST 5 YEARS

In the past five years, the X-Rite board of directors has paid, and it currently intends to continue to pay, dividends at the current quarterly rate of USD 0.025 per share. The X-Rite board of directors re-evaluates X-Rite’s dividend policy periodically. Any determination relating to the X-Rite’s dividend policy will be at the sole discretion of the X-Rite board of directors and will be dependent upon a number of factors including X-Rite’s financial condition, results of operations, capital requirements, the terms of X-Rite’s financing arrangements and such other factors as the X-Rite board of directors deems relevant.

6.	SIGNIFICANT SHAREHOLDERS OF X-RITE

The following table contains information regarding ownership of the X-Rite’s common stock by persons or entities beneficially owning more than five percent (5%) of the X-Rite’s voting rights. The content of this table is based upon information contained in Schedules 13G furnished to X-Rite and represents the understanding of X-Rite of circumstances in existence as of 1 March 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of voting rights (1)
Downtown Associates 674 Unionville Road Kennett Square, PA 19348	1,099,725		5.2

Putnam Investments, Inc. One Post Office Square Boston, MA 02109	1,780,990		8.4

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	1,634,452		7.7

Ted Thompson 1980 76th Street, SW Byron Center, MI 49315	1,435,800	(2)	6.8

Rufus S. Teesdale 3152 East Gatehouse, S.E. Grand Rapids, MI 49546	1,169,911	(3)	5.5

(1)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock issuable upon conversion of options or other convertible securities within 60 days of March 1 2006.
(2)	Mr. Thompson is one of the original founders of X-Rite. His holdings include 67,500 shares subject to options exercisable within 60 days of 1 March 2006. His holdings include 160,000 shares held by a trust established by Mr. Thompson’s wife, as to which he disclaims beneficial ownership.
(3)	Mr. Teesdale is one of the original founders of X-Rite. His holdings include 70,000 shares subject to options exercisable within 60 days of 1 March 2006.

7.	LISTING

The X-Rite Shares are listed on NASDAQ under the symbol “XRIT”.

X-Rite will apply for the listing of New X-Rite Shares on NASDAQ and of all X-Rite Shares on SWX Swiss Exchange for a first trading date on or shortly after the Settlement Date.

A de-listing of the X-Rite Shares may only take place upon application of X-Rite to the U.S. Securities and Exchange Commission if the X-Rite Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Securities Exchange Act of 1934 promulgated by the U.S. Securities and Exchange Commission would substantially reduce the information required to be furnished by the X-Rite to its stockholders and to the U.S. Securities and Exchange Commission and would make certain provisions of the Securities Exchange Act of 1934 no longer applicable to the X-Rite.

8.	BOARD OF DIRECTORS OF X-RITE

X-Rite’s restated articles of incorporation provide that the business and affairs of X-Rite shall be managed by or under the direction of the board of directors. Additionally, X-Rite’s board of directors is authorized to designate officers of the corporation to perform such duties as directed by the board of directors. In fulfilling its duties, the board of directors must serve the interests of the company and its shareholders. The X-Rite board of directors currently consists of:

John E. Utley (Chairman)

Peter M. Banks, Ph.D.

Stanley W. Cheff

Michael C. Ferrara

L. Peter Frieder

Paul R. Sylvester

Ronald A. VandenBerg

Mark D. Weishaar

X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the Settlement Date, each of Messrs. Mario Fontana, Massimo Sgarlata Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders scheduled for May 2006 with terms of office of not less than one, two, and three years, respectively. Immediately following the Settlement Date, the board of directors of X-Rite will be comprised of nine members, three of which will be the nominees set forth above and one of which will be the Chief Executive Officer of X-Rite.

9.	CORPORATE OFFICERS OF X-RITE

The corporate officers are responsible for the management of the company. The corporate officers currently are:

Michael C. Ferrara, President, Chief Executive Officer

Bernard J. Berg, Senior Vice President, Chief Technology Officer

Mary E. Chowning, Vice President, Chief Financial Officer, Corporate Secretary, Treasurer

Jeffrey L. Smolinski, Vice President, Operations

Joan Mariani Andrew, Vice President, Human Resources

James M. Weaver, Vice President, Marketing & Product Development

10.	AUDITORS

Ernst & Young LLP

11.	ANNUAL REPORT AND MOST RECENT INTERIM REPORT

The annual report and consolidated financial statements of X-Rite for the business year 2005, the two previous business years as well as the interim report as per September 30, 2005 (Exhibit B) and further information on X-Rite are available on the website of X-Rite at http://www.xrite.com. They may also be obtained free of charge at Lombard Odier Darier Hentsch & Cie (order address please see Section L).

12.	SIGNIFICANT CHANGES

No material changes in X-Rite’s assets and liabilities, financial position, earnings and prospects taken as a whole have taken place from 31 December 2005.

13.	PERSONS ACTING IN CONCERT

In respect to the acquisition of all Amazys Shares by X-Rite, the following persons are acting in concert with X-Rite:

•	X-Rite and all companies directly or indirectly controlled by it;

•	Amazys and all companies directly or indirectly controlled by it.

D.	FINANCING OF THE OFFER CONSIDERATION

1.	CASH COMPONENT

The funds necessary for the CHF 77 net cash for each tendered Amazys Share plus the fractions (see Section B.4.) offered pursuant to the Offer is secured through a debt financing provided by financial institutions. The amount of funds necessary for such cash payments is estimated to be approximately CHF 264.35 million.

2.	NEW X-RITE SHARES

The New X-Rite Shares will be issued from a capital increase of X-Rite. X-Rite will have this issuance put to a vote of its stockholders at a special meeting of stockholders scheduled to take place prior to the Settlement Date, and to have the newly issued shares at disposition on the Settlement Date.

E.	INFORMATION ABOUT AMAZYS

1.	GENERAL

Amazys is a Swiss corporation pursuant to articles 620 et seq. of the Swiss Code of Obligations, having its registered seat in Regensdorf, Switzerland. The share capital of Amazys, as of 13 March 2006, amounts to CHF 7,765,080, divided into 3,235,450 registered shares (Namenaktien) with a nominal value of CHF 2.40 each. The share capital is fully paid-in. In addition, Amazys has a conditional capital which, upon exercise of the options issued as of 30 January 2006 under the Amazys ESOP, results in the issuance of a maximum of 205,150 additional registered shares (Namenaktien) with a nominal value of CHF 2.40 each. The Amazys Shares are listed on the SWX Swiss Exchange.

Amazys with its Gretag Macbeth subsidiaries, headquartered in Regensdorf, Switzerland, is a worldwide technology leader of color management solutions for graphic arts, photography, digital imaging, paints, plastics, apparel, textiles and automotive, among other industries. Amazys holds offices in the Americas, Europe and Asia.

2.	INTENTIONS OF X-RITE REGARDING AMAZYS

X-Rite intends to work with Amazys as a strategic partner and to include part of Amazys’ current management team in the management team of the combined entities. In the immediate future, X-Rite and Amazys will continue to operate as separate companies. Throughout the integration process, brand strategy for both companies and their respective product lines will be reviewed in a thoughtful, deliberate manner to add the most value for stakeholders. Following the transaction’s completion, global headquarters will be located in Grandville, Michigan with the European headquarters in Regensdorf, Switzerland.

On 30 January 2006, subject to the completion of the Offer, X-Rite appointed Thomas J. Vacchiano, the Chief Executive Officer of Amazys, as the President and Chief Operating Officer of X-Rite. Under the terms of the Employment Agreement, dated as of 30 January 2006, between X-Rite and Mr. Vacchiano, Mr. Vacchiano’s employment by X-Rite will commence as of the completion of the Offer. In the Transaction Agreement (see Section E.4), X-Rite confirmed its intention to promote Mr. Vacchiano to the position of the Chief Executive Officer of X-Rite within a period of not more than 18 months from the Settlement Date, all subject to the final approval of X-Rite’s board of directors and subject to the terms of the Employment Agreement that has been entered into by X-Rite and Mr. Vacchiano.

On 30 January 2006, X-Rite entered into an Employment Agreement with Francis Lamy, the current Chief Technology Officer of Amazys. Under the Employment Agreement, Mr. Lamy agreed to serve as Vice President and Chief Technology Officer of X-Rite and to perform such duties consistent with those positions as X-Rite’s board of directors, Chief Executive Officer or Chief Operating Officer of X-Rite directs from time to time. Mr. Lamy’s employment by X-Rite would commence as of the completion of the Offer.

On February 12, 2006, Dr. Iris Mangelschots entered into an employment agreement with X-Rite under which she agreed to serve as Vice President, Graphic Arts of X-Rite. Ms. Mangelschots’ employment by X-Rite would commence as of the completion to the Offer. The employment agreement provides that X-Rite will pay Ms. Mangelschots an annual base salary of CHF 275,000. Ms. Mangelschots will also be entitled to participate in X-Rite’s Annual Management Incentive Plan that will enable Ms. Mangelschots to earn up to 35% of her annual base salary for target performance, subject to any change, modification or termination of the plan in X-Rite’s absolute discretion. Ms. Mangelschots is further entitled, at the discretion of the Executive Leadership and the Board of Directors of X-Rite, to participate in X-Rite’s Amended and Restated Employee Stock Option Plan, as well as to receive restricted stock grants. In addition to termination in the event of death or disability, Ms. Mangelschots’ employment may be terminated by X-Rite “for cause”, by Ms. Mangelschots “for good reason”, or by either party without cause, by giving the other party at least three months’ written notice. In the event of termination by X-Rite, or by Ms. Mangelschots “for good reason”, Ms. Mangelschots is entitled to six months severance pay and certain other benefits (pro rata portion of the annual performance bonus to which Ms. Mangelschots is entitled for the year in which the employment period is terminated).

On February 12, 2006, Mr. Franck Poirier entered into an employment agreement with X-Rite under which he agreed to serve as Vice President, Global Sourcing of X-Rite. Mr. Poirier’s employment by X-Rite would commence as of the completion to the Offer. The employment agreement provides that X-Rite will pay Mr. Poirier an annual base salary of CHF 240,000. Mr. Poirier will also be entitled to participate in X-Rite’s Annual Management Incentive Plan that will enable Mr. Poirier to earn up to 35% of his annual base salary for target performance, subject to any change, modification or termination of the plan in X-Rite’s absolute discretion. Mr. Poirier is further entitled, at the discretion of the Executive Leadership and the Board of Directors of X-Rite, to participate in X-Rite’s Amended and Restated Employee Stock Option Plan, as well as to receive restricted stock grants. In addition to termination in the event of death or disability, Mr. Poirier’s employment may be terminated by X-Rite “for cause”, by Mr. Poirier “for good reason”, or by either party without cause, by giving the other party at least three months’ written notice. In the event of termination by X-Rite, or by Mr. Poirier “for good reason”, Mr. Poirier is entitled to six months severance pay and certain other benefits (pro rata portion of the annual performance bonus to which Mr. Poirier is entitled for the year in which the employment period is terminated and six months health insurance allowance following the date of termination of employment).

X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the settlement date, each of Messrs. Mario Fontana, Massimo Sgarlata Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders scheduled for May 2006 with terms of office of not less than one, two, and three years, respectively. Immediately following the Settlement Date, the board of directors of X-Rite will be comprised of nine members, three of which will be the nominees set forth above and one of which will be the Chief Executive Officer of X-Rite.

X-Rite intends to delist the Amazys Shares from the SWX Swiss Exchange following completion of the Offer. If X-Rite acquires 98% or more of the Amazys Shares, X-Rite intends to request the cancellation of the remaining Amazys Shares in accordance with article 33 SESTA. Should X-Rite acquire less than 98% but 90% or more of the voting rights of Amazys, X-Rite reserves the right to merge Amazys with a company controlled by X-Rite whereby the remaining Amazys minority shareholders would receive a compensation other than ownership interests in the surviving entity. Subject to applicable legal provisions, the value of such compensation in case of a merger may not necessarily be equal to the exchange ratio. Should X-Rite acquire less than 90% of the voting rights of Amazys, it reserves the right to acquire the remaining minority shares by other means, e.g. by way of a private or public offer.

3.	SHAREHOLDINGS IN AMAZYS OF X-RITE AND THOSE ACTING IN CONCERT WITH X-RITE

As at the date hereof, X-Rite and those acting in concert do not own, directly or indirectly, any Amazys Shares or any right to acquire Amazys Shares (other than the undertakings set forth in Section E.4), and have not made, in the twelve months before the pre-announcement of this Offer, any transactions in Amazys Shares.

As at the date hereof, Amazys and its subsidiaries hold 7,534 treasury shares.

4.	AGREEMENTS BETWEEN X-RITE AND AMAZYS, ITS SHAREHOLDERS, OFFICERS AND DIRECTORS

On 9 September 2005, Amazys and X-Rite have executed a Confidentiality and Stand-still Agreement. Within the scope of this agreement, Amazys and X-Rite have conducted mutual due diligence reviews. The confidentiality obligations as well as the mutual non-solicitation covenants contained in the Confidentiality and Stand-still Agreement remain effective.

On 30 January 2006, Amazys and X-Rite have executed a Transaction Agreement with, inter alia, the following terms and conditions:

X-Rite has committed:

•	to prepare and publish the prospectus and such other documents relating to the Offer as are required by law (the Offer Documents) within the requisite statutory period, and consult with Amazys and its advisors with respect to the Offer and provide them with reasonable opportunity to review and comment on the Offer Documents;

•	to use reasonable best efforts to procure that the conditions of the Offer regarding, X-Rite shareholder approval and the issuance, registration and listing on the NASDAQ and the SWX Swiss Exchange (secondary listing) of the New X-Rite Shares are satisfied and that the New X-Rite Shares are freely tradable as of the Settlement Date; and

•	to comply with all disclosure and reporting obligations under the SESTA and the related ordinances.

Amazys has agreed to support the Offer and, in particular:

•	to recommend acceptance of the Offer in accordance with article 29(1) of SESTA in a timely manner so that the report of Amazys’ board of directors can be included in this prospectus;

•	not to solicit or, subject to any statutory obligation of the board of directors, support any competing offer;

•	not to acquire or sell any Amazys Shares or rights to acquire Amazys Shares or to tender any treasury shares under the Offer;

•	not to issue any new shares or equity related financial instrument other than under any stock option which are outstanding on January 30, 2006 pursuant to any Amazys employee stock option plan, or similar scheme or arrangement in existence as of 30 January 2006;

•	to inform X-Rite in the event it becomes aware that a third party has the intention to pursue actions which could compete with or adversely affect X-Rite’s Offer;

•	to procure that Amazys continues its business as a going concern and in the ordinary course and does not engage in any extraordinary actions or transactions, unless X-Rite has given its prior consent;

•	to publish its financial statements as of 31 December 2005 prior to the expiration of the Offer Period.

Subject to the completion of the Offer, X-Rite entered into Employment Agreements with Thomas J. Vacchiano, Francis Lamy, Dr. Iris Mangelschots and Frank Poirier (see above, Section E.2).

In accordance with the terms of the Transaction Agreement and condition (g)(i) of the Offer (see section A.9), all current members of the board of directors of Amazys intend to resign from office subject to the Offer becoming unconditional with effect of the Settlement Date. Subject to the Offer becoming unconditional, the board of directors of Amazys also intends to call an extraordinary shareholders’ meeting of Amazys prior to the Settlement Date to elect the persons nominated by X-Rite to replace the current members of the board of directors of Amazys with effect of the Settlement Date. X-Rite has not made such nominations yet. Alternatively, certain members of the board of directors of Amazys intend to enter into mandate agreement as set forth in condition (g)(ii) of the Offer (see section A.9).

X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the settlement date, each of Messrs. Mario Fontana, Massimo Sgarlata Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders scheduled for May 2006 with terms of office of not less than one, two, and three years, respectively. Immediately following the Settlement Date, the board of directors of X-Rite will be comprised of nine members, three of which will be the nominees set forth above and one of which will be the Chief Executive Officer of X-Rite.

The Transaction Agreement provides for various termination events, inter alia in case of a superior competing offer or a Material Adverse Event relating to any of the parties. Amazys has agreed to pay X-Rite an amount of CHF 1.9 million as a liquidated compensation of the costs incurred to X-Rite if the Offer does not become unconditional because a competing offer is successful. If the Transaction Agreement is terminated as a result of a breach of the agreement by any of the parties, such party shall be fully liable for any damages suffered by the other party and for the costs incurred that become futile as a result of such breach.

The Transaction Agreement is governed by Swiss law.

Save as disclosed in section E.2 and E.4, there are currently no other agreements in place between X-Rite and the persons acting in concert and Amazys, its governing bodies and shareholders.

5.	CONFIDENTIAL INFORMATION

X-Rite confirms that it has not directly or indirectly received any confidential information about the Amazys Group from Amazys or through companies controlled by it, which could have a material effect on the decision of the shareholders of Amazys whether to accept this Offer.

F.	PUBLICATION

The Offer Prospectus and other publications in connection with the Offer will be published in the “Neue Zürcher Zeitung” in German and in “Le Temps” in French. The Offer Prospectus will also be delivered for publication to at least two of the major electronic media publishing financial market information.

G.	REPORT OF THE REVIEW BODY REGARDING THE OFFER PROSPECTUS PURSUANT TO ARTICLE 25 SESTA

As auditors recognized under the Federal Act on Stock Exchanges and Securities Trading (“SESTA”) to review public takeover offers, we have reviewed the offer prospectus and its summary (the “Offer Documents”).

The preparation of the Offer Documents is the responsibility of the offeror, whereas our responsibility is to report on these documents based on our review.

Our review was conducted in accordance with Swiss Standards on Auditing, which require that a review of the Offer Documents be planned and performed to obtain reasonable assurance as to whether this document is free from material misstatement. We have examined, partially on a test basis, evidence supporting the information in the Offer Documents. Furthermore, we have examined compliance with SESTA and its implementing ordinances. We considered the recommendation for the extension of the offer period made by the Commission for Public Takeover Offers. We believe that the procedures performed provide a reasonable basis for our report.

Based on our review:

•	the Offer Documents comply with SESTA and its implementing ordinances;

•	the offer prospectus, is complete and accurate with respect to the disclosure requirements of the SESTA and its implementing ordinances;

•	the recipients of the offer are treated equally;

•	the financing of the offer is assured and the necessary funds are available; and

•	the regulations governing the effects of the pre-announcement of the public takeover offer are complied with.

DELOITTE AG

Howard da Silva	Urs Breitenstein

Zurich, 22 March 2006

H.	REPORT OF THE BOARD OF DIRECTORS OF AMAZYS PURSUANT TO ARTICLE 29 SESTA

Report of the board of directors of Amazys Holding AG (“Amazys”) pursuant to article 29 par. 1 of the Federal Act on Stock Exchanges and Securities Trading (“SESTA”) and articles 29-32 of the Takeover Ordinance relating to the public tender offer by X-Rite, Incorporated (“X-Rite”) for all publicly held shares of Amazys (the “Report”).

1.	RECOMMENDATION

The Board of Directors of Amazys (the “Board of Directors”) has examined the public tender offer of X-Rite for all publicly held shares of Amazys (the “Offer”) pursuant to the offer prospectus dated March 24, 2006 (the “Offer Prospectus”). Based upon its examination, the Board of Directors resolved unanimously to recommend to the shareholders of Amazys to accept the Offer. This recommendation is subject to potential competing offers which may be submitted until the third trading day prior to the expiration of this Offer.

2.	RATIONALE

In its negotiations with X-Rite and in arriving at its recommendation, the Board of Directors has thoroughly examined, together with the management and outside advisers, the short and long-term prospects of Amazys as a stand-alone entity and the advantages of a combination with X-Rite by way of the Offer. Based on this analysis, the Board of Directors believes that a combination with X-Rite may offer considerable strategic, operational and financial benefits.

As a part of Amazys’ strategic planning process, the Board of Directors analysed key trends in technology, markets and competition, and came to the conclusion that Amazys may not have the critical size to successfully meet the future challenges on a stand-alone basis. The Board of Directors also reviewed the possibilities of growth through acquisitions, and had to take note that these possibilities are limited due to several factors. The combination with X-Rite as it is now being proposed will create a global market leader and build a strong talent pool of technical and product development personnel in the color management industry. With the strong technical portfolio, the combined entity will be able to leverage into traditional and emerging markets. The Board of Directors believes that due to the scale and resources the combined group will be in a better position to engage with new competitors. The combined company is also expected to realize cost synergies resulting from the combination. The Board of Directors believes that the cost synergies together with enhanced marked position will allow the combined company to become more competitive in the Western and in emerging markets.

The consideration offered by X-Rite under the Offer (the “Offer Consideration”) implies a premium of 41% to the average closing price of CHF 76.95 of the Amazys shares in the 30 trading days prior to January 31, 2006, the date of the publication of the pre-announcement. The Board of Directors appointed Bank Sarasin & Cie. Ltd. (“Bank Sarasin”) to provide a fairness opinion from a financial perspective with regard to the fairness of the Offer. Bank Sarasin is independent both from Amazys and X-Rite. Bank Sarasin concluded that the Offer is fair from the viewpoint of the Board of Directors and the shareholders of Amazys (see chapter I, Fairness Opinion, in the Offer Prospectus). Amazys also performed a limited financial, tax and legal due diligence on X-Rite by outside advisers.

Based upon these valuations and assessments performed by the Board of Directors with the assistance of Amazys’ management and advisors, the Board of Directors has come to the conclusion that the Offer will allow Amazys’ shareholders to sell or tender their Amazys shares at attractive conditions. The Board of Directors believes that the Offer is in the best interest of Amazys and its shareholders as well as its employees, customers and partners.

Due to the practice of the Swiss tax authorities, in particular the Federal Tax Administration, there is the possibility that proceeds achieved under the Offer by shareholders who are subject to taxation in Switzerland and hold their shares as part of their private assets (Privatvermögen) will be re-qualified as taxable income. Shareholders, in particular individual shareholders subject to taxation in Switzerland, are advised to carefully review their individual tax consequences before making any decision in connection with the Offer.

Shortly prior to this Report, the Board of Directors has received from Eichhof Holding AG (“Eichhof”) an unsolicited letter of intent for a competing public tender offer. In its letter of intent, Eichhof declares its intention, subject to negative due diligence findings, to make a public tender offer for all publicly held shares of Amazys for a price yet to be determined which would be higher than the Offer Consideration, but at least CHF 108.80. The Board of Directors, together with Amazys’ advisors, has reviewed this letter of intent, including the ability of Eichhof to obtain financing of a potential offer. On the basis of this review and its statutory duties, and as permitted by the terms of the Transaction Agreement with X-Rite, the Board of Directors concluded to allow Eichhof access to a due diligence after execution of a customary confidentiality and stand-still agreement.

3.	POTENTIAL CONFLICTS OF INTERESTS

a)	BOARD OF DIRECTORS

The Board of Directors currently consists of Mario Fontana, Chairman, Dr. Christoph Reinhardt, Vice Chairman, Gideon Argov, Massimo Sgarlata Lattmann, Thomas Joseph Vacchiano, Peter Pfluger and George William Bickerstaff. Mr. Vacchiano is at the same time the Chief Executive Officer of Amazys.

On January 30, 2006, Amazys and X-Rite entered into a Transaction Agreement (the “Transaction Agreement”) by which X-Rite undertook to make the Offer and Amazys undertook to recommend the Offer for acceptance. For a more detailed description of the Transaction Agreement as well as the Confidentiality and Stand-Still Agreement dated September 9, 2005 please refer to chapter E.4, Agreements between X-Rite and Amazys, its Shareholders, Officers and Directors, of the Offer Prospectus.

In accordance with the terms of the Transaction Agreement and condition (g)(i) of the Offer (chapter A.9, Conditions, of the Offer Prospectus), all current members of the Board of Directors intend to resign from office subject to the Offer becoming unconditional with effect of the settlement date of the Offer (the “Settlement Date”). The resigning members of the Board of Directors will not receive any severance or similar compensation payment in connection with their resignation. Likewise, Dr. Eduard Brunner, who resigned from the Board of Directors for personal reasons with effect of February 10, 2006, has not received any severance or similar compensation payment in connection with his resignation. Subject to the Offer becoming unconditional, the Board of Directors also intends to call an extraordinary shareholders’ meeting of Amazys prior to the Settlement Date to elect the persons nominated by X-Rite to replace the current members of the Board of Directors with effect of the Settlement Date. The new board members to be nominated by X-Rite are not yet known. Alternatively, certain members of the Board of Directors intend to enter into mandate agreement as set forth in condition (g)(ii) of the Offer (chapter A.9, Conditions, of the Offer Prospectus), by which they would undertake, subject to their statutory duties and against full indemnification for any claims, to exercise their office in accordance with the instructions of X-Rite until the date on which the persons nominated by X-Rite have been elected to the Board of Directors.

In the Transaction Agreement X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the Settlement Date, Mario Fontana, Massimo S. Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders scheduled for May 2006 with terms of office of not less than one, two, and three years, respectively. Immediately following the Settlement Date, the board of directors of X-Rite will be comprised of nine members, three of which will be the nominees named above and one of which will be the Chief Executive Officer of X-Rite. According to X-Rite’s current compensation policy for outside board members, each of Messrs. Fontana, Lattmann and Argov will receive an annual retainer of USD 20,000 plus a meeting fee of USD 1,000 for each meeting of the board or a committee attended with the exception of the audit committee where a meeting fee of USD 1,500 is paid. In addition, each outside director immediately following each annual meeting of shareholders of X-Rite is entitled to receive an option to purchase 8,000 shares of X-Rite’s common stock at a price per share equal to the closing price on NASDAQ on the day prior to the annual meeting of shareholders. Each option has a term of ten years and becomes exercisable six months following the date of issue.

Thomas J. Vacchiano, member of the Board of Directors and Chief Executive Officer of Amazys, entered into an employment agreement with X-Rite as further specified in section 3b) of this Report. Besides, the Board of Directors has no knowledge of any agreements between any of its members and X-Rite.

As of March 16, 2006, the members of the Board of Directors (excluding Mr. Vacchiano, please refer to section 3b) of this Report) held in the aggregate 16,200 Amazys shares. The Board members do not hold any employee share options, except for Mr. Vacchiano in his capacity as a member of the Group Management as specified in section 3b) of this Report.

Based upon the interest situation described above, Thomas J. Vacchiano has abstained from voting in the resolution in respect of this Report, and the Board of Directors has appointed Bank Sarasin to render a fairness opinion. Bank Sarasin concluded that the Offer is fair from the viewpoint of the Board of Directors and the shareholders of Amazys (see chapter I, Fairness Opinion, of the Offer Prospectus).

b)	GROUP MANAGEMENT

The Group Management of Amazys (the “Group Management”) consists of Thomas J. Vacchiano, President and Chief Executive Officer, Rolf F. Jeger, Chief Financial Officer and Secretary of the Board of Directors, Dr. Francis Lamy, Chief Technology Officer, Franck Poirier, Executive Vice President Operations, Thomas Senn, Chief Information Officer, Kenneth M. Boyle, Executive Vice President Worldwide Sales, Dr. Iris Mangelschots, Head Business Unit Digital Imaging, and Jan-Paul Van Maaren, Head Business Unit Colour and Appearance.

The employment agreement of Mr. Jeger, CFO, contains a change of control clause which provides that Mr. Jeger will receive 12 month salary (CHF 458,000) if the employment agreement is terminated by the employer and such termination is caused by a change of company (ownership) control. Besides, the Board of Directors has no knowledge of any change of control provisions in the employment agreements of the members of the Group Management of Amazys.

In the past, the members of the Group Management and other executives of Amazys received stock options and restricted shares of Amazys containing accelerated vesting clauses for change of control events. As of

March 16, 2006, the members of the Group Management held the following number of Amazys shares and share options: Thomas J. Vacchiano: 11,365 shares (of which 650 are blocked) and 39,500 employee options (of which 27,625 are blocked); Rolf F. Jeger: 685 shares (of which 350 are blocked) and 13,850 employee options (of which 12,400 are blocked); Dr. Francis Lamy: 935 shares (of which 450 are blocked) and 24,000 employee options (of which 19,250 are blocked); Thomas Senn: 630 shares (of which 325 are blocked) and 11,100 employee options (of which 10,225 are blocked); Kenneth M. Boyle: 1,050 shares (of which 350 are blocked) and 28,000 employee options (of which 11,250 are blocked); Dr. Iris Mangelschots: 632 shares (of which 350 are blocked) and 16,750 employee options (of which 13,750 are blocked); Franck Poirier: 450 shares (of which 450 are blocked) and 7,000 employee options (of which 7,000 are blocked); Jan-Paul Van Maaren: 500 shares (of which 500 are blocked) and 7,500 employee options (of which 7,500 are blocked). On the basis of an average exercise price of CHF 44.86 per option and an implied value of the Offer of CHF 108.80 per Amazys share (c.f. chapter B.3, Offer Consideration, of the Offer Prospectus), the aggregate value of all outstanding employee options amounts to CHF 9,443,429. In accordance with the terms of the share and option plans and agreements and the Transaction Agreement, Amazys will take the necessary actions to lift the transfer restrictions in respect of the restricted shares. As regards the employee options, Amazys may take such measures as are required to allow the holders of employee options to exercise such options and tender the shares acquired by such exercise under the Offer. Further X-Rite undertook in the Transaction Agreement to make an offer to the option holders to acquire the options or the Amazys shares acquired by the option holders that have vested and were exercised on terms that are in accordance with the principle of equal treatment.

Subject to completion of the Offer, X-Rite and Mr. Vacchiano, Mr. Lamy, Ms. Mangelschots and Mr. Poirier entered into new employment agreements which will commence as of completion of the Offer and replace the current employment agreements with Amazys (or Amazys’ subsidiaries, respectively). The basic terms and conditions of the new employment agreements with said members of the Group Management are summarised below:

•	On January 30, 2006, Mr. Vacchiano entered into an employment agreement with X-Rite under which he has agreed to serve as President and Chief Operating Officer of X-Rite. Mr. Vacchiano’s employment by X-Rite will commence as of the completion of the Offer and will continue for a period of three years unless earlier terminated in accordance with its terms. Under the employment agreement, Mr. Vacchiano will receive an annual base salary of USD 310,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Mr. Vacchiano will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Mr. Vacchiano is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards. Under the employment agreement, X-Rite’s board of directors will determine, within eighteen months following the commencement date, whether to promote Mr. Vacchiano to the position of Chief Executive Officer of X-Rite. If the board of directors determines to promote Mr. Vacchiano, X-Rite and Mr. Vacchiano will negotiate a new employment agreement for Mr. Vacchiano. In addition, it is expected that if the board of directors determines to promote Mr. Vacchiano, upon such promotion, Mr. Vacchiano will become a member of X-Rite’s board of directors. If the board of directors determines not to promote Mr. Vacchiano, Mr. Vacchiano will be entitled o terminate the employment agreement by providing written notice to X-Rite. In such event, as well as in the event that the employment agreement is terminated by X-Rite without “cause” or by Mr. Vacchiano “for good reason”, Mr. Vacchiano will be entitled to a severance pay of up to 24 months salary and certain other benefits (pro rata portion of the annual performance bonus to which Mr. Vacchiano is entitled for the year in which the employment period is terminated, payment of continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for eighteen months following the date of termination, and immediate vesting of all stock options and restricted stock).

•	On January 30, 2006, Dr. Francis Lamy entered into an employment agreement with X-Rite under which he agreed to serve as Vice President and Chief Technology Officer of X-Rite. Mr. Lamy’s

employment by X-Rite would commence as of the completion to the Offer. The employment agreement provides that X-Rite will pay Mr. Lamy an annual base salary of CHF 325,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Mr. Lamy will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Mr. Lamy is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards. Under the employment agreement, Mr. Lamy is further entitled to CHF 57,500 allowances for personal health insurance, certain expenses and tax consulting advice. In addition to termination in the event of death or disability, Mr. Lamy’s employment may be terminated by X-Rite “for cause”, by Mr. Lamy for “good reason” or by either party without cause, by giving the other party at least three months’ written notice. In the event of termination by X-Rite without “cause” or by Mr. Lamy “for good reason”, Mr. Lamy is entitled to 12 months severance pay and certain other benefits (pro rata portion of the annual performance bonus to which Mr. Lamy is entitled for the year in which the employment period is terminated, health insurance allowance described above, payable over the twelve months following the date of termination, and immediate vesting of all stock options and restricted stock).

•	On February 12, 2006, Dr. Iris Mangelschots entered into an employment agreement with X-Rite under which she agreed to serve as Vice President, Graphic Arts of X-Rite. Ms. Mangelschots’ employment by X-Rite would commence as of the completion to the Offer. The employment agreement provides that X-Rite will pay Ms. Mangelschots an annual base salary of CHF 275,000. Ms. Mangelschots will also be entitled to participate in X-Rite’s Annual Management Incentive Plan that will enable Ms. Mangelschots to earn up to 35% of her annual base salary for target performance, subject to any change, modification or termination of the plan in X-Rite’s absolute discretion. Ms. Mangelschots is further entitled, at the discretion of the Executive Leadership and the Board of Directors of X-Rite, to participate in X-Rite’s Amended and Restated Employee Stock Option Plan, as well as to receive restricted stock grants. In addition to termination in the event of death or disability, Ms. Mangelschots’ employment may be terminated by X-Rite “for cause”, by Ms. Mangelschots “for good reason”, or by either party without cause, by giving the other party at least three months’ written notice. In the event of termination by X-Rite, or by Ms. Mangelschots “for good reason”, Ms. Mangelschots is entitled to six months severance pay and certain other benefits (pro rata portion of the annual performance bonus to which Ms. Mangelschots is entitled for the year in which the employment period is terminated).

•	On February 12, 2006, Mr. Franck Poirier entered into an employment agreement with X-Rite under which he agreed to serve as Vice President, Global Sourcing of X-Rite. Mr. Poirier’s employment by X-Rite would commence as of the completion to the Offer. The employment agreement provides that X-Rite will pay Mr. Poirier an annual base salary of CHF 240,000. Mr. Poirier will also be entitled to participate in X-Rite’s Annual Management Incentive Plan that will enable Mr. Poirier to earn up to 35% of his annual base salary for target performance, subject to any change, modification or termination of the plan in X-Rite’s absolute discretion. Mr. Poirier is further entitled, at the discretion of the Executive Leadership and the Board of Directors of X-Rite, to participate in X-Rite’s Amended and Restated Employee Stock Option Plan, as well as to receive restricted stock grants. In addition to termination in the event of death or disability, Mr. Poirier’s employment may be terminated by X-Rite “for cause”, by Mr. Poirier “for good reason”, or by either party without cause, by giving the other party at least three months’ written notice. In the event of termination by X-Rite, or by Mr. Poirier “for good reason”, Mr. Poirier is entitled to six months severance pay and certain other benefits (pro rata portion of the annual performance bonus to which Mr. Poirier is entitled for the year in which the employment period is terminated and six months health insurance allowance following the date of termination of employment).

The employment agreements of the other members of the Group Management have not been amended or modified.

C)	FURTHER AGREEMENTS WITH X-RITE

With the exception of the agreements set forth in this section 3 of this Report, the Board of Directors has no knowledge of any agreements or arrangements between any of its members or any member of the Group Management on the one part and X-Rite or any persons acting in concert with X-Rite on the other part.

4.	INTENTIONS OF SHAREHOLDERS HOLDING MORE THAN 5% OF THE VOTING RIGHTS

Based upon disclosure notifications pursuant to article 20 SESTA and notifications of Amazys’ share register, the following shareholders held, as of March 16, 2006, between 5% and 10% of the voting rights of Amazys:

•	Threadneedle Asset Management Ltd., London, United Kingdom;

•	Adelphi European Small Cap Fund, Grand Cayman, Cayman Islands;

•	Chase Nominees Limited, London, United Kingdom; and

•	Dr. Eduard Brunner, Zumikon, Switzerland.

Without having made specific inquiries, the Board of Directors has no knowledge of the intentions of said shareholders with respect to the Offer.

5.	FINANCIAL STATEMENTS

The audited consolidated financial statements of Amazys for the business year ending December 31, 2005 are available under www.amazys.com and can be ordered free of charge from Rolf Jeger, Chief Financial Officer, Amazys Holding AG, Althardstrasse 70, 8105 Regensdorf (E-mail:jeger@gretagmacbeth.com; Tel: +41 44 842 24 00). The Board of Directors is not aware of any material change to the financial position, results of operations or, apart from the Offer, the prospects, of Amazys since December 31, 2005.

Regensdorf, March 17, 2006

On behalf of the Board of Directors:

Mario Fontana Chairman	Dr. Christoph Reinhardt Vice-Chairman

I.	FAIRNESS OPINION

The board of directors of Amazys instructed Bank Sarasin & Cie AG, Zurich (Sarasin), to deliver an opinion as to the fairness of the Offer Consideration (Exhibit C). The fairness opinion concludes that the Offer is fair from the viewpoint of the board of directors and the shareholders of Amazys. Sarasin is not a party related to X-Rite or any person acting in concert with X-Rite in a manner that would cause a conflict of interest or the appearance of such conflict. The complete fairness opinion can be obtained free of charge from Lombard Odier Darier Hentsch & Cie, Corporate Finance, Sihlstrasse 20, P.O. Box, CH-8021 Zurich, Switzerland (telephone: +41 (0)44 214 16 84, fax: +41 (0)44 214 13 39, e-mail: cofi.zh.prospectus@lodh.com) or is available on http://www.amazys.com.

J.	RECOMMENDATION OF THE SWISS TAKEOVER BOARD

The Offer was submitted to the Swiss Takeover Board. In its recommendation dated 23 March 2006, the Swiss Takeover Board determined that the Offer complies with Swiss takeover laws.

The Swiss Takeover Board granted the following exception form the TOO (article 4): Waiver of the cooling-off period (article 14 para. 2).

K.	CONSUMMATION OF THE OFFER

1.	INFORMATION | REGISTRATION

Amazys Shareholders holding their Amazys Shares in a deposit account with a bank in Switzerland will be informed about the Offer by their deposit bank, and are asked to proceed in accordance with the instructions of their deposit bank.

2.	TENDER AGENT

Lombard Odier Darier Hentsch & Cie has been appointed by X-Rite as acceptance, paying and exchange agent for this Offer.

3.	TENDERED AMAZYS SHARES

Amazys Shares which have been tendered may be traded on a second trading line. If shares are tendered, the depositary banks will assign them a new security number (2437895). These securities only exist in book-entry form; a physical delivery is not possible.

When trading tendered Amazys Shares on the second line, the usual exchange fees and commissions become due, which are to be borne by the selling, respectively, buying shareholders of Amazys.

The trading on the second trading line will probably be discontinued after the expiration of the Additional Acceptance Period.

4.	EXCHANGE AND SETTLEMENT

Assuming that no extension of the Offer Period and no postponement of the Settlement Date occur as set out in Section B.6 above, the payment of the cash portion of the Offer Consideration and the exchange of Amazys Shares tendered during the Offer Period and during the Additional Acceptance Period for New X-Rite Shares and the settlement of the cash amounts to be paid for fractional entitlements will, if the Offer becomes or is declared unconditional (see Section B.9), take place on 23 May 2006.

5.	COSTS AND TAXES

The exchange of Amazys Shares deposited with banks in Switzerland and tendered during the Offer Period or the Additional Acceptance Period is settled free of fees and charges to the shareholder. X-Rite will bear the Swiss stamp duty and the stock exchange fees imposed on the sale if applicable.

In general, the tax consequences resulting for shareholders who are exclusively subject to taxation in Switzerland are anticipated as follows: Pursuant to the general principles of Swiss income taxes, shareholders who hold their shares as part of their private assets (Privatvermögen) and tender these shares pursuant to the terms of the Offer realize a non-taxable, private capital gain, or if applicable, a non-deductible capital loss. It should be noted, however, that the tax free capital gain could, in application of recent precedents and the practice in respect of the indirect partial liquidation, be re-qualified as taxable income. Pursuant to the general principles of Swiss corporate taxes, shareholders who hold their shares as part of the business assets (Geschäftsvermögen) and tender these shares pursuant to the terms of the Offer realize a taxable capital gain or a tax-deductible capital loss, respectively. All shareholders and beneficial owners are expressly advised to consult an own tax adviser about Swiss tax consequences (in particular in respect of the practice regarding indirect partial liquidation) and, if applicable, the non-Swiss tax consequences of this Offer.

6.	DIVIDEND RIGHTS

The right to dividends of the New X-Rite Shares resulting from the Offer will arise as from the date of their issuance on the Settlement Date.

7.	SQUEEZE-OUT AND DELISTING

As set out in Section E.2 of this prospectus, X-Rite intends to delist the Amazys Shares from the SWX Swiss Exchange and to squeeze-out or compensate, respectively, any remaining shareholders, to the extent provided by law. As set out in Section C.7, X-Rite intends to list the X-Rite Shares also on the SWX Swiss Exchange.

8.	APPLICABLE LAW AND PLACE OF JURISDICTION

This Offer, and all rights and obligations arising under or in connection with this Offer, shall be governed by Swiss law. Exclusive place of jurisdiction for all disputes arising out of or in connection with this Offer is Zurich 1.

L.	INDICATIVE TIMETABLE

Start of the Offer Period:	24 March 2006

End of the Offer Period:	24 April 2006, 4:00 p.m. CEST

Publication of the preliminary interim result*:	25 April 2006

Publication of the definitive interim result*:	27 April 2006

Start of the Additional Acceptance Period*:	27 April 2006

End of the Additional Acceptance Period*:	11 May 2006, 4:00 p.m. CEST

Publication of preliminary end result*:	12 May 2006

Publication of definitive end result*:	17 May 2006

Settlement Date of the share exchange and payment of cash portion including cash payments for any fractional entitlements*:	23 May 2006

*	X-Rite reserves the right to extend the Offer Period once or several times in accordance with Section B.6 in which case the subsequent dates will be postponed.

This offer prospectus in German, French or English and its exhibits (Annual report 2005 and interim financial statement Q3/2005 of X-Rite, the U.S. Prospectus as filed by X-Rite with the SEC and the Fairness Opinion of Bank Sarasin & Cie AG, Zurich) may be obtained free of charge from Lombard Odier Darier Hentsch & Cie, Corporate Finance, Sihlstrasse 20, P.O. Box, CH-8021 Zurich, Switzerland (telephone: +41 (0)44 214 16 84, fax: +41 (0)44 214 13 39, e-mail: cofi.zh.prospectus@lodh.com) or is available on http://www.amazys.com.

Exhibits

A.	U.S. Prospectus

The U.S. Prospectus as filed by X-Rite with the SEC may be obtained free of charge from Lombard Odier Darier Hentsch & Cie, Corporate Finance, Sihlstrasse 20, P.O. Box, CH-8021 Zurich, Switzerland (telephone: +41 (0)44 214 16 84, fax: +41 (0)44 214 13 39, e-mail: cofi.zh.prospectus@lodh.com) or is available on http://www.xrite.com.

B.	Financial Statements X-Rite

•	2005 Audited Consolidated Financial Statements of X-Rite Group

•	Q3/2005 Consolidated Interim Financial Statements of X-Rite Group

X-Rite’s financial statements are also available on http://www.xrite.com

C.	Fairness Opinion of Bank Sarasin & Cie. AG

The Fairness Opinion is also available on http://www.amazys.com.

Annex C

Fairness Opinion

Assessment of the financial adequacy of the offer by X-Rite Inc., Grandville, Michigan/USA for the attention of the Board of Directors of Amazys Holding AG, Regensdorf/Switzerland

This is a translation of the original German document and for convenience purposes only. Only the German version may prevail. The Swiss Takeover Board considers the original German version of the Fairness Opinion and the French and English translations as being equivalent.

Bank Sarasin & Co. Ltd

Corporate Finance

Löwenstrasse 11

8022 Zurich

Zurich, January 30th, 2006 / Takeover Board Version	C- 1

Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

CONTENTS

1.	Introduction		3
	1.1.	Starting Point	3
	1.2.	Mandate of the Board of Directors of Amazys to Bank Sarasin & Co. Ltd.	3

2.	Assessment Basis		4

3.	An Overview of Amazys		5
	3.1.	The Amazys Group	5
	3.2.	Business Units and Market Overview	5

4.	An Overview of X-Rite		6
	4.1.	The X-Rite Group	6
	4.2.	Product Overview	7

5.	Valuation Analyses		8
	5.1.	Scope of Valuation	8
	5.2.	Financial Forecasts Applied	10
	5.3.	Valuation Methods Applied	14
	5.4.	Discounted Cash Flow Method	14
	5.5.	Valuation Based on Comparable Listed Companies	16
	5.6.	Valuation Based on Comparable Transactions	19
	5.7.	Analysis of Premiums Paid in the Swiss Capital Market	20
	5.8.	Summary of the Result of the Valuation	21

6.	Assessment of the Consideration Offered		21

7.	Result of the Fairness Opinion		22

8.	Appendices		23
	8.1.	Appendix 1: Multiples of Comparable Listed Companies	23
	8.2.	Appendix 2: Selection of “Selected Peers”	25
	8.3.	Appendix 3: Multiples of Comparable Transactions	26
	8.4.	Appendix 4: Premium Analysis	27
	8.5.	Appendix 5: Betas of Comparable Listed Companies	28
	8.6.	Appendix 6: Analysis of X-Rite’s Share Price and Trading Volumes	29
	8.7.	Sensitivity Analysis	30
	8.8.	Appendix 8: List of Abbreviations / Glossary	31

Note

The present Fairness Opinion, dated January 30th, 2006 / Takeover Board Version, is a subsequent version of the original version of the Fairness Opinion, likewise dated January 30th, 2006, amended at the request of the Takeover Board. All changes are italicized.

The basis upon which the Board of Directors of Amazys Holding AG, Regensdorf/Switzerland made its decision prior to the publication of the pre-announcement on January 31, 2006 was the original Fairness Opinion.

C-2

Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

1.	INTRODUCTION

1.1.	STARTING POINT

Amazys Holding AG, Regensdorf, (“Amazys”) is a listed company with a stock-market capitalization of approximately CHF 255 million as of January 26th, 2006. Amazys stems from the 1997 merger between the Color Control Systems Division of Gretag AG and Macbeth, which created the Gretag Macbeth Holding AG. This holding company was renamed Amazys Holding AG in 2001. Amazys and its GretagMacbeth subsidiaries are leading manufacturers and suppliers of innovative color measuring and color management systems.

According to information provided by Amazys, X-Rite Inc., Grandville, Michigan/USA (“X-Rite”), intends to launch a public tender offer for all publicly traded Amazys registered shares, each having a par value of CHF 2.4. The offer price given at the time of the pre-announcement, to be paid in the form of a cash payment of CHF 77.- per Amazys share and in the form of X-Rite shares with an equivalent value of CHF 29.50, is said to correspond to a total sum of CHF 106.50 when the public tender offer is announced. The relevant value of X-Rite shares is based on the average closing price of X-Rite shares on NASDAQ during the 10 consecutive trading days up to and including the second trading day immediately preceding the pre-announcement of the Tender Offer. The Board of Directors of Amazys considers the offer by X-Rite a friendly offer.

X-Rite is listed on NASDAQ and is a direct competitor of Amazys. X-Rite’s stock-market capitalization amounted to approximately USD 233 million as of January 26th, 2006. There are plans to have X-Rite shares traded on the SWX Swiss Exchange in the future through a secondary listing.

1.2.	MANDATE OF THE BOARD OF DIRECTORS OF AMAZYS TO BANK SARASIN & CO. LTD

The Board of Directors of Amazys has mandated Bank Sarasin & Co. Ltd, Zurich (“Sarasin”) to provide a fairness opinion assessing the financial adequacy of X-Rite’s proposed offer price of a total of CHF 106.50 per Amazys registered share, of which CHF 77.0 is to be paid in cash and the equivalent of CHF 29.50 in the form of X-Rite shares. The total value of the offer price based on the cash and share components will change after the public announcement owing to the change in X-Rite’s share price and the US$/CHF exchange rate.

This fairness opinion is solely intended for the Board of Directors of Amazys for use in preparing the report of the Board of Directors in compliance with the Ordinance of the Takeover Board on Public Takeover Offers. The Board of Directors of Amazys intends to publish its report on the same date the offer prospectus is published.

The fairness opinion by Sarasin does not constitute a recommendation for the public shareholders of Amazys to accept or to reject the tender offer made by X-Rite. Sarasin’s fairness opinion is also not in any way addressed to X-Rite or its shareholders nor is it intended for use in assessing the transaction from the standpoint of X-Rite or its shareholders.

This fairness opinion is based on our assessment of information that we assumed to be accurate and complete and upon which we relied without having it audited or confirmed by third parties. We assumed that the details, information and data we were provided with had been properly compiled and prepared. As explained in greater detail in section 5.2., Plausibility and Consistency of the Financial Forecasts, the most important factors influencing the enterprise value (“value drivers”) were assessed by Sarasin with respect to their plausibility and consistency. This fairness opinion by Sarasin is solely intended as a basis for

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

assessment for use by the Board of Directors of Amazys and with regard to the preparation of the report of the Board of Directors pursuant to the Stock Exchange Act. With the exception of the publication in connection with the report of the Board of Directors of Amazys, this fairness opinion is not to be used for any other purpose without the permission of Sarasin.

2.	ASSESSMENT BASIS

Sarasin made use of the following information for its assessment:

•	Draft of X-Rite’s pre-announcement concerning the public tender offer to Amazys shareholders dated January 24th, 2006

•	Public information on Amazys that we consider to be relevant for the valuation and the assessment of the fairness of the tender offer. This includes in particular the annual reports (2002, 2003 and 2004) and interim reports as of June 30, 2004 and 2005 (unaudited)

•	Amazys’ business plan for 2006-2009 (incl. potential acquisitions), expected financial results 2005, 2006 budget, adjusted business plan for 2006-2009 (excl. acquisitions)

•	Amazys’ strategy plan, prepared in the summer of 2005

•	Discussions with the CEO and CFO of Amazys focusing on the company’s financial and earnings situation, business prospects, and value drivers, the assumptions made in the business plan, and the market and competitive environment

•	Capital market data and financial data on selected listed companies (peer group)

•	Analyses of the historical prices and trading volumes of Amazys and X-Rite shares

•	Multiples of other acquisition transactions

•	Control premiums paid in the past for listed industrial companies in Switzerland

•	Current and historical financial market analyses to derive parameters of relevance to the valuation

This fairness opinion by Sarasin is based on current market, corporate and financial conditions and takes into account the capital market environment as well as other factors which existed or were anticipated at the time of assessment and that could be evaluated.

As explained in section 5.1., Sarasin did not undertake a valuation of X-Rite. Sarasin did not tour any production sites and facilities belonging to Amazys. Sarasin did not estimate or value the assets and liabilities of Amazys nor did it have any such calculations performed by third parties.

In preparing this fairness opinion, Sarasin assumed that the financial information and other data on Amazys were accurate and complete and it relied on said information without accepting any responsibility for the independent verification of such information.

In addition, Sarasin has relied on the assurance given by Amazys management to the effect that the latter is not aware of any facts or circumstances that would render the given information incomplete, inaccurate or misleading.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

3.	AN OVERVIEW OF AMAZYS

3.1.	THE AMAZYS GROUP

Amazys is a manufacturer and supplier of innovative color measuring and color management systems. It reported consolidated net sales of CHF 131.6 million in 2004 (CHF 69.8 million in the first half of 2005), EBITA of CHF 19.4 million (CHF 10.5 million in H1 2005), EBIT of CHF 18.0 million (CHF 10.5 million in H1 2005) and a net profit of CHF 15.8 million (CHF 8.8 million in H1 2005). Its hardware and software solutions enable companies large and small to consistently communicate and control color across different industries, processes, locations and devices.

Amazys employs approximately 400 people worldwide. Its distribution channels span more than 50 countries and it has sales offices in the US, Germany, the UK, France, Italy, Hong Kong, China and Japan.

Below is a geographic breakdown of its 2004 sales:

3.2.	BUSINESS UNITS AND MARKET OVERVIEW

Business Units

Amazys has two Business Units; their contribution to 2004 sales is depicted in the chart below:

Digital Imaging Business Unit (DI)

Digital Imaging helps companies, professionals and consumers achieve precise color reproduction of images across a wide range of devices and workflows. DI’s product range includes solutions for designers, photographers, graphic artists and printers and manufacturers themselves often integrate GretagMacbeth technology into products such as flat panel displays, digital printing systems and conventional printing presses.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

The DI unit offers solutions for printed advertisements and brochures, websites, multimedia presentations and conventional as well as digital photography and concentrates on meeting the needs of the designers, photographers, prepress specialists, printers and photo processing labs that create these images. Digital Imaging also does business with the manufacturers of hardware and software products that actually produce images, for example, the manufacturers of digital cameras, large-format printers, flat panel displays or digital projectors.

The results of the Professional Services (PS) activity are included in the DI business unit. Professional Services provides training, hotline and online support and consulting services to major manufacturers of color technology products and users of color management solutions.

Color & Appearance Business Unit (CA)

The Color & Appearance business unit is specialized in addressing color management problems in a wide range of industries where the color of end products plays a critical role. Amazys products and solutions help users in industries as diverse as paints, plastics, textiles, paper and automobiles to achieve color consistency throughout the entire value chain, from design and specification to final production. Color & Appearance includes bench-top and laboratory equipment, online and portable spectrophotometers as well as software for quality control and color formulation. Furthermore, its web-based solutions reduce the need for exchanging physical samples thanks to the digital color communication.

Market Overview

There are no generally accepted market studies for this industry that have been prepared by third parties. Amazys estimates its total addressable market is approximately CHF 700-800 million. The market is highly fragmented and very price-sensitive. Intense competitive pressure among the market players led to a downward pricing trend in past years. It is expected that this pricing pressure will persist in the future. The market is generally exposed to rapid technological change, making continuous innovation an imperative for color management suppliers.

Opportunities for Amazys lie in its ability to increase its market share in less professional markets and in its home market by leveraging its position in the professional market, where color management is critical, and in entering new markets. Particularly important areas of growth are digital photography/photo processing, home entertainment and embedded applications.

Amazys’ major competitors are X-Rite (number one in terms of revenues, with the pole position in the US) and Datacolor, a subsidiary of the Eichhof Group (number 3 in terms of revenues). Amazys is number two sales-wise but claims market leadership in Europe. Amazys says it ranks number 2 in the US, behind X-Rite. As for the Asian market, Amazys believes that none of the three aforementioned companies has established a clear leadership position there. The market position of these three companies varies depending on the product segment. Datacolor, for example, is relatively strong in the textile segment, X-Rite in the automobile industry and Amazys in the pre-press segment.

4.	AN OVERVIEW OF X-RITE

4.1.	THE X-RITE GROUP

X-Rite went public in April 1986 through an IPO. It is a company focused on color measuring and color management solutions with a workforce of more than 650 serving customers in more than 80 countries.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

In 2004 X-Rite generated net sales of USD 126.2 million (USD 89.0 million in the first 9 months of 2005), operating income of USD 15.8 million (USD 5.4 million in the first 9 months of 2005) and net income of USD 12.4 million (USD 3.6 million in 9M 2005).

X-Rite offers hardware, software, and support solutions that ensure color accuracy and data communication when color output is critical to business. X-Rite’s customers are active in graphic arts, printing, packaging, digital and on-demand printing, manufacturing and retail color matching.

Below is a geographic breakdown of its 2004 sales:

4.2.	PRODUCT OVERVIEW

A breakdown of 2004 sales by product line is given in the chart below:

The Graphic Arts product lines provide solutions for the printing, prepress, photography and graphic design segments. The photography segment, among others, is viewed as a market with high growth potential, driven to a large extent by the migration from analog to digital photography.

The Industrial products group provides color measurement solutions for the automotive, printing inks, textile, paints and plastics segments. It is assumed that this market will grow roughly in line with the respective gross domestic product.

The Retail products group produces paint matching systems and home décor color systems as well as color applications. Market growth opportunities in this segment are generally considered to be good.

The Other product lines comprise products for measuring light and color and for use in the medical and dental industries. This area is projected to have low to average growth potential.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

According to X-Rite’s presentation for investors dated August 1, 2005, X-Rite has a 13-17% share of its total served market. X-Rite bases its estimate on a higher total market volume than Amazys, however.

5.	VALUATION ANALYSES

5.1.	SCOPE OF VALUATION

Stand-alone / Synergies

The valuation conducted by Sarasin pertains solely to Amazys as a target company. Amazys is evaluated on a stand-alone basis, i.e., the valuation is based upon the autonomous development of the business in the future. Business development prospects arising from the intended takeover of Amazys by X-Rite were not taken into consideration.

Taking over Amazys can allow an acquiring company to exploit synergy potential in various areas. Industrial buyers will attach prime importance to synergies on the technology side, in research and development and with regard to market access. An acquiring company might also be able to benefit from cost synergies.

The stand-alone valuation of Amazys based on the DCF method does not take this synergy potential into account because it cannot be realized by Amazys on a stand-alone basis.

That said, comparisons can be made with the prices paid in other transactions based on the comparable transactions analysis (section 5.6.) and the premium analysis (section 5.7.). This data can give an indication of the consideration the shareholders of the target company received for the future synergy potential.

Assessment of the Share Component of the Tender Offer

A business valuation of the acquirer, X-Rite, was not performed for the following reasons:

•	As given in the starting situation, close to three-quarters (72%) of the purchase price at the time of the announcement will consist of a cash payment, which is not subject to any fluctuation in value.

•	The remaining one-quarter (28%) of the purchase price will be paid in shares of the acquiring company, X-Rite. The number of shares offered will be determined according to the average market price (average price) of X-Rite shares during a certain period immediately prior to the announcement of X-Rite’s tender offer. The effect of fluctuations in X-Rite’s share price and exchange-rate movements on the value of the tender offer will be limited since the share component of the tender offer only corresponds to approximately one-quarter of the purchase price (see also section 6).

The historical price and volume trends for X-Rite shares are depicted in Appendix 8.6. The following observations can be made:

•	Liquidity / Free float: There was no significant increase in the trading volumes of X-Rite shares during the preceding 6 months. Average daily trading turnover during the preceding 6 months[1] amounted to approximately US$ 0.76 million, which corresponds on a daily basis to about 0.33% of X-Rite’s current stock-market capitalization. Sarasin considers the stock’s liquidity to be adequate.

[1]	The observation period of 6 months was selected because during this period there was more intensive contact between X-Rite and Amazys and ultimately the present transaction was negotiated

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

X-Rite does not have any major shareholder imposing a significant constraint on the stock’s free float either. According to Bloomberg, there are 7 different institutional investors who each hold between 5% and 10% of all outstanding shares (together approx. 46.1%), i.e. Sarasin concludes that the free float is at least 53.9%.

•	Share price movements: X-Rite’s share price has been relatively stable during the past 6 months. An important observation is that X-Rite’s share price has been stable during the month of January 2006. X-Rite’s share price has performed slightly more moderately than Amazys’ share price (see Appendix 6)[2]. Compared to the high and low prices for the past 5 years, X-Rite’s current share price is slightly above the average price.

Taking into consideration the stock’s liquidity, free float, and historical price movements, we conclude that X-Rite’s share price does reflect the intrinsic value of the shares. A valuation of the share component of the tender offer based on the share price of X-Rite seems therefore justified.

Organic Growth

Amazys’ business plan foresees not only organic growth but also external growth, i.e. growth generated through acquisitions. This business plan was revised for the purpose of this valuation by omitting the acquisition-led growth (“adjusted business plan”). The elimination of the acquisition-driven effects is necessary in Sarasin’s opinion because, from today’s viewpoint, an evaluation of the operating and financial ramifications of potential acquisitions lacks the requisite substance and is subject to excessive uncertainty (for example uncertainty with regard to acquisition date and target, feasibility, purchase price, integration costs and resulting effects on business growth and cost structure).

Amazys’ business plan foresees, in addition to the active defense and exploitation of the business potential in the company’s core markets, the generation of additional growth through the systematic development of new markets via new products and solutions. New products and applications enable Amazys to address existing markets which had previously been inaccessible to the company due to the lack of appropriate products and applications and the launch of new products and applications in itself can create new markets (e.g. digital image processing).

Control Premiums

In the context of takeover bids buyers typically pay a premium over the market price in order to acquire the shares of the target company. From the buyer’s point of view these premiums can be justified, among other things, by synergy potential, opportunity risks, financing structures or the difference between a target company’s (lower) stock market valuation and its intrinsic value. However, there is usually a limit on how high the premium can go because ultimately the acquiring company’s shareholders will expect a takeover transaction to create added value and they will also have to shoulder the risks of any takeovers.

It is quite difficult to quantify the justifiable premium because premiums will always vary depending on the specific circumstances of each transaction. The analyses in sections 5.6. and 5.7. highlight the multiples that buyers have paid in comparable transactions and the premiums to market prices that were offered to acquire listed industrial companies in the Swiss market in recent years.

[2]	Performance of Amazys and X-Rite shares, compared over the preceding 6 months

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Valuation Date and Subsequent Events

January 1, 2006 was fixed as the valuation date. The management of Amazys assured Sarasin that no events have occurred since the valuation date that would have a material impact on the valuation.

5.2.	FINANCIAL FORECASTS APPLIED

The value of a company is determined by the economic benefits the company can realize in the future based on the company-specific factors of success present at the time of valuation – which includes its tangible assets, innovation skills, products, market position, internal organization and its workforce and management team. Under the assumption that a company’s objectives are ultimately purely financial in nature, the value of a company is derived from its capacity to generate a financial surplus for the company’s shareholders through the interaction of all the factors influencing its earnings power. In order to calculate the future financial surpluses, Sarasin has referred to Amazys’ historical data, interim results for 2005, projected results for 2005 as a whole, the 2006 budget and the adjusted business plan for 2006 – 2009 as its starting point for the valuation.

Planning Period and Residual Value

The valuation model developed by Sarasin is based on the projected results for 2005, the budget for 2006 and the adjusted business plan for 2006 – 2009 (together referred to as “financial forecasts”). Results for 2010, the final year of detailed projections, are normalized, i.e. a transition to long-term sustainable growth, profitability and investment levels (in particular sales & marketing costs and research and development expenditure) is assumed. In the years 2006 to 2009 the company’s business plan envisages a rate of growth in excess of the organic growth rate of the core markets, driven in part by the penetration or creation of new markets via new products and applications. Against this background, the assumption of a normalization of the business performance in the final year of the detailed projections is of significance. This normalization is underpinned by comparison with the company’s historical growth and profitability figures.

The financial surplus for the year 2010, which, as stated above, was normalized with regard to growth, profitability and capital expenditure, also serves as a basis for determining the residual value using a multiple-based method. In this method, the residual value is calculated by multiplying the EBITDA generated during the final forecast year with an EBITDA exit multiple, which was derived through our analysis of comparable companies. The result of this valuation was tested for plausibility by determining the implicit terminal growth rate.

Plausibility and Consistency of the Financial Forecasts

In the course of our valuation analyses we assessed the most important factors influencing the enterprise value (“value drivers”) with respect to their plausibility and consistency. Historical figures (incl. first-half results for 2005), the projected results for 2005, the budget for 2006, and the adjusted business plan were also evaluated and discussed with company management. Besides the historical results, particular importance was attached to the assumptions, thoughts and the corporate measures already initiated as well as planned (e.g. product initiatives, marketing initiatives, R&D projects, etc.) upon which the financial forecasts were based.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Modifications to the financial forecasts were made when deemed justifiable from Sarasin’s standpoint. The table that follows gives an overview of the assumptions made by Sarasin in its valuation concerning the most important value drivers.

Value Drivers	2006 – 2010

Inflation	1.25% p.a.

Adjusted, nominal sales growth (excluding acquisitions)

Looking at historical data (1997 – 2004), Amazys achieved an average sales growth rate of 5.8% p.a. Amazys assumes that the traditional markets in which it is currently active will expand at an average rate ranging from 2-3% to 4-5% depending on the particular sub-segment in the medium term. In some market segments growth will also be subject to cyclical fluctuations, as has been evident in the past. Sales growth will additionally be marked by the highly competitive environment, which erodes selling prices and imposes certain limits on potential growth achieved through market share gains in the traditional markets. Besides these traditional markets Amazys is also active in new markets with faster growth rates.

In order to grow faster than the natural growth rate of the traditional markets, Amazys intends to further penetrate its emerging markets on the back of new products and applications or to create new markets by launching new products and applications (e.g. digital imaging; embedded applications, digital supply chain).

Sarasin believes it is plausible that the penetration of new growth markets can lift the growth rate significantly above the organic growth rate of the traditional markets over a short to medium-term period.

Average sales growth: 8.0% p.a.

Gross margin Historically (1997 – 2004), Amazys has operated with an average gross margin of 54.1%. It managed to steadily improve the gross margin from 50.6% in 1997 to 57.9% in 2004.	Average gross margin: 55.5%

The gross margin is influenced on one side by manufacturing costs and on the other by sales revenues. Intense competition, which is also being waged on the pricing front, has lead to a steady decline in sales per product. In order to offset this price decline, a company must, among other things, constantly endeavor to lower its manufacturing costs.

Amazys is convinced that the company will manage to reduce its manufacturing costs at a pace similar to the decline in selling prices. The company assumes that the development of new markets on the back of new products and applications will not have a significant impact on the gross margin.

Sarasin assumes that the gross margin will be slightly above the historical level (i.e. 54.1% for the period from 1997 to 2004) over the medium term yet gradually fall back towards the historical level by 2010. The assumption that the gross margin will be higher than the historical margin in the medium term is additionally upheld by the steady improvement in the gross margin achieved by the company between 1997 and 2004.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Value Drivers	2006 – 2010

EBITA margin

Historically (1997 – 2004), Amazys has earned an average EBITA margin of 10.9%. The difficult year of 2001 has a marked impact on the historical margin. Factoring out the highest and lowest full-year EBITA margins achieved during the historical period gives an adjusted average margin of 12%. Amazys achieved an EBITA margin of 14.7% in 2004.

Sarasin assumes that the EBITA margin will recede somewhat from the exceptional 2004 level.

The EBITA margin is influenced by the gross margin on the one side and by operating cost developments on the other. One can assume that the penetration of new markets will entail corresponding investment outlays, especially in the field of research and development and sales and marketing, which, in turn, will have an impact on the attainable EBITA margin.

In addition, Sarasin assumes that Amazys is willing to “sacrifice” some of its EBITA margin in the short to medium term in order to accelerate the company’s growth and to ensure that its entry into new markets moves forward as expeditiously as possible.

Against this setting Sarasin assumes that the EBITA margin will be close to the adjusted average during the initial part of the forecast period and then steadily improve going forward to 2009.

Average EBITA margin: 13.9%

Capital expenditure

Capital expenditure at Amazys is basically of secondary importance because its “investments” primarily entail outlays for research and development and sales and marketing.

Investment needs primarily involve obtaining the tools and machinery required to build prototypes and subsequently manufacture the products as well as obtaining the testing equipment required for quality control purposes. There is, therefore, a direct connection between the amount of such expenditure and the development and market launch of new products.

The company assumes that its capital expenditure will increase slightly from the historical level of CHF 3 million to CHF 4 million a year to CHF 4 million to CHF 5 million a year.

Average capital expenditure: CHF 4.5 million

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Value Drivers	2006 – 2010

Residual value: Exit Multiple (EBITDA) in the year 2010

The growth rate in the calculation of residual value has a significant impact on the valuation outcome because the residual value is usually given a considerable weighting in DCF-based valuation methods.

The range of EBITDA multiples applied in our valuation is based on the EBITDA multiples of comparable companies for the years 2005E and 2006E. Reference is made to section 5.5., Appendices 8.1. and 8.2. for information on the calculation of the EBITDA multiple.[3]

In order to take due account of the fact that Amazys has a significantly lower stock-market capitalization and smaller corporate size than the majority of its “International Selected Peers”, the EBITDA Multiples derived from the “Swiss Selected Peers” and from X-Rite served primarily as the basis for deriving the exit multiple. The multiples obtained for X-Rite, i.e. for the company most comparable with Amazys, are similar to the multiples obtained for the Swiss Selected Peers.

Exit Multiple: 9.25x – 9.75x

Tax rate

The company assumes that its currently relatively low tax rate (13.2% in 2004) will climb to approximately 28% during the course of the forecast period (after making use of all deferred tax assets).

The assumptions made by the company seem plausible to Sarasin.

Average tax rate: 26.1%

[3]	The outcome of the calculation of terminal value implies a perpetual growth rate of 2.3% to 2.9%. The high EBITDA multiples compared to historical levels and the expected terminal growth rates reflect the rise in valuations during the past several months.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

5.3.	VALUATION METHODS APPLIED

Sarasin had two weeks’ time to conduct its valuation work and was able to discuss the company’s business strategy and financial forecasts with the CEO and CFO on several occasions. The valuation by Sarasin is based on the financial forecasts made by Amazys. The financial forecasts were, when deemed justifiable by Sarasin based on its own analyses, the perusal of the documentation it was provided with and its discussions with the company’s management, adjusted and the assumptions described in section 5.2. applied for the purpose of the discounted cash flow valuation.

We consider the DCF method the most appropriate method for assessing the financial adequacy of X-Rite’s tender offer. In addition, an analysis of comparable companies (COMPCO Analysis), an analysis of comparable transactions (COMPAC Analysis) and an analysis of the control premiums paid in transactions on the Swiss stock market were conducted to test the plausibility of the result of the DCF valuation.

5.4.	DISCOUNTED CASH FLOW METHOD

In the DCF method, the present cash value of the financial surpluses from the operationally necessary assets is calculated in a first step. Eligible tax assets were taken into consideration by using a reduced tax rate in the initial years of the financial forecast period. The free cash flows available for shareholders and creditors were used as the financial surpluses. The total present cash value of the free cash flows (incl. the residual value) corresponds to the enterprise value of the company. Interest-bearing debt less excess cash is deducted from this sum in order to ascertain the net company value, i.e. the value of the company’s equity. The circumstance that the tender offer permits Amazys employees to tender employee stock options was likewise taken into account.

We used the Weighted Average Cost of Capital as the discount rate in calculating the present cash value of the financial surpluses and the Capital Asset Pricing Model in calculating the components of the cost of capital.

The following input variables were applied in determining the discount rate:

Risk-free Interest Rate

The risk-free interest rate is derived from the CHF interest rate for a (virtually) risk-free investment. In this context we used the long-term attainable yield of bonds issued by the Swiss government as a guide. However, because the life of these bonds is limited, an assumption has to be made with respect to interest rates at the time of reinvestment. As an approximation we referred to historical yield data.

Bonds issued by the Swiss government with 30 years to maturity were yielding 2.5%4 as of January 23, 2006, and have yielded an average of 3.7%5 over the past 5 years. Viewed over a period of several decades, however, the yield is clearly above the 4% mark.6 Taking into account present and historical yields, we consider an expected long-term interest rate of 4% appropriate.

Risk Premium

An entrepreneurial engagement is always associated with risks. For this reason, future financial surpluses cannot be forecast with certainty. Market participants demand risk premiums as compensation for taking on

[4]	Source: Datastream
[5]	Source: Datastream
[6]	Source: Pictet & Cie, The Performance of Shares and Bonds in Switzerland (1926-2004), January 2005

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

entrepreneurial risk. Since investors take on a special risk when investing in a company, a risk premium on top of the risk-free rate must be factored in. In order to establish the adequate rate for discounting future cash flows, the risk structure of the underlying company has to be taken into account when calculating the risk premium.

In the context of determining the risk premium one can rely on pricing models used in today’s capital markets. The most widely used model in theory and practice is the Capital Asset Pricing Model (CAPM). It was also applied in this valuation.

The company-specific risk premium is derived by multiplying the company-specific beta factor by the market risk premium. The beta factor measures company-specific risk in relation to market risk. A beta of more than one implies that the stock value of the company in question will tend to display proportionally greater sensitivity to market movements, while a beta of less than one suggests that the value will rise or fall proportionally less than the corresponding market movements.

The market risk premium is given by the difference in the returns of stocks and risk-free investments. Capital market studies over long periods of observation have shown that investing in stocks has yielded a higher return than investments in debt securities with low risk. Taking into consideration the long-term stock market returns in Switzerland of between 8% and 10%7 and deducting the assumed risk-free rate of 4% we arrived at a market risk premium of about 5%, which served as the basis for the valuation.

To derive the beta factor for Amazys we made use of the betas of comparable companies (see Appendix 8.5.). In order to render the beta factors of the comparable companies effectively comparable, betas were adjusted for the company specific leverage. The comparable companies’ average unlevered (debt-free) beta is 1.13. This unlevered beta derived from the comparable companies must, in turn, be adjusted to the company-specific leverage of Amazys in order to derive the corresponding levered beta factor for Amazys. In calculating the beta for Amazys we used a target ratio of 35% net financial debt to 65% equity (i.e. a gearing of 0.54). Amazys currently has no interest-bearing debt. Since its cost of capital can be optimized by having a certain degree of leverage, we assume that Amazys will strive to reach the targeted leverage ratio given above in the medium to long term.

Cost of Debt Capital

We assume that Amazys, having a gearing of 0.54, will pay approximately 100 basis points over and above the risk-free interest rate. Its cost of debt capital before tax thus amounts to 5%.

[7]	Source: Pictet & Cie, The Performance of Shares and Bonds in Switzerland (1926-2004), January 2005

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Total Cost of Capital

Based on the information given above, the total cost of capital is calculated as follows:

(some figures rounded)	Amazys	Source:
Risk free rate	4.0%	Yield to maturity of Swiss government bonds incl. reinvestment assumption
Market risk premium	5.0%	Bloomberg; (= return on equity - risk free rate)
Unlevered beta	1.13	Peer group analysis (source: Bloomberg)
Relevered beta	1.57	= Unlevered Beta * (1+(1-t) * Gearing)

Cost of equity	11.9%	= Risk free rate + (market risk premium * relevered Beta)

Risk free rate	4.00%	Yield to maturity of Swiss government bonds incl. reinvestment assumption
Risk premium	1.00%	Based on projected future capital structure / market conditions (Bloomberg)

Cost of debt	5.00%
Cost of debt (tax adjusted)	3.60%	= Cost of debt * (1-t)

Gearing (net debt / equity*)	0.54	Long-term projected future capital structure
Proportion of debt	35%
Proportion of equity	65%
Tax Rate (t)	28.0%	Marginal tax rate

WACC (tax adjusted)	9.0%	Weighted Average Cost of Capital (tax adjusted)

*	market value

Special Considerations

Non-operating assets or special liabilities do not have a material impact on the result of the valuation.

In calculating the number of outstanding shares it was assumed that “in-the-money” options would be exercised upon expiry. Treasury shares were deducted.

Result of the DCF Valuation

The DCF valuation indicated a value in the range of CHF 89.0 to CHF 98.0 per registered share of Amazys.

Sensitivity analyses showed that aside from the assumptions used for WACC and Exit Multiple, the assumptions used for the sales growth rate, the gross margin, the EBITA margin and capital expenditure (incl. net current assets) can have a significant impact on the result of the valuation. The result of the sensitivity analyses is set out in Appendix 7.

5.5.	VALUATION BASED ON COMPARABLE LISTED COMPANIES

Significance of Method

This method is particularly preferred by investment and financial analysts because capital market participants usually do not have access to the detailed financial budgets and forecasts drawn up by the

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

companies they cover. Since Sarasin was able to review the financial forecasts made by Amazys and discuss these with Amazys management, and also test them for plausibility using additional documents provided by the company, we consider the DCF valuation the most meaningful valuation method.

The comparable company valuation thus serves primarily to check the plausibility of the results of the DCF valuation method.

Basic Method

Dividing the enterprise value (current market capitalization plus net debt, minorities) of comparable listed companies by the current financial surpluses (usually sales, EBITDA or EBITA) for the last twelve months or the expected financial surpluses for the present and coming business years produces corresponding multiples and an average can then be derived (see Appendix 8.1.). Applying these average multiples to the financial figures for Amazys (sales, EBITDA, and EBITA delivers a valuation result with respect to each of the average multiples calculated.

The following two factors have a significant impact on the outcome of the valuation:

•	the resulting multiple, and

•	the financial surplus on which the multiple is applied.

The resulting multiple is ultimately dependent on the given selection of comparable companies. A meaningful multiple will be produced only if there are companies that are essentially comparable to the company whose value is being assessed.

Since it is based on the latest results (past twelve months) or the estimated results in the near term (2005 and 2006), the outcome of this method tends to reflect a short-term perspective. Realizable potential of growth and margin expansion in the medium term will usually be identified only if the comparable companies have similar growth and margin expansion potential.

Selection of Comparable Companies for Amazys

Selecting comparable companies for Amazys proved to be extremely difficult. There are only two somewhat directly comparable companies that are active in the same or similar markets and that have similar products, namely X-Rite and Datacolor. Of these two, only X-Rite is listed on the stock exchange – Datacolor is a subsidiary of the listed Eichhof Brewery. Since the sales generated by Datacolor only correspond to about one-third of Eichhof Brewery’s total sales, we do not believe it is appropriate to include Eichhof in this comparative analysis.

Amazys offers primarily industrial customers hardware and software solutions for measuring and managing color in industrial production processes, in printing applications and in the field of digital photo processing. The hardware essentially consists of sensors that can measure color (properties) as a stand-alone product or embedded in other products (e.g. in a printing press); examples of the software are applications that ensure color accuracy from the design stage to serial production. Amazys’ major customers are OEM companies, but “professional users” will be increasingly targeted in the medium term. Future sales growth is estimated to be around 8% with an expected EBITA margin of 13% to 14%. Amazys has a leading position in a market distinguished by intense competitive pressure and it has a relatively small market capitalization compared to other listed companies. Cost drivers are not so much capex outlays as research and development and sales and marketing expenditure.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Against this background comparable companies were identified that adequately managed to meet the following profile:

•	Manufacturer of technologically sophisticated measurement devices for color management purposes or whose customer groups are in similar areas (auto, textile, printing & graphics) and of software applications connected with these measurement devices

•	On the customer side, the company products or solutions are primarily offered to OEMs and not the retail market

•	Growth and profitability expectations are comparable

•	Leading position in the respective market, high degree of competitive pressure

•	Relatively low capex intensity

•	Small to mid cap stock

Based on these criteria, the following group of comparable companies was established:

•	Cyberoptics

•	EFI (Electronics for Imaging)

•	Hexagon

•	Konica-Minolta

•	Mettler-Toledo

•	Thermo Electron

•	X-Rite

Of these companies, only X-Rite is a comparable company in the true sense of the word. The other companies may have several key characteristics in common with Amazys but they differ in many ways as well. Besides X-Rite, we consider Cyberoptics, EFI, Mettler-Toledo and Thermo Electron as the next most comparable companies (“International Selected Peers”). Please refer to Appendix 8.2. in this regard.

In addition, a selection of Swiss industrial companies was drawn up which, although not directly comparable in terms of business activities, nevertheless provide some indications of relevance to the market valuation of Swiss industrial companies. The following companies were selected for this group:

•	Belimo

•	Feintool

•	Georg Fischer

•	Kaba

•	Komax

•	Saurer

•	Schindler

•	Sulzer

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Of these companies we consider Belimo, Kaba and Komax – despite the limitations – as the most comparable companies, mainly with regard to profitability, market capitalization and growth expectations (“Swiss Selected Peers”). Please refer to Appendix 8.2. in this regard.

Results of the Valuation Based on Comparable Listed Companies

The valuation based on comparable listed companies produced the following ranges:

X-Rite:	CHF 76.0 to CHF 93.0 per registered share

Selected International Peers:	CHF 88.0 to CHF 104.0 per registered share[8]
(Cyperoptics, EFI, Mettler-Toledo, Thermo Electron, X-Rite)

Selected Swiss Peers:	CHF 79.0 to CHF 88.0 per registered share
(Belimo, Kaba, Komax)

All things considered, Sarasin is of the opinion that the result of the comparison with X-Rite and the Selected Swiss Peers is more meaningful than the comparison with the Selected International Peers because the majority of the latter companies are in a different league as far as market capitalization and sales volumes are concerned.

5.6.	VALUATION BASED ON COMPARABLE TRANSACTIONS

Significance of Method

If a strategic buyer and a seller want to agree on a price with regard to a takeover, both parties will have to consider the resulting synergy potential in their valuation calculations. In order for the bid to be accepted by the seller, the buyer can agree to share some of the synergy potential by factoring these gains into its offered takeover price, which normally results in a premium versus the market price. An analysis of comparable transactions can shed light on the multiples paid in takeover situations. It has to be pointed out, however, that it is very difficult to find comparable transactions that closed in the not too distant past. The transactions must not go back too far in time as the multiples paid can vary significantly over time – just like the market valuation.

Basic Method

Dividing the enterprise value of a company paid during the course of a takeover by the financial surplus of the target company (sales, EBITDA, EBITA) produces the takeover multiple. The average multiple of the various comparable transactions is calculated, and is then multiplied by the corresponding financial surplus of the target company to receive the enterprise value of the target company.

Selection of Comparable Transactions

The most important criteria we applied when selecting the comparable transactions were:

•	Transaction size: Smaller than USD 500 million and larger than USD 50 million

[8]	In order to take due account of the fact that the comparable companies have significantly higher sales and a much larger market capitalization, a discount of 10% was factored into the multiples.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

•	Comparable industrial activity, in the field of measurement technology, sensorics and monitoring, or developers of software for these activities

•	Transaction closed less than 2 years ago

•	Takeover of a majority stake

•	Multiples have been disclosed or can otherwise be calculated

Results of the Valuation Based on Comparable Transactions

Appendix 8.3. lists the multiples paid in the corresponding transactions. The analysis reveals that the required data is seldom available, especially for the more meaningful EBITA or EBITDA multiple, and that the resulting ratios (especially the sales-based multiples) are scattered across a very wide range.

Sarasin’s viewpoint is that the informative value of this analysis is quite limited because little meaningful input data is available and outsiders cannot determine to what extent these transactions are actually comparable with the transaction at hand.

The valuation based on comparable transactions produced a valuation result of CHF 111.0 per registered share within a given range of CHF 100.0 to CHF 121.0.

5.7.	ANALYSIS OF PREMIUMS PAID IN THE SWISS CAPITAL MARKET

One can also, as an additional form of analysis, assess to what extent the premium of 39% (if compared to the share price development of Amazys during the last 30 trading days) offered in the transaction at hand as indicated in the starting situation 39% as of Jan. 26 2006, is comparable to the premiums paid in similar stock-market transactions.

The criteria applied in the selection of these comparable transactions are given below:

•	Transaction size: Larger than CHF 40 million

•	Company with industrial activities

•	Transaction closed less than 2 years ago

•	Target company is listed on the SWX Swiss Exchange

The specific overall setting framing a public takeover bid has a significant influence on the premium. For example, higher premiums were paid in contested takeovers with competing bidders (e.g. Leica or Saia-Burgess) compared to takeovers where there were no competing bids (e.g. Sarna). The kind of consideration offered also plays a role. The premiums paid in all-share offers are usually lower compared to predominately cash-based bids. Based on the highest and lowest paid premiums and the market prices of Amazys shares during the past 30 trading sessions (opening prices) up to January 26, 2006, we calculated a range from CHF 87.0 to CHF 116.0 with an average price of CHF 102.0 per registered share.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

5.8.	SUMMARY OF THE RESULT OF THE VALUATION

The DCF valuation produced a value in the range of CHF 89.0 to CHF 98.0 per registered share of Amazys.

The result of the DCF valuation has been corroborated and validated, in particular by the COMPCO analysis.

The DCF valuation on a stand-alone basis does not, by its very nature, take full account of the control premiums attainable in takeover transactions.

The COMPAC analysis and the analysis of premiums paid in comparable transactions give an idea of the average level of attainable control premiums. Any conclusions drawn from this for a specific transaction, in this case with regard to X-Rite’s tender offer, are of only limited use, however, because the circumstances surrounding each specific transaction are generally quite dissimilar. Nevertheless, one can say that X-Rite’s tender offer lies within the range of results produced by the various valuation analyses.

Therefore, the overall valuation of Amazys should primarily be based upon the result of the DCF valuation.

6.	ASSESSMENT OF THE CONSIDERATION OFFERED

X-Rite is offering Amazys shareholders a total consideration of CHF 106.50 per registered share. This consideration consists of a cash component of CHF 77.0 and a share component of CHF 29.50. The number of shares offered will be determined based on the average price of X-Rite shares during a specified period prior to the transaction.

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Given the high share of the cash component (72% of the total consideration of CHF 106.50), any fluctuations in the price of X-Rite shares will have an only limited impact on the total consideration.

1)	Assumption: Stable USD/CHF exchange rate

7.	RESULT OF THE FAIRNESS OPINION

Based on the underlying valuation analyses and considerations in this fairness opinion we consider X-Rite’s tender offer a fair offer from the viewpoint of the Board of Directors and the shareholders of Amazys. This finding is based primarily on the result of the DCF valuation. The result of the DCF analysis has been supplemented and confirmed by the additional analyses mentioned above.

Zurich, January 30th, 2006

Bank Sarasin & Co. Ltd

Alexander Cassani	Matthias Spiess

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

8.	APPENDICES

8.1.	APPENDIX 1: MULTIPLES OF COMPARABLE LISTED COMPANIES

International Peer Group

Company	Country	Market Cap.	Sales Multiples						EBITDA Multiples						EBITA Multiples
		(Local currency)	LTM		2005 E		2006 E		LTM		2005 E		2006 E		LTM		2005 E		2006 E
X-Rite	US	234	1.7	x	1.6	x	1.5	x	10.0	x	NA		NA		13.8	x	15.2	x	10.6	x

EFI	US	1,214	3.1	x	2.3	x	1.9	x	26.3	x	14.2	x	10.6	x	37.0	x	17.2	x	11.0	x

Thermo Electron	US	5,345	2.5	x	2.2	x	2.0	x	19.3	x	13.3	x	11.7	x	22.5	x	16.9	x	14.4	x

Mettler-Toledo	US (Swiss)	2,564	1.9	x	1.8	x	1.7	x	13.1	x	12.0	x	11.2	x	15.1	x	14.6	x	13.4	x

Cyberoptics	US	133	1.8	x	2.4	x	1.8	x	7.1	x	NA		NA		7.7	x	32.0	x	10.9	x

Konica Minolta	Japan	709,240	0.8	x	0.9	x	0.9	x	29.7	x	6.4	x	5.8	x	20.2	x	11.8	x	10.3	x

Hexagon	Sweden	4,214	0.8	x	0.7	x	0.5	x	7.4	x	5.3	x	3.2	x	9.9	x	7.4	x	4.1	x

AVERAGE (all peers)			1.8	x	1.7	x	1.5	x	16.1	x	10.3	x	8.5	x	18.0	x	16.4	x	10.7	x

AVERAGE (peer selection)			2.2	x	2.1	x	1.8	x	15.2	x	13.2	x	11.2	x	19.2	x	19.2	x	12.0	x

Source: Bloomberg (I/B/E/S)

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

Swiss Peer Group

Company	Market Cap.	Sales Multiples						EBITDA Multiples						EBITA Multiples
	(CHFm)	LTM		2005 E		2006 E		LTM		2005 E		2006 E		LTM		2005 E		2006 E
Komax	370	1.8	x	1.5	x	1.3	x	10.6	x	11.4	x	9.0	x	14.0	x	14.9	x	11.4	x

Belimo	510	2.0	x	1.8	x	1.7	x	11.5	x	10.7	x	9.5	x	13.9	x	13.1	x	11.5	x

Kaba	1,142	1.5	x	1.4	x	1.3	x	9.5	x	9.1	x	8.6	x	11.5	x	11.3	x	10.5	x

Saurer	1,316	0.5	x	0.5	x	0.5	x	4.0	x	4.8	x	4.3	x	6.7	x	8.7	x	7.3	x

Georg Fischer	1,571	0.5	x	0.5	x	0.5	x	4.9	x	4.7	x	4.4	x	8.5	x	7.7	x	6.7	x

Feintool	190	0.7	x	0.7	x	0.6	x	7.8	x	6.5	x	6.2	x	15.4	x	10.7	x	10.0	x

Sulzer	2,834	2.5	x	2.1	x	1.9	x	22.2	x	20.9	x	16.6	x	45.6	x	32.8	x	23.0	x

Schindler	7,045	1.8	x	1.8	x	1.7	x	20.4	x	21.0	x	18.5	x	26.6	x	24.8	x	21.4	x

AVERAGE (all peers)		1.4	x	1.3	x	1.2	x	11.4	x	11.1	x	9.6	x	17.8	x	15.5	x	12.7	x

AVERAGE (peer selection)		1.8	x	1.6	x	1.5	x	10.5	x	10.4	x	9.0	x	13.1	x	13.1	x	11.2	x

Source: Bloomberg (I/B/E/S)

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

8.2.	APPENDIX 2: SELECTION OF “SELECTED PEERS”[9]

International Peer Group

Company	CAGR Sales 2004 - 2006 E	EBITA Margin 2005 E	EBITA Margin 2006 E	RANKING
X-Rite	7.8%	10.8%	14.0%	1

EFI	22.6%	13.3%	17.0%	2

Thermo Electron	14.1%	13.2%	14.3%	3

Mettler-Toledo	5.3%	12.5%	13.0%	3

Cyberoptics	4.2%	7.6%	16.4%	3

Konica Minolta	-3.0%	7.4%	8.7%	6

Hexagon	27.5%	9.8%	12.6%	7

AMAZYS (I B E S)	8.1%	16.7%	16.7%

Source: Bloomberg (I B E S Forecast)

Swiss Peer Group

Company	CAGR Sales 2004 - 2006 E	EBITA Margin 2005 E	EBITA Margin 2006 E	RANKING
Belimo	9.2%	14.1%	14.7%	1

Kaba	4.9%	12.4%	12.8%	2

Komax	16.0%	10.1%	11.7%	3

Georg Fischer	4.0%	6.5%	7.1%	4

Sulzer	12.3%	6.3%	8.5%	4

Schindler	1.8%	7.2%	8.0%	4

Feintool	4.9%	6.1%	6.3%	7

Saurer	-0.5%	5.7%	6.6%	8

AMAZYS (I B E S)	8.1%	16.7%	16.7%

Source: Bloomberg (I B E S Forecast)

[9]	The ranking indicates each company’s position in comparison with Amazys’ profitability and sales growth

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

8.3.	APPENDIX 3: MULTIPLES OF COMPARABLE TRANSACTIONS

International Acquisitions

Year	Target	Acquiror	Enterprise Value (US$m)	EV/LTM Sales		EV/LTM EBITDA
2005	Solartron Analytical	AMETEK Inc	75.8	2.8	x	17.9	x

2005	BEI Technologies Inc	Schneider Electric SA	531.19	1.8	x	16.8	x

2005	Spectro Beteiligungs Gmbh	AMETEK Inc	96.9	0.8	x	NA

2005	VUTEk Inc	Electronics for Imaging	281.0	2.2	x	NA

2005	CORECO iMaging	DALSA Corp	57.8	2.2	x	NA

2004	Novar Plc	Honeywell International Inc	1828.31	0.7	x	6.8	x

2004	Linx Printing Technologies PLC	DANAHER Corp	148.7	2.9	x	22.2	x

2004	Computer Access Technology Corp	LeCroy Corp	118.0	6.7	x	NM

2004	Taylor Hobson Ltd	AMETEK Inc	93.4	2.3	x	17.6	x

2004	Ocean Optics Inc	HALMA PLC	50.0	2.0	x	NA

2004	Spectra-Physics Inc	Newport Corp	300.0	1.5	x	NA

2004	ISCO Inc	Teledyne Technologies Inc	96.0	1.4	x	21.0	x

2004	Kavlico Inc	Schneider Electric SA	195.0	1.2	x	NA

Sources: Bloomberg, Factsheet, Company Info			Mean	2.2	x	17.1	x
			Median	2.0	x	17.8	x

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

8.4.	APPENDIX 4: PREMIUM ANALYSIS

Swiss Takeovers

Date Of Anno- uncement 2)	Target	Acquiror 1)	Transaction Value Equity 1)	Cash Consideration in% of total	Minimum Acceptance Level 1)	Premium paid based on 1 Month Average 3)	Target Industry Segment
			(in CHFm)
31.01.2006	Amazys	X-Rite	365.3	72%	70%	39.6%	Electronic Measur. Instr.

01.12.2005	Berna Biotech	Crucell NV	590	0%	67.0%	18.9%	Health Care

12.09.2005	Sarna Kunstoff	Sika	399	100%	66.7%	14.4%	Bldg & Construction Prod-Misc

30.06.2005	Saia-Burgess	Gatebrook (Johnson)	696	100%	50.0%	41.3%	Electric Products - Misc.

13.06.2005	Leica Geosystems Holding AG	Hexagon AB	1463	80%	50.1%	51.7%	Electronic Measur. Instr.

11.03.2005	Büro-Fürrer AG	Holding Lyreco Internationale S.A.S.	46	100%	none	34.3%	Office Supplies & Forms

2004	none
			Mean			33%

Source: Bloomberg; Company Info			Median			37%

1)	Of the successful acquiror, if competing offers were launched
2)	Announcement date of first offer if competing offers were launched and successfull
3)	Opening prices for the previous 30 trading days, for Amazys until January 26, 2006

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

8.5.	APPENDIX 5: BETAS OF COMPARABLE LISTED COMPANIES

Company	Beta Index	Adjusted Beta1)	Net Debt / Market Cap	Unlevering Factor2)	Unlevered Beta3)
X-Rite	SPX	1.40	-7.0%	1.05	1.47

Amazys	SMI	0.56	-13.0%	1.10	0.62

Konica Minolta	TPX	1.21	26.1%	0.85	1.03

Electronics for Imaging Inc	SPX	1.13	-34.1%	1.30	1.47

Cyberoptics Corp	SPX	1.53	-23.7%	1.19	1.82

Thermo Electron Corp	SPX	1.18	0.8%	0.99	1.17

Mettler-Toledo Int.	SPX	0.98	59.6%	0.70	0.68

Hexagon	OMX	0.84	5.4%	0.96	0.81

				MEAN	1.13

1)	Source: Bloomberg, weekly data since Jan. 23, 2004; performance compared with respective local index
2)	Unlevering Factor =1/(1 + (1- tax rate) * (net debt/equity))
3)	Unlevered Beta = Adjusted Beta * Unlevering Factor

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

8.6.	APPENDIX 6: ANALYSIS OF X-RITE’S SHARE PRICE AND TRADING VOLUMES

Closing prices X-Rite shares
(in US$)	2001	2002	2003	2004	2005
High	10.2	9.6	12.0	17.0	16.6
Low	6.9	6.5	7.1	11.5	10.0
Closing price on January 26, 2006: US$ 11.0
Source: Bloomberg

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

8.7.	SENSITIVITY ANALYSIS

Sensitivity	Value Driver	Assumed Change of Value Driver ‘06 - ‘10	Value Impact per share of Amazys
At the request of the Takeover Board, the sensitivity of the valuation outcome in respect of the main value drivers of the business plan and the applied WAAC and exit multiples is shown in the following table. Sarasin notes that the given fluctuations in value are of little informative value because in each instance only one change in one value driver is simulated without exploring the reasons for such change and without analyzing and evaluating the interactive effects between these value drivers. A lower EBITA margin caused by higher expenditure on research and development, for example, will usually have a positive effect on future growth and future earnings power, whereas the present sensitivity analysis only shows the effect of a lower EBITA margin.	a) WACC	plus 1 percent (100 basispoint)	-2.8%
		minus 1 percent (100 basispoint)	3.0%
		plus 0.25 for Beta (relevered)	-2.3%
		minus 0.25 for Beta (relevered)	2.4%
	b) Terminal Value	plus 0.5x for Exit Multiple (Terminal Value)	3.8%
		minus 0.5x for Exit Multiple (Terminal Value)	-3.8%
	c) Growth Rate	plus 1 percent (100 basispoint) average growth	2.9%
		minus 1 percent (100 basispoint) average growth	-2.8%
	d) Gross Margin	plus 1 percent (100 basispoint) average gross margin	5.6%
		minus 1 percent (100 basispoint) average gross margin	-5.6%
	e) Marge EBITA	plus 1 percent (100 basispoint) average EBITA margin	5.5%
		minus 1 percent (100 basispoint) average EBITA margin	-5.5%
	f) CAPEX	plus CHF 1 million p.a.	-1.1%
		minus CHF 1 million p.a.	1.1%
	g) Taxrate	plus 1 percent (100 basispoint)	-0.2%
		minus 1 percent (100 basispoint)	0.2%

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Fairness Opinion Amazys Holding AG	January 30th, 2006
This is a translation of the original German document and for convenience purposes only. Only the German version may prevail.

8.8.	APPENDIX 8: LIST OF ABBREVIATIONS / GLOSSARY

Amazys	Amazys Holding AG, c/o Gretag-Macbeth AG, Althardstrasse 70, CH-8105 Regensdorf, Switzerland

Beta	Relative risk factor of equity

CAGR	Compound Annual Growth Rate, average annual growth rate over a time period (geometric mean)

DCF	Discounted Cash Flow

EBIT	Earnings Before Interest and Taxes

EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA Exit Multiple	Ratio of residual value and EBITDA in the final planning period

Enterprise value	Value of a company before subtracting fixed interest paying debt (adjusted by excess liquidity if necessary)

Equity value	Value of a company after subtracting fixed interest paying debt

FCF	Free Cash Flow (before interest on debt); were used as financial surpluses in the DCF valuation

Free float	Publically held shares

“in-the-money” option	Right to purchase a share at a price below the current market price of the share

LTM	Last twelve months

OEM	Original Equipment Manufacturer

Residual value	Enterprise value at the end of the planning period

Target company	Company being the target of a take-over bid from a buyer

Value Driver	Valuation parameter which has a significant influence on the result of the DCF valuation

WACC	Weighted Average Cost of Capital

X-Rite	X-Rite Inc., 3100 44th Street S.W., Grandville, MI-49418, USA

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Questions or requests for assistance or additional copies of our prospectus and the Form of Declaration of Acceptance and Assignment may be directed to the tender agent at its addresses set forth below.

The tender agent for our offer is:

LOMBARD ODIER DARIER HENTSCH & CIE

By Email:	Facsimile Transmission (for Eligible Institutions Only):	By Hand/Overnight:

cofi.zh.prospectus@lodh.com	+41 (0)44 214 13 39	Lombard Odier Darier Hentsch & Cie, Corporate Finance, Sihlstrasse 20, P.O. Box, CH-8021 Zurich, Switzerland

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

X-Rite’s restated articles of incorporation require indemnification of its past and present directors, officers and employees to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”). Under the MBCA, directors and officers are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. Under the MBCA, a corporation may indemnify any director, officer, employee or agent involved in a third party action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee or agent involved in a derivative action against expenses (including attorneys’ fees) and reasonable settlements if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation or its shareholders; indemnification is not permitted, however, if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case. If a director or officer has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under the MBCA. Furthermore, under the MBCA a corporation may advance expenses incurred by officers, directors, employees and agents in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

The MBCA also authorizes a Michigan corporation to provide indemnification broader than that set forth in the MBCA and its articles of incorporation. Pursuant to this authority, X-Rite has entered into indemnification agreements with each of its directors, which provide a contractually enforceable right of indemnification to the fullest extent permitted by law irrespective of the kind of claim or outcome. X-Rite is not liable under the agreements where the claim involved intentional misconduct, a knowing violation of law or an improper personal benefit to the indemnitee, the claim involved certain unlawful disbursements of corporate funds or other assets, the claim involved a violation of Section 16(b) of the Exchange Act, or similar provision of state law or where indemnification is otherwise prohibited by law.

X-Rite’s restated bylaws require X-Rite to indemnify, to the fullest extent authorized or permitted by the MBCA, any person, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director of X-Rite or served any other enterprise at X-Rite’s request. In addition, X-Rite’s restated bylaws require X-Rite to indemnify, to the fullest extent authorized or permitted by the MBCA, any officer or former officer of X-Rite, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit, or proceeding, whether civil, criminal, administrative or investigative, that in any way involves or is related to such officer’s or former officer’s duties, as specifically set forth by X-Rite’s board of directors, involving any of the following: (a) dealing with persons buying, selling, proposing to buy or sell, or otherwise holding any securities issued by X-Rite, (b) dealing with securities analysts or any other security industry professionals with respect to securities issued by X-Rite, or (c) signing any statements certifying to the public, to the Securities and Exchange Commission, or to any securities exchange, X-Rite’s financial statements or any other reports of X-Rite. The determination as to whether any officer or former officer of X-Rite is entitled to indemnification under X-Rite’s restated bylaws is made by X-Rite’s board of directors in its sole discretion.

As permitted by the MBCA, X-Rite has purchased directors’ and officers’ liability insurance for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER	DESCRIPTION
2	Transaction Agreement between X-Rite, Incorporated and Amazys Holding AG, dated as of January 30, 2006 (included as Annex A to the prospectus forming a part of this registration statement).

3.1	Restated Articles of Incorporation (filed as exhibit to Form S-18 dated April 10, 1986 (Registration No. 33-3954C) and incorporated herein by reference).

3.2	Certificate of Amendment to Restated Articles of Incorporation adding Article IX (filed as exhibit to Form 10-Q for the quarter ended June 30, 1987 (Commission File No. 0-14800) and incorporated herein by reference).

3.3	Certificate of Amendment to Restated Articles of Incorporation amending Article III (filed as exhibit to Form 10-K for the year ended December 31, 1995 (Commission File No. 0-14800) and incorporated herein by reference).

3.4	Certificate of Amendment to Restated Articles of Incorporation amending Article IV as filed with the Michigan Department of Consumer & Industry Services (filed as exhibit to Form 10-K for the year ended January 2, 1999 (Commission File No. 0-14800) and incorporated herein by reference).

3.5	Amended and Restated Bylaws of X-Rite, Incorporated, as amended and restated February 10, 2004 (filed as exhibit to Form 10-K for the year ended January 3, 2004 (Commission File No. 000-14800) and incorporated herein by reference), and as further amended April 18, 2006 (filed as exhibit to Form 8-K dated April 24, 2006 (Commission File No. 0-14800) and incorporated herein by reference).

4.1	X-Rite, Incorporated common stock certificate specimen (filed as exhibit to Form 10-Q for the quarter ended June 30, 1986 (Commission File No. 0-14800) and incorporated herein by reference).

4.2	Shareholder Protection Rights Agreement, dated as of March 29, 2002, including as Exhibit A the form of Rights Certificate and of Election to Exercise, and as Exhibit B the form of Certificate of Adoption of Resolution Designating and Prescribing Rights, Preferences and Limitations of Junior Participating Preferred Stock of the Company (filed as exhibit to Form 10-K for the year ended December 29, 2001 (Commission File No. 0-14800) and incorporated herein by reference).

5	Opinion of McDermott Will & Emery LLP.**

10.1	X-Rite, Incorporated Amended and Restated Outside Director Stock Option Plan, effective as of September 17, 1996 (filed as exhibit to Form 10-Q for the quarter ended September 30, 1996 (Commission File No. 0-14800) and incorporated herein by reference).

10.2	X-Rite, Incorporated Cash Bonus Conversion Plan (filed as Appendix A to the definitive proxy statement dated April 8, 1996 relating to the Company’s 1996 annual meeting (Commission File No. 0-14800) and incorporated herein by reference).

10.3	Form of Indemnity Contract entered into between the registrant and members of the board of directors (filed as exhibit to Form 10-Q for the quarter ended June 30, 1996 (Commission File No. 0-14800) and incorporated herein by reference).

10.4	Chairman’s agreement dated July 16, 1999 between the registrant and Ted Thompson (filed as exhibit to Form 10-Q for the quarter ended July 3, 1999 (Commission File No. 0-14800) and incorporated herein by reference).

10.5	Employment arrangement effective upon a change in control entered into between the registrant and certain persons together with a list of such persons (filed as exhibit to Form 10-K for the year ended January 1, 2000 (Commission File No. 0-14800) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
10.6	Deferred compensation trust agreement dated November 23, 1999 between the registrant and Richard E. Cook (filed as exhibit to Form 10-K for the year ended January 1, 2000 (Commission File No.0-14800) and incorporated herein by reference).

10.7	Operating Agreement for XR Ventures, LLC dated September 14, 2000, by and between XR Ventures, LLC the registrant, Dr. Peter M. Banks and Mr. James A. Knister (filed as exhibit to Form 10-Q for the quarter ended September 30, 2000 (Commission File No. 0-14800) and incorporated herein by reference).

10.8	First Amendment to the X-Rite, Incorporated Amended and Restated Cash Bonus Conversion Plan dated May 24, 2001 (filed as exhibit to Form 10-Q for the quarter ended September 29, 2001 (Commission File No. 0-14800) and incorporated herein by reference).

10.9	First Amendment to the Chairman’s Agreement dated September 13, 2001 entered into between the registrant and Ted Thompson (filed as exhibit to Form 10-Q for the quarter ended September 29, 2001 (Commission File No. 0-14800) and incorporated herein by reference).

10.10	Form of Indemnity Agreement entered into between the registrant and members of its board of directors and officers together with a list of such persons (filed as exhibit to Form 10-Q for the quarter ended September 28, 2002 (Commission File No. 0-14800) and incorporated herein by reference).

10.11	Form of Indemnity Agreement entered into between the registrant and Paul R. Sylvester (filed as exhibit to Form 10-Q for the quarter ended September 28, 2002 (Commission File No. 0-14800) and incorporated herein by reference).

10.12	Form of Indemnity Agreement entered into between the registrant and Mark D. Weishaar (filed as exhibit to Form 10-Q for the quarter ended September 28, 2002 (Commission File No. 0-14800) and incorporated herein by reference).

10.13	X-Rite, Incorporated Amended and Restated Outside Director Stock Option Plan, effective as of January 26, 2003 (filed as Appendix A to the definitive proxy statement dated April 11, 2003 relating to the Company’s 2003 annual meeting (Commission File No. 0-14800) and incorporated herein by reference).

10.14	X-Rite, Incorporated Amended and Restated Employee Stock Option Plan, effective as of January 26, 2003 (filed as Appendix A to the definitive proxy statement dated April 11, 2003 relating to the Company’s 2003 annual meeting (Commission File No. 0-14800) and incorporated herein by reference).

10.15	Employment Agreement entered into between the registrant and Michael C. Ferrara, effective as of September 30, 2003 (filed as exhibit to Form 10-Q for the quarter ended September 27, 2003 (Commission File No. 0-14800) and incorporated herein by reference).

10.16	Second Amendment to the Operating Agreement entered into between the registrant and XR Ventures, LLC, effective December 12, 2003 (filed as exhibit to Form 10-K for the year ended January 3, 2004 (Commission File No. 0-14800) and incorporated herein by reference).

10.17	X-Rite, Incorporated Amended and Restated Employee Stock Purchase Plan effective as of February 10, 2004 (filed as Appendix A to the definitive proxy statement dated April 7, 2004 relating to the Company’s 2004 annual meeting (Commission File No. 0-14800) and incorporated herein by reference).

10.18	First Amendment to the X-Rite, Incorporated Amended and Restated Outside Director Stock Option Plan, effective as of January 26, 2003 (filed as exhibit to Form 10-Q for the quarter ending July 3, 2004 (Commission File No. 0-14800) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
10.19	Third Amendment to the Operating Agreement entered into between the registrant and XR Ventures, LLC, effective December 12, 2003 (filed as exhibit to Form 10-Q for the quarter end April 3, 2004, (Commission File No. 0-14800) and incorporated herein by reference).

10.20	Lease Amendment entered into between the registrant and Eagle Development Company, effective April 30, 2004 (filed as exhibit to Form 10-Q for the quarter ending April 3, 2004 (Commission File No. 0-14800) and incorporated herein by reference).

10.21	Form of Indemnity Agreement entered into between the registrant and L. Peter Frieder (filed as exhibit to Form 10-K for the year ended January 1, 2005 (Commission File No. 000-14800) and incorporated herein by reference).

10.22	Form of Stock Option Agreement from the 2003 Amended and Restated Outside Director Stock Option Plan (filed as exhibit to Form 10-K for the year ended January 1, 2005 (Commission File No. 000-14800) and incorporated herein by reference).

10.23	Form of Stock Option Agreement from the 2003 Amended and Restated Employee Stock Option Plan (filed as exhibit to Form 10-K for the year ended January 1, 2005 (Commission File No. 000-14800) and incorporated herein by reference).

10.24	Form of X-Rite, Incorporated Second Restricted Stock Plan Agreement filed as exhibit to Form 10-K for the year ending January 1, 2005 (Commission File No. 0-14800) and incorporated herein by reference).

10.25	Second Amendment to the Employment Agreement entered into between the registrant and Michael C. Ferrara, effective as of January 30, 2006 (filed as exhibit to Form 8-K dated January 31, 2006 (Commission File No. 0-14800) and incorporated herein by reference).

10.26	Employment Agreement entered into between the registrant and Mary E. Chowning, effective as of January 30, 2006 (filed as exhibit to Form 8-K dated January 31, 2006 (Commission File No. 0-14800) and incorporated herein by reference).

10.27	Arrangement for directors’ fees (description incorporated by reference from the information under the caption “Compensation of Directors” of the registrant’s Proxy Statement for the Annual Meeting of Shareholders to be held on May 31, 2006).

10.28	Amendment No. 1 to the Employment Agreement between X-Rite, Incorporated and Michael C. Ferrara (incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K filed with the Commission on October 6, 2005).

10.29	Special Post Employment Health Plan for Michael C. Ferrara (incorporated by reference to Exhibit 10.2 of the registrant’s current report on Form 8-K filed with the Commission on October 6, 2005).

10.30	Schedule of Executive Compensation for the registrant’s officers (filed as exhibit to Form 8-K dated November 21, 2005 (Commission File No. 0-14800) and incorporated herein by reference).

10.31	Schedule of Executive Option and Restricted Stock Compensation for the registrant’s officers (filed as exhibit to Form 8-K dated February 10, 2006 (Commission File No. 0-14800) and incorporated herein by reference).

10.32	Employment Agreement entered into between the registrant and Thomas J. Vacchiano, effective as of January 30, 2006 (filed as exhibit to Form 8-K dated January 31, 2006 (Commission File No. 0-14800) and incorporated herein by reference).

10.33	Employment Agreement entered into between the registrant and Dr. Francis Lamy, effective as of January 30, 2006 (filed as exhibit to Form 8-K dated January 31, 2006 (Commission File No. 0-14800) and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
10.34	First Lien Credit and Guaranty Agreement dated January 30, 2006, between X-Rite, Incorporated and Goldman Sachs Credit Partners L.P. (filed as exhibit to Form 10-K for the year ended December 31, 2005 (Commission File No. 0-14800) and incorporated herein by reference).

10.35	Second Lien Credit and Guaranty Agreement dated January 30, 2006, between X-Rite, Incorporated and Goldman Sachs Credit Partners L.P. (filed as exhibit to Form 10-K for the year ended December 31, 2005 (Commission File No. 0-14800) and incorporated herein by reference).

21	Subsidiaries of the registrant (filed as exhibit to Form 10-K for the year ended December 31, 2005 (Commission File No. 000-14800) and incorporated herein by reference).

23.1	Consent of independent registered public accounting firm, Ernst & Young LLP, concerning financial statements of X-Rite, Incorporated.

23.2	Consent of independent auditors, Ernst & Young AG, concerning financial statements of Amazys Holding AG.

23.4	Consent of McDermott Will & Emery LLP (included in the Opinion of McDermott Will & Emery LLP in Exhibit 5).**

24.1	Powers of Attorney.*

99.1	Form of Declaration of Acceptance and Assignment.*

99.2	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

99.3	Swiss Pre-Announcement, dated January 31, 2006, of X-Rite, Incorporated with respect to its offer for shares of Amazys Holding AG (incorporated by reference to the registrant’s Rule 425 filing dated January 31, 2006).

99.4	Press Release of X-Rite, dated January 31, 2006 (incorporated herein by reference to the registrant’s Rule 425 filing dated January 31, 2006).

99.5	Form of Swiss Offer Prospectus (included as Annex B to the prospectus forming a part of this registration statement).

99.6	Opinion of Bank Sarasin & Co. Ltd., dated January 30, 2006 (included as Annex C to the prospectus forming a part of this registration statement).

99.7	Press Release of X-Rite, dated April 21, 2006 (incorporated herein by reference to the registrant’s Rule 425 filing dated April 21, 2006).

*	Filed with initial registration statement on March 23, 2006.
**	To be filed by amendment.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on April 28, 2006.

X-RITE, INCORPORATED

By:	/s/ MICHAEL C. FERRARA
Michael C. Ferrara, Director and Chief Executive Officer (Principal Executive Officer of the Registrant)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 28, 2006.

Signature	Title

/s/ MICHAEL C. FERRARA Michael C. Ferrara	Director and Chief Executive Officer (Principal Executive Officer of the Registrant)

* Mary E. Chowning	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer of the Registrant)

* Dr. Peter M. Banks	Director

* Stanley W. Cheff	Director

* L. Peter Frieder	Director

* Paul R. Sylvester	Director

* John E. Utley	Director

* Ronald A. VandenBerg	Director

* Mark D. Weishaar	Director

*By:	/S/ MICHAEL C. FERRARA
Michael C. Ferrara, Attorney-in-fact for each of the persons indicated